    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1999
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                             SFX ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                            7922                      13-3977880
(State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)     Identification Number)

                         650 MADISON AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 838-3100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                    ROBERT F.X. SILLERMAN, EXECUTIVE CHAIRMAN
                             SFX ENTERTAINMENT, INC.
                         650 MADISON AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 838-3100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                               ----------------

                                   Copies to:
   DANIEL A. NINIVAGGI                                 WILLIAM F. SCHWITTER
     WINSTON & STRAWN                                      PAUL, HASTINGS,
      200 PARK AVENUE                                  JANOFSKY & WALKER LLP
 NEW YORK, NEW YORK 10166                                 399 PARK AVENUE
      (212) 294-6700                                 NEW YORK, NEW YORK 10022
                                 (212) 318-6000

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
  TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM      PROPOSED MAXIMUM
        SECURITIES                AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
     TO BE REGISTERED             REGISTERED(1)         SHARE(2)               PRICE(2)        REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par
 value .......................  8,625,000 Shares         $46.50              $401,062,500         $111,496
==============================================================================================================

(1) Includes 1,125,000 shares that may be sold pursuant to an over-allotment option granted to the underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Class A Common Stock on July 29, 1999, as reported on the New York Stock Exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada (the "U.S. prospectus") and one to be used in a concurrent underwritten public offering outside the United States and Canada (the "International prospectus"). The two prospectuses are identical except for the front and back cover pages. The form of U.S. prospectus is included herein and is followed by the alternate front and back cover pages to be used in the International prospectus. The alternate front and back cover pages for the International prospectus included herein are labeled "International Prospectus-- Alternate Front Cover Page" and "International Prospectus--Alternate Back Cover Page." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED AUGUST , 1999

PROSPECTUS

                                7,500,000 SHARES

                               [GRAPHIC OMITTED]

                            SFX ENTERTAINMENT, INC.
                              CLASS A COMMON STOCK
- --------------------------------------------------------------------------------
We are selling all of the offered shares of our Class A common stock. Of the 7,500,000 shares being offered, the U.S. underwriters are initially offering shares in the United States and Canada, and the international managers
are initially offering       shares outside of the United States and Canada.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The economic rights of each class of common stock are identical, but the voting rights differ in that the holders of Class A common stock are entitled to one vote per share while the holders of Class B common stock are generally entitled to ten votes per share on most matters.

The Class A common stock is traded on the New York Stock Exchange under the symbol "SFX." The last reported sale price of our shares on the New York Stock Exchange on July 30, 1999 was $44 13/16 per share.


     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 11.

                                                  PER SHARE     TOTAL
                                                 -----------   ------
Public Offering Price ........................        $           $
Underwriting Discount ........................        $           $
Proceeds to SFX Entertainment, Inc. ..........        $           $

We have granted the underwriters the right to purchase up to 1,125,000 additional shares of Class A common stock on the same terms and conditions set forth above within 30 days solely to cover over-allotments, if any. The underwriters expect to deliver the shares against payment in New York, New York
on       , 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
               Joint Global Coordinators and Book-Running Managers


BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS

                                ----------------

MORGAN STANLEY DEAN WITTER                                              SG COWEN


      , 1999.

                               TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
Forward-Looking Statements ..................................................................    i
Incorporation of Certain Documents by Reference .............................................   ii
Prospectus Summary ..........................................................................    1
Risk Factors ................................................................................   11
Use of Proceeds .............................................................................   16
Price Range of Class A Common Stock .........................................................   17
Dividend Policy .............................................................................   17
Capitalization ..............................................................................   18
Selected Consolidated Financial Data ........................................................   19
SFX Unaudited Pro Forma Condensed Combined Financial Statements .............................   24
Management's Discussion and Analysis of Financial Condition and Results of Operations .......   42
Overview of the Live Entertainment Industry .................................................   64
Business ....................................................................................   67
Agreements Related to the Pending Acquisitions ..............................................   91
Management ..................................................................................   94
Principal Stockholders ......................................................................   98
Description of Capital Stock ................................................................  100
Certain Statutory, Charter and Bylaw Provisions .............................................  102
Description of Indebtedness .................................................................  104
Shares Eligible for Future Sale .............................................................  111
Underwriting ................................................................................  112
Legal Matters ...............................................................................  116
Experts .....................................................................................  116
Where You Can Find More Information .........................................................  118
Index to Financial Statements ...............................................................  F-1

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.


                           FORWARD-LOOKING STATEMENTS

     We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and

    o  other statements about matters that are not historical facts.

     We may be unable to achieve future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                 Incorporation Of Certain Documents By Reference

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below:

     1. SFX's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999.

     2.  SFX's Current Report on Form 8-K dated January 31, 1999.

     3. The historical financial statements and related notes and audit reports included on pages F-1 through F-142 in SFX's Current Report on Form 8-K dated April 14, 1999.

     4. SFX's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed on May 14, 1999.

     5.  SFX's Current Report on Form 8-K dated June 1, 1999.

     6.  SFX's Current Report on Form 8-K dated June 22, 1999.

     7.  SFX's Current Report on Form 8-K dated June 23, 1999.

     8. SFX's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed on August 3, 1999.

     9. The description of SFX Class A common stock contained in the registration statement on Form 8-A filed on May 7, 1999.

     All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.


     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct such requests to: SFX Entertainment, Inc., 650 Madison Avenue, 16th Floor, New York, New York 10022, telephone: (212) 838-3100, Attention: Director of Investor Relations.

                               PROSPECTUS SUMMARY

     The following is only a summary and does not contain all of the information that you should consider before investing in the Class A common stock. You should read the entire prospectus carefully, including the "Risk Factors" section. The pro forma information contained in this prospectus assumes that the over-allotment option is not exercised and, unless otherwise indicated, gives effect to our acquisitions completed through June 30, 1999 described on pages 45 through 47 and related financing transactions, our pending acquisition of Apollo, the proposed new senior credit facility referred to below and this offering. Unless otherwise indicated, all share information contained in this prospectus gives effect to a 3-for-2 split of our outstanding common stock which we effected on July 27, 1999. References in this prospectus to "SFX", "we", "us", or "our" mean SFX Entertainment, Inc. and its subsidiaries.

                                       SFX

     We are the world's largest diversified promoter, producer and venue operator for live entertainment events, and currently own and operate the largest network of venues used principally for music concerts and other live entertainment events in North America. We currently own or operate 82 live entertainment venues in 31 of the top 50 U.S. markets, including 16 amphitheaters in the top 10 markets.

     Through our large number of venues, strong presence in the markets we serve and established operating history, we are able to provide integrated promotion, production, venue operation and event management services for a broad variety of live entertainment events. On a pro forma basis, we had total revenues of $1.5 billion and EBITDA of $138.3 million for the year ended December 31, 1998 and revenues of $763.3 million and EBITDA of $82.1 million for the six months ended June 30, 1999.

     We are organized along four principal operating divisions:

     o MUSIC. We are the largest music venue owner and operator and concert promoter in North America. In addition, our music division produced 11 national concert tours in 1998, and is currently contracted to produce 23 in 1999. Our concerts have featured artists such as The Rolling Stones, 'N Sync, Bob Dylan and Paul Simon, Rod Stewart, Cher and The Dave Matthews Band. We also promote and produce music festivals, such as the George Strait Country Music Festival and Ozzfest.

     o THEATER. We are the largest developer and manager of touring Broadway shows in North America. We pre-sell tickets in 44 of the largest touring markets through the largest subscription series in the U.S. (with 260,000 subscribers in 1999) and Canada. Representative touring theatrical productions include Ragtime, Jekyll & Hyde, Rent and Cabaret.

     o SPORTS. We are the largest producer and promoter of specialized motor sports shows in the U.S., having sold over 3 million tickets in 1998 to events such as the U.S. Hot Rod (Registered Trademark) Association Monster Jam (Registered Trademark) Tour and U.S. Supercross (Trade
        Mark) racing events. In addition, we are a leading fully-integrated sports marketing and management company, representing more than 650 professional athletes and providing integrated event management, television programming and production, marketing and consulting services. Our clients, who include Michael Jordan, Steve Young, Patrick Rafter, Roger Clemens and Michael Owen, have endorsed products for companies such as Chevrolet, Coca Cola, McDonald's, Nike and Reebok.

     o FAMILY ENTERTAINMENT & OTHER. We produce and promote family-oriented entertainment shows and other events, including shows such as The Magic of David Copperfield, Rugrats and Lord of the Dance.

     During 1998, on a pro forma basis after giving effect to all completed acquisitions through June 30, 1999, approximately 37 million people attended over 13,200 events promoted and/or produced by us, including over 6,250 music concerts, 5,800 theatrical shows, 350 specialized motor sport events and 800 family entertainment shows.


                               OPERATING STRATEGY

     Our principal objective is to maximize revenue and cash flow growth through the following specific strategies:

OWN AND OPERATE THE LEADING INTEGRATED LIVE ENTERTAINMENT NETWORK

     We intend to continue to take advantage of the benefits of owning and operating an international live entertainment network. Our integrated production, promotion, venue operation and event management services enable us to:

     o  attract leading performers and events;

     o  provide "one stop shopping" for performers and agents;

     o  increase venue utilization;

     o increase ancillary revenue opportunities from concessions, merchandise, ticket rebates and other sources;

     o capture a larger percentage of overall revenues from live entertainment events; and

     o  improve operating efficiencies and take advantage of economies of scale.

MAXIMIZE SPONSORSHIP REVENUE OPPORTUNITIES

     Through "SFX Live," we intend to capitalize on our leadership position in the live entertainment industry, including our access to a large audience, to pursue the sale of corporate sponsorships such as the naming of venues, licensing agreements and title sponsorships.

PURSUE INTERNATIONAL CONSOLIDATION OPPORTUNITIES

     The live entertainment industry outside North America is highly fragmented, which we believe presents similar consolidation opportunities as those that have fueled our domestic growth since our formation. Accordingly, we intend to replicate our business model outside of North America and believe that such expansion will, among other things:

     o provide us with better access to successful foreign performers and events;

     o provide us with additional outlets for our domestic performers and events; and

     o increase the opportunities for performers and events to "cross-over" between the U.S. and foreign countries.

CONTINUE TO PURSUE DOMESTIC CONSOLIDATION OPPORTUNITIES

     Notwithstanding our strong national presence, we believe that the U.S. live entertainment industry continues to be fragmented with attractive acquisitions still available. Accordingly, we expect to continue to grow our business through selective, complementary domestic acquisitions.

LAUNCH INTERNET INITIATIVES

     We are currently in the process of launching various Internet initiatives. We believe that these initiatives will allow us to take advantage of our unique and extensive access to performers, athletes, live events, premium tickets and other merchandise. In addition to centralizing access to over 80 of our current Websites, we expect "SFX.com" to provide commerce-driven services such as live event cybercasts, merchandise sales, and access to tickets and top performers through affinity clubs, as well as tour and schedule information. We expect to launch these initiatives during the third quarter of 1999 and, after appropriate testing, to have SFX.com fully operational by the first quarter of 2000. In addition, as part of our Internet initiatives, we have leveraged our ability to provide access to live entertainment events, athletes and artists to obtain what we believe are attractive equity positions in Internet companies possessing complementary content and technological capabilities.

INTEGRATE ACQUIRED BUSINESSES INTO CENTRALIZED BOOKING, MARKETING AND ACCOUNTING SYSTEMS

     We will continue to impose strict financial reporting and cost controls on all of our businesses and to rapidly integrate all of our future acquisitions into our centralized management information systems. In addition, we intend to maintain a globally integrated marketing team and centralized booking and accounting systems.


                                   MANAGEMENT

     With an average of over 20 years experience in the media entertainment industry, the seven members of our senior management team have extensive and successful track records of selecting, negotiating and financing strategic acquisitions and in controlling costs. In addition, our management maintains significant relationships with performers, talent agents and advertisers, both nationally and internationally. We believe that our extensive industry relationships, together with the substantial local expertise of many of our acquired businesses, provide us with a competitive advantage in securing performers, events, advertising, sponsorships and other ancillary revenue opportunities.


                               RECENT DEVELOPMENTS

PENDING ACQUISITIONS

     Since our formation in December 1997, we have pursued an aggressive acquisition strategy, completing acquisitions involving aggregate consideration in excess of $1.5 billion. Recently, we have focused not only on opportunities in North America, but also on attractive acquisition candidates in Europe. The following is a brief description of our acquisitions that are currently pending:

     o APOLLO. On August 2, 1999, we entered into an agreement to acquire Apollo Leisure Group plc, the largest live theater operator as well as one of the largest providers of entertainment and leisure management services in the U.K. The total purchase price for the acquisition is approximately $254.0 million (based on the exchange rate as of July 30, 1999), including 979,667 shares of Class A common stock with a value of approximately $45.0 million (based on an assumed market price of the Class A common stock of $46.00 per share). Apollo operates, among other venues, three arenas and a network of 23 theaters, as well as a ticketing system which handled approximately six million tickets in 1998. In addition, in connection with the Apollo acquisition, we expect to acquire 100% of Barry Clayman Concerts, which is a leading promoter of concert and other live entertainment events in the U.K. We expect to close the Apollo acquisition in the third quarter of 1999.

     o LIVENT. On May 28, 1999, we entered into an agreement to purchase certain assets of Livent Inc. and its affiliates, including three theaters and intellectual property rights to several current and future Broadway productions, including Ragtime, Fosse, Phantom of the Opera and Seussical. The purchase price for this acquisition is approximately $114.2 million (including a $5.0 million contingent payment). We expect to close the Livent acquisition in the third quarter of 1999.

     This offering is not conditioned on the completion of any pending acquistion. Our pending acquisitions are subject to a number of conditions, certain of which are beyond our control. We may waive some or all of the conditions to our obligations under the agreements relating to the pending acquisitions or agree to modifications of the terms of these agreements. We cannot assure you that the pending acquisitions will be completed on the terms anticipated or at all. We are also currently negotiating additional acquisitions of live entertainment and related businesses in North America and Europe. See "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer" and "If we are unable to integrate our recent and future acquisitions, our overall business may suffer."

     For further information regarding the pending acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions" on page 47, "Business--Pending Acquisitions" on page 72 and "Agreements Relating to Pending Acquisitions" on page 91.

PROPOSED NEW SENIOR CREDIT FACILITY

     In July 1999, we received a commitment for a new multi-currency credit facility which is expected to provide us with up to $1.1 billion of borrowing capacity, as compared to $350 million under our existing senior credit facility. We expect to close the new senior credit facility in the third quarter of 1999. We believe that our increased borrowing capacity, together with the net proceeds of this offering, will provide us with substantial liquidity and financial flexibility to pursue our acquisition and operating strategies.

                                  THE OFFERING

Class A common stock offered .........   7,500,000 shares

Common stock to be outstanding after
 the offering and the pending Apollo
 acquisition (pro forma as of July 21,
 1999):
   Class A common stock ..............   62,185,113 shares
   Class B common stock ..............    2,545,557 shares
                                         ----------
     Total common stock ..............   64,730,670 shares

   The amount of Class A common stock described above excludes (a) 6,680,363 shares of Class A common stock issuable under outstanding options, (b) 2,545,557 shares issuable upon conversion of shares of Class B common stock and (c) 1,125,000 shares of Class A common stock issuable upon exercise of the over-allotment option.

Relative rights of shares ...............   The economic rights of Class A common stock and
                                            Class B common stock are identical, but the voting
                                            rights differ. The holders of Class A common stock
                                            are entitled to one vote per share while the holders
                                            of Class B common stock are generally entitled to
                                            ten votes per share on most matters submitted to a
                                            vote of the stockholders. In addition, the holders of
                                            Class A common stock, voting as a separate class, are
                                            entitled to elect two-sevenths of SFX's directors. The
                                            holders of Class A common stock and Class B common
                                            stock, voting as a single class, with each share of
                                            Class A common stock entitled to one vote and each
                                            share of Class B common stock entitled to ten votes,
                                            are entitled to elect the remaining directors. As a
                                            result, holders of Class B common stock will have
                                            substantial control over most matters submitted to a
                                            vote of the stockholders, including the election of
                                            directors. See "Description of Capital Stock."

Class B common stock conversion .........   Each share of Class B common stock is convertible
                                            at any time, at the holder's option, into one share
                                            of Class A common stock. Each share of Class B
                                            common stock converts automatically into one
                                            share of Class A common stock at the time of its
                                            sale or transfer to a party not affiliated with Mr.
                                            Sillerman or SFX or, in the case of shares held by
                                            Mr. Sillerman or any of his affiliates, at the time of
                                            Mr. Sillerman's death. See "Description of Capital
                                            Stock."

Use of proceeds .........................   To finance our future acquisitions, for general corporate
                                            purposes and to pay fees and expenses in connection with
                                            future acquisitions and this offering. A portion of the
                                            net proceeds of this offering may also be used to finance
                                            the pending Livent acquisition, depending on the timing
                                            of this offering and the Livent acquisition. See "Use of
                                            Proceeds."

New York Stock Exchange symbol ..........   "SFX"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of this offering. We derived this financial information presented below from the audited and unaudited consolidated financial statements of SFX and its predecessor. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes appearing elsewhere or incorporated by reference in this document. We derived the summary unaudited pro forma financial information presented below from the SFX Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this prospectus.

     The summary unaudited pro forma statement of operations data for the year ended December 31, 1998 gives effect to the following transactions as if they had occurred on January 1, 1998:

     o  the acquisitions we completed in 1998 and 1999,

     o the February and November 1998 offerings of $350 million and $200 million of 9 1/8% Senior Subordinated Notes due 2008, respectively,

     o  our May 1998 and February 1999 equity offerings,

     o our July 1999 consent solicitation with respect to our outstanding 9 1/8% Senior Subordinated Notes,

     o  the consummation of the proposed New Senior Credit Facility, and

     o  our pending Apollo acquisition.

     The unaudited pro forma statement of operations data for the six months ended June 30, 1999 gives effect to each of the foregoing transactions as if they had occurred on January 1, 1998, other than the 1998 acquisitions, the 1998 note offerings and the May 1998 equity offering, which were completed prior to the beginning of the period. The unaudited pro forma balance sheet data as of June 30, 1999 gives effect to the pending Apollo acquisition, our July 1999 consent solicitation and the proposed New Senior Credit Facility, as if such transactions were completed on June 30, 1999. The pro forma as adjusted data give effect to this offering as if it occurred on January 1, 1998 for statement of operations data and June 30, 1999 for balance sheet data.

     The pro forma information does not give effect to our pending acquisitions other than Apollo. See "SFX Unaudited Pro Forma Condensed Combined Financial Statements."

     We expect to account for our pending acquisitions under the "purchase method." For accounting and financial reporting purposes, we will allocate the purchase price of the pending acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. SFX will allocate any excess purchase consideration to goodwill and amortize such amount using the straight-line method over a period of 15 years. This amortization will have a negative impact on earnings.

     We believe that the operating performances of entertainment companies, such as SFX, are measured, in part, by their ability to generate EBITDA. Further, we use EBITDA, excluding non-cash charges, as the primary indicator of our operating performance, and secondarily as a measure of liquidity. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

     We believe there are adjustments that could affect our operating performance that are not reflected in the pro forma financial information. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $191.1 million for the year ended December 31, 1998 and $85.7 million for the six months ended June 30, 1999. The adjustments for the year ended December 31, 1998 include the elimination of non-cash and non-recurring charges (including a $5.6 million charge related to certain fees paid to Livent for the Ragtime and Showboat touring production and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered, and a one-time charge of $4.0 million related to the write-off of Apollo's historical costs related to the Dr. Dolittle production) and the expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses in connection with our 1998 and 1999 acquisitions and the pending Apollo acquisition. While management believes that such cost savings are achievable, our ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond our control.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------
                                                                                   PRO FORMA
                                                                     PRO FORMA    AS ADJUSTED
                                1996          1997       1998          1998          1998
                            -------------   --------   ---------    -----------   -----------
                            (PREDECESSOR)                           (UNAUDITED)   (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Revenue ...................    $50,362      $ 96,144   $ 884,286    $1,473,032    $1,473,032
Equity income from
 investments ..............        524           509       4,630         9,928         9,928
                               -------      --------   ---------    ----------    ----------
Total revenue .............     50,886        96,653     888,916     1,482,960     1,482,960
Cost of revenue ...........     41,584        73,881     678,756     1,078,873     1,078,873
Selling, general and
 administrative
 expenses .................      9,102         9,536     111,748       214,400       214,400
Depreciation and
 amortization .............        747         5,431      62,197       125,718       125,718
Corporate expenses ........         --         2,206      11,194        11,355        11,355
Non-recurring charges......         --            --       5,600         5,600         5,600
Non cash compensation
 and other non-cash
 charges ..................         --            --      34,051        34,440        34,440
                               -------      --------   ---------    ----------    ----------
Operating income (loss) ...       (547)        5,599     (14,630)       12,574        12,574
Interest (expense) (1) ....        (60)       (1,590)    (50,759)     (129,269)     (129,269)
Other income ..............        198           295       2,455         2,472         2,472
                               -------      --------   ---------    ----------    ----------
Income (loss) before
 income tax provision......       (409)        4,304     (62,934)     (114,223)     (114,223)
Income tax (provision)
 benefit...................       (106)         (490)     (3,000)       (6,116)       (6,116)
                               -------      --------   ---------    ----------    ----------
Net income (loss) .........       (515)        3,814     (65,934)     (120,339)     (120,339)
Accretion on temporary
 equity--stock subject
 to redemption (2) ........         --            --      (2,750)       (3,615)       (3,615)
                               -------      --------   ---------    ----------    ----------
Net income (loss)
 applicable to
 common shares ............    $  (515)     $  3,814   $ (68,684)   $ (123,954)   $ (123,954)
                               =======      ========   =========    ==========    ==========
Net income (loss) per
 basic and dilutive
 common share (3) .........                 $   0.18   $   (1.83)   $    (2.21)   $    (1.95)
                                            --------   ---------    ----------    ----------
Weighted average basic
 and dilutive common
 shares outstanding (3) ...                   21,668      37,467        56,825        64,325
OTHER OPERATING DATA (4):
Cash flow from:
 Operating activities .....    $ 4,214      $  1,005   $  27,441
 Investing activities .....       (435)      (73,296)   (891,920)
 Financing activities .....     (1,431)       78,270     906,521
Capital expenditures ......         --         2,083      64,773


                                          SIX MONTHS ENDED JUNE 30,
                            ------------------------------------------------------
                                                                        PRO FORMA
                              ACTUAL         ACTUAL      PRO FORMA     AS ADJUSTED
                               1998           1999          1999          1999
                            -----------   ------------  ------------  ------------
                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Revenue ...................  $ 292,342    $ 679,900      $758,904       $758,904
Equity income from
 investments ..............      1,825        3,906         4,443          4,443
                             ---------    ---------      --------       --------
Total revenue .............    294,167      683,806       763,347        763,347
Cost of revenue ...........    231,665      509,158       546,662        546,662
Selling, general and
 administrative  expenses..     37,995       91,916       122,626        122,626
Depreciation and
 amortization .............     19,174       59,156        62,860         62,860
Corporate expenses ........      4,350        9,772         9,772          9,772
Non-recurring charges......         --           --            --             --
Non cash compensation and
 other non-cash charges ...     32,052        2,147         2,147          2,147
                             ---------    ---------      --------       --------
Operating income (loss) ...    (31,069)      11,657        19,280         19,280
Interest (expense) (1) ....    (18,221)     (38,809)      (64,636)       (64,636)
Other income ..............      2,101        1,094           641            641
                             ---------    ---------      --------       --------
Income (loss) before
 income tax provision......    (47,189)     (26,058)      (44,715)       (44,715)
Income tax (provision)
 benefit...................     (1,350)      (1,619)        1,823          1,823
                             ---------    ---------      --------       --------
Net income (loss) .........    (48,539)     (27,677)      (42,892)       (42,892)
Accretion on temporary
 equity--stock subject
 to redemption (2) ........     (1,100)      (1,737)       (1,824)        (1,824)
                             ---------    ---------      --------       --------
Net income (loss)
 applicable to
 common shares ............  $ (49,639)   $ (29,414)     $(44,716)      $(44,716)
                             =========    =========      ========       ========
Net income (loss) per
 basic and dilutive
 common share (3) .........  $   (1.71)   $   (0.55)     $  (0.80)      $  (0.70)
                             ---------    ---------      --------       --------
Weighted average basic
 and dilutive common
 shares outstanding (3) ...     29,072       53,121        56,825         64,325
OTHER OPERATING DATA (4):
Cash flow from:
 Operating activities .....  $  71,268    $  94,354
 Investing activities .....   (551,849)    (335,521)
 Financing activities .....    719,040      292,499
Capital expenditures ......     35,956       26,588

                                                               AS OF DECEMBER 31,
                                                    -----------------------------------------
                                                          1996          1997         1998
                                                    --------------- ----------- -------------
                                                     (PREDECESSOR)
BALANCE SHEET DATA:
Cash and cash equivalents .........................      $5,253      $   5,979   $    48,021
Total current assets ..............................       6,191         11,220       148,733
Property and equipment, net .......................       2,231         59,685       292,626
Intangible assets, net ............................          --         60,306       898,433
Total assets ......................................       8,879        146,942     1,383,452
Current liabilities ...............................       7,973         19,564       145,982
Long-term debt, including current portion .........          --         22,417       793,610
Temporary equity--stock subject to redemption(2)             --             --        16,500
Shareholders' equity ..............................         907        102,144       378,536

                                                               AS OF JUNE 30, 1999
                                                    -----------------------------------------
                                                                                  PRO FORMA
                                                                    PRO FORMA    AS ADJUSTED
                                                                  ------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents .........................  $    99,353   $   452,220   $   782,283
Total current assets ..............................      268,558       642,051       972,114
Property and equipment, net .......................      352,397       470,003       470,003
Intangible assets, net ............................    1,221,494     1,397,268     1,397,268
Total assets ......................................    1,955,599     2,625,865     2,955,928
Current liabilities ...............................      306,538       374,654       374,654
Long-term debt, including current portion .........      848,213     1,397,613     1,397,613
Temporary equity--stock subject to redemption(2)          19,920        19,920        19,920
Shareholders' equity ..............................      728,234       768,855     1,098,918

- ----------
(1) Interest expense on a pro forma as adjusted basis does not include pro forma interest income of $38.2 million and $19.1 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, related to the excess proceeds of this offering and the consummation of the proposed New Senior Credit Facility assuming such funds were invested at a return of 4.5%.

(2) The PACE acquisition agreement provides that each PACE seller shall have an option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require SFX to purchase up to one-third of Class A common stock received by that PACE seller, representing 750,000 shares in the aggregate, for a cash purchase price of $22.00 per share. With certain limited exceptions, the sellers may not assign the fifth year put option rights. We have recorded the maximum amount payable under all fifth year put options, $16.5 million, as temporary equity. For more information regarding the fifth year put options, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The ProServ acquisition agreement provides that SFX may be required to repurchase up to 69,978 shares of Class A common stock. We have recorded the maximum amount payable under the put option, $3.4 million, as temporary equity.

(3) Includes 750,000 shares of Class A common stock issued to the PACE sellers in connection with the fifth year put options and 69,978 shares of Class A common stock related to the ProServ put options; these shares are not included in calculating the net loss per basic and dilutive common share.

(4) For a calculation of EBITDA and Adjusted EBITDA, see page 10.

                             SFX ENTERTAINMENT, INC.
                    COMPUTATION OF EBITDA AND ADJUSTED EBITDA
                                 (IN THOUSANDS)



                                                          YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                1996          1997         1998          1998
                                          --------------- ----------- ------------- -------------
                                           (PREDECESSOR)                             (UNAUDITED)
Net income (loss) .......................     $ (515)       $ 3,814     $ (65,934)   $ (120,339)
Add back:
 Depreciation and amortization ..........        747          5,431        62,197       125,718
 Interest expense .......................         60          1,590        50,759       129,269
 Income tax provision (benefit) .........        106            490         3,000         6,116
Less:
 Other income ...........................       (198)          (295)       (2,455)       (2,472)
                                              ------        -------     ---------    ----------
EBITDA ..................................        200         11,030        47,567       138,292
Add:
 Non-cash compensation and other
  non-cash charges ......................         --             --        34,051        34,440
 Non-recurring charges (1) ..............         --             --         5,600         9,576
 Expected acquisition related cost
  savings related to the
  elimination of duplicative
  staffing and general and
  administrative expenses ...............         --             --            --        8,778
                                              ------        -------     ---------    ----------
Adjusted EBITDA .........................     $  200        $11,030     $  87,218    $  191,086
                                              ======        =======     =========    ==========

                                                 SIX MONTHS ENDED JUNE 30,
                                          ----------------------------------------
                                                                        PRO FORMA
                                              ACTUAL        ACTUAL     AS ADJUSTED
                                               1998          1999         1999
                                          ------------- ------------- ------------
                                           (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net income (loss) .......................   $ (48,539)    $ (27,677)   $ (42,892)
Add back:
 Depreciation and amortization ..........      19,174        59,156       62,860
 Interest expense .......................      18,221        38,809       64,636
 Income tax provision (benefit) .........       1,350         1,619       (1,823)
Less:
 Other income ...........................      (2,101)       (1,094)        (641)
                                            ---------     ---------    ---------
EBITDA ..................................     (11,895)       70,813       82,140
Add:
 Non-cash compensation and other
  non-cash charges ......................      32,052         2,147        2,147
 Non-recurring charges (1) ..............          --            --           --
 Expected acquisition related cost
  savings related to the
  elimination of duplicative
  staffing and general and
  administrative expenses ...............          --            --        1,376
                                            ---------     ---------    ---------
Adjusted EBITDA .........................   $  20,157     $  72,960    $  85,663
                                            =========     =========    =========

- ----------
(1) Non-recurring charges on a pro forma as adjusted basis for the year ended December 31, 1998 includes (i) $5.6 million related to certain fees paid to Livent for the Ragtime and Showboat touring production and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered and (ii) $4.0 million related to the write-off of Apollo's historical costs related to the Dr. Dolittle production. Historical non-recurring charges for the year ended December 31, 1998 includes a charge related to Livent's bankruptcy.

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information contained in this prospectus before deciding to invest in our Class A common stock. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. See "Forward-Looking Statements."

IF WE ARE UNABLE TO COMPLETE PENDING OR FUTURE ACQUISITIONS, OUR STOCK PRICE MAY SUFFER.

     Our ability to complete our pending acquisitions and to identify and take advantage of attractive acquisition opportunities in the future are important components in the implementation of our overall business strategy. However, we may be unable to complete our pending acquisitions on the terms described in this prospectus or at all. In addition, we may be unable to identify, finance or complete additional acquisitions in the future. If the trading price of Class A common stock reflects the market's expectation that we will complete pending or future acquisitions, then the price of Class A common stock may drop if we are unable to complete these acquisitions.

     Even if we are able to complete future acquisitions, they could result in our:

     o issuing more stock, which may dilute the value of our existing common stock;

     o  incurring a substantial amount of additional debt; and/or

     o  amortizing expenses related to goodwill and other intangible assets.

     Any or all of these actions could materially adversely affect our financial position and/or stock price.

WE INTEND TO EXPAND OUR INTERNATIONAL OPERATIONS SIGNIFICANTLY, WHICH WILL
   EXPOSE US TO NEW RISKS.

     A key element of our business strategy is to expand our international operations, both through acquisitions and internal growth. This expansion will require us to understand local customs, practices and competitive conditions as well as develop a management infrastructure to support our international operations. International operations are also subject to certain risks inherent in doing business abroad, including:

     o  exposure to local economic conditions;

     o  currency exchange rate fluctuations and currency controls;

     o withholding and other taxes on remittances and other payments by subsidiaries; and

     o  investment restrictions or requirements.

     We can provide no assurances that the risks and uncertainties outlined above, or other risks or uncertainties inherent in doing business abroad, will not have a material adverse effect on our business, prospects, results of operations or financial condition.

IF WE ARE UNABLE TO INTEGRATE OUR RECENT AND FUTURE ACQUISITIONS, OUR OVERALL BUSINESS MAY SUFFER.

     The acquisition and successful integration of additional live entertainment and related businesses are key elements of our operating strategy. As you evaluate our prospects, you should consider the many risks we will encounter during the process of integrating recently acquired businesses and those that may be acquired in the future, including:

     o  the distraction of management's attention from other business concerns;

     o our entry into markets and geographic areas where we have limited or no experience;

     o the potential loss of key employees or customers of the acquired businesses; and

     o the potential inability to integrate controls, standards, systems and personnel.

Although our management has significant experience, we may be unable to effectively integrate our recently acquired businesses or those businesses we expect to acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH MAY HARM US AND OUR STOCKHOLDERS.

     We have a substantial amount of debt, and the amount of our debt could substantially increase in the future. Our consolidated debt as of June 30, 1999 would have been approximately $1.4 billion on a pro forma basis after giving effect to the pending Apollo acquisition, this offering and the consummation of the New Senior Credit Facility.

     The amount of our debt could harm the holders of our Class A common stock by, among other things:

     o making us more vulnerable to general adverse economic and industry conditions;

     o limiting our ability to obtain money to pay for future acquisitions, working capital, capital expenditures and other general corporate requirements;

     o dedicating more of our cash flow to paying off our debt, which will reduce the amount of cash available to pay for working capital, capital expenditures or other general corporate needs;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

     o placing us at a competitive disadvantage to competitors that have less debt.

     Our ability to pay principal and interest on our debt on time, to refinance our debt, or to pay for planned expenditures will depend on various factors, some of which we will not be able to control. These factors include restrictions contained in our senior credit facility and the indentures relating to our notes, which may limit our ability to, among other things, borrow additional funds. We may be unable to generate enough money to pay our debts because of insufficient cash flow from operations or because we are not able to raise additional capital funds by selling securities. We may also be required to refinance a part of our debt before the debt matures. For more details about our financial resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OUR INDENTURES AND CREDIT FACILITY RESTRICT OUR OPERATIONS.

     As is customary in similar agreements, our indentures, our existing senior credit facility and the proposed new senior credit facility will restrict our and our subsidiaries' ability to, among other things:

     o  sell or transfer assets;

     o  incur additional debt;

     o  repay other debt;

     o  pay dividends;

     o  make certain investments or acquisitions;

     o  repurchase or redeem capital stock;

     o  engage in mergers or consolidations; and

     o  engage in certain transactions with subsidiaries and affiliates.

     The indentures, our existing senior credit facility and the proposed new senior credit facility also require or will require us to comply with certain financial ratios, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

     If we cannot comply with the requirements in either our existing or new senior credit facility, then the lenders may require us to repay immediately all of our outstanding debt under the senior credit facility. If our debt payments were accelerated, our assets might not be sufficient to repay fully our debt. These lenders may also require us to use all of our available cash to repay our debt or may prevent us from making payments to other creditors on certain portions of our outstanding debt.

     We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, prospects, results of operations and financial condition would suffer.

WE COULD BE REQUIRED TO MAKE LARGE PAYMENTS UPON A CHANGE OF CONTROL, WHICH MAY HARM OUR FINANCIAL CONDITION.

     Under the agreements relating to our existing senior credit facility, the proposed new senior credit facility and our 9 1/8% senior subordinated notes, we have or will have obligations to make payments upon certain change of control events. If we make the payments, we may lose necessary operating funds. If we cannot make the payments, we may be sued or forced into bankruptcy.

     Under the existing senior credit facility, if Mr. Sillerman directly or indirectly owns less than 30% of the combined voting power of the Class A and Class B common stock, then a "Change in Control" will be deemed to occur. This would require us to repay all outstanding debt under the existing senior credit facility. Mr. Sillerman's voting power will decrease to approximately 30.9% after giving effect to the pending Apollo acquisition and this offering.

     Additionally, if anyone other than Mr. Sillerman becomes the beneficial owner of over 35% of the voting power of our outstanding common stock, then a "Change in Control" will occur under our indentures. This would require us to offer to repurchase our outstanding notes at a premium. If we fail to purchase all of the notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an event of default under the indentures. It is expected that the definition of Change of Control under the new senior credit facility will be consistent with the definition contained in the indentures.

BECAUSE A CHANGE OF CONTROL OF SFX WOULD BE DIFFICULT TO ACHIEVE, HOLDERS OF OUR STOCK MAY NOT HAVE THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES.

     Holders of Class A common stock could receive a premium for their shares upon a change of control of our company. The holders of Class A common stock may be less likely to receive a premium for their shares, however, because a change of control would be difficult to achieve without the cooperation of our principal stockholders and our board of directors. There are several factors that would make a change of control difficult, including:

     o We have issued, and may issue in the future, shares of Class B common stock, which has 10 votes per share on most matters. The holders of these shares will likely be able to prevent a change of control of our company. The two current holders of Class B common stock, Messrs. Sillerman and Ferrel, will control approximately 35% of our total voting power after the consummation of this offering and approximately 34% after consummation of the pending Apollo acquisition and this offering. Therefore, they likely will be able to block any potential change of control transaction that they oppose.

     o Our certificate of incorporation allows our board of directors to issue up to 25 million shares of preferred stock. If we issue shares of preferred stock with voting rights, this issuance could dilute the voting rights of holders of our common stock and could delay or prevent a change in control.

     o Section 203 of the Delaware General Corporation Law prohibits us from engaging in a "business combination" with an "interested stockholder" for three years after the person became an interested stockholder, unless the business combination is approved in a particular manner. Therefore, Section 203 could delay or prevent a change in control of our company.

     o Our board of directors has also adopted other programs, plans and agreements that may make a change of control more expensive, such as severance payments and immediate vesting of stock options upon a change of control.

WE MAY BE FORCED TO SELL SOME OF OUR SUBSIDIARIES, WHICH MAY PREVENT US FROM REALIZING THE FULL VALUE OF THESE SUBSIDIARIES.

     We have granted rights to re-purchase some of our subsidiaries. These rights may discourage potential bidders for the affected assets from negotiating with us, and may keep us from realizing the full productive value of these subsidiaries over time.

     PACE. In connection with our acquisition of PACE Entertainment Corporation, Brian Becker, an executive officer and director of SFX, received an option to acquire PACE's motor sports business--or, if that business is sold, PACE's theatrical business--at its fair market value. Mr. Becker may only exercise this option within 15 days after February 25, 2000. Mr. Becker's exercise of this option would result in termination of his employment agreement. In addition, from February 25, 1999 to February 25, 2000, Mr. Becker will also have a right of first refusal under certain circumstances to acquire PACE's theatrical or motor sports line of business at a price equal to 95% of any proposed purchase price by a third party. The motor sports business is a significant component of our sports segment. Mr. Becker's exercise of either option could damage our business, prospects, financial condition and results of operations.

     DON LAW. In connection with our acquisition of Blackstone Entertainment, LLC, also known as "Don Law," we granted the seller a right of first offer and refusal. The right allows the seller to purchase, with certain exceptions, the assets we acquired in the acquisition if we elect to sell those assets before July 2, 2000.

     BGP. We have agreed that we will not sell the assets of BG Presents, Inc. before February 24, 2001, without giving the sellers the opportunity to purchase the assets on the same terms.

     OTHER ACQUISITIONS. We have granted similar rights of first refusal to sellers in certain other acquisitions.

OUR BUSINESS IS HIGHLY SENSITIVE TO PUBLIC TASTES AND DEPENDENT ON OUR ABILITY TO SECURE POPULAR ARTISTS, LIVE ENTERTAINMENT EVENTS AND VENUES.

     As a participant in the live entertainment industry, our ability to generate revenues is highly sensitive to rapidly changing public tastes and dependent on the availability of popular performers and events. Since we rely on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring Broadway shows, specialized motor sports talent and other performers could limit our ability to generate revenues. In addition, we require access to venues to generate revenues from live entertainment events. We operate a number of our live entertainment venues under leasing or booking agreements. Our long-term success will depend in part on our ability to renew these agreements when they expire or end. We may be unable to renew these agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with new venues.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, AND OUR FAILURE TO COMPLY WITH REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We and our properties are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the hours of operations of our venues. In addition, we are subject to other laws and regulations, including those relating to antitrust, consumer protection and the operation of public facilities, that significantly affect the conduct of our business and the implementation of our operating strategy. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice have the authority to challenge our domestic acquisitions on antitrust grounds before or after the acquisitions are completed. State agencies may also have standing to challenge these acquisitions under state or federal antitrust law. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental regulatory authorities could have adverse effects on us, including increased costs of compliance. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and regulations by these governmental authorities.

DISCRETIONARY USE OF THE PROCEEDS OF THIS OFFERING BY US.

     While we expect to use the proceeds of this offering as set forth in "Use of Proceeds," the expectation is based on our ability to consummate our pending acquisitions on the terms contemplated or at all, the availability of other attractive acquisition opportunities, and certain other factors beyond our control. Moreover, a substantial portion of the proceeds of this offering are expected to be used for future acquisitions that may not materialize. If we do not utilize the proceeds as set forth herein or utilize different amounts than presently contemplated, we could use any remaining cash, subject to the terms of our indentures and senior credit facility, to fund other development projects or acquisitions or for general corporate purposes, including working capital. See "Use of Proceeds."

OUR OPERATIONS MAY SUFFER FROM YEAR 2000 COMPUTER PROBLEMS.

     Year 2000 issues exist when computers record dates using two digits rather than four, and then use the dates for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause computer systems to perform inaccurate computations or fail to operate. Although we do not anticipate being subject to a material impact in this area, if we and the companies with which we do business do not take adequate preventative action, then the Year 2000 problem could damage our business, financial condition and results of operations. For more information concerning our Year 2000 compliance issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

                                 USE OF PROCEEDS

     The net proceeds to SFX from this offering, after deducting the underwriting discount, are expected to be $332.1 million (based on an assumed offering price of $46.00 per share). We intend to use the net proceeds of this offering to finance future acquisitions, for general corporate purposes and to pay fees and expenses in connection with future acquisitions and this offering. Depending on when the Livent acquisition and this offering are consummated, the Livent acquisition may be financed with a portion of the net proceeds of this offering or through SFX's existing or proposed new senior credit facility.

     The foregoing represents our best estimate of the use of the net proceeds of this offering based on the current status of our business and current expectations (including anticipated closing dates) regarding the Livent acquisition and other acquisition opportunities. Our estimates and current expectations are subject to significant change, based on numerous factors, including certain factors beyond our control. In addition, no assurances can be given that the Livent acquisition will be consummated on the terms described herein or at all. If we do not utilize the net proceeds of the offering as set forth above, or if we utilize different amounts than presently contemplated, we could use any remaining cash to fund other development projects or for other corporate purposes, including working capital. See "Risk Factors--Discretionary use of the proceeds of this offering by us." For information regarding the Livent acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions," "Business--Pending Acquisitions" and "Agreements Related to Pending Acquisitions."

                       PRICE RANGE OF CLASS A COMMON STOCK

     Since June 7, 1999, the Class A common stock has been quoted on the New York Stock Exchange under the symbol "SFX." Between April 21, 1998 and June 7, 1999, the Class A common stock was quoted on the Nasdaq National Market under the symbol "SFXE" (between April 21, 1998, and April 27, 1998, the Class A common stock traded on a when-issued basis, in which shares can be traded before certificates are actually issued). Between February 18, 1998, and April 20, 1998, the Class A common stock traded on a when-issued basis on the over-the-counter market under the symbol "SFXAV." The Class B common stock is not publicly traded.


     The following table sets forth the high and the low closing bid information for the shares of Class A common stock as reported on the over-the-counter market through April 20, 1998, as reported by the Nasdaq National Market between April 21, 1998 and June 7, 1999 and as reported by the New York Stock Exchange subsequent to June 7, 1999. Bid quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The information has been adjusted to reflect SFX's 3-for-2 stock split of its outstanding common stock effected on July 27, 1999.

                                                   CLASS A COMMON STOCK
                                                   --------------------
1998                                                 HIGH         LOW
- ----                                               ---------    -------
First Quarter, since February 18, 1998 .........    $16.38      $13.08
Second Quarter .................................     30.58       16.67
Third Quarter ..................................     36.67       17.96
Fourth Quarter .................................     36.58       15.08
1999
- ----
First Quarter ..................................    $43.04      $35.50
Second Quarter .................................     46.58       35.54
Third Quarter, through July 30, 1999 ...........     51.67       43.88

     On July 30, 1999, the last reported sales price of the Class A common stock on the New York Stock Exchange was $44.81 per share. As of July 29, 1999, SFX had 309 holders of record of the Class A common stock and two holders of record of the Class B common stock.


                                 DIVIDEND POLICY

     SFX has no present plans to declare any dividends on common stock. The terms of SFX's note indentures, its existing senior credit facility and the proposed New Senior Credit Facility restrict significantly SFX's ability to pay dividends on common stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the board of directors of SFX. See "Description of Indebtedness."

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999, the historical capitalization of SFX and the pro forma capitalization of SFX after giving effect to the consummation of the pending Apollo acquisition, the July 1999 consent solicitation and the consummation of the New Senior Credit Facility. The following table also sets forth as of June 30, 1999 the pro forma as adjusted capitalization of SFX, which gives effect to the issuance of 7,500,000 shares of SFX's Class A common stock at $46 per share in this offering. This information should be read in conjunction with the financial statements and the related notes thereto included elsewhere or incorporated by reference herein.

                                                                                  JUNE 30, 1999
                                                                  ----------------------------------------------
                                                                                  (IN THOUSANDS)
                                                                                                     PRO FORMA
                                                                      ACTUAL        PRO FORMA       AS ADJUSTED
                                                                  -------------   -------------   --------------
                                                                   (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
Cash and cash equivalents .....................................    $   99,353      $  452,220       $  782,283
                                                                   ==========      ==========       ==========
Debt:
Existing senior credit facility ...............................    $  234,000      $       --       $       --
New senior credit facility(1) .................................            --         783,400          783,400
9 1/8% senior subordinated notes due February 1, 2008 ..........      350,000         350,000          350,000
9 1/8% senior subordinated notes due December 1, 2008 ..........      200,000         200,000          200,000
Other long-term debt ..........................................        17,609          17,609           17,609
Capital lease obligations .....................................        12,574          12,574           12,574
Deferred purchase consideration ...............................        34,030          34,030           34,030
                                                                   ----------      ----------       ----------
 Total debt ...................................................       848,213       1,397,613        1,397,613
                                                                   ----------      ----------       ----------
Temporary equity--stock subject to redemption(2) ..............        19,920          19,920           19,920
                                                                   ----------      ----------       ----------
Shareholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares
 authorized, none outstanding as of June 30, 1999 on
 an actual, pro forma and pro forma as adjusted basis .........            --              --               --
Class A common stock, $.01 par value, 100,000,000
 shares authorized, 53,299,683, 54,279,350 and
 61,779,350 shares issued and outstanding on an actual,
 pro forma and pro forma as adjusted basis,
 respectively(3) ..............................................           533             543              618
Class B common stock, $.01 par value, 10,000,000 shares
 authorized, 2,545,557 shares issued and outstanding as
 of June 30, 1999 on an actual, pro forma and pro
 forma as adjusted basis ......................................            26              26               26
Additional paid-in capital(3) .................................       826,859         871,849        1,201,837
Deferred compensation .........................................        (4,900)         (4,900)          (4,900)
Accumulated deficit ...........................................       (94,284)        (98,663)         (98,663)
                                                                   ----------      ----------       ----------
 Total shareholders' equity ...................................       728,234         768,855        1,098,918
                                                                   ----------      ----------       ----------
  Total capitalization ........................................    $1,596,367      $2,186,388       $2,516,451
                                                                   ==========      ==========       ==========

- ----------
(1) Includes (i) $600.0 million under the U.S. dollar denominated term loan portion of the New Senior Credit Facility and (ii) $183.4 million under the multicurrency term loan portion of the New Senior Credit Facility which is expected to be utilized in connection with the Apollo acquisition.

(2) The PACE agreement provides that each PACE seller shall have an option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require SFX to purchase up to one-third of the shares of Class A common stock received by such PACE seller (representing 750,000 shares in the aggregate) for a cash purchase price of $22.00 per share. With certain limited exceptions, the option rights are not assignable by the PACE sellers. The maximum amount payable under the options ($16.5 million) has been presented as temporary equity in SFX's historical balance sheet. The ProServ acquisition agreement provides that SFX may be required to repurchase up to 69,978 shares of Class A common stock. We have recorded the maximum amount payable under the put option ($3.4 million) as temporary equity in SFX's historical balance sheet.

(3) Gives effect on a pro forma basis to the issuance of an aggregate of 979,667 shares of Class A common stock to be issued in the Apollo acquisition. Gives effect on a pro forma as adjusted basis to the issuance of an aggregate of 979,667 shares of Class A common stock to be issued in the Apollo acquisition and an aggregate of 7,500,000 shares of Class A common stock to be issued in this offering. All pro forma adjustments assume a per share stock price of $46.00. Does not include
      (1) shares issuable, subject to certain conditions, upon conversion of Class B common stock or (2) shares issuable upon exercise of outstanding options.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We derived this historical financial information presented below from the audited and unaudited consolidated financial statements of SFX and its predecessor. The information consists of selected consolidated financial data and is only a summary; therefore, you should read it in connection with the historical financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus. The selected unaudited pro forma statement of operations data for the year ended December 31, 1998 gives effect to the following transactions as if they had occurred on January 1, 1998:

     o  the acquisitions we completed in 1998 and 1999,

     o the February and November 1998 offerings of $350 million and $200 million of 9 1/8% Senior Subordinated Notes due 2008, respectively,

     o  our May 1998 and February 1999 equity offerings,

     o our July 1999 consent solicitation with respect to our outstanding 9 1/8% Senior Subordinated Notes,

     o  the consummation of the proposed New Senior Credit Facility, and

     o  our pending Apollo acquisition.

     The unaudited pro forma statement of operations data for the six months ended June 30, 1999 gives effect to each of the foregoing transactions as if they had occurred on January 1, 1998, other than the 1998 acquisitions, the 1998 note offerings and the May 1998 equity offering, which were completed prior to the beginning of the period. The unaudited pro forma balance sheet data as of June 30, 1999 gives effect to the pending Apollo acquisition, our July 1999 consent solicitation and the proposed New Senior Credit Facility, as if such transactions were completed on June 30, 1999. The pro forma as adjusted data gives effect to this offering as if it occurred on January 1, 1998 for statement of operations data and June 30, 1999 for balance sheet data. The pro forma information does not give effect to our pending acquisitions other than Apollo. See "SFX Unaudited Pro Forma Condensed Combined Financial Statements."

     We expect to account for our pending acquisitions under the "purchase method." For accounting and financial reporting purposes, we will allocate the purchase price of the pending acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. SFX will allocate any excess purchase consideration to goodwill and amortize such amount using the straight-line method over a period of 15 years. This amortization will have a negative impact on earnings.

     We believe that the operating performances of entertainment companies, such as SFX, are measured, in part, by their ability to generate EBITDA. Further, we use EBITDA, excluding non-cash charges, as the primary indicator of our operating performance, and secondarily as a measure of liquidity. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

     We believe there are adjustments that could affect our operating performance that are not reflected in the pro forma financial information. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $191.1 million for the year ended December 31, 1998, and $85.7 million for the six months ended June 30, 1999. The adjustments for the year ended December 31, 1998 include the elimination of non-cash and non-recurring charges (including a $5.6 million charge related to certain fees paid to Livent for the Ragtime and Showboat touring production and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered, and a one-time charge of $4.0 million related to the write-off of Apollo's historical costs related to the Dr. Dolittle production) and the expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses in connection with SFX's 1998 and 1999 acquisitions and the pending Apollo acquisition. While management believes that such cost savings are achievable, our ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond our control.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                             -------------------------------------------------------------------------------------------
                                         PREDECESSOR                                                         PRO FORMA
                             ------------------------------------                              PRO FORMA    AS ADJUSTED
                                  1994         1995       1996        1997          1998          1998          1998
                             -------------- ---------- ---------- ------------ ------------- ------------- -------------
                                                                                              (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue .....................   $92,785      $47,566    $ 50,362   $   96,144    $ 884,286    $1,473,032    $1,473,032
Equity income (loss)
 from investments ...........        (9)         488         524          509        4,630         9,928         9,928
                                -------      -------    --------   ----------    ---------    ----------    ----------
Total revenue ...............    92,776       48,054      50,886       96,653      888,916     1,482,960     1,482,960
Cost of revenue .............    83,361       39,691      41,584       73,881      678,756     1,078,873     1,078,873
Selling, general and
 administrative
 expenses ...................     7,237        7,487       9,102        9,536      111,748       214,400       214,400
Depreciation &
 amortization ...............       755          750         747        5,431       62,197       125,718       125,718
Corporate expenses ..........        --           --          --        2,206       11,194        11,355        11,355
Non-recurring charges .......                                              --        5,600         5,600         5,600
Non-cash compensation
 and other non-cash
 charges ....................        --           --          --           --       34,051        34,440        34,440
                                -------      -------    --------   ----------    ---------    ----------    ----------
Operating income (loss)           1,423          126        (547)       5,599      (14,630)       12,574        12,574
Interest (expense)(1) .......      (144)        (144)        (60)      (1,590)     (50,759)     (129,269)     (129,269)
Other income ................       138          178         198          295        2,455         2,472         2,472
                                -------      -------    --------   ----------    ---------    ----------    ----------
Income (loss) before
 income tax provision .......     1,417          160        (409)       4,304      (62,934)     (114,223)     (114,223)
Income tax (provision)
 benefit ....................        (5)         (13)       (106)        (490)      (3,000)       (6,116)       (6,116)
                                -------      -------    --------   ----------    ---------    ----------    ----------
Net income (loss) ...........     1,412          147        (515)       3,814      (65,934)     (120,339)     (120,339)
Accretion on temporary
 equity--stock subject
 to redemption(2) ...........        --           --          --           --       (2,750)       (3,615)       (3,615)
                                -------      -------    --------   ----------    ---------    ----------    ----------
Net income (loss)
 applicable to common
 shares .....................    $1,412      $   147    $   (515)  $    3,814    $ (68,684)   $ (123,954)   $ (123,954)
                                =======      =======    ========   ==========    =========    ==========    ==========
Net income (loss) per
 basic and dilutive
 common share(3) ............                                      $     0.18    $   (1.83)   $    (2.21)   $    (1.95)
                                                                   ----------    ---------    ----------    ----------
Weighted average basic
 and dilutive common
 shares outstanding (3)                                                21,668       37,467        56,825        64,325
OTHER OPERATING DATA(4):
Cash flow from:
 Operating activities .......    $2,959      $  (453)   $  4,214   $    1,005
 Investment activities ......        --           --        (435)     (73,296)
 Financing activities .......      (477)        (216)     (1,431)      78,270



                                           SIX MONTHS ENDED JUNE 30,
                             ------------------------------------------------------
                                                                         PRO FORMA
                                 ACTUAL        ACTUAL      PRO FORMA    AS ADJUSTED
                                  1998          1999          1999         1999
                             ------------- ------------- ------------- ------------
                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Revenue ....................  $  292,342    $  679,900     $ 758,904    $ 758,904
Equity income (loss)
 from investments ..........       1,825         3,906         4,443        4,443
                              ----------    ----------     ---------    ---------
Total revenue ..............     294,167       683,806       763,347      763,347
Cost of revenue ............     231,665       509,158       546,662      546,662
Selling, general and
 administrative
 expenses ..................      37,995        91,916       122,626      122,626
Depreciation &
 amortization ..............      19,174        59,156        62,860       62,860
Corporate expenses .........       4,350         9,772         9,772        9,772
Non-recurring charges ......          --            --            --           --
Non-cash compensation
 and other non-cash
 charges ...................      32,052         2,147         2,147        2,147
                              ----------    ----------     ---------    ---------
Operating income (loss)          (31,069)       11,657        19,280       19,280
Interest (expense)(1) ......     (18,221)      (38,809)      (64,636)     (64,636)
Other income ...............       2,101         1,094           641          641
                              ----------    ----------     ---------    ---------
Income (loss) before
 income tax provision ......     (47,189)      (26,058)      (44,715)     (44,715)
Income tax (provision)
 benefit ...................      (1,350)       (1,619)        1,823        1,823
                              ----------    ----------     ---------    ---------
Net income (loss) ..........     (48,539)      (27,677)      (42,892)     (42,892)
Accretion on temporary
 equity--stock subject
 to redemption(2) ..........      (1,100)       (1,737)       (1,824)      (1,824)
                              ----------    ----------     ---------    ---------
Net income (loss)
 applicable to common
 shares ....................  $  (49,639)   $  (29,414)    $ (44,716)   $ (44,716)
                              ==========    ==========     =========    =========
Net income (loss) per
 basic and dilutive
 common share(3) ...........  $    (1.71)   $    (0.55)    $   (0.80)   $   (0.70)
                              ----------    ----------     ---------    ---------
Weighted average basic
 and dilutive common
 shares outstanding (3)           29,072        53,121        56,825       64,325
OTHER OPERATING DATA(4):
Cash flow from:
 Operating activities ......  $   71,268    $   94,354
 Investment activities .....    (551,849)     (335,521)
 Financing activities ......     719,040       292,499

                                                     AS OF DECEMBER 31,
                                 -----------------------------------------------------------
                                            PREDECESSOR
                                 ---------------------------------
                                      1994        1995      1996       1997         1998
                                 ------------- --------- --------- ----------- -------------
                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents ......     $3,574     $2,905    $5,253    $   5,979   $    48,021
Total current assets ...........      4,453      3,022     6,191       11,220       148,733
Property and equipment, net.....      3,728      2,978     2,231       59,685       292,626
Intangible assets, net .........         --         --        --       60,306       898,433
Total assets ...................      8,222      6,037     8,879      146,942     1,383,452
Current liabilities ............      3,423      3,138     7,973       19,564       145,982
Long-term debt, including
 current portion ...............      1,830         --        --       22,417       793,610
Temporary equity--stock
 subject to redemption(2) ......         --         --        --           --        16,500
Shareholders' equity ...........      2,969      2,900       907      102,144       378,536



                                            AS OF JUNE 30, 1999
                                 -----------------------------------------
                                                               PRO FORMA
                                                 PRO FORMA    AS ADJUSTED
                                 ------------- ------------- -------------
                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents ......  $    99,353   $   452,220   $   782,283
Total current assets ...........      268,558       642,051       972,114
Property and equipment, net.....      352,397       470,003       470,003
Intangible assets, net .........    1,221,494     1,397,268     1,397,268
Total assets ...................    1,955,599     2,625,865     2,955,928
Current liabilities ............      306,538       374,654       374,654
Long-term debt, including
 current portion ...............      848,213     1,397,613     1,397,613
Temporary equity--stock
 subject to redemption(2) ......       19,920        19,920        19,920
Shareholders' equity ...........      728,234       768,855     1,098,918

- -----------
(1) Interest expense on a pro forma as adjusted basis does not include pro forma interest income of $38.2 million and $19.1 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively related to the excess proceeds of this offering and the consummation of the New Senior Credit Facility assuming such funds were invested at a rate of 4.5%.

(2) The PACE acquisition agreement provides that each PACE seller shall have an option, exercisable during a period beginning on February 25, 2003 and ending 90 days thereafter, to require SFX to purchase up to one-third of Class A common stock received by that PACE seller (representing 750,000 shares in the aggregate) for a cash purchase price of $22.00 per share. With certain limited exceptions, the sellers may not assign the fifth year put option rights. We have recorded the maximum amount payable under all fifth year put options, $16.5 million, as temporary equity. For more information regarding the fifth year put options, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The ProServ acquisition agreement provides that SFX may be required to repurchase up to 69,978 shares of Class A common stock. The maximum amount payable under the put option, $3.4 million, has been recorded as temporary equity.

(3) Includes 750,000 shares of Class A common stock issued to the PACE sellers in connection with the fifth year put options and 69,978 shares of Class A common stock related to the ProServ put options issued by SFX; these shares are not included in calculating the net loss per basic and dilutive common share.

(4) For the computation of EBITDA and Adjusted EBITDA, see page 23.

                             SFX ENTERTAINMENT, INC.
                    COMPUTATION OF EBITDA AND ADJUSTED EBITDA


                                                  YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------
                                    PREDECESSOR                                       PRO FORMA
                           ------------------------------                            AS ADJUSTED
                              1994      1995      1996        1997         1998          1998
                           --------- --------- ---------- ----------- ------------- -------------
                                                                                     (UNAUDITED)
Net income (loss) ........  $1,412    $   147    $ (515)    $ 3,814     $ (65,934)   $ (120,339)
Add back:
 Depreciation and
  amortization ...........     755        750       747       5,431        62,197       125,718
 Interest expense ........     144        144        60       1,590        50,759       129,269
 Income tax provision
  (benefit) ..............       5         13       106         490         3,000         6,116
Less:
 Other income ............    (138)      (178)     (198)       (295)       (2,455)       (2,472)
                            ------    -------    ------     -------     ---------    ----------
EBITDA ...................   2,178        876       200      11,030        47,567       138,292
Add:
 Non-cash
  compensation and
  other non-cash
  charges ................      --         --        --          --        34,051        34,440
 Non-recurring
  charges(1) .............      --         --        --          --         5,600         9,576
 Expected acquisition
  related cost savings
  related to the
  elimination of
  duplicative staffing
  and general and
  administrative
  expenses ...............      --         --        --          --            --         8,778
                            ------    -------    ------     -------     ---------    ----------
Adjusted EBITDA ..........  $2,178    $   876    $  200     $11,030     $  87,218    $  191,086
                            ======    =======    ======     =======     =========    ==========

                                  SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------
                                                         PRO FORMA
                               ACTUAL        ACTUAL     AS ADJUSTED
                                1998          1999         1999
                           ------------- ------------- ------------
                            (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net income (loss) ........   $ (48,539)    $ (27,677)   $ (42,892)
Add back:
 Depreciation and
  amortization ...........      19,174        59,156       62,860
 Interest expense ........      18,221        38,809       64,636
 Income tax provision
  (benefit) ..............       1,350         1,619       (1,823)
Less:
 Other income ............      (2,101)       (1,094)        (641)
                             ---------     ---------    ---------
EBITDA ...................     (11,895)       70,813       82,140
Add:
 Non-cash
  compensation and
  other non-cash
  charges ................      32,052         2,147        2,147
 Non-recurring
  charges(1) .............          --            --           --
 Expected acquisition
  related cost savings
  related to the
  elimination of
  duplicative staffing
  and general and
  administrative
  expenses ...............          --            --        1,376
                             ---------     ---------    ---------
Adjusted EBITDA ..........   $  20,157     $  72,960    $  85,663
                             =========     =========    =========

- -----------
(1) Non-recurring charges on a pro forma as adjusted basis for the year ended December 31, 1998 includes (i) $5.6 million related to certain fees paid to Livent for the Ragtime and Showboat touring productions and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered and (ii) $4.0 million related to the write-off of Apollo's historical costs related to the Dr. Doolittle production. Historical non-recurring charges for the year ended December 31, 1998 includes a charge related to Livent's bankruptcy.

         SFX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following information is based on the audited and unaudited financial statements of our company and certain of the other companies which we have acquired as well as the audited and unaudited financial statements of Apollo. The pro forma information set forth below does not give effect to the pending Livent acquisition.

     The SFX Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 1999, is presented as if SFX had completed the Apollo acquisition, the New Senior Credit Facility, our July 1999 consent solicitation and this offering as of June 30, 1999.

     The SFX Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998, is presented as if the following transactions had occurred on January 1, 1998:

     o  the acquisitions we completed in 1998 and 1999,

     o the February and November 1998 offerings of $350 million and $200 million of 9 1/8% Senior Subordinated Notes due 2008, respectively,

     o  our May 1998 and February 1999 equity offerings,

     o our July 1999 consent solicitation with respect to our outstanding 9 1/8% Senior Subordinated Notes,

     o  this offering,

     o  the consummation of the proposed New Senior Credit Facility, and

     o  our pending Apollo acquisition.

     The SFX Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1999 give effect to the following transactions as if they had occurred on January 1, 1998:

     o  the acquisitions we completed in 1999,

     o  the February 1999 equity offering,

     o  the July 1999 consent solicitation,

     o  this offering,

     o  the consummation of the proposed New Senior Credit Facility, and

     o  our pending Apollo acquisition.

     In addition, the SFX Unaudited Pro Forma Condensed Combined Financial Statements do not reflect certain purchase price adjustments and future contingent payments, which may be payable pursuant to the various acquisition agreements.

     In our opinion, all adjustments necessary to fairly present this pro forma information have been made. The SFX Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of SFX and certain of the businesses previously or to be acquired by SFX and the related notes to such financial statements contained elsewhere or incorporated by reference in this document. The pro forma information is based upon tentative allocations of purchase price and does not purport to be indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of SFX's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Final asset valuations are not expected to differ materially from the preliminary valuations. In addition, the operations data include adjustments to operating expenses to reflect anticipated savings that SFX management believes it will be able to achieve through the implementation of its operating strategy. However, there can be no assurance that SFX will be able to achieve such savings.

     The SFX Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto contain forward-looking statements that involve risks and uncertainties, including those described in "Risk Factors" or elsewhere herein. Therefore, the actual results of SFX may differ materially from those discussed herein. See "Risk Factors." SFX undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                             SFX ENTERTAINMENT, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                  PRO FORMA FOR THE APOLLO ACQUISITION
                                                                   AND THE NEW SENIOR CREDIT FACILITY
                                                                                    I
                                                              ---------------------------------------------
                                                                  APOLLO        NEW SENIOR      PRO FORMA
                                                     SFX       ACQUISITION   CREDIT FACILITY   ADJUSTMENTS
                                                  (ACTUAL)          A               B               C
                                               -------------- ------------- ----------------- -------------
Assets:
Cash and cash equivalents ....................   $   99,353      $ 18,067      $   348,500      $ (13,700)
Other current assets .........................      169,205        20,626               --             --
Property and equipment, net of accumulated
 depreciation of $29,619......................      352,397       117,606               --             --
Intangible assets, net of accumulated
 amortization of $89,571 .....................    1,221,494       148,953           17,500         13,700
                                                                                    (4,379)
Other assets .................................      113,150         3,393                              --
                                                 ----------      --------                       ---------
Total Assets .................................   $1,955,599      $308,645      $   361,621      $      --
                                                 ==========      ========      ===========      =========
Liabilities and Shareholders' Equity:
Current liabilities ..........................   $  306,538      $ 68,116      $        --      $      --
Deferred income taxes ........................       39,877         3,572                              --
Existing senior credit facility ..............      234,000            --         (234,000)            --
New senior credit facility ...................           --       183,400          600,000             --
Senior subordinated notes ....................      550,000            --               --             --
Other long-term debt .........................       17,609            --               --             --
Capital lease obligations ....................       12,574            --               --             --
Deferred purchase consideration ..............       34,030            --               --             --
Other liabilities ............................        5,005         5,461               --
Minority interest ............................        7,812         3,096               --             --
Temporary equity--stock subject to
 redemption ..................................       19,920            --               --             --
Shareholders' equity:
 Class A common stock ........................          533            10               --             --
 Class B common stock ........................           26            --               --             --
 Additional paid-in capital ..................      826,859        44,990               --             --
 Deferred compensation .......................       (4,900)           --               --             --
 Accumulated deficit .........................      (94,284)           --           (4,379)            --
                                                 ----------      --------      -----------      ---------
Total shareholders' equity ...................      728,234        45,000               --             --
                                                 ----------      --------      -----------      ---------
Total Liabilities & Shareholders' Equity .....   $1,955,599      $308,645      $   361,621      $      --
                                                 ==========      ========      ===========      =========

                                                                                            PRO FORMA
                                                     PRO FORMA                           FOR THE APOLLO
                                                      FOR THE                           ACQUISITION, THE
                                                 APOLLO ACQUISITION                        NEW SENIOR
                                                 AND THE NEW SENIOR   THIS OFFERING      CREDIT FACILITY
                                                CREDIT FACILITY (1)         II        AND THIS OFFERING (1)
                                               --------------------- --------------- ----------------------
Assets:
Cash and cash equivalents ....................      $  452,220           $330,063          $  782,283
Other current assets .........................         189,831                 --             189,831
Property and equipment, net of accumulated
 depreciation of $29,619......................         470,003                 --             470,003
Intangible assets, net of accumulated
 amortization of $89,571 .....................       1,397,268                 --           1,397,268
Other assets .................................         116,543                 --             116,543
                                                    ----------           --------          ----------
Total Assets .................................      $2,625,865           $330,063          $2,955,928
                                                    ==========           ========          ==========
Liabilities and Shareholders' Equity:
Current liabilities ..........................      $  374,654           $     --          $  374,654
Deferred income taxes ........................          43,449                 --              43,449
Existing senior credit facility ..............              --                 --                  --
New senior credit facility ...................         783,400                 --             783,400
Senior subordinated notes ....................         550,000                 --             550,000
Other long-term debt .........................          17,609                 --              17,609
Capital lease obligations ....................          12,574                                 12,574
Deferred purchase consideration ..............          34,030                 --              34,030
Other liabilities ............................          10,466                 --              10,466
Minority interest ............................          10,908                 --              10,908
Temporary equity--stock subject to
 redemption ..................................          19,920                 --              19,920
Shareholders' equity:
 Class A common stock ........................             543                 75                 618
 Class B common stock ........................              26                 --                  26
 Additional paid-in capital ..................         871,849            329,988           1,201,837
 Deferred compensation .......................          (4,900)                --              (4,900)
 Accumulated deficit .........................         (98,663)                --             (98,663)
                                                    ----------           --------          ----------
Total shareholders' equity ...................         768,855            330,063           1,098,918
                                                    ----------           --------          ----------
Total Liabilities & Shareholders' Equity .....      $2,625,865           $330,063          $2,955,928
                                                    ==========           ========          ==========

- ----------
(1) The Pro Forma financial statements do not include the pending Livent acquisition. If this transaction were included, we estimate that the principal effects (excluding the $5.0 million contingent payment payable under certain circumstances in the Livent acquisition) would be an increase to fixed assets of $100.7 million, an increase to intangible assets of $14.5 million, an increase to deferred revenue of $6 million , a decrease in cash and cash equivalents of $90.8 million and an increase to deferred purchase consideration of $18.4 million.

I. PRO FORMA FOR THE APOLLO ACQUISITION AND THE NEW SENIOR CREDIT FACILITY

A. APOLLO

                                            AS OF JUNE 30, 1999 (IN THOUSANDS)*
                                ----------------------------------------------------------
                                                                     U.K. TO U.S.
                                            AS                           GAAP
                                         REPORTED                    ADJUSTMENTS
                                -------------------------- -------------------------------
Assets:
Cash and cash equivalents ..... (pounds sterling)   10,485     (pounds sterling)      --
Other current assets ..........                     11,635                            50 (d)
Property and equipment, net ...                     79,151                       (10,267)(a)
                                                                                  (2,075)(a)
                                                                                     129 (b)
Intangible assets, net ........                         --                         3,271 (c)
Other assets ..................                      2,116
                                --------------------------     -------------------------
Total Assets .................. (pounds sterling)  103,387     (pounds sterling)  (8,892)
                                ==========================     =========================
Liabilities & Stockholders'
 Equity:
Current liabilities ........... (pounds sterling)   41,616     (pounds sterling)
Deferred taxes ................                      2,228                            --
Senior credit facility ........                         --                            --
Other long-term debt ..........                     21,632
Capital lease obligations .....                      4,969
Deferred purchase
 consideration ................                         --
Other liabilities .............                      3,627                          (221)(e)
Minority interest .............                      1,931                            --
Temporary equity--stock
 subject to redemption ........                         --                            --
Stockholders' equity ..........                     27,384                       (10,267)(a)
                                --------------------------     -------------------------
                                                                                  (2,075)(a)
                                                                                     129 (b)
                                                                                   3,271 (c)
                                                                                      50 (d)
                                                                                     221 (e)
                                                               -------------------------
Total liabilities &
 stockholder's equity ......... (pounds sterling)  103,387     (pounds sterling)  (8,892)
                                ==========================     =========================

                                                           AS OF JUNE 30, 1999 (IN THOUSANDS)*
                                ------------------------------------------------------------------------------------------
                                         ADJUSTED
                                        FOR U.K. TO          CONVERSION    BARRY CLAYMAN       PRO FORMA         APOLLO
                                         U.S. GAAP          TO U.S.$(i)     CONCERTS(h)       ADJUSTMENTS     ACQUISITION
                                -------------------------- -------------   --------------   ---------------   -----------
Assets:
Cash and cash equivalents ..... (pounds sterling)   10,485     $ 16,811        $1,974         $    (718)(g)    $ 18,067
Other current assets ..........                     11,685       18,735         1,173               718 (g)      20,626
Property and equipment, net ...                     66,938      107,322            17            10,267 (f)     117,606
Intangible assets, net ........                      3,271        5,244            --           143,709 (f)     148,953
Other assets ..................                      2,116        3,393            --                --           3,393
                                --------------------------     --------        ------         ---------        --------
Total Assets .................. (pounds sterling)   94,495     $151,505        $3,164         $ 153,976        $308,645
                                ==========================     ========        ======         =========        ========
Liabilities & Stockholders'
 Equity:
Current liabilities ........... (pounds sterling)   41,616     $ 66,723        $1,393                          $ 68,116
Deferred taxes ................                      2,228        3,572                              --           3,572
Senior credit facility ........                         --           --            --           183,400 (f)     183,400
Other long-term debt ..........                     21,632       34,683            --           (34,683) (f)         --
Capital lease obligations .....                      4,969        7,967            --            (7,967) (f)         --
Deferred purchase
 consideration ................                         --           --            --                --              --
Other liabilities .............                      3,406        5,461            --                --           5,461
Minority interest .............                      1,931        3,096            --                --           3,096
Temporary equity--stock
 subject to redemption ........                         --           --            --                --              --
Stockholders' equity ..........                     18,713       30,003         1,771            13,226 (f)      45,000
                                --------------------------     --------        ------         ---------        --------
Total liabilities &
 stockholder's equity ......... (pounds sterling)   94,495     $151,505        $3,164         $ 153,976        $308,645
                                ==========================     ========        ======         =========        ========

- ----------
*   As of May 15, 1999


PRO FORMA AND U.K. TO U.S. GAAP ADJUSTMENTS:

(a) To reverse the revaluation of property and equipment allowed under U.K. GAAP but not permitted under U.S. GAAP and to eliminate the reserve within equity for negative goodwill. Under U.S. GAAP, the negative goodwill is allocated to the long-term assets obtained at the time of the acquisition.

(b) To capitalize interest on capital projects which qualify for capitalization under U.S. GAAP.

(c) To record the net unamortized goodwill set up by Apollo at the time it made prior acquisitions.

(d) To record Apollo's short-term investments in marketable securities under U.S. GAAP.

(e) To reverse the write-off goodwill during fiscal 1998 resulting from an earn-out provision related to an acquisition, as the final amount of the earn-out will not be estimable until the time of payment.

(f) To reflect the Apollo acquisition purchase price of $183.4 million in expected utilization under the New Senior Credit Facility ($209.0 million, based on the exchange rate as of July 30, 1999, less an expected adjustment for working capital, debt and other items of approximately $25.6 million) and the issuance of $45.0 million of SFX Class A common stock (based on an assumed market price of $46.00 per share), including the repayment of $34.7 million of Apollo's debt and $8.0 million of Apollo's capital lease obligations and to reflect the excess of the purchase price paid over the fair value of the net tangible assets acquired. The Apollo purchase price is based on an estimate of applicable purchase price adjustments.

(g) To properly classify Apollo's investments in productions as other current assets.

(h) Represents the acquisition of 100% of Barry Clayman Concerts, a promoter of concert and other live entertainment events in the U.K.

(i) Converted from pounds sterling to U.S. dollars utilizing the May 15, 1999 exchange rate.

B. PROPOSED NEW SENIOR CREDIT FACILITY

     In July 1999, SFX received a commitment for the New Senior Credit Facility. The New Senior Credit Facility is expected to provide SFX with total borrowing capacity of up to $1.1 billion, comprised of a $250.0 million multi-draw, multi-currency term loan maturing on December 31, 2005, a $600.0 million single-draw, U.S. dollar loan maturing on June 30, 2006, and a $250.0 million multi-currency reducing revolver maturing on December 31, 2005. Borrowings under the New Senior Credit Facility will be secured by substantially all the assets of SFX and its domestic subsidiaries (and to the extent a foreign subsidiary is a borrower, substantially all of the assets of such foreign subsidiary), including a pledge of the outstanding stock of substantially all of its subsidiaries and foreign subsidiaries, and will be guaranteed by substantially all of SFX's domestic subsidiaries and, in the event a foreign subsidiary is a borrower, SFX. A portion of the consideration in the Apollo acquisition consists of the expected utilization under the New Senior Credit Facility in an amount of $183.4 million ($209 million less an expected working capital adjustment of approximately $25.6 million). In connection with the consummation of the New Senior Credit Facility, SFX expects to incur debt issuance costs of $17.5 million.

     In addition, SFX has $4.4 million in unamortized costs recorded associated with the existing senior credit facility, which will be written off as an extraordinary charge in the third quarter of 1999. The write-off is expected to be $2.7 million (net of taxes of $1.7 million).

C. PRO FORMA ADJUSTMENTS

     To reflect costs incurred related to the consent solicitation with respect to the 9 1/8% senior subordinated notes whereby SFX obtained approval from the holders to modifications of certain covenants in the indentures governing the notes. The modifications, among other things, provide SFX with more flexibility to make investments and acquisitions internationally and permit SFX's foreign subsidiaries to incur indebtedness, subject to certain limitations. In connection with the solicitation, SFX paid consenting holders a fee equal to 2.5% of the principal amount of the notes for which consents were received.

II. PRO FORMA FOR THE OFFERING

     Represents the estimated proceeds from this offering of $345.0 million calculated as 7.5 million shares of SFX's Class A common stock at $46.00 per share, net of anticipated underwriting discount of $12.9 million and approximately $2.0 million of fees and expenses related to this offering.

                             SFX ENTERTAINMENT, INC.
                SUMMARY OF DEPRECIATION AND AMORTIZATION EXPENSE
                                 (IN THOUSANDS)

                                                                                       PRO FORMA AMORTIZATION EXPENSE
                                                                                      ---------------------------------
                     GOODWILL AND OTHER                  PROPERTY AND                   YEAR ENDED    SIX MONTHS ENDED
                     INTANGIBLE ASSETS,   AMORTIZATION    EQUIPMENT,    DEPRECIATION   DECEMBER 31,       JUNE 30,
COMPANY/ACTIVITY            GROSS            PERIOD          GROSS         PERIOD          1998             1999
- ------------------- -------------------- -------------- -------------- -------------- -------------- ------------------
Delsener/Slater          $   23,627          15 years      $ 28,310      5-20 years         1,575              788
Meadows                       3,282          15 years        27,053      5-39 years           219              110
Sunshine                     38,019          15 years        30,545      5-40 years         2,535            1,268
Westbury                      5,588          15 years         6,662      5-30 years           373              187
BGP                          50,593          15 years        47,481      7-30 years         3,373            1,687
PACE and Pavilion           196,437        2-15 years       105,887      7-30 years        13,987            6,994
Contemporary                 68,940          15 years        25,632      7-30 years         4,596            2,298
Network                      72,870          15 years         4,955      7-20 years         4,858            2,429
Concert/Southern             17,110          15 years           847         7 years         1,141              571
USA Motor Sports             11,261          15 years         2,303              --           751              376
Avalon                       22,745          15 years         4,629      7-30 years         1,517              759
Oakdale                      12,574          15 years         1,113      7-30 years           839              420
FAME                        126,175          15 years           817         7 years         8,412            4,206
Don Law                      65,742          15 years        31,412      7-30 years         4,383            2,192
Magicworks                  114,431          15 years         5,802         7 years         7,629            3,815
Other 1998
 acquisitions               129,229       10-15 years         1,396      7-30 years        10,634            5,317
Corporate                        --          15 years        15,860      7-30 years            --               --
Deferred financing
 costs                       53,736          10 years            --              --            --               --
Cellar Door                  66,883          15 years        33,614      7-30 years         4,459            2,230
Marquee                     132,685          15 years         2,830         7 years         8,846            4,423
Nederlander                  59,858                           1,640      7-30 years         3,991            1,996
Other 1999
 acquisitions                66,101          15 years         3,228      7-30 years         4,407            2,196
                         ----------                        --------    --------------      ------            -----
Apollo                      148,953          15 years       117,606      7-30 years         9,929            4,965
                         ----------                        --------                        ------            -----
Total                    $1,486,839                        $499,622                       $98,454          $49,227
                         ==========                        ========                       =======          =======

                                                                 PRO FORMA
                                                       DEPRECIATION AND AMORTIZATION
                     PRO FORMA DEPRECIATION EXPENSE               EXPENSE
                    --------------------------------- --------------------------------
                      YEAR ENDED    SIX MONTHS ENDED    YEAR ENDED    SIX MONTHS ENDED
                     DECEMBER 31,       JUNE 30,       DECEMBER 31,       JUNE 30,
COMPANY/ACTIVITY         1998             1999             1998             1999
- ------------------- -------------- ------------------ -------------- -----------------
Delsener/Slater           1,829              915            3,404           1,703
Meadows                   1,212              606            1,431             716
Sunshine                  1,507              754            4,042           2,022
Westbury                    291              146              664             333
BGP                       2,188            1,094            5,561           2,781
PACE and Pavilion         5,315            2,658           19,302           9,652
Contemporary              1,239              620            5,835           2,918
Network                     458              229            5,316           2,658
Concert/Southern            116               58            1,257             629
USA Motor Sports            435              218            1,186             594
Avalon                      215              108            1,732             867
Oakdale                     201              101            1,040             521
FAME                        131               66            8,543           4,272
Don Law                   2,146            1,073            6,529           3,265
Magicworks                  722              361            8,351           4,176
Other 1998
 acquisitions               273              137           10,907           5,454
Corporate                 2,748            1,383            2,748           1,383
Deferred financing
 costs                       --               --               --              --
Cellar Door               1,511              749            5,970           2,979
Marquee                     566              276            9,412           4,699
Nederlander                  68               34            4,059           2,030
Other 1999
 acquisitions               173               87            4,580           2,283
                          -----            -----           ------           -----
Apollo                    3,920            1,960           13,849           6,925
                          -----            -----           ------           -----
Total                   $27,264          $13,633         $125,718         $62,860
                        =======          =======         ========         =======

- ----------

                             SFX ENTERTAINMENT, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      1999
                                                                                ACQUISITIONS AND
                                        SFX          1998       PRO FORMA FOR   THE FEBRUARY 1999    APOLLO
                                     (ACTUAL)    ACQUISITIONS     THE 1998      EQUITY OFFERING    ACQUISITION
                                         I            II        ACQUISITIONS           III             IV
                                     ---------   -------------  -------------   -----------------  -----------
Revenue ............................ $884,286       $ 247,061    $1,131,347           $204,028       $137,657
Equity income from investments .....    4,630           1,435        6,065               2,634         1,229
                                     --------       ---------    ----------           --------       --------
Total revenue ......................  888,916         248,496    1,137,412             206,662       138,886
Cost of revenue ....................  678,756         179,592      858,348             142,072        78,453
Selling, general and
 administrative expenses ...........  111,748          29,194      140,942              32,135        41,323
Depreciation & amortization,
 including integration and
 start-up costs ....................   62,197          25,652       87,849              24,018        13,851
Corporate expenses, net of
 Triathlon fees ....................   11,194             161       11,355                  --            --
Non-recurring charges ..............    5,600              --        5,600                  --            --
Noncash compensation and other
 non cash charges ..................   34,051              --       34,051                 389            --
                                     --------       ---------    ----------           --------       --------
Operating income (loss) ............  (14,630)         13,897         (733)              8,048         5,259
Interest (expense) .................  (50,759)        (21,516)     (72,275)             (4,107)      (13,755)
Other income (expenses) ............    2,455          (2,310)         145                 870         1,457
                                     --------       ---------    ----------           --------       --------
Income (loss) before income tax
 expense ...........................  (62,934)         (9,929)     (72,863)              4,811        (7,039)
Income tax (expense) benefit .......   (3,000)           (280)      (3,280)             (1,759)       (1,077)
                                     --------       ---------    ----------           --------       --------
Net income (loss) .................. $(65,934)      $ (10,209)   $ (76,143)           $  3,052       $(8,116)
                                                    =========                         --------       ========
Accretion on put option ............   (2,750)                      (3,300)               (315)
                                     --------                    ----------           --------
Net loss applicable to common
 shares ............................ $(68,684)                   $ (79,443)           $  2,737
                                     ========                    ==========           ========
Net loss per common share .......... $  (1.83)                   $   (1.77)
                                     ========                    ==========
Weighted average common
 shares outstanding (1) (2) ........   37,467                       45,465
                                     ========                    ==========

                                                                                                 PRO FORMA FOR
                                                             PRO FORMA FOR                         THE 1998
                                                                THE 1998                         ACQUISITIONS,
                                                             ACQUISITIONS,                         THE 1999
                                                                THE 1999                         ACQUISITIONS,
                                                             ACQUISITIONS,                     THE FEBRUARY 1999
                                                           THE FEBRUARY 1999                   EQUITY OFFERING,
                                                            EQUITY OFFERING,                      THE APOLLO
                                                               THE APOLLO                        ACQUISITION,
                                                              ACQUISITION                           THE NEW
                                          NEW SENIOR            AND THE                          SENIOR CREDIT
                                        CREDIT FACILITY        NEW SENIOR                        FACILITY AND
                                               V            CREDIT FACILITY    THIS OFFERING     THIS OFFERING
                                     -------------------- ------------------- --------------- ------------------
Revenue ............................    $         --          $1,473,032          $      --       $1,473,032
Equity income from investments .....                               9,928                 --            9,928
                                                              ----------          ---------       ----------     --
Total revenue ......................              --           1,482,960                           1,482,960
Cost of revenue ....................              --           1,078,873                 --        1,078,873
Selling, general and
 administrative expenses ...........              --             214,400                 --          214,400
Depreciation & amortization,
 including integration and
 start-up costs ....................              --             125,718                 --          125,718
Corporate expenses, net of
 Triathlon fees ....................              --              11,355                 --           11,355
Non-recurring charges ..............              --               5,600                 --            5,600
Noncash compensation and other
 non cash charges ..................              --              34,440                 --           34,440
                                        ------------          ----------          ---------       ----------
Operating income (loss) ............                              12,574                 --           12,574
Interest (expense) .................         (39,132)(a)        (129,269)                           (129,269)
Other income (expenses) ............                               2,472                 --            2,472
                                                              ----------          ---------       ----------
Income (loss) before income tax
 expense ...........................         (39,132)           (114,223)                --         (114,223)
Income tax (expense) benefit .......              --              (6,116)                --           (6,116)
                                        ------------          ----------          ---------       ----------
Net income (loss) ..................    $    (39,132)         $ (120,339)         $      --       $ (120,339)
                                        ------------          ----------          =========
Accretion on put option ............                              (3,615)                             (3,615)
                                                              ----------                          ----------
Net loss applicable to common
 shares ............................                          $ (123,954)                         $ (123,954)
                                                              ==========                          ==========
Net loss per common share ..........                          $    (2.21)                         $    (1.95)
                                                              ==========                          ==========
Weighted average common
 shares outstanding (1) (2) ........                              56,825                              64,325
                                                              ==========                          ==========

See footnotes on following pages.

- ----------
(1) Includes 750,000 shares of SFX Class A common stock issued to the PACE sellers in connection with the fifth year put option and 69,978 shares of SFX Class A common stock related to the ProServ put options issued by Marquee. Such shares are not included in calculating the net loss per common share.

(2) Reconciliation of historical weighted average shares outstanding to proforma weighted average shares (in thousands):

                                                                                               CLASS A & B
                                                                                    DATE          SHARES       WEIGHTED AVERAGE
                           ISSUANCE OF COMMON SHARES                               ISSUED      OUTSTANDING          SHARES
- ------------------------------------------------------------------------------   ----------   -------------   -----------------
Class A common shares outstanding ............................................     1/1/98         20,369            20,369
Class B common shares outstanding ............................................     1/1/98          1,570             1,570
Class A common shares issued for Westbury, PACE, BGP, Contemporary,
 and Network acquisitions ....................................................    4/27/98          6,226             4,247
Class A common shares issued to employees in connection with the Spin-Off.....    4/27/98          2,300             1,569
Class B common shares issued to employees in connection with the Spin-Off.....    4/27/98            975               665
Class A common shares issued in the 1998 equity offering .....................     5/5/98         12,075             7,973
Class A common shares issued in the FAME acquisition .........................     6/4/98          1,500               867
Class A common shares issued for the 1998 Other Acquisitions .................    7/10/98            450               207
                                                                                                  ------            ------
Subtotal .....................................................................                    45,465            37,467
                                                                                                                    ======
Class A common shares issued in the Cellar Door acquisition ..................    2/19/99            519
Class A common shares issued in the Marquee acquisition ......................    3/16/99          2,103
Class A common shares issued in the Other 1999 Acquisitions ..................       2/99            143
Class A common shares issued in the February 1999 equity offering ............    2/11/99          7,424
Class A common shares issued in connection with the SFX stock option plan.....    6/15/99             31
Class A common shares issued as deferred purchase consideration ..............    3/31/99            160
Class A common shares expected to be issued in the Apollo acquisition ........                       980
                                                                                                  ------
Subtotal .....................................................................                    56,825
Class A common shares expected to be issued in this offering .................                     7,500
                                                                                                  ------
Pro forma as Adjusted weighted average common shares outstanding .............                    64,325
                                                                                                  ======

NOTES TO PRO FORMA STATEMENTS:

I. Represents SFX's actual operating results for the year ended December 31, 1998.

   EBITDA for the year ended December 31, 1998, was $47.6 million and $138.3 million for SFX on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX's operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies. Cash flows from operating, investing and financing activities for SFX for the year ended December 31, 1998, were $27.4 million, ($891.9) million and $906.5 million, respectively.

   We believe there are other adjustments that could affect our operating performance that are not reflected herein. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $191.1 million for the year ended December 31, 1998. The adjustments include the elimination of non-cash compensation and other non-cash charges of $34.4 million, the expected cost savings in connection with the 1998 and 1999 acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $8.8 million, net of additional corporate overhead, personnel and administrative expenses of $500,000 resulting from the 1998 and 1999 acquisitions, a non-recurring charge of $5.6 million related to certain fees paid to Livent for the Ragtime and Showboat touring productions and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered and a one-time charge of $4.0 million related to the write-off of Apollo's historical costs related to the Dr. Dolittle production. While management believes that such cost savings are achievable, SFX's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX's control.

II. 1998 ACQUISITIONS

     SFX acquired PACE, including USA Motor Sports, and Pavilion, Contemporary, BGP, Network and Concert/Southern on February 25, 1998, February 27, 1998, February 24, 1998, February 27, 1998, and March 4, 1998, respectively. In May 1998, SFX acquired Avalon. In June 1998, SFX acquired FAME and Oakdale. In July 1998, SFX acquired Don Law, and in September 1998, SFX acquired Magicworks. In addition, in the third quarter of 1998 SFX acquired seven other companies herein defined as the Other Acquisitions. The following represents the historical operating results of these companies prior to their acquisition by SFX.

                                                          YEAR ENDED DECEMBER 31, 1998
                                                                 (IN THOUSANDS)
                              -------------------------------------------------------------------------------------
                                  PACE &                                                   CONCERT/
                                 PAVILION     CONTEMPORARY       BGP         NETWORK       SOUTHERN        FAME
                               ACQUISITIONS    ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION
                              -------------- -------------- ------------- ------------- ------------- -------------
Revenue .....................    $ 84,199        $7,882        $16,075       $4,154        $  524        $2,144
Equity income (loss) from
 investments ................        (151)           --             --           --           (20)           --
                                 --------        ------        -------       ------        ------        ------
Total revenue ...............      84,048         7,882         16,075        4,154           504         2,144
Cost of revenue .............      65,737         6,711         13,509        1,047           276         1,742
Selling, general &
 administrative expenses           17,906         1,544          2,652        2,902           362           295
Depreciation &
 amortization ...............       1,049           254            213           51             9            27
Corporate expenses ..........          --            --             --           --            --            --
                                 --------        ------        -------       ------        ------        ------
Operating income (loss) .....        (644)         (627)          (299)         154          (143)           80
Interest (expense) ..........      (1,148)           --           (165)         (37)           --           (42)
Other income (expenses)......         (19)          122            (67)          14            --            26
Income (loss) before
 income tax expense .........      (1,811)         (505)          (531)         131          (143)           64
Income tax expense
 (benefit) ..................         475            --             --           (3)           --            --
                                 --------        ------        -------       ------        ------        ------
Net income (loss) ...........    $ (1,336)       $ (505)       $  (531)      $  128        $ (143)       $   64
                                 ========        ======        =======       ======        ======        ======

                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                         (IN THOUSANDS)
                              ---------------------------------------------------------------------------------------------------
                                                                                                                      PRO FORMA
                                                                                           OTHER       PRO FORMA       FOR THE
                                  AVALON       OAKDALE       DON LAW      MAGICWORKS       1998       ADJUSTMENTS        1998
                               ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITIONS        A         ACQUISITIONS
                              ------------- ------------- ------------- ------------- -------------- --------------  ------------
Revenue .....................   $  2,270        $5,982       $20,566       $54,547       $48,718       $     --       $ 247,061
Equity income (loss) from
 investments ................        370            --            --             2           958             276 (f)      1,435
                                --------        ------       -------       -------       -------        --------      ---------
Total revenue ...............      2,640         5,982        20,566        54,549        49,676             276        248,496
Cost of revenue .............      2,467         3,427        14,598        46,294        23,784              --        179,592
Selling, general &
 administrative expenses           1,338         1,535         2,262         5,564         6,512         (13,941)(a)     29,194
                                                                                                             263 (b)
Depreciation &
 amortization ...............        220            28         2,661            --           191          20,949 (c)     25,652
Corporate expenses ..........         --            --            --            --            --             161 (d)        161
                                --------        ------       -------       -------       -------        --------       --------
Operating income (loss) .....     (1,385)          992         1,045         2,691        19,189          (7,156)        13,897
Interest (expense) ..........         --            --            --            --          (404)        (19,720)(e)    (21,516)
Other income (expenses)......         --            --            (9)           --           272          (2,373)(g)     (2,310)
                                                                                                            (276)(f)
                                                                                                        --------
Income (loss) before
 income tax expense .........     (1,385)          992         1,036         2,691        19,057         (29,525)        (9,929)
Income tax expense
 (benefit) ..................         --            --            --          (950)           --             198 (h)       (280)
                                --------        ------       -------       -------       -------        --------       ---------
Net income (loss) ...........   $ (1,385)       $  992       $ 1,036       $ 1,741       $19,057        $(29,327)      $ (10,209)
                                ========        ======       =======       =======       =======        ========       =========

- ----------
A. PRO FORMA ADJUSTMENTS:

(a) To reflect the elimination of $11.5 million of PACE's non-cash stock and other non-recurring compensation, as well as $1.2 million and $1.3 million of Network's and FAME's excess compensation, respectively.

(b)   Reflects salaries and officers' life insurance premiums to be paid by SFX.

(c) Reflects the increase of $20.9 million in depreciation and amortization resulting from the preliminary purchase accounting treatment of the 1998 Acquisitions. SFX amortizes goodwill and other intangibles over periods ranging for up to 15 years.

(d) To record incremental corporate overhead, personnel and administrative expenses that management estimates will be necessary as a result of SFX's acquisitions.

(e) Reflects the incremental interest expense associated with additional borrowing related to the 1998 acquisitions.

(f) Reflects the elimination of PACE's equity income in certain Magicworks tours.

(g) Reflects the elimination of interest income earned from investing borrowings used to fund acquisitions.

(h) Represents an adjustment to the provision for state and local income taxes and a Federal tax benefit for interest expense at Magicworks. The calculation treats all companies to be acquired as "C" Corporations and reflects the impact of non-deductible goodwill.

III. PRO FORMA FOR THE 1999 ACQUISITIONS AND THE FEBRUARY 1999 EQUITY OFFERING

                                                            MARQUEE
                                             CELLAR DOOR     MERGER    NEDERLANDER
                                                  A            B            C
(IN THOUSANDS)                              ------------- ----------- -------------
Revenue ...................................    $85,671     $ 67,807      $26,028
Equity income (loss) from investments .....        988           --        2,634
                                               -------     --------      -------
Total revenue .............................     86,659       67,807       28,662
Cost of revenue ...........................     68,318       42,120       22,590
Selling, general & administrative .........      9,292       15,417          216
Depreciation & amortization ...............      5,969        9,412        4,058
Corporate expenses ........................         --           --           --
Non recurring charges .....................         --           --           --
Non cash charges ..........................         --          389           --
                                               -------     --------      -------
Operating income (loss) ...................      3,080          469        1,798
Interest (expense) ........................         --           --           --
Other income (expenses) ...................         60         (231)          --
                                               -------     --------      -------
Income (loss) before income tax
 expense ..................................      3,140          238        1,798
Income tax expense ........................         --       (1,359)          --
                                               -------     --------      -------
Net income (loss) .........................    $ 3,140     $ (1,121)     $ 1,798
                                               =======                   =======
Accretion on put option ...................                    (315)
                                                           --------
Net income (loss) applicable to common
 shares ...................................                $ (1,436)
                                                           ========

                                                                                 PRO FORMA
                                                                                  FOR THE
                                                                                    1999
                                               1999         PRO FORMA         ACQUISITIONS AND
                                               OTHER       ADJUSTMENTS          THE FEBRUARY
                                                 D              E           1999 EQUITY OFFERING
(IN THOUSANDS)                              ---------- ------------------- ---------------------
Revenue ...................................  $24,522                             $204,028
Equity income (loss) from investments .....       --      $      (988)(b)           2,634
                                             -------      -----------            --------
Total revenue .............................   24,522             (988)            206,662
Cost of revenue ...........................    9,044               --             142,072
Selling, general & administrative .........    7,210               --              32,135
Depreciation & amortization ...............    4,579               --              24,018
Corporate expenses ........................       --               --                  --
Non recurring charges .....................       --               --                  --
Non cash charges ..........................       --               --                 389
                                             -------      -----------            --------
Operating income (loss) ...................    3,689             (988)              8,048
Interest (expense) ........................       --           (4,107) (a)         (4,107)
Other income (expenses) ...................       53              988 (b)             870
                                             -------      -----------            --------
Income (loss) before income tax
 expense ..................................    3,742           (4,107)              4,811
Income tax expense ........................       --             (400) (c)         (1,759)
                                             -------      -----------            --------
Net income (loss) .........................  $ 3,742      $    (4,507)           $  3,052
                                             =======      ===========
Accretion on put option ...................                                          (315)
                                                                                 --------
Net income (loss) applicable to common
 shares ...................................                                      $  2,737
                                                                                 ========

A. CELLAR DOOR

                                                          YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                                       -------------------------------------------------
                                                                            PRO FORMA        CELLAR DOOR
                                                        AS REPORTED        ADJUSTMENTS       ACQUISITION
                                                       -------------   ------------------   ------------
Revenue ............................................     $ 86,829         $   (1,158)(a)       $85,671
Equity income (loss) from investments ..............          988                 --               988
                                                         --------         ----------           -------
Total revenue ......................................       87,817             (1,158)           86,659
Cost of revenue ....................................       69,657             (1,339)(a)        68,318
Selling, general & administrative expenses .........       14,514                (84)(a)         9,292
                                                                              (5,138)(b)
Depreciation & amortization ........................        2,200              3,769 (c)         5,969
                                                         --------         ----------           -------
Operating income ...................................        1,446              1,634             3,080
Interest (expense) .................................       (2,028)             2,028 (d)            --
Other income .......................................           60                 --                60
                                                         --------         ----------           -------
Income (loss) before income tax expense ............         (522)             3,662             3,140
Income tax expense .................................           --                 --                --
                                                         --------         ----------           -------
Net income (loss) ..................................     $   (522)        $    3,662           $ 3,140
                                                         ========         ==========           =======

- ----------
PRO FORMA ADJUSTMENTS:

(a)   Reflects the elimination of a Cellar Door entity that was discontinued.

(b) Reflects the elimination of certain officers' salaries, bonuses and other management fees which will not be paid under SFX's new employment and other contracts.

(c) Reflects the increase of $3.8 million in depreciation and amortization resulting from the preliminary purchase accounting treatment of Cellar Door. SFX amortizes goodwill over 15 years.

(d) Reflects the elimination of $2.0 million of historical interest expense related to debt which was not assumed by SFX.

B. MARQUEE

                                                                       YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                                          ---------------------------------------------------------------------
                                                                                MARQUEE
                                                                                 1998              PRO FORMA          MARQUEE
                                                           AS REPORTED     ACQUISITIONS (1)        ADJUSTMENT       ACQUISITION
                                                          -------------   ------------------   -----------------   ------------
Revenue ...............................................     $ 54,429           $13,378            $      --          $ 67,807
Equity income (loss) from investments .................           --                --                   --                --
                                                            --------           -------            ---------          --------
Total revenue .........................................       54,429            13,378                   --            67,807
Cost of revenue .......................................       35,069             8,544               (1,493)(a)        42,120
Selling, general & administrative .....................       13,006             2,826                 (415)(b)        15,417
Depreciation & amortization ...........................        2,759                66                6,587 (c)         9,412
Corporate expenses ....................................           --                --                   --                --
Non cash charges ......................................          389                --                   --               389
                                                            --------           -------            ---------          --------
Operating income (loss) ...............................        3,206             1,942               (4,679)              469
Interest (expense) income .............................       (1,194)               17                1,177 (d)            --
Other expenses ........................................         (231)               --                   --              (231)
                                                            --------           -------            ---------          --------
Income (loss) before income tax expense ...............        1,781             1,959               (3,502)              238
Income tax expense ....................................         (900)             (161)                (298)(e)        (1,359)
                                                            --------           -------            ---------          --------
Net income (loss) .....................................     $    881           $ 1,798            $  (3,800)         $ (1,121)
Accretion on put option ...............................         (315)               --                   --              (315)
                                                            --------           -------            ---------          --------
Net income (loss) applicable to common shares .........     $    566           $ 1,798            $  (3,800)         $ (1,436)
                                                            ========           =======            =========          ========

PRO FORMA ADJUSTMENTS

(1) Marquee acquired Alphabet City, Cambridge, PAL, Tollin/Robbins, and Tony Stephens during 1998 and included the results of their operations only from their respective acquisition dates in its consolidated results of operations for the year ended December 31, 1998. Therefore, for pro forma purposes, the results of operations of Marquee's 1998 acquisitions for the period prior to their acquisition dates are presented separately and are as follows (in thousands):


                                                                                                                 COMBINED
                                                                                                                 MARQUEE
                                               ALPHABET                               TOLLIN/       TONY           1998
                                                 CITY       CAMBRIDGE       PAL       ROBBINS     STEPHENS     ACQUISITIONS
                                              ----------   -----------   ---------   ---------   ----------   -------------
Revenues ..................................     $1,476        $ 691       $2,576      $5,509       $3,126        $13,378
Equity income (loss) from investments .....         --           --           --          --           --             --
                                                ------        -----       ------      ------       ------        -------
Total revenue .............................      1,476          691        2,576       5,509        3,126         13,378
Cost of revenue ...........................      1,186          303        1,966       2,424        2,665          8,544
Selling, general and administrative
 expenses .................................        346          156          906       1,259          159          2,826
Depreciation and amortization .............          4            2           --          50           10             66
                                                ------        -----       ------      ------       ------        -------
Operating income (loss) ...................        (60)         230         (296)      1,776          292          1,942
Interest (expense) income .................         --            1            8          --            8             17
                                                ------        -----       ------      ------       ------        -------
Other (income) expense ....................
Income/(loss) before income taxes
 expense ..................................        (60)         231         (288)      1,776          300          1,959
Income taxes (expense) benefit ............        (20)         (85)          30                      (86)          (161)
                                                ------        -----       ------                   ------        -------
Net income (loss) .........................     $  (80)       $ 146       $ (258)     $1,776       $  214        $ 1,798
                                                ======        =====       ======      ======       ======        =======

(a) To adjust expenses to reflect compensation agreements entered into in connection with Marquee's 1998 acquisitions.

(b) To reduce expenses for loss on transfer of property to former owners of PAL and other nonrecurring costs.

(c) Reflects the increase of $6.6 million in depreciation and amortization resulting from the preliminary purchase accounting treatment of Marquee. SFX amortizes goodwill over 15 years.

(d) Reflects the elimination of $1.2 million of historical interest expense for debt that was refinanced by SFX.

(e)   To record the impact on income taxes of Marquee's 1998 acquisitions.


C. NEDERLANDER

                                                  YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                                  --------------------------------------------
                                                                    PRO FORMA      NEDERLANDER
                                                   AS REPORTED     ADJUSTMENTS     ACQUISITION
                                                  -------------  ---------------  ------------
Revenue ........................................     $26,028        $     --         $26,028
Equity income from investments .................       2,634              --           2,634
                                                     -------        --------         -------
Total revenue ..................................      28,662              --          28,662
Cost of revenue ................................      23,566            (976)(a)      22,590
Selling, general & administrative expenses .....         216              --             216
Depreciation & amortization ....................         155           3,903 (b)       4,058
Corporate expenses .............................          --              --              --
Non cash charges ...............................          --              --              --
                                                     -------        --------         -------
Operating income (loss) ........................       4,725          (2,927)          1,798
Interest (expense) income ......................        (113)            113 (c)          --
Other income (expenses) ........................          --              --              --
                                                     -------        --------         -------
Income (loss) before income tax expense ........       4,612          (2,814)          1,798
Income tax expense .............................          --              --              --
                                                     -------        --------         -------
Net income (loss) ..............................     $ 4,612        $ (2,814)        $ 1,798
                                                     =======        ========         =======

- ----------
PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of management fees, booking fees and other expenses which will not be paid under SFX's contracts.

(b) Reflects the increase of $3.9 million in depreciation and amortization resulting from the preliminary purchase accounting treatment of Nederlander. SFX amortizes goodwill over 15 years.

(c) Reflects the elimination of $113,000 of historical interest expense related to debt which was not assumed by SFX.

D. OTHER 1999 ACQUISITIONS

                                                         YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                                       -----------------------------------------------
                                                                                           PRO FORMA
                                                                          PRO FORMA        OTHER 1999
                                                        AS REPORTED      ADJUSTMENTS      ACQUISITIONS
                                                       -------------   ---------------   -------------
Revenue ............................................      $24,522         $     --          $24,522
Equity income (loss) from investments ..............           --               --               --
                                                          -------         --------          -------
Total revenue ......................................       24,522               --           24,522
Cost of revenue ....................................        9,044               --            9,044
Selling, general & administrative expenses .........        7,645             (435)(a)        7,210
Depreciation & amortization ........................          264            4,315 (b)        4,579
Corporate expenses .................................           --               --               --
Non cash charges ...................................           --               --               --
                                                          -------         --------          -------
Operating income (loss) ............................        7,569           (3,880)           3,689
Interest (expense) income ..........................          (11)              11 (c)           --
Other income (expenses) ............................           53               --               53
                                                          -------         --------          -------
Income/(loss) before income tax expense ............        7,611           (3,869)           3,742
Income tax expense (benefit) .......................           --                                --
                                                          -------                           -------
Net income (loss) ..................................      $ 7,611         $ (3,869)         $ 3,742
                                                          =======         ========          =======

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of legal fees and bonuses incurred as a result of sale of a business to a third party.

(b) Reflects the increase of $4.3 million in depreciation and mortization resulting from the preliminary purchase accounting treatment of the other acquisition.

(c) Reflects the elimination of $11,000 of historical interest expense related to debt which was not assumed by SFX.

E. PRO FORMA ADJUSTMENTS

(a) Reflects the incremental interest expenses incurred in connection with the 1999 acquisitions and the February 1999 equity offering.

(b) To reflect the elimination of Cellar Door's equity income in certain PACE businesses.

(c) Reflects an increase of $400,000 for state and local taxes related to the Cellar Door and Nederlander acquisitions.

IV. APOLLO ACQUISITION

                                       YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                  ------------------------------------------------------
                                                                        U.K. TO
                                                                       U.S. GAAP
                                          AS REPORTED                 ADJUSTMENTS
                                  -------------------------   --------------------------
Revenue ......................... (pounds sterling)  79,343   (pounds sterling)    --
Equity income (loss) from
 investments ....................                       742                        --
                                  -------------------------   -----------------------
Total revenue ...................                    80,085                        --
Cost of revenue .................                    46,059                        --
Selling, general and
 administrative expenses                             29,207                        --
Depreciation and
 amortization ...................                        --                       (251)(a)
                                                                                   250 (b)
Corporate expenses ..............                        --                        --
Non-recurring charges ...........                        --                        --
Non-cash compensation
 and other non-cash
 charges ........................                        --                        --
                                  -------------------------   -----------------------
Operating income (loss) .........                     4,819                         1
Interest (expense) ..............                    (2,368)
Other income (expenses) .........                     1,449                        65 (c)
                                  -------------------------   -----------------------
Income (loss) before
 income tax expenses ............                     3,900                        66
Income tax expenses .............                    (1,936)
                                  -------------------------   -----------------------
Net income (loss) ............... (pounds sterling)   1,964   (pounds sterling)    66
                                  =========================   =======================

                                                          YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                  --------------------------------------------------------------------------------------------
                                             ADJUSTED
                                               FOR
                                             U.K. TO         CONVERSION TO   BARRY CLAYMAN      PRO FORMA         APOLLO
                                            U.S. GAAP           U.S.$(i)      CONCERTS(h)      ADJUSTMENTS      ACQUISITION
                                  ------------------------- --------------- --------------- -----------------  ------------
Revenue ......................... (pounds sterling)  79,343     $131,432         $5,109         $  1,116(d)      $ 137,657
Equity income (loss) from
 investments ....................                       742        1,229             --               --             1,229
                                  -------------------------     --------         ------         --------         ---------
Total revenue ...................                    80,085      132,661          5,109         $  1,116           138,886
Cost of revenue .................                    46,059       76,297          2,156               --            78,453
Selling, general and
 administrative expenses                             29,207       48,381          1,228           (7,498)(e)        41,323
                                                                                                    (788)(f)
Depreciation and
 amortization ...................                        (1)          (2)          --              7,498 (e)        13,851
                                                                                                   6,355 (e)
Corporate expenses ..............                        --           --             --               --                --
Non-recurring charges ...........                        --           --             --               --                --
Non-cash compensation
 and other non-cash
 charges ........................                        --           --             --               --                --
                                  -------------------------     --------         ------         --------         ---------
Operating income (loss) .........                     4,820        7,985          1,725           (4,451)            5,259
Interest (expense) ..............                    (2,368)      (3,923)            (1)          (9,831)(g)       (13,755)
Other income (expenses) .........                     1,514        2,508             65           (1,116)(d)         1,457
                                  -------------------------     --------         ------         --------         ---------
Income (loss) before
 income tax expenses ............                     3,966        6,570          1,789          (15,398)           (7,039)
Income tax expenses .............                    (1,936)      (3,207)          (583)           2,713            (1,077)
                                  -------------------------     --------         ------         --------         ---------
Net income (loss) ............... (pounds sterling)   2,030     $  3,363         $1,206         $(12,685)        $  (8,116)
                                  =========================     ========         ======         ========         =========

Apollo's statement of operations covers the twelve months ended November 30, 1998. Barry Clayman Concerts' statement of operations covers the period from May 27, 1998 (Inception) to February 28, 1999.

- ----------
PRO FORMA AND U.K. TO U.S. GAAP ADJUSTMENTS

(a) To reverse excess depreciation taken as a result of Apollo's revaluation of property not permitted by U.S. GAAP.

(b)   To record goodwill amortization for fiscal 1998 in accordance with U.S.
      GAAP.

(c) To record Apollo's short-term investments in marketable securities under U.S. GAAP.

(d)   To reclassify rental income from other income into consolidated revenues .

(e) To reclassify $7.5 million from Apollo's selling, general and administrative expenses to depreciation and amortization and to reflect the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of Apollo.

(f) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under SFX's new employment contracts.

(g) To record the incremental interest expense associated with the Apollo acquisition.

(h) Represents the acquisition of 100% of Barry Clayman Concerts, a promoter of concerts and other live entertainment events throughout the U.K.

(i) Converted from pounds sterling to U.S. dollars utilizing the monthly average exchange rate for the twelve month period ended November 30, 1998.

V. PROPOSED NEW SENIOR CREDIT FACILITY

(a) To reflect the incremental interest expense incurred in connection with the New Senior Credit Facility.

(b) Represents an adjustment to the provision for federal, state and local income taxes.

                             SFX ENTERTAINMENT, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1999       PRO FORMA FOR
                                                   ACQUISITIONS      THE 1999
                                                     AND THE       ACQUISITIONS
                                                  FEBRUARY 1999      AND THE
                                         SFX          EQUITY      FEBRUARY 1999      APOLLO
                                      (ACTUAL)       OFFERING         EQUITY      ACQUISITION
                                          I             II           OFFERING         III
                                    ------------ --------------- --------------- -------------
Revenue ...........................    679,900      $ 13,619        $ 693,519      $ 65,385
Equity income (loss) from
 investments ......................      3,906            49            3,955           488
                                       -------      --------        ---------      --------
Total revenue .....................    683,806        13,668          697,474        65,873
Cost of revenue ...................    509,158         9,935          519,093        27,569
Selling, general and
 administrative expenses ..........     91,916         4,419           96,335        26,291
Depreciation & amortization,
 including integration and
 start-up costs ...................     59,156        (3,221)          55,935         6,925
Corporate expenses, net of
 Triathlon fees ...................      9,772            --            9,772            --
Non-recurring charges .............         --            --               --            --
Noncash compensation and other
 non cash charges .................      2,147            --            2,147            --
                                       -------      --------        ---------      --------
Operating income (loss) ...........     11,657         2,535           14,192         5,088
Interest (expense) ................    (38,809)          617          (38,192)       (6,878)
Other income (loss) ...............      1,094            --            1,094          (453)
                                       -------      --------        ---------      --------
Income (loss) before income tax
 expense ..........................    (26,058)        3,152          (22,906)       (2,243)
Income tax (expense) benefit ......     (1,619)          (59)          (1,678)       (1,033)
                                       -------      --------        ---------      --------
Net income (loss) .................  $ (27,677)        3,093        $ (24,584)     $ (3,276)
                                                    --------                       ========
Accretion on put option ...........     (1,737)          (87)          (1,824)
                                     ---------      --------        ---------
Net loss applicable to common
 shares ...........................  $ (29,414)     $  3,006        $ (26,408)
                                     =========      ========        =========
Net loss per common share .........  $    0.55                      $   (0.48)
                                     =========                      =========
Weighted average common
 shares outstanding (1) (2) .......     53,121                         55,845
                                     =========                      =========

                                                            PRO FORMA                   PRO FORMA FOR
                                                             FOR THE                      THE 1999
                                                               1999                     ACQUISITIONS,
                                                          ACQUISITIONS,                 THE FEBRUARY
                                                        THE FEBRUARY 1999                1999 EQUITY
                                                              EQUITY                      OFFERING,
                                                            OFFERING,                    THE APOLLO
                                                            THE APOLLO                  ACQUISITION,
                                        NEW SENIOR         ACQUISITION                 THE NEW SENIOR
                                          CREDIT             AND THE          THIS     CREDIT FACILITY
                                         FACILITY           NEW SENIOR      OFFERING      AND THIS
                                            IV           CREDIT FACILITY        V         OFFERING
                                    ------------------ ------------------- ---------- ----------------
Revenue ...........................    $        --          $ 758,904          $--       $ 758,904
Equity income (loss) from
 investments ......................             --              4,443           --           4,443
                                       -----------          ---------          ---       ---------
Total revenue .....................                           763,347                      763,347
Cost of revenue ...................             --            546,662           --         546,662
Selling, general and
 administrative expenses ..........             --            122,626           --         122,626
Depreciation & amortization,
 including integration and
 start-up costs ...................             --             62,860           --          62,860
Corporate expenses, net of
 Triathlon fees ...................             --              9,772           --           9,772
Non-recurring charges .............             --                 --           --              --
Noncash compensation and other
 non cash charges .................             --              2,147           --           2,147
                                       -----------          ---------          ---       ---------
Operating income (loss) ...........                            19,280           --          19,280
Interest (expense) ................        (19,566)(a)        (64,636)                     (64,636)
Other income (loss) ...............             --                641           --             641
                                       -----------          ---------          ---       ---------
Income (loss) before income tax
 expense ..........................        (19,566)           (44,715)          --         (44,715)
Income tax (expense) benefit ......          4,534 (b)          1,823                        1,823
                                       -----------          ---------                    ---------
Net income (loss) .................    $   (15,032)         $ (42,892)         $--       $ (42,892)
                                       ===========          =========          ===
Accretion on put option ...........                            (1,824)                      (1,824)
                                                            ---------                    ---------
Net loss applicable to common
 shares ...........................                         $ (44,716)                   $ (44,716)
                                                            =========                    =========
Net loss per common share .........                         $   (0.80)                   $   (0.70)
                                                            =========                    =========
Weighted average common
 shares outstanding (1) (2) .......                            56,825                       64,325
                                                            =========                    =========

See footnotes on following page.

- ----------
(1) Includes 750,000 shares of SFX Class A common stock issued to the PACE sellers in connection with the fifth year put option and 69,978 shares of SFX Class A common stock related to the ProServ put options issued by Marquee. Such shares are not included in calculating the net loss per common share.

(2) Reconciliation of historical weighted average shares outstanding to proforma weighted average shares (in thousands):

                                                                                            CLASS A & B
                                                                                 DATE          SHARES       WEIGHTED AVERAGE
                         ISSUANCE OF COMMON SHARES                              ISSUED      OUTSTANDING          SHARES
- ---------------------------------------------------------------------------   ----------   -------------   -----------------
Class A common shares outstanding .........................................     1/1/99         42,920            42,920
Class B common shares outstanding .........................................     1/1/99          2,545             2,545
Class A common shares issued in the Cellar Door acquisition ...............    2/19/99            519               378
Class A common shares issued in the Marquee acquisition ...................    3/16/99          2,103             1,215
Class A common shares issued in the Other 1999 Acquisitions ...............       2/99            143               123
Class A common shares issued in the February 1999 equity offering .........    2/11/99          7,424             5,859
Class A common shares issued as deferred purchase consideration ...........    3/31/99            160                80
Class A common shares issued in connection with the SFX option plan .......    6/15/99             31                 1
                                                                                               ------            ------
Subtotal ..................................................................                    55,845            53,121
                                                                                                                 ======
Class A common shares expected to be issued in the Apollo acquisition .....                       980
                                                                                               ------
Subtotal ..................................................................                    56,825
Class A common shares expected to be issued in this offering ..............                     7,500
                                                                                               ------
Pro forma as adjusted weighted average common shares outstanding ..........                    64,325
                                                                                               ======

NOTES TO PRO FORMA STATEMENTS:

I. Represents SFX's actual operating results for the six months ended June 30, 1999.

   EBITDA for the six months ended June 30, 1999, was $70.8 million and $82.1 million for SFX on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX's operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies. Cash flows from operating, investing and financing activities for SFX for the six months ended June 30, 1999, were $94.4 million, ($335.5) million and $292.5 million, respectively.

   We believe there are other adjustments that could affect our operating performance that are not reflected herein. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $85.7 million for the six months ended June 30, 1999. The adjustments include the elimination of non-cash compensation and other non-cash charges of $2.1 million, and the expected cost savings in connection with the 1998 and 1999 Acquisitions associated with the elimination of duplicative staffing and general and administrative expenses of $1.4 million. While management believes that such cost saving are achievable, SFX's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX's control.

II. 1999 ACQUISITIONS

     SFX acquired ISI, Nederlander and Marquee on February 18, 1999, March 16, 1999 and March 16, 1999, respectively. The following represents the historical operating results of these companies prior to their acquisition by SFX.

                                                                   SIX MONTHS ENDED JUNE 30, 1999 (IN THOUSANDS)
                                                     -------------------------------------------------------------------------
                                                                                                                   PRO FORMA
                                                                                                   PRO FORMA        FOR THE
                                                          ISI       NEDERLANDER     MARQUEE       ADJUSTMENTS         1999
                                                      ACQUISITION   ACQUISITION   ACQUISITION          A          ACQUISITIONS
                                                     ------------- ------------- ------------- ----------------- -------------
Revenue ............................................    $1,090        $ 893        $ 11,636       $      --        $ 13,619
Equity (income) loss from investments ..............       --            49              --                              49
                                                        ------        -----        --------                        --------
Total revenue ......................................    $1,090        $ 942        $ 11,636       $      --          13,668
Cost of revenue ....................................      794           441           8,700              --           9,935

Selling, general & administrative expenses .........      884           926           2,609                           4,419
Depreciation & amortization ........................       13            88           1,089          (4,411)(a)      (3,221)
Corporate expenses .................................       --            --              --              --              --
                                                        ------        -----        --------       ---------        --------
Operating income (loss) ............................     (601)         (513)           (762)          4,411           2,535
Interest (expense) income ..........................       (2)          (80)           (665)          1,364 (b)         617
Other income (expenses) ............................       --                            --
                                                        -------                    --------
Income (loss) before income tax expense ............     (603)         (593)         (1,427)          5,775           3,152
Income tax (expense) benefit .......................       --            (1)            (58)                            (59)
                                                        -------       --------     --------                        --------
Net income (loss) ..................................    $(603)        $(594)       $ (1,485)      $   5,775        $  3,093
                                                        =======       =======                     =========
Accretion on put option ............................                                    (87)                            (87)
                                                                                   --------
Net income applicable to common shares .............                               $ (1,572)                       $  3,006
                                                                                   ========                        ========

- ----------
A. PRO FORMA ADJUSTMENTS:

(a) Reflects the decrease of $4.4 million in depreciation and amortization resulting from the preliminary purchase price accounting treatment of the 1999 acquisitions offset by the elimination of integration costs recorded in the historical balance. SFX amortizes goodwill and other intangibles over periods ranging for up to 15 years.

(b) Reflects incremental interest expense associated with additional borrowing related to the 1999 acquisitions.

III. APOLLO ACQUISITION

                                                    SIX MONTHS ENDED JUNE 30, 1999
                                                            (IN THOUSANDS)
                                        ------------------------------------------------------
                                                                           U.K. TO U.S.
                                                     AS                        GAAP
                                                  REPORTED                  ADJUSTMENTS
                                        --------------------------  --------------------------
Revenue ............................... (pounds sterling)   36,583  (pounds sterling)
Equity income (loss) from
 investments ..........................                        299
                                        --------------------------
Total revenue .........................                     36,882
Cost of revenue .......................                     15,001
Selling, general and
 administrative expenses ..............                    18,428
Depreciation and amortization .........                        --                      (123)(a)
                                                                                        129 (b)
Corporate expenses ....................                        --
Non-recurring changes .................                        --
Non-cash compensation and
 other non-cash changes ...............                        --
                                        -------------------------
Operating income (loss) ...............                     3,453                        (6)
Interest (expense) ....................                    (1,016)  -----------------------
Other income (expenses) ...............                       (36)                       50
                                        -------------------------   -----------------------
Income (loss) before income tax
 expense ..............................                     2,401                        44
Income tax (expense) benefit ..........                    (1,171)                       --
                                        -------------------------   -----------------------
Net income (loss) ..................... (pounds sterling)   1,230   (pounds sterling)    44
                                        =========================   =======================

                                                                    SIX MONTHS ENDED JUNE 30, 1999
                                                                            (IN THOUSANDS)
                                        ---------------------------------------------------------------------------------------
                                                 ADJUSTED
                                                 FOR U.K.
                                                  TO U.S.             CONVERSION   BARRY CLAYMAN      PRO FORMA        APOLLO
                                                   GAAP              TO U.S.$(i)    CONCERTS(h)      ADJUSTMENTS     ACQUISITION
                                        --------------------------  ------------  --------------- ----------------- ------------
Revenue ............................... (pounds sterling)   36,583     $ 59,733         5,131         $      521(c)    $ 65,385
Equity income (loss) from
 investments ..........................                        299          488            --                 --            488
                                        --------------------------     --------         -----         ----------       --------
Total revenue .........................                     36,882       60,221         5,131                521         65,873
Cost of revenue .......................                     15,001       24,494         3,075                            27,569
Selling, general and
 administrative expenses ..............                     18,428       30,089           349             (3,759)(d)     26,291
                                                                                                            (388)(e)
Depreciation and amortization .........                          6           10            --              3,759 (d)      6,925
                                                                                                           3,156 (d)
Corporate expenses ....................                         --           --            --                 --             --
Non-recurring changes .................                         --           --            --                 --             --
Non-cash compensation and
 other non-cash changes ...............                         --           --            --                 --             --
                                        --------------------------     --------         -----         ----------       --------
Operating income (loss) ...............                      3,447        5,628         1,707             (2,247)         5,088
Interest (expense) ....................                     (1,016)      (1,659)          (12)            (5,207)(f)     (6,878)
Other income (expenses) ...............                         14           23            45               (521)(c)       (453)
                                        --------------------------      -------         -----         ----------       --------
Income (loss) before income tax
 expense ..............................                      2,445        3,992         1,740             (7,975)        (2,243)
Income tax (expense) benefit ..........                     (1,171)      (1,912)         (567)             1,446 (g)     (1,033)
                                        --------------------------     --------         -----         ----------       --------
Net income (loss) ..................... (pounds sterling)    1,274     $  2,080        $1,173         $   (6,529)      $ (3,276)
                                        ==========================     ========        ======         ==========       ========

Apollo's statement of operations covers the six month period ended May 15, 1999. Barry Clayman Concerts' statement of operations covers the four months ended June 30, 1999.

- ----------
PRO FORMA AND U.K. TO U.S. GAAP ADJUSTMENTS

(a) To reverse excess depreciation taken as a result of Apollo's revaluation of property and equipment not permitted by U.S. GAAP.

(b) To record goodwill amortization for fiscal 1998 in accordance with U.S. GAAP.

(c) To reclassify rental income from other income into consolidated revenues.

(d) To reclassify $3.8 million from Apollo's selling, general and administrative expenses to depreciation and amortization and to reflect the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of Apollo.

(e) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under SFX's new employment contracts.

(f)        Reflects the elimination of historical interest expense.

(g) Represents U.K. tax effect of the pro forma adjustments with the exception of additional amortization for goodwill.

(h) Represents the acquisition of 100% of Barry Clayman Concerts, a promoter of concert and other live entertainment events in the U.K.

(i) Converted from pounds sterling to U.S. dollars utilizing the monthly average exchange rate for the six months ended May 31, 1999.

IV. PROPOSED NEW SENIOR CREDIT FACILITY

(a) To reflect the incremental interest expense incurred in connection with the New Senior Credit Facility.

(b) To record the incremental benefit for the pro forma adjustment based on the U.S. effective tax rate.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of SFX should be read in conjunction with the consolidated financial statements and related notes thereto included in this prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. SFX's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus. SFX undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. See "Forward-Looking Statements."


GENERAL

     SFX operates primarily in four major business segments within the live entertainment industry:

o the music segment, which includes booking and promoting music events and tours, producing music events and tours, owning and operating concert and other music-related entertainment venues;

o the theater segment, which includes the production and promotion of theatrical events, particularly touring Broadway shows, and owning and operating theaters;

o the sports segment, which includes talent representation and marketing of professional athletes and broadcasters and the production and promotion of motor sports events; and

o the family entertainment & other segment, which includes the production and promotion of family-oriented events, marketing and consulting services, publishing of music-related trade magazines and the production and distribution of network radio special events and concert programming.

     SFX sells corporate sponsorships and advertising in each of its segments.

     MUSIC

     SFX's concert promotion and venue operation business consists primarily of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. SFX's primary source of revenues from its concert promotion activities is ticket sales at events promoted by SFX. As a venue operator, SFX's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, derived principally from events promoted by SFX.

     Revenue from ticket sales is affected primarily by the number of events SFX promotes, the average ticket price and the number of tickets sold. The average ticket price depends on the popularity of the artist whom SFX is promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held. Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or producer will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or producer assumes the financial risk of ticket sales and is responsible for local production and advertising of the event. However, in certain instances, the promoter or producer agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or producer assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which SFX assumes the risk of ticket sales, although profits per event would tend to be lower.

     SFX's most significant operating expenses are talent fees, production costs, venue operating expenses, including rent, advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. As a producer, SFX is generally responsible for the booking of talent for a larger number of events, often an artist's entire tour. Talent fees depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

     THEATER

     SFX's theatrical operations are directed mainly towards the production and promotion of touring Broadway shows, which generate revenues primarily from ticket sales and sponsorships. Touring Broadway shows are typically revivals of previous commercial successes or reproductions of established theatrical shows currently playing on Broadway in New York City. SFX may also participate in ancillary revenues, such as concessions and merchandise sales, depending on its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the general economic conditions and consumer tastes in the particular market and venue where the production is presented. To reduce its dependency on the success of any single touring production, SFX sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that SFX intends to promote in the particular market during the touring season. Historically, approximately 28% of ticket sales for touring Broadway shows presented by SFX were sold through advance annual subscriptions. Subscription related revenues received before the event date and other advance ticket sales are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid event expenses until the event occurs. Subscriptions for touring Broadway shows typically cover approximately two-thirds of SFX's break-even cost point for those shows.

     Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

     SFX also makes less than 50% equity investments in original Broadway productions, principally as a means to obtain the touring rights for such shows. These investments are generally accounted for using either the equity method or the cost method of accounting, based on the percentage of ownership. SFX monitors the recoverability of these investments on a regular basis, and SFX may be required to take write-downs if the original production closes sooner than expected or if SFX otherwise determines that the production will not recoup the investment. The timing of any write-downs could adversely affect operating results in a particular quarter.

     SPORTS

     SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX's talent representation and marketing activities consist principally of the representation of team sports athletes and broadcasters in contract and endorsement negotiations. SFX also provides certain investment advisory services to its clients. SFX typically receives a percentage of monies earned by its clients and a percentage of the endorsement deals negotiated by SFX. Revenue from these sources is recognized ratably over the period of the negotiated agreement. Revenue from these sources is dependent upon a number of variables, many of which are outside SFX's control, including a player's skill, health, public appeal and the appeal of the sport in which the player participates. Principal operating expenses include salaries, wages and travel and entertainment expenses.

     The owners of the teams in the NBA had locked out their players from participation in league activities, causing cancellation of some of the games for the 1998-99 basketball season. The suspension of the NBA season ended on January 6, 1999, and the NBA season began February 5, 1999 with a reduced game schedule. The cancellation of over 30 games per team for the 1998-99 NBA season had a negative impact on the sports segment's revenues and EBITDA in the fourth quarter of 1998 and the first quarter of 1999.

     SFX's motor sports activities consist principally of the production and promotion of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30. Revenue from these sources is primarily affected by the type of event and the general economic conditions and consumer tastes in the particular markets and venues where the events are presented. Event-related revenues received before the event date are initially recorded on the balance sheet as deferred revenue. After the event occurs, they are recorded on the statement of operations as gross revenue.

     Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue where the event is held. Expenses are deferred on the balance sheet as prepaid event expenses until the event occurs.

     Under certain circumstances, SFX may be required to sell either its motor sports or theatrical lines of business. See "Forward-Looking Statements" and "Risks Factors--We may be forced to sell some of our subsidiaries, which may prevent us from realizing the full value of these subsidiaries."

     FAMILY ENTERTAINMENT & OTHER

     The family entertainment segment produces and presents family-oriented entertainment such as children's theatrical shows, dance shows, ice-skating, and gymnastics shows.

     SFX's other principal businesses include the production and distribution of radio industry trade magazines, the production of radio programming content and show-prep material and the provision of radio air play and music retail research services. The primary sources of revenues from these activities include the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, subscription fees for its trade publications and subscription fees for access to its database of radio play lists and audience data. Revenues generally vary based on the overall advertising environment and competition.

     SFX also provides marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.

FORMATION OF SFX

     SFX's predecessor, SFX Concerts, Inc., was formed in January 1997 by SFX Broadcasting, Inc. On April 27, 1998, SFX was spun-off from SFX Broadcasting and became a separate publicly-traded company.

1997 ACQUISITIONS

     During 1997, SFX completed the following acquisitions (financial data and number of shares, adjusted for the July 1999 3-for-2 stock split, in thousands):

                                       CASH
                                  CONSIDERATION     VALUE OF       NUMBER
                       DATE        AND ASSUMED        STOCK      OF SHARES     BUSINESS
     COMPANY         ACQUIRED          DEBT          ISSUED        ISSUED      SEGMENT
- -----------------   ----------   ---------------   ----------   -----------   ---------
Delsener/Slater       1/2/97         $ 26,815       $    --          --       Music
Meadows               3/1/97           16,354         7,500         371       Music
Sunshine              6/1/97           57,489         4,000         228       Music
                                     --------       -------         ---
Total                                $100,658       $11,500         599
                                     ========       =======         ===

     The cash portion of the purchase price for SFX's 1997 acquisitions was financed through capital contributions from SFX Broadcasting.

1998 ACQUISITIONS

     During 1998, SFX completed the following acquisitions (financial data and number of shares, adjusted for the July 1999 3-for-2 stock split in thousands):

                                              CASH
                                         CONSIDERATION     VALUE OF       NUMBER
                             DATE         AND ASSUMED        STOCK      OF SHARES                BUSINESS
        COMPANY            ACQUIRED           DEBT          ISSUED        ISSUED                 SEGMENT
- ----------------------   ------------   ---------------   ----------   -----------   -------------------------------
Bill Graham Presents        2/24/98         $ 72,827       $  7,500         845      Music, Family and
                                                                                     Entertainment & Other
PACE and Pavilion           2/25/98          220,683         20,000       2,250      Music, Theater and Sports
Contemporary                2/27/98           82,702         16,834       1,895      Music and Family
                                                                                     Entertainment & Other
Network                     2/27/98           56,784         10,000       1,125      Other
Concert/Southern             3/4/98           16,908             --          --      Music
FAME                         6/4/98           82,241         35,960       1,500      Sports
Don Law                      7/2/98           92,195             --          --      Music
Magicworks                  9/11/98          115,740             --          --      Theater and Family
                                                                                     Entertainment & Other
Other acquisitions          Various          166,961         11,000         563      Music, Theater, Sports, Family
                                            --------       --------       -----
                                                                                     Entertainment & Other
Total                                       $907,041       $101,294       8,178
                                            ========       ========       =====

     The above table is a summary of the 1998 acquisitions. The funds required to finance the 1998 acquisitions were obtained from the February 1998 note offering, SFX's existing senior credit facility (the "Existing Senior Credit Facility") and the 1998 equity offering.

     Pursuant to the 1998 acquisition agreements and the related agreements,
SFX:

     o under certain circumstances, may be required to repurchase shares of its Class A common stock or make additional payments in connection therewith;

     o has granted certain rights of first refusal, certain of which are exercisable at 95% of the proposed purchase price; and

     o in connection with the PACE acquisition, has granted Brian Becker, an Executive Vice President, a Member of the Office of the Chairman and a director of SFX, the option to acquire, after February 25, 2000, SFX's then existing motor sports line of business or, if that business has previously been sold, SFX's then existing theatrical line of business, in each case at its then fair market value.

1999 ACQUISITIONS

     RZO ACQUISITION

     On January 11, 1999, SFX acquired The RZO Companies for a total consideration of $39.0 million. This amount includes $6.5 million in deferred purchase consideration based on foreign tax credits SFX may become entitled to before January 2004 and $4.0 million in deferred purchase consideration based on the seller's EBITDA, as defined in the acquisition agreement. SFX financed the acquisition with borrowings under the Existing Senior Credit Facility.

     ENTERTAINMENT GROUP ACQUISITION

     On January 11, 1999, SFX acquired The Entertainment Group, a Chicago-based promoter, for approximately $19.4 million in cash and Class A common stock having a value of $2.0 million. Concurrent with the transaction, SFX entered into a ten-year agreement with the Village of Rosemont in suburban Chicago to provide booking, group sales and marketing services for the Rosemont Horizon, a 17,500 seat arena, and the Rosemont Theater, a 4,000 seat venue. SFX financed this acquisition with borrowings under the Existing Senior Credit Facility.

     MARQUEE ACQUISITION

     On March 16, 1999, a subsidiary of SFX was merged with and into the Marquee Group, Inc. and Marquee became a wholly owned subsidiary of SFX. In connection with the merger, SFX issued approximately 2.1 million shares of Class A common stock with a value of approximately $81.7 million and repaid $33.5 million of Marquee's Debt. SFX financed this acquisition with borrowings under the Existing Senior Credit Facility.

     CELLAR DOOR ACQUISITION

     On February 19, 1999, SFX completed the purchase of the Cellar Door group of companies. Under the terms of the purchase agreement, SFX acquired all of the issued and outstanding capital stock of Cellar Door for a purchase price of:

     o $70.0 million in cash, less an amount equal to Cellar Door's "secured fund" indebtedness and capitalized leases;

     o 519,357 shares of Class A common stock with an issue date value of approximately $20.0 million; and

     o $8.5 million payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, SFX issued to the seller options to purchase 150,000 shares of Class A common stock.

SFX financed this acquisition with a portion of the proceeds from the February 1999 equity offering.

     NEDERLANDER ACQUISITION

     On March 16, 1999, SFX acquired certain interests in seven venues and other assets of Nederlander for an aggregate purchase price of approximately $95.6 million in cash. In addition, the agreement relating to the venues in Cincinnati requires SFX to make a payment to the sellers in 2000 of up to $3.2 million depending on the level of earnings generated by operation of the Crown Arena. If SFX sells or transfers any of the interests in Crown Arena within ten years of the closing, SFX will be obligated to pay a portion of the consideration it receives to the sellers of Nederlander. The agreement relating to Mesa del Sol Centre for the Performing Arts provides for earn-out payments based on the financial performance of this venue. SFX financed this acquisition with a portion of the proceeds of the February 1999 equity offering and borrowings under the Existing Senior Credit Facility.

     ISI ACQUISITION

     On February 22, 1999 SFX acquired Integrated Sports International for an aggregate purchase price of $14.1 million in cash and 90,000 shares of Class A common stock. In addition, under the terms of the acquisition agreement, during the five year period following the closing of the acquisition, SFX may be required to make additional payments of up to $7.5 million in cash and 75,000 shares of Class A common stock, based on the achievement by Integrated Sports of certain target levels of EBITDA, as defined in the acquisition agreement, during such period. SFX financed this acquisition with a portion of the proceeds from the February 1999 equity offering.

     AL HAYMON ACQUISITION

     On June 20, 1999, SFX acquired 50% of A.H. Enterprises, an entity operated by Al Haymon, for approximately $7.5 million in cash. SFX financed this acquisition with borrowings under the Existing Senior Credit Facility.

     HENDRICKS ACQUISITION

     On June 28, 1999, SFX acquired Hendricks Management Company, Inc. for $15.0 million in cash plus up to an additional $5.0 million in total cash payments to be paid out over a period of five years. SFX financed this acquisition with borrowings under the Existing Senior Credit Facility.

PENDING ACQUISITIONS

     APOLLO

     On August 2, 1999, SFX entered into an agreement to acquire Apollo Leisure Group plc, the largest live theater operator as well as one of the largest providers of entertainment and leisure management services in the U.K. The total purchase price for the acquisition is approximately $254.0 million (based on the exchange rate as of July 30, 1999), including 979,667 shares of Class A common stock with a value of approximately $45.1 million (based on an assumed market price of the Class A common stock of $46.00 per share). The total purchase price is subject to certain adjustments. See "Agreements Related to Pending Acquisitions--Apollo." Apollo operates, among other venues, three arenas and a network of 23 theaters, as well as a ticketing system which handled approximately six million tickets in 1998. In addition, in connection with the Apollo acquisition, SFX expects to acquire 100% of Barry Clayman Concerts, which is a leading promoter of concert and other live entertainment events in the U.K. SFX intends to finance this acquisition with availability under the New Senior Credit Facility.

     LIVENT

     On May 28, 1999, SFX entered into an agreement to purchase certain assets of Livent Inc., and its affiliates, including three theaters and intellectual property rights to several current and future Broadway productions, for an aggregate purchase price of approximately $114.2 million (including a $5.0 million contingent payment). The aggregate purchase price is subject to certain adjustments. See "Agreements Related to Pending Acquisitions--Livent."

     SFX's pending acquisitions will be accounted for using the purchase method of accounting and intangible assets created in the purchase transaction will generally be amortized against future earnings over a fifteen-year period. The amount of such amortization will be substantial and will continue to affect SFX's operating results in the future. These expenses, however, do not result in an outflow of cash by SFX and do not impact EBITDA.

     The consummation of the pending acquisitions by SFX and other future acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill and other intangible assets. As of June 30, 1999, SFX's goodwill and other intangibles were approximately $1.2 billion. This balance will increase due to the pending acquisitions.

     SFX is also currently pursuing certain additional acquisitions; however, it has not entered into any definitive agreements with respect to such acquisitions, and there can be no assurance that it will do so. See "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer."

AGREEMENTS WITH TICKETMASTER AND OGDEN

     On November 13, 1998, SFX and Ticketmaster entered into a binding agreement pursuant to which SFX granted Ticketmaster the exclusive right to sell and distribute tickets for SFX's events worldwide. SFX is currently evaluating its existing internal ticket operations, which were acquired in the 1998 acquisitions; however, SFX does not believe that its ticketing operations are material to its financial conditions or results of operation.

     On December 23, 1998, SFX and Ogden Corporation entered into a long-term agreement pursuant to which Ogden will become the exclusive food and beverage concessionaire at all entertainment venues owned or controlled by SFX. SFX anticipates that revenues associated with its ticket and food and beverage sales will increase in 1999 as a result of these agreements.

STOCK OPTION PLAN

     Following a recommendation of SFX's compensation committee in the fourth quarter of 1998, the Board of Directors of SFX adopted a new incentive stock option plan covering options to acquire up to 4.5 million shares of Class A common stock and approved the grant of options thereunder to acquire approximately 3.45 million shares of Class A common stock at the fair market value on the date of approval.

FINANCINGS

     FEBRUARY 1998 NOTE OFFERING

     On February 11, 1998, SFX completed an offering of $350.0 million in principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2008. Interest is payable on the notes on February 1 and August 1 of each year. SFX used the proceeds from the note offering and the initial borrowings under SFX's then-existing senior credit facility to consummate certain of SFX's 1998 acquisitions. On July 15, 1998, SFX consummated the exchange of substantially identical publicly-registered notes for all outstanding notes issued in the February 1998 note offering. All original notes were tendered for exchange and were canceled upon the issuance of the same principal amount of exchange notes.

     NOVEMBER 1998 NOTE OFFERING

     On November 25, 1998, SFX completed an offering of $200.0 million in principal amount of 9 1/8% Senior Subordinated Notes due December 1, 2008. Interest is payable on the notes on June 1 and December 1 of each year. SFX used the proceeds from the November 1998 note offering to repay substantially all outstanding borrowings under the revolving portion of the Existing Senior Credit Facility. In March 1999, SFX consummated the exchange of substantially identical publicly registered notes for all outstanding notes issued in the November 1998 note offering. All original notes were tendered for exchange and were canceled upon the issuance of the same principal amount of exchange notes.

     CONSENT SOLICITATION

     In July 1999, SFX completed a consent solicitation with respect to its outstanding 9 1/8% senior subordinated notes whereby it obtained approval from the holders to modifications of certain covenants in the indentures governing the notes. The modifications, among other things, provide SFX with greater flexibility to pursue its operating strategy, including foreign acquisitions. Fees associated with the transaction of approximately $13.7 million will be recorded as deferred financing costs on SFX's balance sheet in the third quarter of 1999.

     EXISTING SENIOR CREDIT FACILITY

     On February 26, 1998, SFX executed a Credit and Guarantee Agreement which established a $300.0 million senior secured credit facility comprised of a $150.0 million eight-year term loan and a $150.0 million seven-year reducing revolving credit facility. On September 10, 1998, SFX entered into an agreement with The Bank of New York to increase the revolving portion of the Existing Senior Credit Facility for a total borrowing availability of $350.0 million under the credit facility. The Company anticipates utilizing the proceeds from the New Senior Credit Facility to refinance all outstanding amounts under the Existing Senior Credit Facility. Accordingly, SFX expects to record an extraordinary charge of $2.7 million (net of tax of $1.7 million) in the third quarter of 1999 related to the unamortized costs associated with the Existing Senior Credit Facility.

     NEW SENIOR CREDIT FACILITY

     In July 1999, SFX received a commitment for the New Senior Credit Facility, which is expected to be comprised of a $250.0 million multi-draw, multi-currency term loan maturing on December 31, 2005 (the "Term A Loan"), a $600.0 million single-draw, U.S. dollar term loan maturing on June 30, 2006 (the "Term B Loan") and a $250.0 million reducing revolver (having a letter of credit sub-limit of $75.0 million) maturing on December 31, 2005. No assurances can be given that the New Senior Credit Facility will be consummated on the terms described herein or at all. See "Description of Indebtedness--New Senior Credit Facility."

     1998 EQUITY OFFERING

     On May 27, 1998, SFX consummated an offering of 8,050,000 shares of Class A common stock (12,075,000 on a post-split basis) at an offering price of $43.25 per share, or $28.83 on a post-split basis (the "1998 equity offering"), and received net proceeds of approximately $329.0 million. SFX used the proceeds to consummate certain of its 1998 acquisitions, to fund $109.7 million of tax indemnity payments and to pay fees and other expenses.

     FEBRUARY 1999 EQUITY OFFERING

     In February 1999, SFX consummated an offering of 4,949,000 shares of Class A common stock (7,423,500 shares on a post-split basis) at an offering price of $55.50 per share, or $37.00 on a post-split basis (the "February 1999 equity offering"). SFX received net proceeds of approximately $260.7 million from the offering. SFX used the net proceeds to finance certain of the 1999 acquisitions and to repay indebtedness under the revolving portion of the Existing Senior Credit Facility.

RESULTS OF OPERATIONS

     The operating performances of entertainment companies, such as SFX, are measured, in part, by their ability to generate EBITDA. Further, SFX uses EBITDA, excluding non-cash charges, as its primary indicator of its operating performance, and secondarily as a measure of liquidity. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, SFX believes that the entertainment industry accepts EBITDA as a generally recognized measure of performance and analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as SFX calculates it, may not be comparable to calculations of similarly titled measures presented by other companies.

     SFX's operations and revenues have been largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for SFX's 1998 and 1999 acquisitions, SFX generated approximately 60% of its revenues in the second and third quarters for the year ended December 31, 1998. SFX's outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX promotes largely occur in the second and third quarters. SFX's entertainment marketing and consulting in connection with musical concerts also predominantly generate revenues in the second and third quarters.

     Therefore, the seasonality of SFX's business causes -- and will probably continue to cause -- a significant variation in SFX's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in several of SFX's 1998 and 1999 acquisitions, such as motor sports, which is winter-seasonal, and touring Broadway shows, which typically tour between September and May.

HISTORICAL RESULTS

     Prior to 1998, SFX did not operate in any business segment other than the music segment. Therefore, a discussion of the results of each segment's actual performance as compared to the prior period has not been presented. During 1998 SFX made significant acquisitions in the music segment, which was the primary reason for the increases in revenue, EBITDA and operating income, before corporate charges, in the segment. In addition, SFX made significant acquisitions in all of its segments in February, May and June of 1998 and during the three months ended March 31, 1999, which was the primary reason for the increases in revenue, EBITDA and operating income, before corporate charges, in all segments. The following table summarizes each segment's operating performance for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 (in thousands):

                                                           SIX MONTHS ENDED JUNE 30,
                                --------------------------------------------------------------------------------
                                         REVENUE                  EBITDA (1)           OPERATING (LOSS) INCOME
                                -------------------------   -----------------------   --------------------------
                                    1999          1998         1999         1998          1999          1998
                                -----------   -----------   ----------   ----------   -----------   ------------
Segments:
 Music ......................    $353,270      $177,724      $ 39,769     $  9,291     $   4,462     $  (1,452)
 Theater ....................     140,976        68,463        12,193        7,821         8,115         6,337
 Sports .....................      82,697        11,865        18,841          792         9,825          (227)
 Family Entertainment &
   Other ....................     106,863        36,115        11,929        6,603         2,419         4,261
                                 --------      --------      --------     --------     ---------     ---------
Segment Performance .........     683,806       294,167        82,732       24,507        24,821         8,919
 Corporate expenses and
   non-cash charges .........          --            --        (9,772)      (4,350)      (13,164)      (39,988)
                                 --------      --------      --------     --------     ---------     ---------
Total .......................    $683,806      $294,167      $ 72,960     $ 20,157     $  11,657     $ (31,069)
                                 ========      ========      ========     ========     =========     =========


                                                             YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------
                                        REVENUE                   EBITDA (1)            OPERATING (LOSS) INCOME
                                ------------------------   -------------------------   --------------------------
                                    1998         1997          1998          1997          1998           1997
                                -----------   ----------   ------------   ----------   ------------   -----------
Segments:
 Music ......................    $587,843      $96,653      $  61,204      $ 12,727     $  24,598      $  7,953
 Theater ....................     152,112           --         15,576            --         4,419            --
 Sports .....................      24,829           --          2,466            --        (2,897)           --
 Family Entertainment &
   Other ....................     124,132           --         19,166            --        10,095            --
                                 --------      -------      ---------      --------     ---------      --------
Segment Performance .........     888,916       96,653         98,412        12,727        36,215         7,953
 Corporate expenses and
   non-cash charges .........          --           --        (11,194)       (2,206)      (50,845)       (2,863)
                                 --------      -------      ---------      --------     ---------      --------
Total .......................    $888,916      $96,653      $  87,218      $ 10,521     $ (14,630)     $  5,090
                                 ========      =======      =========      ========     =========      ========

- ----------
(1) As used in these tables, EBITDA excludes non-cash and non-recurring charges.


     SIX MONTHS ENDED JUNE 30, 1999 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

   SFX's total revenue increased by $389.6 million to $683.8 million for the six months ended June 30, 1999, compared to $294.2 million for the six months ended June 30, 1998, primarily as a result of $295.0 million attributable to the 1998 acquisitions acquired subsequent to June 30, 1998 and the 1999 acquisitions. The acquisitions of Cellar Door, Don Law and Nederlander were the primary contributors to $108.4 million increase in revenue related to acquisitions in the music segment. The acquisitions of Magicworks and EMI were the primary contributors to the $69.6 million increase in revenue in the family entertainment & other segment.

   In addition, revenue increased $94.7 million at businesses owned during both periods. The music segment, which contributed $67.2 million of this increase, benefited from increased tour production and concert activity. Incremental sponsorship agreements and the impact of new supplier contracts also contributed to the increased revenue.

     Cost of revenue increased by $277.5 million to $509.2 million for the six months ended June 30, 1999, compared to $231.7 million for the six months ended June 30, 1998, primarily as a result of $205.6 million attributable to the 1998 and 1999 acquisitions and $71.9 million related to the increase in tour production and concert activity in the music segment.

     Selling, general and administrative expenses increased by $53.9 million to $91.9 million for the six months ended June 30, 1999 as compared to $38.0 million for the six months ended June 30, 1998, primarily as a result of $43.4 million attributable to the 1998 and 1999 acquisitions and $10.5 million related to the growth of the SFX's touring operations in the music segment and costs associated with the growth of SFX's overall operations.

     Corporate expenses were $9.8 million for the six months ended June 30, 1999 compared to $4.4 million for the six months ended June 30, 1998. The increase in corporate expenses reflects the additional administrative overhead needed to support the growth of SFX's operations and the costs incurred to begin trading on the New York Stock Exchange.

     Depreciation and amortization expense increased to $59.2 million for the six months ended June 30, 1999, compared to $19.2 million for the six months ended June 30, 1998, primarily as a result of the increase in the amortization of goodwill related to the 1998 and 1999 acquisitions. In addition, SFX recorded $2.4 million of start-up costs related to the opening of a family entertainment project and $598,000 of costs to integrate the acquired businesses during the six months ended June 30, 1999. SFX recorded the fixed assets and identifiable intangible assets of its 1998 and 1999 acquisitions at fair value and recorded goodwill equal to the excess of purchase price over the fair value of the net tangible assets, which are being amortized over periods ranging up to 15 years.

     Non-cash compensation of $2.1 million consisted of charges related to 517,500 options which vest over six years and have an exercise price of $3.67 per share and a deferred compensation plan for each non-employee director, adopted in January 1998, whereby each director was credited with the right to receive 8,183 shares of Class A common stock based upon a stock price of $3.67 per share.

     Non-cash charges recorded in the second quarter of 1998 of $32.1 million consisted of (a) $23.9 million of compensation related to sale of 975,000 shares of Class B common stock and 285,000 shares of Class A common stock at a purchase price of $1.33 per share to certain executive officers pursuant to employment agreements (b) $7.5 million associated with the issuance of 370,766 shares of Class A common stock to Mr. Sillerman in connection with the Meadows Repurchase and (c) $573,000 related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 378,750 shares of Class A common stock. These options vest over three years and have an exercise price of $3.67 per share. SFX is recording non-cash compensation charges of approximately $3.3 million annually over the three-year exercise period.

     Income from operations was $11.7 million for the six months ended June 30, 1999, compared to an operating loss of $31.1 million for the six months ended June 31, 1998, due to the matters discussed above.

     Interest expense, net of investment income, was $37.2 million in the six months ended June 30, 1999, compared to $15.7 million for the six months ended June 30, 1998, primarily as a result of the additional debt incurred to consummate the 1998 and 1999 acquisitions.

     Minority interest was $494,000 for the six months ended June 30, 1999, compared to $398,000 for the six months ended June 30, 1998, primarily relating to certain theatrical productions and a merchandising company which were acquired in 1998.

     SFX recorded an income tax provision of $1.6 million and $1.4 million for the six months ended June 30, 1999 and 1998, respectively. The provision is for federal, state and local taxes. The provision is different from the statutory rate as a result of non-deductible goodwill amortization. The provision for income taxes in 1998 was primarily related to state and local taxes. No federal tax benefit was recorded in 1998 due to the uncertainty of realizing a tax benefit for SFX's losses.

     SFX's net loss decreased to $27.7 million for the six months ended June 30, 1999, as compared to net loss of $48.5 million for the six months ended June 30, 1998, due to the factors discussed above. SFX's net loss applicable to common shares decreased to $29.4 million for the six months ended June 30, 1999, as compared to $49.6 million for the six months ended June 30, 1998 as a result of factors discussed above.

   EBITDA, excluding non-cash compensation of $2.1 million in 1999 and $32.1 million in 1998, was $73.0 million for the six months ended June 30, 1999 compared to $20.2 million for the six months ended June 30, 1998. This increase of $52.8 million was primarily the result of the acquisitions in each of the segments, which contributed $40.3 million in EBITDA growth. In addition, businesses owned for both periods contributed $17.9 million of incremental EBITDA, partially offset by a $5.4 million in increased corporate expenses. The increase in EBITDA for businesses owned for both periods resulted from an increase in the music segment, principally due to increased tour production and concert activity. In addition, incremental sponsorship agreements and new vendor contracts enhanced operating performance.

     YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO THE YEAR ENDED DECEMBER 31,
1997

     SFX's revenue increased by $792.2 million to $888.9 million for the year ended December 31, 1998, compared to $96.7 million for the year ended December 31, 1997, primarily as a result of $695.7 million attributable to the 1998 acquisitions, $12.4 million attributable to the acquisitions of the Meadows in March 1997 and Sunshine Promotions in June 1997 and $80.1 million attributable to increased tour production and concert activity at Delsener/Slater. The 1998 acquisitions significantly increased the concert promotion and venues operation business and expanded SFX's business to include theatrical promotion and production, motor sports promotion and production, sports marketing and management, family entertainment and radio magazine publishing, programming and research.

     Cost of revenue increased by $604.9 million to $678.8 million for the year ended December 31, 1998, compared to $73.9 million for the year ended December 31, 1997, primarily as a result of $521.1 million attributable to the 1998 acquisitions and $7.1 million attributable to the acquisition of Sunshine Promotions.

     Selling, general and administrative expenses increased by $102.2 million to $111.7 million for the year ended December 31, 1998 as compared to $9.5 million for the year ended December 31, 1997, primarily as a result of $89.2 million attributable to the 1998 acquisitions and $5.3 million attributable to the acquisition of Sunshine Promotions.

     Depreciation and amortization expense increased to $62.2 million for the year ended December 31, 1998, compared to $5.4 million for the year ended December 31, 1997, due to the inclusion of $47.6 million of depreciation and amortization expense related to the 1998 acquisitions and $1.7 million related to the acquisition of Sunshine Promotions and the Meadows. In addition, SFX recorded a $2.7 million write down of an asset relating to the Triathlon Broadcasting Company agreement as described below and recorded $2.4 million of integration and start-up costs for the year ended December 31, 1998. SFX recorded the fixed assets of its 1998 acquisitions and the Sunshine Promotions acquisition at fair value and recorded intangible assets equal to the excess of purchase price over the fair value of the net tangible assets, which are being amortized over periods ranging up to 15 years.

     Corporate expenses were $11.2 million for the year ended December 31, 1998, net of $530,000 in fees earned from Triathlon, compared to $2.2 million for the year ended December 31, 1997, net of Triathlon fees of $1.8 million. The increase in corporate expenses reflects the additional administrative overhead needed to support the growth of SFX's operations and the formation of SFX Live, the national marketing division of SFX. The fees earned from Triathlon are based on consulting services provided by or on behalf of SCMC, a private investment company in which certain officers of SFX have economic interests, that makes investments in and provides financial consulting services to companies engaged in the media business. These fees fluctuate above the minimum annual fee of $500,000 based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to SFX Broadcasting, and SFX Broadcasting assigned its rights to receive the fees to SFX, pursuant to the distribution agreement. Triathlon has announced that it has agreed to be acquired by a third party. When Triathlon is acquired, it will cease paying consulting fees.

     In 1998 SFX recorded $5.6 million of non-recurring charges related to certain fees paid to Livent for the Ragtime and Showboat touring productions and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered.

     Non-cash compensation and other non-cash charges of $34.1 million consisted of:

     o $23.9 million of compensation related to the sale of 975,000 shares of Class B common stock and 285,000 shares of Class A common stock at a purchase price of $1.33 per share to certain executive officers pursuant to employment agreements;

     o $7.5 million associated with the issuance of 370,766 shares of Class A common stock to Mr. Sillerman in connection with the repurchase (the "Meadows Repurchase") of shares of SFX Broadcasting issued to the sellers of Meadows;

     o $2.4 million related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 528,750 shares of Class A common stock; and

     o $300,000 related to a deferred compensation plan for each non-employee director, adopted in January 1998, whereby each director was credited with the right to receive 8,183 shares of Class A common stock based upon a stock price of $3.67 per share.

     Of these options, 517,500 vest over three years and have an exercise price of $3.67 per share. SFX is recording non-cash compensation charges of approximately $3.3 million annually over the three-year exercise period.

     The operating loss was $14.6 million for the year ended December 31, 1998, compared to income of $5.6 million for the year ended December 31, 1997, due to the matters discussed above.

     Interest expense, net of investment income, was $46.3 million in the year ended December 31, 1998, compared to $1.3 for the year ended December 31, 1997, primarily as a result of $746.5 million attributable to the incurrence of additional debt related to the 1998 acquisitions and $16.2 million attributable to the debt assumed in connection with the Meadows and Sunshine Promotions acquisitions.

     Minority interest was $2.0 million for the year ended December 31, 1998, compared to no minority interest for the year ended December 31, 1997 relating to minority interests in two amphitheaters, certain theatrical productions and a merchandising company which were acquired in 1998.

     Income tax provision was $3.0 million for the year ended December 31, 1998. The provision is primarily for state and local taxes and reflects the impact of non-deductible goodwill amortization and other non-cash compensation and other non-cash charges. No federal tax benefit has been recognized due to the uncertainty of realizing a tax benefit for SFX's losses.

     SFX's net loss increased to $65.9 million for the year ended December 31, 1998, as compared to net income of $3.8 million for the year ended December 31, 1997, due to the factors discussed above. SFX's net loss applicable to common shares increased to $68.7 million for the year ended December 31, 1998, as a result of the accretion of stock subject to redemption.

     EBITDA, excluding non-cash compensation and other non-cash charges of $34.1 million and non-recurring charges of $5.6 million was $87.2 million for the year ended December 31, 1998, compared to $11.0 million for the year ended December 31, 1997, primarily as a result of the 1998 acquisitions.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     SFX's concert promotion revenue increased by 90% to $96.7 million for the year ended December 31, 1997, compared to $50.9 million for the year ended December 31, 1996, as a result of the acquisitions of Sunshine Promotions and Meadows, which increased concert promotion revenue by $45.5 million.

     Cost of revenue increased by 78% to $73.9 million for the year ended December 31, 1997, compared to $41.6 million for the year ended December 31, 1996, primarily as a result of the acquisitions of Sunshine Promotions and Meadows, which increased concert operating expenses revenue by $37.1 million, which was offset in part by $4.4 million in decreased officer salary expense paid to the former owners of Delsener/Slater.

     Selling, general and administrative expenses increased to $9.5 million for the year ended December 31, 1997 from $9.1 million for the year ended December 31, 1996, primarily as a result of the acquisition of Sunshine Promotions and Meadows.

     Depreciation and amortization expense increased to $5.4 million for the year ended December 31, 1997, compared to $747,000 for the year ended December 31, 1996, due to the inclusion of $2.6 million of depreciation and amortization expense related to the acquisitions of Sunshine Promotions and Meadows and $1.4 million in depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997 and $657,000 of depreciation and amortization relating to the corporate office. In 1997, SFX recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater, which was amortized over a 15-year period.

     Corporate expenses were $2.2 million for the year ended December 31, 1997, net of $1.8 million in fees received from Triathlon, compared to no corporate expenses for the year ended December 31, 1996. These expenses represent the incremental costs of operating SFX's corporate offices, and therefore did not exist in 1996.

     Operating income was $5.6 million for the year ended December 31, 1997, compared to a loss of $547,000 for the year ended December 31, 1996, due to the results discussed above.

     Interest expense, net of investment income, was $1.3 million in the year ended December 31, 1997, compared to net interest income of $138,000 for the year ended December 31, 1996, primarily as a result of assumption of additional debt related to the acquisitions of the Meadows and Sunshine Promotions.

     Income tax provision increased to $490,000 for the year ended December 31, 1997, compared to $106,000 for the year ended December 31, 1996, primarily as a result of higher operating income.

     SFX's net income increased to $3.8 million for the year ended December 31, 1997, as compared to a net loss of $515,000 for the year ended December 31, 1996, due to the factors discussed above.

     EBITDA increased to $11.0 million for the year ended December 31, 1997, compared to a EBITDA of $200,000 for the year ended December 31, 1996, as a result of $8.3 million attributable to SFX's 1997 acquisitions, $4.4 million attributable to the reduction in officers' salary expense and $340,000 attributable to improved operating results.

PRO FORMA RESULTS

     SIX MONTHS ENDED JUNE 30, 1999

     On a pro forma basis, assuming (i) SFX's 1999 acquisitions, (ii) the February 1999 equity offering, (iii) the pending Apollo acquisition, (iv) the consent solicitation with respect to the outstanding 9 1/8% Senior Subordinated Notes, (v) the proposed New Senior Credit Facility, and (vi) this offering were completed as of January 1, 1998, total revenue for the six months ended June 30, 1999 would have been $763.3 million, as compared to the actual results of $683.8 million. Cost of revenue would have been $546.7 million, as compared to the actual results of $509.2 million. Selling, general and administrative expenses would have been $122.6 million as compared to the actual results of $91.9 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, depreciation and amortization would have been $62.9 million as compared to the actual results of $59.2 million.

     The increases in revenue, cost of revenue, selling, general and administrative expenses and depreciation and amortization resulted primarily from the inclusion of the operating results of each of the businesses acquired in the 1999 acquisitions and the pending Apollo acquisition for the entire period.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, operating income would have been $19.3 million, as compared to the $11.7 million, due to the factors discussed above.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, interest expense would have been $64.6 million for the year ended December 31, 1998, as compared to the actual results of $38.8 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, income tax benefit would have been $1.8 million, as compared to the actual provision of $1.6 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, SFX's net loss would have been $42.9 million, as compared to the actual results of $27.7 million, due to the results discussed above.

     On a pro forma basis for the transactions described above, EBITDA, excluding non-cash charges of $2.1 million and expected acquisition related cost savings related to the elimination of duplicative staffing and general and administrative expenses of $1.4 million, would have been $85.7 million, as compared to EBITDA, excluding non-cash charges of $2.1 million, of $73.0 million on a historical basis.

     YEAR ENDED DECEMBER 31, 1998

     On a pro forma basis assuming: (i) SFX's 1998 and 1999 acquisitions, (ii) the offerings of $350 million and $200 million of 9 1/8% Senior Subordinated Notes due 2008 completed in February and November 1998, (iii) the May 1998 equity offering, (iv) the February 1999 equity offering, (v) the pending Apollo acquisition, (vi) the consent solicitation with respect to the outstanding
9 1/8% Senior Subordinated Notes, (vii) the proposed New Senior Credit facility, and (viii) this offering were completed as of January 1, 1998, total revenue for the year ended December 31, 1998 would have been $1.5 billion, as compared to the actual results of $888.9 million. Cost of revenue would have been $1.1 billion, as compared to the actual results of $678.8 million. Selling, general and administrative expenses would have been $214.4 million as compared to the actual results of $111.7 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, depreciation and amortization would have been $125.7 million, as compared to the actual results of $62.2 million.

     The increases in revenue, cost of revenue, selling, general and administrative expenses and depreciation and amortization resulted primarily from the inclusion of the operating results of each of the businesses acquired in the 1998 and 1999 acquisitions and the pending Apollo acquisition for the entire period.

     On a pro forma basis for the 1998 acquisitions, corporate expenses would have been $11.4 million, net of Triathlon fees, as compared to the actual results of $11.2 million, reflecting the incremental cost to the corporate office of operating a larger enterprise.

     On a pro forma basis for the 1998 and 1999 acquisitions, non-cash compensation and other non-cash and non-recurring charges would have been $40.0 million, as compared to the actual results of $39.7 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, operating income would have been $12.6 million, as compared to the actual loss of $14.6 million, due to the factors discussed above.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, interest expense would have been $129.3 million for the year ended December 31, 1998, as compared to the actual results of $50.8 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, income tax expense would have been $6.1 million, as compared to the actual provision of $3.0 million.

     On a pro forma basis, assuming all the transactions described above were completed as of January 1, 1998, SFX's net loss would have been $120.3 million, as compared to the actual results of $65.9 million, due to the results discussed above.

     On a pro forma basis for the transactions described above, EBITDA, excluding non-cash charges of $34.4 million, non-recurring charges of $9.6 million and expected acquisition-related cost savings related to the elimination of duplicative staffing and general and administrative expenses of $8.8 million, would have been $191.1 million, as compared to EBITDA, excluding non-cash charges of $34.4 million and non-recurring charges of $5.6 million, of $87.2 million on a historical basis.

LIQUIDITY AND CAPITAL RESOURCES

     SFX's principal need for funds has been for acquisitions, interest expense, working capital needs, certain payments in connection with the SFX spin-off and capital expenditures. SFX's principal sources of funds has been proceeds from two note offerings, the proceeds from two equity offerings, borrowings under its senior credit facilities and cash flows from operations. SFX intends to apply the proceeds from this offering to finance its pending Livent acquisition and potential future acquisitions, for general corporate purposes and to pay fees and expenses in connection with the Livent acquisition, potential future acquisitions and this offering. The foregoing represents SFX's best current estimate of the allocation of the net proceeds of this offering. As noted elsewhere herein, such estimates and anticipated uses could be subject to significant change.

     HISTORICAL CASH FLOWS

     Net cash provided by operations was $27.4 million for the year ended December 31, 1998, as compared to $1.0 million for the year ended December 31, 1997. The increase was primarily attributable to an increase in the operating results of SFX's business segments, partially offset by other changes in working capital. For the six months ended June 30, 1999, net cash provided by operations was $94.4 million, as compared to $71.3 million for the six months ended June 30, 1998. The increase was primarily attributable to improved cash operating results and a substantial increase in deferred revenue partially offset by other working capital changes.

     Net cash used in investing activities for the year ended December 31, 1998 was $891.9 million, as compared to $73.3 million for the year ended December 31, 1997. The increase was primarily the result of SFX's 1998 acquisitions and capital expenditures at certain amphitheaters. Net cash used in investing activities for the six months ended June 30, 1999 was $335.5 million, as compared to $551.8 million for the six months ended June 30, 1998. The decrease in the use of funds was the result of less acquisition activity in the six months ended June 30, 1999 as compared to the comparable period in 1998.

     Net cash provided by financing activities for the year ended December 31, 1998 was $906.5 million, as compared to $78.3 million for the year ended December 31, 1997. During 1998, SFX completed the note offerings, yielding gross proceeds of $550.0 million, had net borrowings of $196.0 million under the Existing Senior Credit Facility and repaid other debt of $9.7 million. In addition, SFX completed the 1998 equity offering, yielding net proceeds of $329.0 million, offset by tax indemnification payments of $109.7, Spin-Off related payments to SFX Broadcasting of $135.7 million and the payment of debt issuance costs of $22.7 million. For the six months ended June 30, 1999, net cash provided by financing activities was $292.5 million, as compared to $719.0 million for the six months ended June 30, 1998. During the recent period, SFX completed the February 1999 equity offering, yielding net proceeds of $260.7 million, and had net borrowings of $38.0 million under the Existing Senior Credit Facility. The proceeds from the February 1999 equity offering and borrowings under the Existing Senior Credit Facility were used to finance the 1999 acquisitions. During the first six months of 1998, SFX completed a $350 million note offering, had net borrowings of $150.0 million under the Existing Senior Credit Facility, completed the 1998 equity offering for $330.7 million of net proceeds and repaid other net debt of $5.3 million. In addition, SFX made Spin-Off related payments of $89.2 million and incurred debt issuance costs of $17.5 million.

     PENDING ACQUISITIONS

     On August 2, 1999, SFX entered into an agreement to acquire Apollo Leisure Group plc for a total purchase price of approximately $254.0 million (based on the exchange rate as of July 30, 1999), including, 979,667 shares of Class A common stock with a value of approximately $45.0 million (based on an assumed market price of the Class A common stock of $46.00 per share). On May 28, 1999, SFX entered into an agreement to acquire certain assets of Livent Inc., and its affiliates for an aggregate purchase price of approximately $114.2 million (including a $5.0 million contingent payment). The purchase price for each of the pending Apollo and Livent acquisitions is subject to certain adjustments. See "Agreements Related to Pending Acquisitions." SFX also expects to incur approximately $5.5 million in fees and expenses relating to the pending acquisitions.

     The non-stock portion of the purchase price will consist of loan notes. Under the terms of the loan notes, any one or more of the selling stockholders may require payment of all or a portion of the principal amount of the loan notes (together with interest accrued thereon to the date of payment) at any time commencing nine months after the closing of the acquisition until the maturity date of the loan notes. The loan notes will bear interest at a rate equal to 90% of the three-month LIBOR, calculated and paid quarterly, and will be unconditionally guaranteed by certain financial institutions. In the event that any selling stockholder exercises its right to require repayment of the loan notes, such repayment is expected to be made with funds drawn under the multi-currency term loan portion of the New Senior Credit Facility.

     FEBRUARY 1999 EQUITY OFFERING

     In February 1999, SFX consummated an offering of 4,949,000 shares of Class A common stock (7,423,500 shares on a post-split basis) at an offering price of $55.50 per share, or $37.00 on a post-split basis. SFX received net proceeds of approximately $263.7 million from the offering. SFX used the net proceeds to finance certain of the 1999 acquisitions and to repay indebtedness under the revolving portion of the Existing Senior Credit Facility.

     NEW SENIOR CREDIT FACILITY

     In June 1999, SFX received a commitment for the New Senior Credit Facility, which is expected to be comprised of a $250.0 million multi-draw, multi-currency term loan maturing on December 31, 2005, a $600.0 million single-draw, U.S. dollar term loan maturing on June 30, 2006 and a $250.0 million reducing revolver (having a letter of credit sub-limit of $75.0 million) maturing on December 31, 2005. SFX anticipates utilizing the proceeds from the New Senior Credit Facility to refinance all outstanding amounts under the Existing Senior Credit Facility. Accordingly, SFX expects to record an extraordinary charge of $2.7 million (net of tax of $1.7 million) in the third quarter of 1999 related to the unamortized costs associated with the Existing Senior Credit Facility.

     CONSENT SOLICITATION

     In July 1999, SFX completed a consent solicitation with respect to its outstanding 9 1/8% senior subordinated notes whereby it obtained approval from the holders to modifications of certain covenants in the indentures governing the notes. The modifications, among other things, provide SFX with more flexibility to make investments and acquisitions internationally and permit SFX's foreign subsidiaries to incur indebtedness, subject to certain limitations. Fees associated with the transaction of approximately $13.7 million have been recorded as deferred financing costs on SFX's balance sheets.

     SFX expects to complete the pending Apollo and Livent acquisitions during the third quarter of 1999. However, the timing and completion of SFX's pending acquisitions are subject to a number of closing conditions, certain of which are beyond the control of SFX. No assurance can be given that SFX will be able to complete its pending acquisitions on the terms described herein or at all. See "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer."

     FUTURE ACQUISITIONS

     Consistent with its operating strategy, SFX is currently negotiating additional acquisitions in the United States and Europe and expects to pursue additional acquisitions in the live entertainment business in the future. However, SFX has not entered into any definitive agreements with respect to such acquisitions and there can be no assurance that it will do so. Any such acquisitions could result in SFX:

     o issuing more of its stock, which may dilute the value of existing stock of SFX;

     o  incurring a substantial amount of additional debt; and/or

     o  amortizing expenses related to goodwill and other intangible assets.

     However, there can be no assurance that SFX will be able to obtain financing for such acquisitions on terms acceptable to SFX or at all. Any or all of these actions could have a material adverse impact on SFX's business, financial condition and results of operations. See "Forward-Looking Statements" and "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer."

     FUTURE CONTINGENT PAYMENTS

     Certain of the agreements relating to SFX's 1998 and 1999 acquisitions provide for purchase price adjustments and other future contingent payments under certain circumstances, including payments based on the financial performance of the acquired companies. As of June 30, 1999, SFX had recorded $8.7 million related to such contingent payments. SFX will continue to accrue additional amounts related to such contingent payments if and when it becomes probable that the applicable financial performance target will be met.

     In connection with the pending acquisition of Livent, SFX expects to incur a contingent payment of $5.0 million based upon the ability of Livent to deliver theatrical rights to the production Seussical in a form acceptable to SFX.

     The PACE acquisition agreement provides that each PACE seller will have an option, exercisable for 90 days after the fifth anniversary of the closing of the PACE acquisition, to require SFX to repurchase up to 750,000 shares of the Class A common stock received by that seller for $22.00 in cash per share, for an aggregate purchase price of up to $16.5 million. Pursuant to the terms of Brian Becker's employment agreement with SFX, during the period between December 12, 1999, and December 27, 1999, Mr. Becker, an Executive Vice President, a director and a Member of the Office of the Chairman of SFX, will have the option to, among other things, require SFX to pay him an amount equal to the present value of the compensation payable during the remaining term of his employment agreement. Exercise of such option would result in termination of Mr. Becker's employment agreement.

     SFX also incurred future payment obligations in connection with the Contempory, Oakdale, FAME, Nederlander and certain other acquisitions.

     SPIN-OFF

     In connection with the SFX spin-off (the "Spin-Off"), SFX entered into the tax sharing agreement with SFX Broadcasting. Pursuant to such agreement, SFX is responsible for certain taxes incurred by SFX Broadcasting, including income taxes imposed with respect to income generated by SFX for periods before the Spin-Off and taxes resulting from gain recognized by SFX Broadcasting in the Spin-Off. SFX has made an estimated payment of $109.7 million in taxes in connection with the Spin-Off. Management's estimates of the amount of the indemnity payment are based on assumptions which management believes are reasonable. However, upon the completion of all final tax returns, including any potential tax audits, such assumptions could be modified in a manner that would result in a significant variance in the actual amount of the tax indemnity.

     INTEREST ON NOTES AND BORROWINGS UNDER THE NEW SENIOR CREDIT FACILITY

     SFX has incurred and will continue to incur substantial amounts of indebtedness. On February 11, 1998, SFX issued $350 million aggregate principal amount of 9 1/8% senior subordinated notes. Interest of approximately $16.0 million is payable on the notes on February 1 and August 1 of each year, and the notes mature on February 1, 2008. On November 25, 1998, SFX completed the offering of $200 million aggregate principal amount of 9 1/8% senior subordinated notes. Interest of approximately $9.1 million is payable on the notes on June 1 and December 1 of each year. In addition, as of July 28, 1999, SFX had term loan indebtedness of $301.0 million under the Existing Senior Credit Facility.

     The degree to which SFX is leveraged could have important consequences, including, but not limited to:

     o making it more difficult for SFX to satisfy its obligations with respect to the old notes and new notes;

     o increasing SFX's vulnerability to general adverse economic and industry conditions;

     o limiting SFX's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements;

     o requiring the dedication of a substantial portion of SFX's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes;

     o limiting SFX's flexibility in planning for, or reacting to, changes in its business and the industry; and

     o placing SFX at a competitive disadvantage vis-a-vis less leveraged competitors.

     In addition, the indentures governing the 9 1/8% senior subordinated notes, the Existing Senior Credit Facility and the proposed New Senior Credit Facility contain financial and other restrictive covenants that will limit the ability of SFX to, among other things, borrow additional funds for future acquisitions or otherwise. Failure by SFX to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on SFX's business, financial condition and results of operations. SFX's indebtedness under the Existing Senior Credit Facility is secured by a pledge of the stock of substantially all of its subsidiaries and by liens on substantially all of its and its domestic subsidiaries' assets. Most of SFX's domestic subsidiaries have also guaranteed the 9 1/8% senior subordinated notes and borrowings under the Existing Senior Credit Facility. The New Senior Credit Facility is expected to be similarly secured and have the benefit of the same subsidiary guarantees. If SFX were unable to repay any borrowings when due, the lenders could attempt to seize SFX's and its subsidiaries' assets and the capital stock of SFX's subsidiaries. In addition, the degree to which SFX is leveraged could prevent it from repurchasing all of the notes tendered to it upon the occurrence of a Change of Control. See "Risk Factors--Our indentures and credit facility restrict our operations" and "--We could be required to make large payments upon a change of control, which may harm our financial condition."

     SFX's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into SFX's operations. There can be no assurance that SFX will be able to make planned borrowings, that SFX's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable SFX to service its debt and to make necessary capital or other expenditures. SFX may be required to refinance a portion of the principal amount of its indebtedness before its maturities. There can be no assurance that SFX will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing.

     CAPITAL EXPENDITURES

     Capital expenditures totaled $64.8 million and $26.6 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Based on its current level of operations, SFX expects capital expenditures for 1999 to be approximately $50.0 million, including $28.0 million of major projects. These capital expenditures are expected to be funded by cash flows from operations.

     YEAR 2000 COMPLIANCE

     SFX is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by SFX's computer systems. The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of SFX's programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in miscalculations or system failures. The problem is not limited to computer systems. Year 2000 issues will also potentially affect every non-information technology system that has an embedded microchip, such as elevators.

     ASSESSMENT. SFX management has been conducting a review of its exposure to the Year 2000 problem. Based on SFX's internal review and discussions with third parties regarding the Year 2000 problem, SFX believes that its exposure to potential Year 2000 problems exists in two general areas: (1) technological operations, including non-information technology systems, which are in the sole control of SFX, and (2) technological operations which are dependent in some way on one or more third parties. Failure to achieve high levels of Year 2000 compliance in either area could have a material adverse impact on SFX.

     REMEDIATION AND IMPLEMENTATION. In the area of technological operations which are under SFX's exclusive control, SFX is currently involved in the identification and remediation of affected technological functions, including non-information technology systems. SFX is addressing the risks associated with Year 2000 compliance with respect to its accounting and financial reporting systems and is in the process of installing new accounting and reporting systems. These systems will provide improved reporting, allow for more detailed analysis, handle SFX's 1998 and 1999 acquisitions and be Year 2000 compliant. SFX expects that business segments representing 88% of SFX's pro forma revenue for the year ended December 31, 1998 had new year 2000 compliant accounting and financial systems installed as of January 1, 1999. SFX expects its remaining business segments to have the new year 2000 compliant accounting and financial systems installed before the fall of 1999. Although certain of Apollo's information systems are not currently year 2000 compliant, we anticipate that Apollo will take adequate preventative action by November 1999. We do not believe any expenditures associated with Apollo's plan for addressing year 2000 problems will have a material adverse effect on the financial condition of Apollo. SFX is in the identification and assessment phase with respect to its non-information technology systems, which is projected to continue until the fall of 1999.

     TESTING. SFX will begin updating and testing its systems after their installation, and expects that all testing will be complete by the fall of 1999. Upon completion, SFX will be able to identify any internal computer systems that remain non-compliant. At present, it is anticipated that SFX's action plan for addressing Year 2000 problems will be successfully completed in all material respects in advance of January 1, 2000.

     ESTIMATED COSTS. The total financial effect that Year 2000 issues will have on SFX cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of SFX's efforts will not be known with certainty until the year 2000 actually arrives. SFX anticipates that the cost of implementing the new accounting and reporting systems will be approximately $7.2 million, of which approximately $5.4 million has been spent through June 30, 1999. Based on its assessment to date, SFX does not believe that expenses related to addressing the Year 2000 problem will have a material effect on the operations and financial condition of SFX.

     THIRD PARTIES. In the area of technological operations dependent in some way on one or more third parties, including vendors, suppliers, joint venture partners or major customers, the situation is much less in SFX's ability to predict or control. SFX has begun to assess the level of Year 2000 problems associated with their various vendors, suppliers, joint venture partners and major customers. SFX's significant vendors are ticketing companies, payroll processors, utility companies and banks. SFX is communicating with some of these third parties to assess their compliance efforts and SFX's exposure resulting from Year 2000 issues. SFX is in the process of requesting written assurances of Year 2000 compliance from each of its significant suppliers as a part of SFX's contingency planning process. Although SFX is making these efforts to ensure that the third parties on which it is heavily reliant are Year 2000 compliant, it cannot predict the likelihood of such compliance occurring nor the direct or indirect costs to SFX of non-compliance by those third parties or of securing such services from compliant third parties. SFX has no control over these third parties' compliance and cannot give assurances that these third parties' representations to SFX are accurate. Therefore, there can be no guarantee that Year 2000 problems originating with a third party will not occur and no absolute assurance that third parties will convert their systems in a timely manner. Assuming that such third parties are not or do not become Year 2000 compliant in a timely manner, to the extent SFX is unable to replace the goods, services or customers with alternate sources of supply and demand on a timely and economically equivalent basis, such failure would likely have a material adverse effect on SFX's business and results of operations. However, SFX does not anticipate that it will be subject to a material impact in this area.

     CONTINGENCY PLAN. SFX has not completed its implementation and testing of Year 2000 compliant systems. However, a reasonably likely worst case scenario is that certain of SFX's material suppliers or customers will be unable to fully become Year 2000 compliant in a timely manner, which will disrupt SFX's ability to provide services and generate revenues in certain areas in which it does business. For example, disruptions in ticketing operations would significantly reduce attendance. Disruptions in transportation could affect the provision of concessions for sale at SFX's venues. These disruptions would continue until alternate sources of supply and demand could be located. Based on the results of the implementation and testing of SFX's Year 2000 affected systems and the ongoing assessment of the readiness of its vendors, suppliers, joint venture partners and major customers, SFX will develop appropriate contingency plans that address the most reasonably likely worst case scenarios. SFX expects to have such contingency plans in place by the fall of 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on SFX's business, financial condition or results of operations.

     SOURCES OF LIQUIDITY

     As of June 30, 1999, SFX's cash and cash equivalents totaled $99.4 million, and its working capital was a negative $55.8 million. The negative working capital reflects SFX's policy of funding acquisitions, to the extent possible, with available cash on hand, in order to maintain minimum borrowings under its senior credit facility. In February 1998, SFX received the proceeds from the $350.0 million offering of 9 1/8% senior subordinated notes and borrowed $150.0 million under the Existing Senior Credit Facility. On May 27, 1998, SFX received approximately $329.0 million in net proceeds from the 1998 equity offering. SFX used the proceeds from the 1998 equity offering to repay certain indebtedness, fund the tax indemnification payments and consummate the FAME, Oakdale and certain other acquisitions. In the third quarter of 1998, SFX used the remaining proceeds of the 1998 equity offering and borrowed an additional $196.0 million under the Existing Senior Credit Facility to complete the Don Law acquisition, the Magicworks acquisition and the acquisition of the seven companies in the theatrical and music segments. On November 25, 1998, SFX received approximately $192.5 million in net proceeds from the November 1998 note offering, which it used primarily to repay indebtedness under the revolving portion of the Existing Senior Credit Facility. In February 1999, SFX received approximately $260.7 million in net proceeds from the February 1999 equity offering. SFX intends to use borrowings under the proposed New Senior Credit Facility to refinance the Existing Senior Credit Facility. As of June 30, 1999, SFX had $234.0 million of indebtedness outstanding under the Existing Senior Credit Facility. In the event the New Senior Credit Facility is not completed prior to the closing of this offering, SFX will require the consent of the lenders under the Existing Senior Credit Facility to the terms of this offering.

     SFX has incurred and will continue to incur substantial amounts of indebtedness. As of June 30, 1999, on a pro forma basis giving effect to this offering and the application of the net proceeds therefrom, and the consummation of the pending Apollo acquisition, SFX's consolidated debt would have been approximately $1.4 billion. On the same basis, SFX's consolidated debt would consist of:

     o  $550.0 million of 9 1/8% senior subordinated notes;

     o  $783.4 million in borrowings under the New Senior Credit Facility; and

     o  $64.2 million in other debt.

SFX's temporary equity would have been $19.9 million, and its stockholders' equity would have been approximately $1.1 billion.

     On a pro forma basis, SFX's ratio of total debt to total capitalization as of June 30, 1999, would have been approximately 0.56 to 1. See "SFX Unaudited Pro Forma Condensed Combined Financial Statements." SFX may incur indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "Risk Factors--We have a substantial amount of debt, which may harm us and our stockholders" and "--If we are unable to complete pending or future acquisitions, our stock price may suffer."

     The proposed New Senior Credit Facility is expected to be comprised of a $250.0 million multi-draw, multi-currency term loan (the "Term A Loan"), a $600.0 million single-draw, U.S. dollar term loan (the "Term B Loan") and a $250.0 million reducing revolver having a letter of credit sub-limit of $75.0 million. Loans outstanding under the New Senior Credit Facility are expected to bear interest, at SFX's option, at certain spreads over LIBOR for the appropriate currency or the greater of the Federal Funds rate plus 0.50% or The Bank of New York's prime rate. The interest rate spreads on the term loan and revolving portions of the New Senior Credit Facility will be adjusted based on SFX's leverage ratio. SFX will pay a per annum commitment fee on unused availability under the revolver of 0.5% to 0.75% and a per annum letter of credit fee equal to the Applicable LIBOR Margin, as defined in the New Senior Credit Facility, for the revolver then in effect. SFX will also pay a commitment fee on the unused availability under the Term A Loan. For a more detailed summary of the terms of the proposed New Senior Credit Facility, see "Description of Indebtedness--New Senior Credit Facility."

     The Existing Senior Credit Facility contains, and the New Senior Credit Facility will contain, usual and customary covenants, including limitations on:

     o  line of business;

     o  additional indebtedness;

     o  liens;

     o  acquisitions;

     o  asset sales;

     o  dividends, repurchases of stock and other cash distributions;

     o  total leverage;

     o  senior leverage; and

     o ratios of operating cash flow to pro forma interest expense, debt service and fixed charges.

SFX's obligations under the Existing Senior Credit Facility are secured by substantially all of the assets of SFX and its domestic subsidiaries and by a pledge of the stock of substantially all of SFX's subsidiaries. SFX's obligations are guaranteed by substantially all of SFX's domestic subsidiaries. The New Senior Credit Facility is expected to be similarly secured and have the benefit of the same subsidiary guarantees.

     The proceeds to SFX from this offering are expected to be approximately $332.1 million. SFX intends to use the net proceeds from this offering to finance future acquisitions, for general corporate purposes and to pay fees and expenses in connection with potential future acquisitions and this offering. The availability of funds under the Existing Senior Credit Facility is subject to, and the proposed New Senior Credit Facility will be subject to, compliance with certain financial and other covenants and conditions, and there can be no assurance that the funds required to complete SFX's pending or future acquisitions will be available to SFX when needed. In addition, no assurances can be given that the New Senior Credit Facility will be consummated on the terms described herein or at all. The consummation of the New Senior Credit Facility is material to the consummation of the Apollo acquisition and the implementation of SFX's acquisition and growth strategy.

     SFX may also be obligated to make payments relating to ongoing and future litigation. See "Business--Litigation."

                   OVERVIEW OF THE LIVE ENTERTAINMENT INDUSTRY

MUSIC

     The concert promotion industry in North America and Europe consists primarily of regional promoters focused generally in one or two major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled $1.3 billion in 1998, compared to $321.7 million in 1985, representing a compounded annual growth rate of approximately 11.3%. SFX believes that overall increases in ticket sales during the last several years are in part due to the increasing popularity of amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts.

     Typically, to initiate a music concert or other live entertainment event or tour, a booking agent contracts with a performer to arrange a venue and date, or series of venues and dates, for the performer's event. The booking agent in turn contacts a promoter or promoters in the locality or region of the relevant venue or venues. The promoter markets the event, sells tickets, rents or otherwise provides the event venue or venues and arranges for local production services, such as stage, set, sound and lighting. In certain instances, particularly in connection with music festivals, a promoter may also provide limited production services. Individual industry participants, such as SFX, often perform more than one of the booking, promotion and venue operation functions.

     The booking agent generally receives from the artist a fixed fee for its services or, in some cases, a fee based on the success of the event or events. The promoter typically agrees to pay the performer the greater of a guaranteed amount and a profit-sharing payment based on gross ticket revenues, therefore assuming the risk of an unsuccessful event. The promoter sets ticket prices and advertises the event to cover expenses and generate profits. If the event is unprofitable, a promoter will sometimes renegotiate a lower guarantee to lessen the promoter's losses, in a process known as "settlement." In some instances, the promoter agrees to accept a fee from the booking agent for the promoter's services, and the booking agent bears the financial risk of the event.

     A venue operator typically contracts with a promoter to rent its venue for a specific event on a specific date or dates. The venue operator provides services such as concessions, parking, security, ushers and ticket-takers, and receives revenues from concessions, merchandise, sponsorships, parking and premium box seats. A venue operator in North America will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer.

     Concert venues in the U.S. and Europe generally consist of:

     o   stadiums, which typically have 32,000 or more seats;
     o   amphitheaters or arenas, which typically have 5,000 to 32,000 seats;
     o   clubs, which typically have less than 2,000 seats; and
     o   theaters, which typically have 100 to 5,000 seats.

Amphitheaters are generally outdoor venues that are used primarily in the summer season. They are popular venues for concerts because the seating configuration is designed specifically for concert events, often resulting in more available seats, fewer obstructed seats, better lines of sight to the stage and superior acoustics. In addition, because they typically cost less to construct, maintain and operate than traditional multi-purpose stadiums and arenas, amphitheaters often are able to host concerts and other events that would not be profitable in a stadium or arena. In the U.S., amphitheaters are typically the venue of choice for concerts, while, in Europe, arenas, stadiums and festival sites are generally more popular.

THEATER

     The audience for live professional theater has increased significantly in the last two decades. According to Variety Magazine, gross ticket sales for the entire industry of touring Broadway shows and Broadway shows have increased from $476.5 million during the 1987-88 season to $1.4 billion during the 1997-98 season, a compounded annual growth rate of 11.0%. During this time, the number of touring weeks and markets where touring Broadway shows could profitably be presented have expanded. Sales for touring Broadway shows have grown as a percentage of total industry gross ticket sales, from approximately 47% in the 1987-88 season to approximately 59% in the 1997-98 season. The growth of the national theatrical industry has resulted, in part, from:

     o the development of local subscription series for touring Broadway shows;
     o the construction of new performing arts centers with seating capacities of 2,500 or more in many municipalities;
     o   an increase in the quality of touring Broadway shows; and
     o an increase in the number of multiple-week engagements produced for presentation outside of New York City.

Touring Broadway shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City.

     Live professional theater consists mainly of the production of existing musical and dramatic works and the development of new works. In general, musicals require more investment of time and capital than dramatic productions. For an existing musical work which is more likely to be presented as a touring Broadway show, a period of 12 to 24 months typically elapses between the time a producer acquires the theatrical stage rights and the date when the musical is first performed before the public. A longer period, typically three years, is required before a newly-created work is first publicly performed. The production costs in the U.S. and Europe for a major musical production is typically in the range of $5 million to $12 million, depending on the nature of the production. By comparison, dramatic productions typically have smaller production budgets, shorter pre-production periods and lower operating costs, and tend to occupy smaller theaters for shorter runs.

     A producer of a Broadway show or a touring Broadway show first acquires the rights to the work from its owners, who typically receive royalty payments in return. The producer then assembles the cast of the show, hires a director and arranges for the design and construction of sets and costumes. The producer of a touring Broadway show also must arrange transportation and schedule the show with local promoters. The local promoter of a touring Broadway show, who generally operates or has relationships with venues in individual markets, provides all local services, such as selling tickets, hiring local personnel, buying advertising and paying a fixed guarantee--typically between $100,000 and $400,000--to the producer of the show for each week that the show is presented. The promoter then has the right to recover the amount of the guarantee plus its local costs from ticket revenues. The promoter and the producer share any remaining ticket revenues, with the producer typically receiving approximately 60% of the profits.

     Although touring Broadway shows are generally substantially less expensive to produce than Broadway shows, their financing may take place through a limited partnership with third-party investors who receive a profit interest in the production. Often, investors in touring Broadway shows will also invest in the underlying Broadway show, in part to help secure touring rights. After investors have received the complete return of their investment, net profits are split between the limited partners and the show's producer. The amount of net profits allocated to the show's producer, including fees and royalties, varies somewhat, but is normally in the range of 50% after certain profit participations are deducted. After certain net profits, a producer may also receive a production fee and royalties. A typical touring Broadway show requires 45 playing weeks with a weekly guarantee from the local promoter of approximately $250,000 to recoup production and touring costs; more elaborate touring productions with larger casts or sets, such as The Phantom of the Opera or Miss Saigon, generally require significantly higher weekly revenues and additional playing weeks to recoup production and touring costs.

     Venues often sell tickets for touring Broadway shows through "subscription series," which are pre-sold season tickets for a defined package of shows to be presented in a given venue.

SPORTS

     Talent Representation Industry

     The talent representation industry generally encompasses the negotiation of employment agreements and the creation and evaluation of endorsement, promotional and other business opportunities for the client. A provider in this industry may also provide ancillary services, such as financial advisory or management services to its clients in the course of the representation.

     Motor Sports Industry

     Specialized motor sports is the fastest growing spectator sport in the U.S. and makes up a significant segment of the live entertainment industry, serving both families and motor sports enthusiasts. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with--and, in part, been due to--the increased popularity of other professional motor sports events, such as professional auto racing, including NASCAR, CART and Indy Car Racing. A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

     In general, most markets host one to four motor sports events each year, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize each event's results and each season's revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to $600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Typically, third parties create and finance monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events. They may perform in an individual event or in an entire season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

FAMILY ENTERTAINMENT & OTHER

     SFX's family entertainment business involves multiple markets and a diverse range of performers and events. These events include children's theatrical shows, dance shows, ice-skating, gymnastic shows and other forms of live entertainment that appeal directly to families with young children.

                                    BUSINESS

SUMMARY

     SFX is the world's largest diversified promoter, producer and venue operator for live entertainment events. SFX currently owns, partially or entirely, and operates under lease or exclusive booking arrangements, the largest network of venues used principally for music concerts and other live entertainment events in the U.S., with 82 venues in 31 of the top 50 markets, including 16 amphitheaters in the top 10 markets.

     Through its large number of venues, strong presence in each market it serves and established operating history, SFX is able to provide integrated promotion, production and venue operation and event management services for a broad variety of live entertainment events locally, regionally and nationally. During 1998, giving effect to SFX's 1998 and 1999 acquisitions, approximately 37 million people attended 13,200 events promoted and/or produced by SFX, including over 6,250 music concerts, 5,800 theatrical shows, 350 specialized motor sports shows and 800 family entertainment shows.

     SFX is organized along four principal divisions: music, theater, sports and family entertainment & other. The following table presents each division's percentage of SFX's total revenues for the year ended December 31, 1998, on a pro forma basis for the 1998 and 1999 acquisitions:

                 DIVISION                  ACTUAL    PRO FORMA
- --------------------------------------    --------   ---------
Music .................................      66%        53%
Theater ...............................      17%        25%
Sports ................................       3%        10%
Family Entertainment & Other ..........      14%        12%
                                             --         --
Total .................................     100%       100%
                                            ===        ===

     SFX has benefited from significant growth in the live entertainment industry over the last several years. SFX believes that its ability to provide integrated services as a promoter, producer, venue operator and manager of live entertainment events will encourage wider use of its venues by performers. SFX further believes that this ability will allow SFX to capture a greater percentage of revenues generated by those events and may contribute to the overall growth of the live entertainment industry.

     SFX's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX and in third-party venues.

     As promoter, SFX typically:

     o   markets events and tours;
     o   sells tickets;
     o   rents or otherwise provides event venues; and
     o arranges for local production services, such as stage, set, sound and lighting.

     As producer, SFX:

     o creates tours for music concerts, theatrical events, specialized motor sports and other events;
     o   develops and manages touring Broadway touring theatrical shows; and
     o   develops specialized motor sports and other live entertainment events.

FORMATION OF SFX

     SFX's predecessor, SFX Concerts, Inc., was formed in January 1997 by SFX Broadcasting, Inc. On April 27, 1998, SFX was spun-off from SFX Broadcasting and became a separate publicly-traded company. Since its formation, SFX has grown rapidly through acquisitions. The following is a summary of certain of the material businesses that SFX acquired in 1997, 1998 and 1999. The following descriptions are not intended to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements. Copies of certain of these acquisition agreements are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference.

1997 ACQUISITIONS

     DELSENER/ SLATER

     In January 1997, SFX Concerts acquired Delsener/Slater, a leading concert promotion company. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, which is a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center, which is a 17,500-seat complex located in Holmdel, New Jersey, and was formerly known as the Garden State Arts Center.

     MEADOWS

     In March 1997, SFX Concerts acquired the stock of certain companies which own and operate the Meadows, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut.

     SUNSHINE PROMOTIONS

     In June 1997, SFX Concerts acquired the stock of Sunshine Promotions, one of the largest concert promoters in the Midwest. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

1998 ACQUISITIONS

     WESTBURY

     On January 8, 1998, SFX acquired a long-term lease for Westbury Music Fair, located in Westbury, New York.

     BGP

     On February 24, 1998, SFX acquired Bill Graham Presents, one of the oldest promoters and producers of live entertainment in the United States and the principal promoter of live entertainment in the San Francisco Bay area.

     PACE AND PAVILION PARTNERS

     On February 25, 1998, SFX acquired all of the outstanding capital stock of PACE, one of the largest diversified promoters and producers of live entertainment in the U.S. PACE has what SFX believes to be the largest distribution network in each of its music, theater and motor sports events business segments. In connection with the acquisition of PACE, SFX obtained 100% of Pavilion, a partnership that owns interests in venues owned by SFX, by acquiring one-third of Pavilion through the acquisition of PACE and the remaining two-thirds of Pavilion from Sony and Blockbuster. Under certain circumstances, SFX may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--We may be forced to sell some of our subsidiaries, which may prevent us from realizing the full value of these subsidiaries."

     In connection with its acquisition of partnership interests in Lakewood Amphitheater in Atlanta, Georgia and Starplex Amphitheater in Dallas, Texas, PACE entered into a co-promotion agreement with its partner. The co-promotion agreement contains a provision that purports, under certain circumstances, to require PACE to co-promote, and share one-half of the profits and losses, with such partnership certain concerts which are presented by PACE or any of its affiliates in another venue located in either Atlanta, Georgia or Dallas, Texas. However, SFX acquired an interest in Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition described below. SFX is currently involved in litigation with its partner. See "--Litigation."

     CONTEMPORARY

     On February 27, 1998, SFX acquired by merger and asset acquisition the music concert, live entertainment, event marketing, computerized ticketing and related businesses of Contemporary and the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. Contemporary is a vertically-integrated live entertainment and special event promoter and producer, venue operator and consumer marketer. Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the NBA.

     NETWORK

     On February 27, 1998, SFX acquired Album Network, Inc., SJS Entertainment Corporation and the assets of The Network 40 as well as an office building and related property. Network is engaged in music marketing, research and artist development activities and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives.

     CONCERT/SOUTHERN

     On March 4, 1998, SFX acquired Concert/Southern, a promoter of live entertainment in the Atlanta metropolitan area.

     USA MOTOR SPORTS

     On March 25, 1998, PACE acquired a 67% interest in certain assets and liabilities of USA Motor Sports. The remaining 33% interest is held by Contemporary.

     AVALON

     On May 14, 1998, SFX acquired Avalon, a leading music concert producer and promoter in the Los Angeles area.

     OAKDALE

     On June 3, 1998, SFX acquired certain assets of Oakdale. Oakdale is a promoter and producer of concerts in Connecticut and the owner of the Oakdale Theater, a new 4,800 seat facility located in Wallingford, Connecticut.

     FAME

     On June 4, 1998, SFX acquired all of the outstanding capital stock of FAME, a leading full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. FAME was founded in 1992 by David Falk and Curtis Polk and currently represents some of the premier athletes in professional team sports, including, among others, Michael Jordan, Patrick Ewing, Alonzo Mourning, Juwan Howard and Allen Iverson. In addition, FAME provides specialized financial advisory services to its clients. Mr. Falk continues to serve as the Chairman of FAME and is a Member of the Office of the Chairman and a director of SFX. SFX believes that, through its acquisition of FAME, it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

     DON LAW

     On July 2, 1998, SFX acquired certain assets of Don Law, a concert and theater promoter in New England. Don Law currently owns and/or operates three venues in New England with an aggregate seating capacity of 27,400.

     MAGICWORKS

     On September 11, 1998, SFX purchased all of the outstanding shares of common stock of Magicworks, a publicly-traded company. Magicworks specializes in the production and promotion of live entertainment events such as theatrical shows, music concerts, ice skating shows and other forms of live entertainment. Magicworks also provides personal representation and sports marketing services to professional athletes in such sports as figure skating, baseball and tennis.

     OTHER 1998 ACQUISITIONS

     In 1998, SFX completed the acquisition of seven additional companies in the theatrical and music segments. The seven acquisitions included two concert promotion companies, two theatrical presenters, a theatrical presenter and venue owner/operator, a concert merchandising company and an equity owner of an SFX amphitheater.

1999 ACQUISITIONS

     RZO ACQUISITION

     On January 11, 1999, SFX acquired The RZO Companies, a group of companies involved in the promotion and production of international music concert tours and music publishing.

     THE ENTERTAINMENT GROUP ACQUISITION

     On January 11, 1999, SFX acquired The Entertainment Group, a Chicago-based promoter. Concurrent with the acquisition, SFX entered into a ten-year agreement with the Village of Rosemont in suburban Chicago to provide booking, group sales and marketing services for the Rosemont Horizon, a 17,500 seat arena, and the Rosemont Theater, a 4,000 seat venue. The Entertainment Group also owns a 25% equity interest in a partnership with the Village of Rosemont and Radio City Music Hall, which holds the rights to present the Radio City Music Hall Christmas Spectacular in the Rosemont Theater. In addition, The Entertainment Group operates theatrical subscription series in Charleston, South Carolina and Pensacola, Florida and promotes concerts and other entertainment events in Mexico.

     MARQUEE ACQUISITION

     On March 16, 1999, a wholly owned subsidiary of SFX was merged with and into Marquee Group, Inc. and Marquee became a wholly owned subsidiary of SFX. Marquee provides integrated event management, television programming and production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. Marquee's event management, television programming and production and marketing services involve:

     o producing television programs, principally sports entertainment and children's programs;
     o managing sporting events, such as the Breeder's Cup Championship, AT&T Challenge, The Guardian Direct Cup and the Isuzu Celebrity Golf Championship;
     o marketing professional and collegiate athletic leagues and organizations; and
     o consulting clients engaged in, or seeking exposure in, sports and entertainment-related industries.

     CELLAR DOOR ACQUISITION

     On February 22, 1999, SFX acquired all of the issued and outstanding capital stock of the Cellar Door group of companies. Cellar Door is a leading promoter and producer of live entertainment events in the Southeast and Midwest. Based in Fort Lauderdale, Florida, Cellar Door owns and/or operates venues from Virginia to Florida, promoting concerts in most of the major markets in this region. Cellar Door also operates venues and promotes concerts in Michigan, Wisconsin and Ohio.

     NEDERLANDER ACQUISITION

     On March 16, 1999, SFX acquired certain interests in seven venues and other assets from entities controlled by members of the Nederlander family and other persons. The interests in the venues acquired consist of:

     o 50% interests in long-term leases and booking and management agreements for The World Music Theatre in Chicago and the Alpine/Valley Music Amphitheatre in East Troy, Wisconsin, serving the Milwaukee/North Chicago market;

     o a long-term lease for the Merriweather Post Pavilion in Columbia, Maryland, serving the Washington D.C. and Baltimore markets;

     o a booking and management agreement for the Riverbend Amphitheater and the Crown Arena;

     o   a one-third interest in the ownership of the Crown Arena;

     o   a long-term lease for the Taft Theater; and

     o   a short-term lease for Bogart's Club, all in Cincinnati.

     In addition, SFX acquired 100% interests in entities that provide concert performances and hold rights to construct the Mesa del Sol Centre for the Performing Arts in Albuquerque, New Mexico.

     ISI ACQUISITION

     On February 22, 1999, SFX acquired Integrated Sports International. Integrated Sports is a full-service marketing company utilizing a completely integrated approach in the development of client programs. Integrated Sports is involved in:

     o   corporate consulting and property marketing;
     o   athletic/celebrity marketing and representation;
     o   team and venue services;
     o   event planning and management; and
     o   licensing and merchandising.

     AL HAYMON ACQUISITION

     On June 20, 1999, SFX acquired 50% of A.H. Enterprises, an entity operated by Al Haymon. Al Haymon is the preeminent pop urban music promoter in the U.S., having presented national tours for artists such as Lauryn Hill, Whitney Houston, Janet Jackson, MC Hammer and Boyz II Men, as well as for Budweiser Superfest.

     HENDRICKS ACQUISITION

     On June 28, 1999, SFX acquired Hendricks Management Company, Inc. Hendricks is one of the leading baseball talent representation agencies, representing approximately 10% of the major league baseball players. Clients include Roger Clemens, Chuck Knoblauch, Al Leiter, Jay Buhner, Jose Cruz, Jr., Roberto Hernandez, Kerry Wood, Andy Pettitte and Bill Taylor. In addition to player contract negotiation, Hendricks provides fee-based services such as financial planning, budgeting and tax preparation.

     CANDID PRODUCTIONS

     On July 26, 1999, SFX acquired Candid Productions, Inc. from Dick Button. Candid Production produces, among other things, the annual World Professional Figure Skating Championship.

PENDING ACQUISITIONS

     APOLLO

     On August 2, 1999, SFX entered into an agreement to acquire Apollo Leisure Group plc, the largest live theater operator as well as one of the largest providers of entertainment and leisure management services in the U.K. Apollo operates, among other things, three arenas, a network of 23 theaters and 16 multiplex cinema houses. Apollo works to leverage its expertise in all types of venue management and in many cases arranges contracts with local authorities to manage their entire theater, sports and leisure facilities. Apollo owns Tickets Direct, a telephone operator-based ticketing system which handled approximately 6 million tickets in 1998. Apollo also holds a 62% interest in City Center Leisure (Holdings) Limited, which operates 26 fitness facilities for local authorities and is currently in negotiations to operate 30 additional facilities. Apollo also currently owns a 50% interest in Barry Clayman Concerts, a leading promoter of concert and other live entertainment events in the U.K., and has the exclusive European presentation rights to Riverdance. As part of its acquisition of Apollo, SFX will acquire the remaining 50% interest of Barry Clayman Concerts.

     LIVENT

     On May 28, 1999, SFX agreed to acquire certain assets of Livent Inc. and its affiliates, including three theaters and intellectual property rights to several current and future Broadway productions, including Ragtime, Fosse, Phantom of the Opera and Seussical. The theaters, which Livent owns or holds under long-term leases, include the Ford Theatre in New York, the Ford Theatre in Chicago and the Pantages Theatre in Toronto.


     The consummation of each pending acquisition is subject to the satisfaction of a number of conditions, which, in some cases, are outside of SFX's control. SFX may waive some or all the conditions to its obligations under the agreements relating to these acquisitions. No assurance can be given that the pending acquisitions will be consummated on the terms described in this prospectus, or at all. See "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer."


     SFX is also currently pursuing certain additional acquisitions; however, it has not entered into any definitive agreements with respect to such acquisitions and there can be no assurance that it will do so.

BUSINESS SEGMENTS OF SFX

     SFX operates in four major business segments within the live entertainment industry: music, theater, sports and family entertainment & other.

     MUSIC

     SFX is the largest music venue owner and operator and concert promoter in North America. In addition, SFX's music division produced 11 national concert tours in 1998, and is currently contracted to produce 23 in 1999.

     Within its music segment, SFX is engaged in:

     o   booking and promoting music events and tours;
     o   producing music events and tours;
     o   owning and/or operating concert and other entertainment venues; and
     o   selling corporate sponsorships and advertising.

     BOOKING AND PROMOTION

     Promotion of music events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event, such as security and stage hands. As a promoter, SFX generally receives revenue from the sale of tickets and sponsorships. When SFX promotes an event at a venue which it owns or manages, it also generally receives a percentage of revenues from concessions, merchandising, parking and premium box seats. See "-- Venue Operations."

     SFX books and promotes events in a number of types of venues that are owned and/or operated by SFX or by third parties. See "--Venue Operations." SFX primarily promotes concerts performed by newer performers having widespread popularity--such as The Dave Matthews Band, the Spice Girls and `N Sync--and by more established performers having relatively long-standing and more stable bases of popularity--such as Billy Joel and Jimmy Buffett. SFX believes that its large distribution network will enable it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. SFX also believes that its market research and audience demographics database and its audience data collection efforts will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which SFX believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

     The following table identifies artists whose events SFX recently promoted, on a pro forma basis:

Aerosmith
Alabama
Alanis Morissette
All That
 (children's music tour)*
Back Street Boys
Barry Manilow
Billy Joel
Black Sabbath*
Bob Dylan/Paul Simon*
Brandy*
Brooks & Dunn
Cher*
Chris Rock*
Clint Black
Crosby, Stills, Nash & Young*
Dave Matthews Band*
Depeche Mode

Doobie Brothers/Chicago*
Elton John
Fleetwood Mac*
George Strait*
Hanson
Helmut Lotti*
James Taylor
Janet Jackson
Jerry Seinfeld*
Jimmy Buffett
John Mellencamp
Lauryn Hill*
Lenny Kravitz*
Melissa Etheridge
Metallica
`N Sync*
Neil Young*
98 Degrees*

Ozzy Osbourne (Ozzfest)*
Pearl Jam
Phil Collins
Pink Floyd
Phish
R.E.M.
Rod Stewart*
The Rolling Stones*
Sheryl Crow
Smashing Pumpkins
Spice Girls
Stone Temple Pilots
Tim Allen*
Tina Turner
Tom Petty*
U2
Volunteer Jam*

- ----------
*    SFX-produced national tour.

     PRODUCTION

     Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event, with the assistance of the local promoter. As a producer, SFX generally receives revenues from guarantees and from profit sharing agreements with promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of intellectual property and other rights related to the production.

     SFX produces tours on a national or regional basis and, in 1998, structured national tours for Rod Stewart and Ozzy Osbourne, among others. SFX plans to increase its production of national music tours. SFX produced 11 national concert tours in 1998, and is currently contracted to produce 23 in 1999.

     VENUE OPERATIONS

     SFX derives revenues from its venue operations primarily from corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator typically receives for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing approximately 50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. As a venue owner, SFX typically receives 100% of sponsorship and advertising revenues.

     SFX believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the U.S. SFX wholly or partially owns and/or operates 82 venues in 31 of the top 50 markets, including 16 amphitheaters in the top 10 markets. The following chart sets forth certain information with respect to the venues that SFX wholly or partially owns and/or operates:

                                                                         TOTAL       AVG.       NO. OF     TOTAL
                                MARKET       TYPE OF        SFX'S       SEATING   ATTENDANCE    EVENTS   SEATS SOLD
       MARKET AND VENUE        RANK (1)       VENUE        INTEREST    CAPACITY     IN 1998    IN 1998    IN 1998
- ----------------------------- ---------- -------------- ------------- ---------- ------------ --------- -----------
NEW YORK--NORTHERN NEW            1
 JERSEY--LONG ISLAND:
PNC Bank Arts Center                     amphitheater   22-year         17,500       7,605        45      342,204
 (formerly Garden State                                 lease that
 Arts Center) ...............                           expires
                                                        October 31,
                                                        2017
Jones Beach Marine                       amphitheater   10-year         14,400       8,840        37      327,080
 Amphitheater ...............                           license
                                                        agreement
                                                        that expires
                                                        December 31,
                                                        1999
Beacon Theatre ..............            theater        49%              2,849       2,771        33       91,452
                                                        partnership
                                                        interest in
                                                        15-year
                                                        lease that
                                                        expires
                                                        December 31,
                                                        2006
Irving Plaza ................            theater        10-year          1,121         711       130       92,400
                                                        lease that
                                                        expires
                                                        July 30,
                                                        2007
Roseland Ballroom ...........            theater        exclusive        3,600       2,233        44       98,239
                                                        booking
                                                        agent
Westbury Music Fair .........            theater        43-year          2,870       1,955       160      312,761
                                                        lease that
                                                        expires
                                                        December 31,
                                                        2034

                                                                                   TOTAL          AVG.       NO. OF      TOTAL
                                    MARKET       TYPE OF          SFX'S           SEATING      ATTENDANCE    EVENTS    SEATS SOLD
         MARKET AND VENUE          RANK (1)       VENUE          INTEREST         CAPACITY       IN 1998     IN 1998    IN 1998
- --------------------------------- ---------- -------------- ----------------- --------------- ------------ ---------- -----------
Ford Theatre(2) .................            theater        40-year                 1,812          N/A         N/A        N/A
                                                            ground
                                                            lease
                                                            (expires
                                                            December
                                                            31, 2028)
LOS ANGELES--RIVERSIDE--             2
 ORANGE COUNTY:
Glen Helen Blockbuster                       amphitheater   25-year                25,000(3)      7,770          5       38,851
 Pavilion .......................                           lease that
                                                            expires
                                                            July 1, 2018
Irvine Meadows                               amphitheater   facility               15,500         7,627         30      228,804
 Amphitheater ...................                           owned;
                                                            20-year land
                                                            lease that
                                                            expires
                                                            February
                                                            28, 2017
Thousand Oaks Civic Arts                     theater        5-year                  1,800         1,403         17       23,853
 Plaza ..........................                           exclusive
                                                            booking
                                                            agent for
                                                            contemporary
                                                            music
                                                            events that
                                                            expires
                                                            May 2003
CHICAGO--GARY--KENOSHA:              3
The Palace Theater(4) ...........            theater        50%                     2,350          N/A         N/A        N/A
                                                            partnership
                                                            interest in
                                                            49-year
                                                            lease that
                                                            expires
                                                            May, 2048
Rosemont Horizon ................            arena          10-year                17,500        11,178         25      279,450
                                                            consulting
                                                            agreement
                                                            that expires
                                                            January 1,
                                                            2009(5)
Rosemont Theater ................            theater        10-year                 4,402         2,399        221      530,229
                                                            consulting
                                                            agreement
                                                            that expires
                                                            January 1,
                                                            2009(5)
New World Music Theater .........            amphitheater   50% interest           28,000        15,434         26      402,074
                                                            in 19-year
                                                            lease that
                                                            expires
                                                            December
                                                            31, 2013
                                                            and 19-year
                                                            booking
                                                            and
                                                            management
                                                            agreement
                                                            that expires
                                                            November,
                                                            2013
Ford Theater(2) .................            theater        long-term               2,149          N/A         N/A        N/A
                                                            lease

                                                                               TOTAL       AVG.       NO. OF     TOTAL
                                     MARKET       TYPE OF         SFX'S       SEATING   ATTENDANCE    EVENTS   SEATS SOLD
         MARKET AND VENUE           RANK (1)       VENUE        INTEREST     CAPACITY     IN 1998    IN 1998    IN 1998
- ---------------------------------- ---------- -------------- -------------- ---------- ------------ --------- -----------
WASHINGTON--BALTIMORE:                4
Nissan Pavilion at Stone                      amphitheater   20-year          25,000      12,880        32      412,147
 Ridge ...........................                           lease that
                                                             expires
                                                             June 9,
                                                             2014
Merriweather-Post Pavilion .......            amphitheater   10-year          18,000      10,162        25      254,051
                                                             lease that
                                                             expires
                                                             December
                                                             31, 2007
SAN FRANCISCO--OAKLAND--SAN           5
 JOSE:
Shoreline Amphitheater ...........            amphitheater   facility         22,000      12,161        35      425,654
                                                             owned; land
                                                             leased for
                                                             35 years,
                                                             expiring
                                                             November 30,
                                                             2021
Concord Pavilion .................            amphitheater   10-year          12,500       6,653        31      206,233
                                                             exclusive
                                                             outside
                                                             booking
                                                             agent until
                                                             December 31,
                                                             2005
Greek Theater ....................            theater        4-year            8,500       4,610         7       32,272
                                                             promotion
                                                             agreement
                                                             that expires
                                                             October 31,
                                                             2002
Warfield Theatre .................            theater        10-year           2,250       2,263        51      115,398
                                                             lease that
                                                             expires
                                                             May 31,
                                                             2008
Fillmore Auditorium ..............            theater        10-year           1,249         977       130      127,062
                                                             lease that
                                                             expires
                                                             August 31,
                                                             2007
Punch Line Comedy Club ...........            club           5-year lease        175         117       416       48,686
                                                             that expires
                                                             September 15,
                                                             2001
PHILADELPHIA--WILMINGTON--            6
 ATLANTIC CITY:
Blockbuster/SONY Music                        amphitheater   31-year          25,000       8,244        60      494,622
 Entertainment Centre on                                     lease that
 the Waterfront ..................                           expires
                                                             February 9,
                                                             2025
BOSTON--WORCESTER--LAWRENCE:          7
Tweeter Center for the                        amphitheater   owned            19,500      13,430        43      577,474
 Performing Arts .................
Tweeter Center (formerly                      amphitheater   5-year            5,000       3,270        42      137,355
 Harborlights Pavilion) ..........                           license
                                                             agreement
                                                             that expires
                                                             January 29,
                                                             2004

                                                                                 TOTAL          AVG.       NO. OF         TOTAL
                                   MARKET       TYPE OF         SFX'S           SEATING      ATTENDANCE    EVENTS      SEATS SOLD
        MARKET AND VENUE          RANK (1)       VENUE        INTEREST          CAPACITY       IN 1998    IN 1998        IN 1998
- -------------------------------- ---------- -------------- --------------    -------------- ------------ --------- -----------------
Orpheum Theatre ................            theater        4-year                2,700          2,331        20           46,618
                                                           operating
                                                           agreement
                                                           that expires
                                                           December 31,
                                                           2000
Avalon .........................            club           5-year                1,350          1,078        48           51,754
                                                           exclusive
                                                           booking
                                                           agreement until
                                                           June 30, 2003
Charles Playhouse (main                     theater        owned                   525            433       464          200,981
 stage) ........................
Charles Playhouse (basement)                theater        owned                   200            134       416           55,587
Colonial Theatre ...............            theater        8-year lease          1,705          1,379       139          191,767
                                                           that expires
                                                           August 31,
                                                           2001
Wilbur Theatre .................            theater        5-year lease          1,223            986        81           79,878
                                                           that expires
                                                           August 25,
                                                           2001
DETROIT--ANN ARBOR--FLINT:            8
Pine Knob Music Theatre ........            amphitheater   preferred            16,646         12,283        31          380,762
                                                           booking
The Palace at Auburn Hills .....            arena          preferred            15,000(8)      13,958        32          446,652
                                                           booking
Detroit State Theatre ..........            theater        preferred             3,000          2,116        35           74,075
                                                           booking
Meadowbrook                                 amphitheater   preferred             7,619          3,770         5           18,850
 Amphitheater ..................                           booking
HOUSTON--GALVESTON--BRAZORIA:        10
Cynthia Woods Mitchell                      amphitheater   15-year              13,000          8,616        42          361,872
 Pavilion ......................                           management
                                                           contract
                                                           that expires
                                                           December 31,
                                                           2009
Aerial Theater at Bayou                     theater        50%                   2,800(9)       1,022       171          174,781(10)
 Place .........................                           partnership
                                                           interest in
                                                           10-year
                                                           lease that
                                                           expires
                                                           December 31,
                                                           2007
ATLANTA:                             11
Lakewood Amphitheater ..........            amphitheater   32.5%                19,000         14,593        27          394,021
                                                           partnership
                                                           interest in
                                                           35-year
                                                           lease that
                                                           expires
                                                           January 1,
                                                           2019
Chastain Park Amphitheater .....            amphitheater   10-year               7,000          5,490        29          159,196
                                                           lease that
                                                           expires
                                                           December 31,
                                                           2000
Roxy Theater ...................            club           7-year lease          1,500            941        48           45,173
                                                           that expires
                                                           March 31,
                                                           2004

                                                                                TOTAL       AVG.       NO. OF      TOTAL
                                     MARKET       TYPE OF         SFX'S        SEATING   ATTENDANCE    EVENTS    SEATS SOLD
         MARKET AND VENUE           RANK (1)       VENUE         INTEREST     CAPACITY     IN 1998     IN 1998    IN 1998
- ---------------------------------- ---------- -------------- --------------- ---------- ------------ ---------- -----------
Cotton Club ......................            club           presently            650         315        135       42,541
                                                             month-to-month
                                                             relocating
                                                             to new
                                                             premises
                                                             under
                                                             10-year
                                                             lease that
                                                             expires July
                                                             31, 2009
MIAMI--FORT LAUDERDALE:            12
Sunrise Musical Theatre ..........            theater        owned              3,968       2,523         40      100,905
Parker Playhouse .................            theater        4-year             1,181         632        110       69,529
                                                             exclusive
                                                             booking
                                                             that expires
                                                             October 17,
                                                             2000
SEATTLE--TACOMA--BREMERTON:        13
White River Amphitheatre (11).                amphitheater   long-term         20,000        N/A         N/A        N/A
                                                             management
                                                             agreement
PHOENIX--MESA:                     16
Desert Sky Blockbuster                        amphitheater   60-year           19,900      10,017         15      150,261
 Pavilion ........................                           lease that
                                                             expires
                                                             June 30,
                                                             2049
ST. LOUIS:                         18
Riverport Amphitheater ...........            amphitheater   owned             21,000      10,182         34      346,173
American Theater .................            theater        10-year            2,000       1,484         19       28,192
                                                             lease that
                                                             expires
                                                             July 31,
                                                             2004
Westport Playhouse ...............            theater        year-to-year       1,100       1,078          9        9,703
                                                             lease, with
                                                             renewal
                                                             under
                                                             negotiation
PITTSBURGH:                        19
Star Lake Amphitheater ...........            amphitheater   45-year           22,500      12,352         38      469,391
                                                             lease that
                                                             expires
                                                             December 31,
                                                             2034
I.C. Light Amphitheater ..........            amphitheater   License            4,235       1,666         61      101,598
                                                             Agreement
                                                             that expires
                                                             December
                                                             31, 2004
DENVER--BOULDER--GREELEY:          21
The Fillmore Auditorium ..........            theater        owned              3,000       1,941          4        7,762
PORTLAND, OR:                      22
L.B. Day Amphitheater ............            amphitheater   exclusive          9,000        N/A         N/A        N/A
                                                             booking
CINCINNATTI:                       23
Bogart's .........................            club           five-year          1,450         546        184      100,483
                                                             lease that
                                                             expires
                                                             August 31,
                                                             2002

                                                                             TOTAL       AVG.       NO. OF      TOTAL
                                   MARKET       TYPE OF         SFX'S       SEATING   ATTENDANCE    EVENTS    SEATS SOLD
        MARKET AND VENUE          RANK (1)       VENUE        INTEREST     CAPACITY     IN 1998     IN 1998    IN 1998
- -------------------------------- ---------- -------------- -------------- ---------- ------------ ---------- -----------
Crown Arena ....................            arena          1/3              16,200       5,264        118      621,097
                                                           ownership
                                                           interest of
                                                           arena, and
                                                           5-year
                                                           management
                                                           agreement
                                                           that expires
                                                           February
                                                           12, 2002
Riverbend Amphitheater .........            amphitheater   13-year          19,000       4,728         56      264,780
                                                           management
                                                           and
                                                           booking
                                                           agreement
                                                           that expires
                                                           after 2011
                                                           season
Taft Theater ...................            theater        10-year           2,458       1,363        105      143,115
                                                           lease that
                                                           expires July
                                                           31, 2005
KANSAS CITY:                     24
Sandstone Amphitheater. ........            amphitheater   10-year          18,000       9,295         27      250,964
                                                           lease that
                                                           expires
                                                           December 31,
                                                           2002
Starlight Theater ..............            theater        concert           9,000       3,773         11       41,498
                                                           presentation
                                                           agreement
                                                           that expires
                                                           September 30,
                                                           2000
Memorial Hall ..................            theater        5-year            3,000       2,177         10       21,770
                                                           management
                                                           contract
                                                           that expires
                                                           January 1,
                                                           2004
MILWAUKEE--RACINE:               25
Marcus Amphitheater ............            amphitheater   50%              22,828       8,725         14      122,143
                                                           partnership
                                                           in lease that
                                                           expires in
                                                           2000
Modjeska Theater ...............            theater        exclusive         1,800         792         18       14,262
                                                           booking
                                                           agent
Alpine Valley Music Theatre.....            amphitheater   50% interest     35,000      25,069         10      250,693
                                                           in 26-year
                                                           lease that
                                                           expires
                                                           August 31,
                                                           2019;
                                                           19-year
                                                           booking
                                                           and
                                                           management
                                                           agreement
                                                           that expires
                                                           November,
                                                           2013
SACRAMENTO--YOLO:                26
Punch Line Comedy Club .........            club           9-year lease        245         108        364       39,411
                                                           that expires
                                                           December
                                                           17, 1999
Yuba County                                 amphitheater   owned            18,500        N/A         N/A        N/A
 Amphitheatre ..................

                                                                               TOTAL       AVG.       NO. OF        TOTAL
                                     MARKET       TYPE OF         SFX'S       SEATING   ATTENDANCE    EVENTS      SEATS SOLD
         MARKET AND VENUE           RANK (1)       VENUE        INTEREST     CAPACITY     IN 1998    IN 1998       IN 1998
- ---------------------------------- ---------- -------------- -------------- ---------- ------------ --------- -----------------
NORFOLK--VIRGINIA BEACH--          27
 NEWPORT NEWS:
GTE Virginia Beach                            amphitheater   30-year          20,000       8,429        38         320,310
 Amphitheater ....................                           lease that
                                                             expires in
                                                             2026
The Boathouse ....................            concert hall   lease that        2,460       1,309        41          53,651
                                                             expires 2013
The Abyss ........................            club           exclusive           900         236        22           5,188
                                                             booking
INDIANAPOLIS:                      28
Deer Creek Music Center ..........            amphitheater   owned            21,000      11,938        35         417,825
Murat Centre .....................            theater and    50-year           2,700       1,383       142         196,348
                                              ballroom       lease that
                                                             expires
                                                             August 31,
                                                             2045
COLUMBUS:                          30
Polaris Amphitheater .............            amphitheater   owned            20,000       9,681        28         271,063
CHARLOTTE--GASTONIA--ROCK          32
 HILL:
Charlotte Blockbuster                         amphitheater   owned            18,000       8,523        30         255,704
 Pavilion ........................
HARTFORD:                          37
Meadows Music Theater ............            amphitheater   facility         25,000      12,202        23         280,650
                                                             owned; land
                                                             leased for
                                                             40 years
                                                             until
                                                             September 13,
                                                             2034
Oakdale Theater ..................            theater        facility          4,800       2,537       130         329,868
                                                             owned;
                                                             15-year land
                                                             lease that
                                                             expires
                                                             June 3,
                                                             2013 and
                                                             SFX will
                                                             purchase
                                                             land upon
                                                             expiration
NASHVILLE:                         40
Starwood Amphitheater ............            amphitheater   owned            17,000      10,215        25         255,383
ROCHESTER:                         41
Finger Lakes Amphitheater ........            amphitheater   year to year     12,700       3,912        11          43,028
                                                             co-promotion
                                                             agreement
                                                             that expires
                                                             December 31,
                                                             1999
Harro East Theatre ...............            theater        exclusive         1,050       1,000        13          13,000(13)
                                                             booking
                                                             agent;
                                                             expires
                                                             November 4,
                                                             2005
RALEIGH--DURHAM--CHAPEL            45
 HILL:
Alltel Pavilion at Walnut                     amphitheater   40-year          20,000       8,759        39         341,599
 Creek ...........................                           lease that
                                                             expires
                                                             October 31,
                                                             2030 (12)

                                                                                TOTAL       AVG.       NO. OF      TOTAL
                                   MARKET       TYPE OF          SFX'S         SEATING   ATTENDANCE    EVENTS    SEATS SOLD
        MARKET AND VENUE          RANK (1)       VENUE          INTEREST      CAPACITY     IN 1998     IN 1998    IN 1998
- -------------------------------- ---------- -------------- ----------------- ---------- ------------ ---------- -----------
WEST PALM BEACH--BOCA                 48
 RATON:
SONY Music/Blockbuster                      amphitheater   lease that        20,000     11,407        28        319,404
 Coral Sky Amphitheater ........                           expires
                                                           December 31,
                                                           2005 (12)
Royal Poinciana Playhouse ......            theater        6-year lease         878       371        132        48,957
                                                           that expires
                                                           October 31,
                                                           2004
LOUISVILLE:                           49
Palace Theatre .................            theatre        50%                2,851       793         87        69,022
                                                           ownership
ALBUQUERQUE:                          62
Mesa Del Sol Centre (7) ........            amphitheater   owned             15,000          N/A         N/A        N/A
SPRINGFIELD:                          70
Tanglewood .....................            amphitheater   exclusive         13,802     5,679          7        39,753
                                                           booking
                                                           agent
RENO:                                125
Reno Hilton Amphitheater .......            amphitheater   4-year             8,500     4,324         14        60,536
                                                           exclusive
                                                           promotion
                                                           agreement
                                                           that expires
                                                           December 31,
                                                           2001
TORONTO, CANADA:
Pantages Theatre (2) ...........     N/A    Theater        Owned              2,200          N/A         N/A        N/A
LONDON, ENGLAND:
Apollo Victoria Theater (14)....     N/A    Theater        Owned              1,500          N/A         N/A        N/A
Lyceum Theater (14) ............     N/A    Theater        130-Year           2,000          N/A         N/A        N/A
                                                           Lease
Apollo Hammersmith                   N/A
 Theater (14) ..................            Theater        125-Year          3,200      N/A          N/A        N/A
                                                           Lease
Dominion Theater (14) ..........     N/A    Theater        125-Year           2,000          N/A         N/A        N/A
                                                           Lease
BRISTOL, ENGLAND:
Hippodrome Theater (14) ........     N/A    Theater        Owned              2,000          N/A         N/A        N/A
BIRMINGHAM, ENGLAND:
Alexandra Theater (14) .........     N/A    Theater        Lease                 N/A         N/A         N/A        N/A
                                                           expires
                                                           2012-currently
                                                           closed for
                                                           renovation
OXFORD, ENGLAND:
Apollo Theater (14) ............     N/A    Theater        Lease              1,700          N/A         N/A        N/A
                                                           expires 2008
Old Fire Station (14) ..........     N/A    Club           Lease                200          N/A         N/A        N/A
                                                           expires 2000
LIVERPOOL, ENGLAND:
Empire Theater (14) ............     N/A    Theater        125-Year           2,300          N/A         N/A        N/A
                                                           Lease--currently
                                                           under
                                                           renovation
MANCHESTER, ENGLAND:
Manchester Opera                     N/A
 House (14) ....................            Theater        Owned             2,000      N/A          N/A        N/A
Manchester Palace                    N/A
 Theater (14) ..................            Theater        Owned             2,000      N/A          N/A        N/A
Manchester Apollo                    N/A
 Theater (14) ..................            Theater        Freehold          2,600      N/A          N/A        N/A

                                                                          TOTAL       AVG.       NO. OF     TOTAL
                                     MARKET    TYPE OF       SFX'S       SEATING   ATTENDANCE    EVENTS   SEATS SOLD
         MARKET AND VENUE           RANK (1)    VENUE      INTEREST     CAPACITY     IN 1998    IN 1998    IN 1998
- ---------------------------------- ---------- --------- -------------- ---------- ------------ --------- -----------
SHEFFIELD, ENGLAND:
Sheffield Arena (14) ............. N/A        Theater   Management       12,000   N/A          N/A       N/A
                                                        Agreement
YORK, ENGLAND:
Grand Opera House (14) ........... N/A        Theater   N/A               1,000   N/A          N/A       N/A
EDINBURGH, SCOTLAND:
The Playhouse (14) ............... N/A        Theater   Freehold          3,300   N/A          N/A       N/A
DUBLIN, IRELAND:
The Point (14) ................... N/A        Theater   50% interest      9,000   N/A          N/A       N/A
                                                        in long-term
                                                        lease
CARDIFF, WALES:
International Arena (14) ......... N/A        Theater   Management        6,700   N/A          N/A       N/A
                                                        Agreement

- ----------
(1) Based on the July 1996 population of metropolitan statistical areas as set forth in the internet Press Release, dated December 1997, by the Population Estimates Program, Population Division, U.S. Bureau of the Cenus. Excludes venues where SFX sells subscriptions for touring Broadway shows.
(2)   Pending acquisition of Livent.
(3) Additional seating of approximately 40,000 is available for certain events.
(4)   Venue is closed for renovation and is scheduled to re-open in Fall 1999.
(5) Consulting agreement provides for booking, group sales and marketing consultation services. Venue is available for rental by all promoters.
(6)   Most shows have standing room, which increases capacity.
(7)   Venue under construction; scheduled to open in May 2000.
(8) Additional seating of approximately 5,000 is available for certain events.
(9) Capacity varies widely depending upon type of show; average capacity is approximately 2,100.
(10)  Includes New Year's Eve Festival with the attendance of approximately
      15,000.
(11)  Tentatively scheduled to open in May 2001.
(12) Through the Cellar Door acquisition, currently SFX owns a 100% interest in each of these leases.
(13)  Approximate numbers based on reported sellouts of all but one show.
(14)  Pending acquisition of Apollo.

     Because SFX operates a number of its venues under leasing or booking agreements, its long-term success will depend on its ability to renew these agreements when they expire or end. There can be no assurance that it will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

     SPONSORSHIPS AND ADVERTISING

     In order to capitalize on its access to a national audience of over 37 million people, SFX has formed "SFX Live". SFX Live actively pursues the sale of local, regional and national corporate sponsorships, including the naming of venues, licensing agreements and title sponsorships, and allows marketing partners of SFX to deal with a single dedicated representative in order to access SFX's formidable and, what we believe to be, largely under-served audience. SFX Live also designates "official" tour or event sponsors, such as credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX's venues currently have no sponsorship arrangements in many of the available categories, including naming rights. SFX believes that the national venue network it has assembled will likely attract a larger number of major corporate sponsors and enable SFX to sell national sponsorship rights at a premium over local or regional sponsorship rights. SFX also pursues the sale of corporate advertising at its venues, and believes that it has substantial billboard and other advertising space available that it has not yet begun to utilize. SFX also believes that its relationships with advertisers will enable it to better utilize available advertising space, and that the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market. With the addition of its pending Apollo and Livent acquisitions, SFX believes that it will have the ability to exploit international sponsorship and marketing opportunities.

     COMPETITION AND SEASONALITY

     SFX competes with other venues in markets where SFX owns or operates a venue, and competes with venues in markets where SFX does not own or operate a venue for dates for popular national tours. Consequently, touring artists have significant alternatives to SFX venues in scheduling tours. In addition, in the markets in which SFX promotes musical concerts, it faces competition from other local, regional or national promoters, as well as from certain artists that promote their own concerts. SFX believes that barriers to entry into the promotion services business are low, and that certain local promoters are increasingly expanding the geographic scope of their operations.

     SFX's outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX promotes largely occur in the second and third quarters.

     THEATER

     SFX is the largest developer and manager of touring Broadway shows in North America. SFX produces touring Broadway shows by acquiring the stage and touring rights from authors or owners, hiring the creative and technical staff, assembling the cast and arranging for the construction and design of sets and costumes. Touring Broadway shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. SFX invests in original Broadway productions as a lead producer or as a limited partner in productions produced by others. Frequently, SFX obtains favorable scheduling for the productions in order to distribute them across its presenting network. SFX generally invests from $150,000 to $750,000 in the productions. In addition, SFX owns certain theaters in which the touring Broadway shows are presented. See"--Music--Venue Operations."

     The touring Broadway show production and promotion industry is highly fragmented. SFX believes it is the largest multiple-market producer and presenter of touring Broadway shows in North America. On a pro forma basis, after giving effect to the 1998 and 1999 acquisitions, SFX would have had a producing interest or investment in the following shows for 1998 and/or 1999, among others:

           SHOW TITLE                   TYPE          SFX'S INVOLVEMENT
- ------------------------------- -------------------- ------------------
           Blue Man Group             Boston             Production
          Blues Clues                 Touring            Production
            Cabaret                   Touring            Production
         The Civil War          Broadway & Touring       Production
             Evita                    Touring            Production
              Fame                    Touring            Production
        Fiddler on the Roof           Touring            Production
             Fosse*             Broadway & Touring       Production
          The Gin Game                Touring            Production
            Harmony                 Development          Production
             Havana                 Development          Production
         Jekyll & Hyde          Broadway & Touring       Production
    The Phantom of the Opera*         Touring            Production
    Rugrats, A Live Adventure         Touring            Production
         Smokey Joe's Cafe            Touring            Production
          Sunset Boulevard            Touring            Production
         The Sound of Music          Broadway            Production
     Tony and Tina's Wedding          Touring            Production
        Victor, Victoria              Touring            Production
        West Side Story               Touring            Production
         A Chorus Line                Touring            Investment
             Annie                    Touring            Investment
          Cirque Ingenieux            Touring            Investment
            Chicago             Broadway & Touring       Investment
        Death of a Salesman          Broadway            Investment
         Fascinating Rhythm          Broadway            Investment
           Footloose            Broadway & Touring       Investment

             SHOW TITLE                      TYPE          SFX'S INVOLVEMENT
- ------------------------------------ -------------------- ------------------
              Ragtime*                Broadway & Touring       Production
                Rent                  Broadway & Touring       Investment
             Seussical*                    Touring             Development
             Steel City*                   Touring             Investment
              Swan Lake                    Broadway            Investment
  You're a Good Man, Charlie Brown         Broadway            Investment


- ----------
*   Denotes pending acquisitions.

     SFX believes that there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale touring Broadway show to be profitable, and additional markets where smaller scale productions with shorter runs can be presented profitably. Most of these cities have only a limited number of venues that can accommodate a touring Broadway show.

     SFX pre-sells tickets for its touring Broadway shows through the largest subscription series in the U.S. (with 260,000 subscribers in 1999) and Canada. SFX sells these subscription series in 44 of the largest touring markets:

Albuquerque, NM
Atlanta, GA
Austin, TX
Baltimore, MD
Boise, ID
Boston, MA
Chicago, IL
Cincinnati, OH
Colorado Springs, CO
Columbus, OH
Costa Mesa, CA
Dallas, TX
Eugene, OR
Ft. Lauderdale, FL
Honolulu, HI

Houston, TX
Indianapolis, IN
Jacksonville, FL
Louisville, KY
Miami Beach, FL
Milwaukee, WI
Minneapolis, MN
Nashville, TN
New Orleans, LA
North Charleston, SC
Omaha, NE
Orlando, FL
Palm Beach, FL
Pensacola, FL
Pittsburgh, PA

Portland, OR
Salt Lake City, UT
San Antonio, TX
Seattle, WA
Tampa, FL
Tempe, AZ
Wallingford, CT
Wichita, KS
Calgary, Canada
Edmonton, Canada
Ottawa, Canada
Regina, Canada
Saskatoon, Canada
Winnipeg, Canada

- ----------
*   Denotes pending acquisitions.

     COMPETITION AND SEASONALITY

     SFX competes with a number of other entities to acquire the rights to produce and/or present Broadway and touring Broadway theatrical shows, including such large national competitors as Walt Disney Theatrical Productions, Really Useful Group Ltd., Cameron Mackintosh, The Nederlander Organization and Dodger Endemol Theatricals. In addition, SFX competes with many smaller local and regional presenters. As a producer of a Broadway show, SFX competes with producers of other Broadway shows for box office sales, talent and theatre space. As the producer of a touring show, SFX competes with producers of other touring Broadway shows to book the production in desirable presentation markets.

     The Theatrical presenting season generally runs from September through May.

     SPORTS

     TALENT REPRESENTATION

     We are a leading fully-integrated sports marketing and management company, representing more than 650 professional athletes and providing integrated event management, television programming and production, marketing and consulting services. SFX's sports segment primarily generates revenues through the negotiation of professional sports contracts and endorsement contracts for its clients. SFX's clients have endorsed products for companies such as Chevrolet, Coca Cola, McDonald's, Nike and Reebok. In addition, SFX generates a small portion of its sports-related revenues by providing certain financial management and planning services to its clients, through its investment affiliate, which is a registered investment advisor. SFX's sports segment also generates revenues from the sale of entitlements or naming rights to third party venues. SFX believes that it is able to capitalize on the synergies which exist between the representation of athletes in corporate marketing opportunities and the sale of corporate sponsorships and other marketing rights at its existing venues. Examples of current athletes and broadcasters represented are as follows:

NBA                 NFL                   BASEBALL               GOLF
Michael Jordan      Steve Young           Roger Clemens          John Daly
Patrick Ewing       Vinnie Testaverde     Jay Buhner             Scott Hoch
Alonzo Mourning     Kordell Stewart       Al Leiter              Scott Verplank
Antoine Walker      Ricky Williams        Kerry Wood             Per Ulrik Johansson
NHL HOCKEY          SOCCER                TENNIS                 BROADCASTERS
Brian Leetch        Michael Owen          Patrick Rafter         Chris Berman
Sergei Zubov        John Barnes           Gabriella Sabatini     Al Michaels
Adam Oates          David Beckham         Alex Corretja
Sergei Samsonov     Alan Shearer          Stefan Edberg

     The amount of endorsement and other revenues that SFX's clients generate is a function of, among other things, the clients' professional performances and public appeal. Factors beyond SFX's control, such as injuries to clients, declining skill or labor unrest, among others, could have a material adverse affect on SFX's operations. Representation agreements with clients are generally for a term of one year with automatic renewal options. A significant number of SFX's representation agreements are terminable on 15 days' notice, although SFX would continue to be entitled to the revenue streams generated during the remaining term of any contracts that it negotiated. The termination or expiration of SFX's contracts with certain clients could have a material adverse affect on SFX's operations.

     The owners of the teams in the NBA locked out their players from participation in league activities from July 1, 1998, to January 6, 1999, which caused cancellation of some of the games for the 1998/1999 basketball season. This NBA season began on February 5, 1999, with a reduced game schedule. The cancellation of over 30 games for the current NBA season had a negative impact on SFX's sport representation revenues and EBITDA during the fourth fiscal quarter of 1998 and the first fiscal quarter of 1999.

     MOTOR SPORTS

     SFX is the largest producer and promoter of specialized motor sports events in the U.S. SFX's motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. These events include monster truck events, tractor pulls, mud races, demolition derbies and motor cross races. Other events included in this division are thrill acts, air shows and other motor sports concepts and events. In 1998, average attendance was approximately 9,000 per event. SFX currently owns Grave Digger, one of the most popular monster trucks on the monster truck circuit, which along with other such names allows SFX to capitalize on proprietary sponsorship and merchandising opportunities. In addition, SFX provided over 70 hours of television broadcast material related to motor sports in 1998. Both corporate sponsorships and television contracts tend to be negotiated before the start of the season and may last for several years, providing additional predictability to cash flow.

     SFX's PACE Motor Sports produces and promotes over 350 specialized events annually, including PACE Supercross (Trade Mark) and the U.S. Hot Rod (Registered Trademark) Association Monster Jam (Registered Trademark) Tour. In particular, PACE Supercross continues to break attendance records, including 60,193 at the Seattle Kingdome in January 1999, as well as sold out events at Edison Field in Anaheim, CA, Bank One Ballpark in Phoenix, AZ and Sam Boyd Stadium in Las Vegas, NV. PACE Motor Sports' television ratings are experiencing record growth, registering a record 3.6 million households on one of its ABC Sports telecasts. PACE Motor Sports will benefit from its new sponsorship and licensing agreement with EA SPORTS, a mainstream title sponsor, by bringing Supercross to a mass audience through interactive electronic products.

     COMPETITION AND SEASONALITY

     The marketing and athlete representation industry is highly competitive. SFX's competitors include several large companies, such as Advantage International and International Management Group. In addition, SFX competes with several smaller entities. In the specialized motor sports industry, SFX generally competes with various local and regional companies.

     The sports marketing and athlete representation businesses primarily earn revenue ratably over the year, whereas the motor sports business operates primarily in the winter.

     FAMILY ENTERTAINMENT & OTHER

     SFX formed its family entertainment segment in the fourth quarter of 1998. SFX's family entertainment segment produces and presents family-oriented entertainment such as children's theatrical shows, dance shows, ice-skating, and gymnastics shows. In 1998, SFX's family entertainment segment produced and presented events such as The Magic of David Copperfield and Lord of the Dance both domestically and internationally. The family entertainment segment also produces ice skating and gymnastics television specials and tours such as Ice Wars and the Reese's Rock n' Roll Gymnastics Championship. In 1999, SFX opened a new themed attraction in Orlando, Florida named "Titanic Ship of Dreams" and will produce and present the Radio City Christmas Spectacular in Chicago and Mexico City.

     In addition, SFX provides a variety of marketing and consulting services derived from or complementary to its live entertainment operations, including local, regional and national live marketing programs and subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically at malls and college campuses. Additionally, SFX believes that it is one of the leading producers of national mall touring events, producing over 65 events every year in the country's shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. SFX believes that, along with mall events, it is one of the industry leaders in events produced on college campuses.

     SFX is also engaged in music marketing, research and artist development activities, and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each of SFX's magazines focuses on research and insight common to a specific contemporary radio format. SFX also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters.

     SFX, through Network, creates and distributes network radio special events and live concert programming for over 400 music radio stations in the top 200 U.S. radio markets. Additionally, SFX produces eight daily radio "show prep" services that stations use to supplement in-house content production. Network also provides consulting and entertainment marketing services to corporate clients with music business interests.

     COMPETITION AND SEASONALITY

     For a description of the competition with respect to SFX's Family Entertainment business, see "--Theater--Competition and Seasonality." SFX's marketing and consulting business generally competes with other specialized promotion agencies, such as Momentum, GMR, Market Source and Super Marketing. SFX's radio trade publications and related market research business generally competes with other such publications, including Radio & Records and Hits Magazine.

     The family entertainment & other segment generally earns revenue ratably over the year.

AGREEMENTS WITH TICKETMASTER AND OGDEN

     On November 13, 1998, SFX and Ticketmaster entered into a binding agreement pursuant to which SFX granted Ticketmaster the exclusive right to sell and distribute tickets for SFX's events worldwide. SFX is currently evaluating its existing internal ticket operations, which were acquired in the 1998 Acquisitions; however, SFX does not believe that its ticketing operations are material to its financial condition or results of operation.

     On December 23, 1998, SFX and Ogden Corporation entered into a long-term agreement pursuant to which Ogden will become the exclusive food and beverage concessionaire at all entertainment venues owned or controlled by SFX. SFX anticipates that the revenues associated with its ticket and food and beverage sales will increase in 1999 as a result of these agreements.

OPERATING STRATEGY

     SFX's principal objectives are to maximize revenue and cash flow growth through the following specific strategies:

     OWN AND OPERATE THE LEADING INTEGRATED LIVE ENTERTAINMENT NETWORK

     A key component of SFX's operating strategy is to take advantage of the benefits provided by owning and operating an international live entertainment network. SFX's integrated production, promotion, venue operation and event management services enable SFX to:

     o  attract leading performers and events;

     o  provide "one-stop shopping" for performers and agents;

     o  increase venue utilization;

     o enhance its ability to maximize ancillary revenue from concession sales, product merchandising and ticket rebates, among others;

     o capture a larger percentage of overall revenues from live entertainment events; and

     o improve operating efficiencies and take advantage of economies of scale.

Examples of opportunities afforded to SFX as a result of its large scale venue operations include:

     o increased percentage of concessions revenues at amphitheaters through its agreement with concessionaire Ogden;

     o increased ticket rebate revenues through its agreement with Ticketmaster; and

     o special revenue-enhancing programs such as VIP seating and valet parking.

     MAXIMIZE SPONSORSHIP REVENUE OPPORTUNITIES

     To maximize revenues, SFX actively pursues the sale of local, regional and national corporate sponsorships, including naming rights and designating "official" event or tour sponsors and providers of concessions. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX's venues currently have no sponsorship arrangements in many of the available categories, including naming rights. Utilizing its leadership position in the live entertainment industry, including its access to a large audience, SFX, through "SFX Live," intends to pursue the sale of local, regional and national sponsorships to major corporations such as Ford Motor Company, Levi Strauss, Johnson & Johnson and Smirnoff Vodka. Examples of recent successes in pursuing this strategy include naming venues such as the BankBoston Pavilion (formerly known as the Harborlights Pavilion), the Tweeter Home Great Woods Center for the Performing Arts near Boston and the First American Music Center (formerly the Starwood Amphitheater in Nashville, TN). SFX believes that SFX Live delivers a unique promotional vehicle to corporate sponsors by offering the ability to target specific audiences by geography and demography.

     PURSUE INTERNATIONAL CONSOLIDATION OPPORTUNITIES

     The live entertainment industry outside the U.S. is highly fragmented, with little, if any, integration of services. Event promotion, production, sponsorship and management is typically done at a local level by small operators. SFX believes that the consolidation opportunities that have fueled its domestic growth since its formation exist internationally as well. Accordingly, SFX intends to replicate its business model outside of North America and believes that such expansion will, among other things:

     o provide it with better access to successful foreign performers and events;

     o provide it with additional outlets for its domestic performers and events; and

     o increase the opportunities for performers and events to "cross-over" between the U.S. and foreign countries.

     CONTINUE TO PURSUE DOMESTIC CONSOLIDATION OPPORTUNITIES

     Notwithstanding our strong national presence, SFX believes that the U.S. live entertainment industry continues to be highly fragmented with attractive acquisition opportunities still available. The U.S. live entertainment business remains characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. SFX believes that the fragmented nature of the industry continues to present attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, SFX believes that it is better able to coordinate negotiations with performers and talent agents, addressing what SFX believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. SFX intends to selectively pursue additional strategic acquisitions that complement its existing businesses.

     LAUNCH INTERNET INITIATIVE

     SFX is currently in the process of launching its various Internet initiatives, which will take advantage of its unique and extensive access to performers, athletes, live events, premium tickets and other merchandise. In addition to centralizing access to over 80 of our current Websites, SFX.com is being designed to be the primary destination for all Internet users seeking information about and access to live entertainment. SFX.com will give users access to commerce-driven services such as live event cybercasts, merchandise sales and access to premium tickets and top performers and athletes through affinity clubs, as well as allow visitors to obtain the most current information on concert dates and performers. SFX expects to launch these initiatives during the third quarter of 1999 and, after appropriate testing, have SFX.com fully operational by the first quarter of 2000. In addition, as part of our Internet initiatives, we have leveraged our ability to provide access to live entertainment events, athletes and artists to obtain what we believe are attractive equity positions in Internet companies possessing complementary content and technological capabilities. However, SFX can provide no assurances that its Internet initiatives will be commercially successful.

     INTEGRATE ACQUIRED BUSINESSES INTO CENTRALIZED BOOKING, MARKETING AND ACCOUNTING SYSTEMS

     SFX's management will continue to impose strict financial reporting and cost controls on all of its businesses and to rapidly integrate all of its future acquisitions into its centralized booking, marketing and accounting systems. SFX intends to realize the benefits of integration, including economies of scale, through:

     o the implementation of a nationally coordinated booking system for contracting and scheduling acts;
     o the establishment of a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities; and
     o   the implementation of a centralized accounting system.

REGULATORY MATTERS

     Because SFX relies on acquisitions of existing businesses and assets for its growth, restrictions imposed by local, state and federal regulatory, licensing, approval and permit requirements, including those relating to zoning, operation of public facilities, consumer protection and antitrust, will significantly affect its ability to acquire and operate its business. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice have the authority to challenge SFX's acquisitions on antitrust grounds before or after the acquisitions are completed. Each state where SFX operates may also challenge an acquisition under state or federal antitrust laws. SFX may be unable to obtain the licenses, approvals and permits it requires, including approvals under the HSR Act, from time to time to acquire and operate live entertainment businesses in accordance with its expansion strategy. See "Risk Factors--We are subject to extensive government regulation, and our failure to comply with regulations could adversely affect our business, results of operations and financial condition."

PROPERTIES

     SFX's executive offices are located at 650 Madison Avenue, 16th Floor, New York, New York 10022. SFX wholly or partially owns and/or operates 82 venues as more fully described under "--Business Segments of SFX--Music--Venue Operations." In addition, SFX owns or leases office space throughout the U.S. and abroad in connection with its operations.

LITIGATION

     In a complaint filed October 8, 1998 in the Superior Court of the State of California, Los Angeles County, Universal Concerts II, Inc., a California corporation formerly named MCA Concerts II, Inc., brought suit against PACE Amphitheaters, Inc., PACE Entertainment Group, Inc., SFX Entertainment, Inc., Brian Becker and Allen Becker. The complaint alleged, among other things, that SFX's acquisitions of PACE and Concert/Southern caused breaches of PACE's various agreements with Universal. The complaint alleged that PACE is in breach of a co-promotion agreement, that Brian and Allen Becker are in breach of non-competition agreements and that SFX has intentionally interfered with contracts between the plaintiff and certain of the defendants. The defendants have removed the case from the State Court to the Federal Court for the Central Division of California and have answered the complaint denying liability. Although the lawsuit seeks damages in an unspecified amount, in SFX management's view, the realistic amount in controversy is not material to the business or prospects of SFX. The defendants intend to defend the case vigorously.

     On November 20, 1998, a group of plaintiffs filed a complaint against 11 talent agencies and 29 promoters, including SFX and several of its subsidiaries. According to the complaint, the plaintiffs are five individual African-Americans and five corporations owned by such individuals. The complaint alleges action by the defendants to exclude African-Americans from promoting concerts and seeks injunctive relief and damages for civil rights and antitrust violations. The focus of the action appears to be industry-wide, rather than specifically directed at SFX. On May 25, 1999, the complaint was dismissed without prejudice to plaintiff right to file an amended pleading. The plaintiffs are obligated to file an amended complaint by August 9, 1999. SFX intends to defend the action vigorously.

     Although SFX is involved in several suits and claims in the ordinary course of business, it is not currently a party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES

     As of June 30, 1999, SFX had approximately 1,650 full-time employees. SFX will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although its staffing needs will vary. While SFX has experienced minor disputes with its employees in the past, and disruptions involving employees of SFX or any of its significant vendors could have an adverse effect on its business or results of operations, management believes that its relations with its employees are generally good. A number of the employees of SFX are covered by collective bargaining agreements. See "Management."

                   AGREEMENTS RELATED TO PENDING ACQUISITIONS

     The following is a summary of the material terms of the agreements related to SFX's pending Apollo and Livent acquisitions. This summary is not intended to be a complete description of the terms of the agreements and is subject to, and qualified in its entirety by reference to, the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. There can be no assurance that SFX will be able to consummate its pending acquisitions on the terms described herein, or at all. See "Risk Factors--If we are unable to complete pending or future acquisitions, our stock price may suffer."

APOLLO

     On August 2, 1999, SFX entered into a share purchase agreement with the shareholders of Apollo Leisure Group Limited, a UK company. Under the terms of the share purchase agreement, SFX will acquire, directly or indirectly through a UK subsidiary, all of the authorized and issued shares of Apollo for a total purchase price of $254.0 million, consisting of:

     (i) 979,667 shares of SFX Class A common stock, valued at approximately $45.0 million (based on an assumed market price of $46.00 per share); and

     (ii) (pounds sterling)129.0 million (approximately $209.0 million based on the exchange rate as of July 30, 1999) in guaranteed redeemable loan notes. The loan note amount will be subject to a working capital adjustment as well as reductions based on:

           --   the outstanding debt of Apollo and its subsidiaries;

           -- the amount of bonuses to be paid to certain managers or employees of Apollo in connection with the consummation of the proposed Apollo acquisition;

           -- the amount of consideration paid in connection with Apollo's acquisition of a 50% equity interest in Barry Clayman Concerts; and

           --   certain other adjustments.

     We estimate that the aggregate amount of the working capital and other adjustments described above will reduce the loan note principal amount by approximately (pounds sterling)41.7 million.

     Under the terms of the loan notes, any one or more of the selling shareholders may require payment of all or a portion of the principal amount of the loan notes (together with interest accrued thereon to the date of payment) at any time commencing nine months after the closing of the proposed Apollo acquisition until the maturity date of the loan notes. The loan notes will bear interest at a rate equal to 90% of the three month LIBOR, calculated and paid quarterly, and mature on the sixth anniversary of the Apollo closing date. SFX's obligations under the loan notes will be unconditionally guaranteed by certain financial institutions. In the event that any selling shareholder exercises its right to require repayment of the loan notes, such repayment is expected to be made with funds drawn under the Term A Loan portion of SFX's New Senior Credit Facility.

     Under the terms of the share purchase agreement, SFX will be granted an option to repurchase up to 40% of the shares of SFX Class A common stock issued by SFX to the selling shareholders for a price of $45.31 per share. The option will be exercisable by SFX at any time during the two year period following the closing of the proposed Apollo acquisition.

     The shares of SFX Class A common stock issued to the selling shareholders will not be registered under the Securities Act. In addition, the shares may not be sold or otherwise transferred by the selling shareholders during the one year period following the closing of the proposed Apollo acquisition (subject to certain limited exceptions), and the shares that are subject to SFX's repurchase option may not be sold or otherwise transferred during the two year holding period following the closing of the proposed Apollo acquisition.

     In connection with the proposed Apollo acquisition, SFX will acquire a 50% equity interest in Point Exhibition Company Ltd., which owns and operates The Point in Dublin, Ireland. Upon consummation of the proposed Apollo acquisition, SFX will retain 50% of the ownership and operating rights in The Point, provided that the selling shareholders will retain the ability to require Point Exhibition Company Ltd. to sell certain property adjacent to The Point and will receive the proceeds from such sale, less various expenses, as deferred compensation payable in loan notes.

     Under the terms of the share purchase agreement, SFX has certain indemnification rights that may arise out of the breach of warranties by the selling shareholders, the potential sale of certain property adjacent to The Point, and the sale of various other interests by Apollo prior to and after the consummation of the proposed Apollo acquisition. The selling shareholders have various limitations on their individual liabilities with respect to such indemnification rights. The selling shareholders generally have no liability to SFX unless and until all indemnification claims (other than certain claims relating to Apollo's real properties) exceed (pounds sterling)1.5 million, and then only to the extent such losses exceed (pounds sterling)200,000. With respect to claims relating to Apollo's real properties, the selling shareholders generally have no liability to SFX unless and until such indemnification claims exceed (pounds sterling)500,000, and then only to the extent such losses exceed such amount.

     The closing of the proposed Apollo acquisition is expected to occur in the third quarter of 1999. The consummation of the Apollo acquisition is subject to the condition that the selling shareholders receive tax clearance from the Inland Revenue and the delivery of certain other customary closing documents. If tax clearance is refused, the selling shareholders have agreed to negotiate with SFX in good faith to obtain the clearance, provided that the selling shareholders are not obligated to change the commercial terms of the proposed Apollo acquisition or to forego the tax treatment which they were expecting had the clearance or consent been given by the Inland Revenue. The closing of the proposed Apollo acquisition is not a condition to this offering. No assurances can be given that the Apollo acquisition will be consummated on the terms described in this prospectus or at all.

LIVENT

     On May 28, 1999, SFX entered into an asset purchase agreement with Livent, Inc., Livent (U.S.) Inc., Livent Realty (New York) Inc., Livent Realty (Chicago) Inc., and Livent International Inc. (collectively, the "Livent Entities"), under which SFX will acquire directly or through one or more subsidiaries, substantially all of the assets of the Livent Entities, including the Ford Theatre in New York, New York, the Ford Theatre in Chicago, Illinois and the Pantages Theatre in Toronto, Canada, as well as the rights to certain theatrical productions, including Phantom of the Opera, Fosse, and Ragtime, and certain properties in development, including Seussical. Each of the Livent Entities has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, and Livent, Inc., the parent Livent entity has filed an application for an order under the Companies' Creditors Arrangement Act of Canada and the Business Corporations Act (Ontario). The transactions under the asset purchase agreement were subject to approval by the bankruptcy courts in the United States and Canada. Applications for approval of the transaction were heard simultaneously in the U.S. and Canadian bankruptcy courts on July 7, 1999, and were approved.

     The purchase price for the assets consists of the following:

     o  an initial cash payment by SFX of $90.8 million;

     o a deferred payment obligation having a present value under the contract terms of approximately $18.4 million; and

     o a contingent payment of $5.0 million based upon the ability of the Livent Entities to deliver theatrical rights to the production Seussical in a form acceptable to SFX.

     Under the terms of the asset purchase agreement, the initial cash amount to be paid at closing is subject to the following adjustments:

     o a working capital adjustment based upon the working capital of the Livent Entities as of the closing date;

     o an adjustment based upon advance ticket sales by the Livent Entities prior to the closing;

     o a $1.6 million deduction if a ticket surcharge obligation, on behalf of the City of Toronto, in respect of the Pantages Theatre is not removed prior to closing;


     o a $3.1 million deduction if at the time of closing the New York Theatre remains subject to a certain fixture lien obligation; and

     o various other closing and post-closing adjustments as provided for in the asset purchase agreement.

     Under the terms of the asset purchase agreement, SFX has certain indemnification rights which must be asserted within sixty (60) days following the closing date. Indemnification claims by SFX may not exceed $10 million and may be satisfied out of a $2 million escrow or by offsetting the payment obligation of SFX under the deferred payment obligation. The Livent Entities have no liability to SFX for indemnification claims unless and until such claims exceed $250,000 and then only to the extent such losses exceed that amount.

     The consummation of the acquisition is subject to certain regulatory approvals, the satisfaction of various closing conditions and the delivery of various third-party consents and other closing documents. The acquisition is scheduled to be completed on or prior to September 30, 1999, after which time either party may invoke a right of termination. The closing of the Livent acquisition is not a condition to this offering. No assurances can be given that the Livent acquisition will be consummated on the terms described in the prospectus or at all.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Certificate of Incorporation and Bylaws, the Board manages the business of SFX. The Board conducts its business through meetings of the Board and its committees. The standing committees of the Board are described below.

     The Bylaws authorize the Board to fix the number of directors from time to time. The number of directors of SFX is currently twelve. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of SFX are to be elected annually by the Board and serve at the Board's discretion. In the election of directors, the holders of the Class A common stock are entitled by class vote, exclusive of all other stockholders, to elect two-sevenths, rounded up, of the directors to serve on the Board, with each share of the Class A common stock entitled to one vote.

     The following table sets forth information as to the directors and the executive officers of SFX:

                                                                                          AGE AS OF
              NAME                             POSITION(S) HELD WITH SFX                JULY 30, 1999
- -------------------------------   --------------------------------------------------   --------------
Robert F.X. Sillerman .........   Director, Executive Chairman and Member of                 51
                                  the Office of the Chairman
Michael G. Ferrel .............   Director, President, Chief Executive Officer and           50
                                  Member of the Office of the Chairman
Brian E. Becker ...............   Director, Executive Vice President and Member              42
                                  of the Office of the Chairman
David Falk ....................   Director and Member of the Office of the                   48
                                  Chairman
Howard J. Tytel ...............   Director, Executive Vice President, General                52
                                  Counsel, Secretary and Member of the Office of
                                  the Chairman
Thomas P. Benson. .............   Director, Senior Vice President and Chief                  37
                                  Financial Officer
Richard A. Liese ..............   Director, Senior Vice President and Associate              48
                                  General Counsel
D. Geoffrey Armstrong .........   Director                                                   41
James F. O'Grady, Jr. .........   Director                                                   71
Paul Kramer ...................   Director                                                   67
Edward F. Dugan ...............   Director                                                   64
John D. Miller ................   Director                                                   54
John J. Boyle .................   Non-voting observer to Board of Directors                  64

     ROBERT F.X. SILLERMAN has served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Sillerman also served as the Executive Chairman of SFX Broadcasting from July, 1995 until the consummation of the SFX Broadcasting merger in May 1998. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman of the board of directors and Chief Executive Officer of SFX Broadcasting. Mr. Sillerman is Chairman of the board of directors and Chief Executive Officer of Sillerman Communications Management Company, Inc. ("SCMC"), a private company that makes investments in and provides financial consulting services to companies engaged in the media business. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

     MICHAEL G. FERREL has served as the President, Chief Executive Officer, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Ferrel also served as the President, Chief Executive Officer and a director of SFX Broadcasting from November 1996 until the consummation of the SFX Broadcasting merger in May 1998. Mr. Ferrel served as President and Chief Operating Officer of Multi-Market Radio, Inc. ("MMR"), a wholly-owned subsidiary of SFX Broadcasting , and a member of MMR's board of directors from MMR's inception in August 1992 until November 1996 when MMR was merged into a subsidiary of SFX Broadcasting. Mr. Ferrel also served as Co-Chief Executive Officer of MMR from January 1994 to January 1996, and Chief Executive Officer of MMR from January 1996 until November 1996. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc., the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

     BRIAN E. BECKER has served as an Executive Vice President, a Member of the Office of the Chairman and a director of SFX since the consummation of the PACE acquisition in February 1998. Mr. Becker has served as Chief Executive Officer of PACE since 1994 and as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

     DAVID FALK has served as a Member of the Office of the Chairman and a director of SFX since the consummation of the FAME acquisition. Mr. Falk serves as a director and as Chairman of SFX's sports group and several subsidiaries within SFX's sports group, which includes FAME. Mr. Falk, who has represented professional athletes for over twenty years, is presently a Director, Chairman and Chief Executive Officer of FAME, positions he has held since he founded FAME in 1992. Mr. Falk also serves as Chairman of the HTS Sports-a-Thon to benefit the Leukemia Society of America, is a member of the Executive Committee of the College Fund and is on the Board of Directors of the Juvenile Diabetes Foundation and Share the Care for Children.

     HOWARD J. TYTEL has served as an Executive Vice President, General Counsel, Secretary and a director of SFX since its formation in December 1997. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting from 1992 until the consummation of the SFX Broadcasting merger. Mr. Tytel is Executive Vice President, General Counsel and a director of SCMC. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. From 1993 to 1998, Mr. Tytel was Of Counsel to the law firm of Baker & McKenzie, which represents SFX on certain matters.

     THOMAS P. BENSON has served as a Senior Vice President since March 1999, and as the Vice President, Chief Financial Officer and a director of SFX since its formation in December 1997. Mr. Benson also served as the Chief Financial Officer and a director of SFX Broadcasting, having served in such capacity from November 1996 until the consummation of the SFX Broadcasting merger. Mr. Benson became the Vice President of Financial Affairs of SFX Broadcasting in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP.

     RICHARD A. LIESE has served as a Senior Vice President since September 1998, and as a Vice President, Associate General Counsel and a director of SFX since its formation in December 1997. Mr. Liese also served as a director, Vice President and Associate General Counsel of SFX Broadcasting, having served in such capacity from 1995 until the consummation of the SFX Broadcasting merger. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

     D. GEOFFREY ARMSTRONG has served as a director of SFX since its formation in December 1997. He served as an Executive Vice President of SFX from its formation until September 1998. Mr. Armstrong currently serves as a director of Capstar Broadcasting Corporation, a publicly-traded radio broadcasting company, and as Executive Vice President and Chief Financial Officer of Chancellor Media. Mr. Armstrong also served as the Chief Operating Officer and an Executive Vice President of SFX Broadcasting, having served in such capacity from November 1996 until the consummation of the SFX Broadcasting merger. Mr. Armstrong served as a director of SFX Broadcasting from 1993 until the consummation of the SFX Broadcasting merger. Mr. Armstrong became the Chief Operating Officer of SFX Broadcasting in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of SFX Broadcasting in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of SFX Broadcasting from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX Broadcasting, since 1989.

     JAMES F. O'GRADY, JR. has served as a director of SFX since its formation in December 1997. Mr. O'Grady also served as a director of SFX Broadcasting from 1993 until the consummation of the SFX Broadcasting merger. Mr. O'Grady has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and was Of Counsel to Cahill and Cahill, a law firm located in Brooklyn, New York, from 1986 until 1998. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a director of The Insurance Broadcast System, Inc. since 1994.

     PAUL KRAMER has served as a director of SFX since its formation in December 1997, served as a director of SFX Broadcasting from 1993 until the consummation of the SFX Broadcasting merger and currently serves as a director of Nations Flooring, Inc. Mr. Kramer has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992.

     EDWARD F. DUGAN has served as a director of SFX since its formation in December 1997. Mr. Dugan also served as a director of SFX Broadcasting from November 1996 until the consummation of the SFX Broadcasting merger. Mr. Dugan is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

     JOHN D. MILLER served as Chairman of the Board of Triathlon Broadcasting Company from June 1995 until April 1999 when Triathlon was merged with a third party. He is founder and President of StarVest Management, Inc., a private investment group, and is currently on the board of directors of International Keystone Entertainment, Inc. Mr. Miller served as the President of Rothschild Ventures, Inc., a private investment group, from July 1995 to April 1998. Prior to that he was affiliated with Starplough, Inc. and the Clipper Group, private equity investment groups. Mr. Miller spent 24 years with various investment arms of The Equitable Life Assurance Society of the U.S., his last position being Chief Executive Officer and President of Equitable Capital Management Corp.

     JOHN J. BOYLE became a non-voting observer to the board of directors of SFX and the Chairman of SFX's Music Group upon closing of the Cellar Door acquisition. Mr. Boyle currently serves as the Chief Executive Officer and Chairman of the board of directors of Cellar Door. Mr. Boyle purchased Cellar Door in 1963, and has been in the concert promotion business for over thirty years.

     AUDIT COMMITTEE

     The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the selection, quality and performance of SFX's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also reviews certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of SFX. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

     COMPENSATION COMMITTEE

     The Compensation Committee reviews and makes recommendations with respect to certain SFX compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of SFX Broadcasting or SFX.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board approved the issuance of shares of Class A common stock to holders, as of the SFX spin-off record date, of stock options or SARs of SFX Broadcasting, whether or not vested. These holders included the members of the Compensation Committee. The issuance was approved to allow the holders of these options and SARs to participate in the SFX spin-off in a similar manner as holders of SFX Broadcasting's Class A common stock and as consideration for past services to SFX. In connection with this issuance, Mr. Kramer received 13,000 shares of Class A common stock, Mr. O'Grady received 13,000 shares of Class A common stock and Mr. Dugan received 3,000 shares of Class A common stock.

     STOCK OPTION COMMITTEE

     The Stock Option Committee grants options, determines which employees and other individuals performing substantial services to SFX may be granted options and determines the rights and limitations of options granted under SFX's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

LOANS TO CERTAIN EXECUTIVE OFFICERS

     In July 1999, the Compensation Committee of the Board of Directors approved the making of loans aggregating $12.7 million to certain executive officers of SFX and a loan in the amount of $2.0 million to another employee of SFX. Under the loan program, Mr. Sillerman will receive a loan of $10.0 million, Mr. Ferrel will receive a loan of $900,000, and Messrs. Becker, Tytel and Benson will each receive a loan of $600,000. The loans will bear interest at a rate of 6.0% per annum. Under the terms of the loans, if any of the participants in the loan program enters into a new long-term employment agreement with SFX, effective upon termination of his existing agreement, the participant's loan will be forgiven ratably over the term of the new employment agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of SFX's common stock as of July 28, 1999, by each executive officer of SFX, each director of SFX, the directors and executive officers of SFX as a group and each person known by SFX to own beneficially more than 5% of any class of SFX's common stock. The following information gives effect to the 3-for-2 split of SFX's common stock effected on July 27, 1999.

                                                                                                  PERCENT OF      PERCENT OF
                                                                                                 TOTAL VOTING    TOTAL VOTING
                                                                                                 POWER BEFORE   POWER AFTER THE
                                            CLASS A                         CLASS B              THE OFFERING      OFFERING
                                         COMMON STOCK                    COMMON STOCK               AND THE         AND THE
                                ------------------------------- -------------------------------     PENDING         PENDING
      NAME AND ADDRESS OF            NUMBER OF      PERCENT OF       NUMBER OF      PERCENT OF      APOLLO          APOLLO
      BENEFICIAL OWNER(1)             SHARES           CLASS          SHARES           CLASS      ACQUISITION     ACQUISITION
- ------------------------------- ------------------ ------------ ------------------ ------------ -------------- ----------------
Directors and Executive
 Officers:
Robert F.X. Sillerman .........     4,313,555(2)        8.0%         2,286,252(2)       89.8%         34.3%           30.9%
Michael G. Ferrel .............       270,455(3)         *             259,305(3)       10.2           3.6             3.2
Brian E. Becker ...............        66,603(4)         *                  --            --            *               *
David Falk ....................       637,500(5)        1.2                 --            --            *               *
Howard J. Tytel ...............       729,509(6)        1.4                 --            --                            *
Thomas P. Benson ..............        45,501(7)         *                  --            --            *               *
Richard A. Liese ..............         7,200(8)         *                  --            --            *               *
D. Geoffrey Armstrong .........       286,700(9)         *                  --            --            *               *
James F. O'Grady, Jr. .........        34,091(10)        *                  --            --            *               *
John D. Miller ................           666(11)        *                  --            --            *               *
Paul Kramer ...................        24,000(12)        *                  --            --            *               *
Edward F. Dugan ...............        12,633(13)        *                  --            --            *               *
All directors and executive
 officers as a group
 (12 persons) .................     6,428,413          10.5%         2,545,557         100.0%         40.0%           36.1%
5% Stockholders:
Ark Asset Management
 Co. Inc.(14) .................     3,345,000           6.2%                --            --           4.2%            3.8%
 125 Broad Street
 New York, New York 10004

- ----------
*     Less than 1%

(1) Unless otherwise set forth above, the address of each stockholder is the address of SFX, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of July 28, 1999. Unless noted otherwise, information as to beneficial ownership is based on statements furnished to SFX by the beneficial owners, and stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of July 28, 1999, there were issued and outstanding 53,705,446 shares of Class A common stock and 2,545,557 shares of Class B common stock.

(2) Includes 59,015 shares of Class A common stock held by SCMC, warrants to purchase an aggregate of 7,994 shares of Class A common stock and options to purchase an aggregate of 236,936 shares of Class A common stock held by Mr. Sillerman which are, or will become, exercisable within 60 days of July 28, 1999. Also includes 687,320 shares of Class A common stock, warrants to purchase 1,412 shares of Class A common stock and options to purchase 40,778 shares of Class A common stock held by Mr. Tytel that Mr. Sillerman has the right to vote. Excludes options to purchase an aggregate of 733,590 shares of Class A common stock held by Mr. Sillerman which are not exercisable within 60 days of July 28, 1999. If the 2,286,252 shares of Class B common stock held by Mr. Sillerman were included in calculating his ownership of the Class A common stock, Mr. Sillerman would beneficially own 6,599,807 shares of Class A common stock, representing approximately 11.7% of the class.

(3) Includes options to purchase an aggregate of 77,501 shares of Class A common stock held by Mr. Ferrel which are, or will become, exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 259,998 shares of Class A common stock held by Mr. Ferrel which are not exercisable within 60 days of July 28, 1999. If the 259,304 shares of Class B common stock held by Mr. Ferrel were included in calculating his ownership of Class A common stock, then Mr. Ferrel would beneficially own 529,759 shares of Class A common stock, representing less than 1% of the class.

(4) Includes options to purchase an aggregate of 22,500 shares of Class A common stock held by Mr. Becker which will become exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 97,500 shares of Class A common stock held by Mr. Becker which are not exercisable within 60 days of July 28, 1999.

(5) Includes options to purchase an aggregate of 150,000 shares of Class A common stock held by Mr. Falk which will become exercisable within 60 days of July 28, 1999.

(6) Includes warrants to purchase an aggregate of 1,412 shares of Class A common stock and options to purchase an aggregate of 40,778 shares of Class A common stock held by Mr. Tytel which are, or will become, exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 163,574 shares of Class A common stock held by Mr. Tytel which are not exercisable within 60 days of July 28, 1999. Mr. Tytel also has an economic interest in SCMC, which beneficially owns 59,015 shares of Class A common stock, although he lacks voting or dispositive power with respect to the shares beneficially held by SCMC. Mr. Sillerman has the right to vote all of the shares of Class A common stock beneficially owned by Mr. Tytel.

(7) Includes options to purchase an aggregate of 17,001 shares of Class A common stock held by Mr. Benson which are, or will become, exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 57,999 shares of Class A common stock held by Mr. Benson which are not exercisable within 60 days of July 28, 1999.

(8) Includes options to purchase an aggregate of 3,500 shares of Class A common stock held by Mr. Liese which will become exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 12,000 shares of Class A common stock held by Mr. Liese which are not exercisable within 60 days of July 28, 1999.

(9) Includes options to purchase an aggregate of 45,501 shares of Class A common stock held by Mr. Armstrong which are, or will become, exercisable within 60 days of July 28, 1999. Excludes options to purchase an aggregate of 141,999 shares of Class A common stock held by Mr. Armstrong which are not exercisable within 60 days of July 28, 1999.

(10) Includes options to purchase an aggregate of 3,750 shares of Class A common stock held by Mr. O'Grady which are currently exercisable. Excludes 138 shares credited to Mr. O'Grady's account in the deferred compensation plan for non-employee directors, which shares are not deliverable to Mr. O'Grady within 60 days of July 28, 1999. Also excludes options to purchase an aggregate of 7,500 shares of Class A common stock granted under SFX's 1999 stock option plan which are not exercisable within 60 days of July 28, 1999.

(11) Excludes options to purchase an aggregate of 3,750 shares of Class A common stock held by Mr. Miller which are not exercisable within 60 days of July 28, 1999.

(12) Excludes 138 shares credited to Mr. Kramer's account in the deferred compensation plan for non-employee directors, which shares are not deliverable to Mr. Kramer within 60 days of July 28, 1999. Also excludes options to purchase an aggregate of 7,500 shares of Class A common stock granted under SFX's 1999 stock option plan which are not exercisable within 60 days of July 28, 1999.

(13) Includes options to purchase an aggregate of 3,750 shares of Class A common stock held by Mr. Dugan which are currently exercisable. Excludes 8,442 shares credited to Mr. Dugan's account in the deferred compensation plan for non-employee directors which shares are not deliverable to Mr. Dugan within 60 days of July 28, 1999. Also excludes options to purchase an aggregate of 7,500 shares of Class A common stock granted under SFX's 1999 stock option plan which are not exercisable within 60 days of July 28, 1999.

(14) Based on information contained on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 1999.

POSSIBLE CHANGE IN CONTROL

     Mr. Sillerman has pledged an aggregate of 1,190,102 of his shares of Class B common stock as collateral for a line of credit, under which he currently has no outstanding borrowings. He continues to be entitled to exercise voting and consent rights with respect to the pledged shares, with certain restrictions. However, if he defaults in the payment of any future loans extended to him under the line of credit, the bank will be entitled to sell the pledged shares. Although Class B common stock has 10 votes per share in most matters, the pledged shares will automatically convert into shares of Class A common stock upon such a sale. Such a sale of the pledged shares would reduce Mr. Sillerman's share of the voting power of SFX's common stock, and would therefore be likely to result in a change of control of SFX. See "Risk Factors--We could be required to make large payments upon a change of control, which may harm our financial condition."

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of SFX consists of 110,000,000 shares of common stock (comprised of 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock) and 25,000,000 shares of preferred stock, all with a par value of $.01 per share. The following descriptions of the common stock and preferred stock are summaries, and are qualified by reference to the detailed provisions of the SFX Certificate of Incorporation and the Bylaws of SFX, each of which is incorporated by reference in this prospectus. See "Business."

COMMON STOCK

     SHARES OUTSTANDING

     As of July 21, 1999, 53,705,446 shares of Class A common stock and 2,545,557 shares of Class B common stock were outstanding. All of these shares are validly issued, fully paid and nonassessable. After giving pro forma effect to the pending Apollo acquisition and this offering, 62,185,113 shares of Class A common stock and 2,545,557 shares of Class B common stock would have been outstanding as of July 21, 1999.

     DIVIDENDS

     Although SFX does not anticipate paying any dividends on the common stock in the foreseeable future, holders of common stock will have the right to receive any dividends that are declared thereon by the Board at any time, and from time to time, out of funds legally available for that purpose. SFX may not declare or pay any dividend in cash or property on either class of common stock, unless it simultaneously declares or pays the same dividend on the other class of common stock. If dividends are declared that are payable in shares of common stock, then the stock dividends will be payable at the same rate on each class of common stock and will be payable only in shares of Class A common stock to holders of Class A common stock and in shares of Class B common stock to holders of Class B common stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among Class A common stock and Class B common stock.

     VOTING RIGHTS

     Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

     o  for the election of directors;

     o with respect to any "going private" transaction between SFX and Mr. Sillerman or any of his affiliates; and

     o  as otherwise provided by law.

     In the election of directors, the holders of shares of Class A common stock, voting as a separate class, elect two sevenths of SFX's directors. Any person nominated by the Board for election by the holders of Class A common stock as a director of SFX must be qualified to be an independent director ("Independent Director") as defined in the Certificate of Incorporation of SFX. If a Class A director dies, is removed or resigns before his term expires, then any person appointed by a majority of the directors then in office, although less than a quorum, may fill that director's vacancy on the Board. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of Class A common stock and Class B common stock, voting as a single class, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, have the right to elect the remaining directors. The holders of common stock do not have any rights to cumulative votes in the election of directors. Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A directors. The Class A directors are Messrs. Dugan, Kramer, O'Grady and Miller.

     The holders of the Class A common stock and Class B common stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of Class A common stock and Class B common stock entitled to one vote.

     Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock in order to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

     LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding-up of SFX, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of Class A common stock will have the right to share ratably with the holders of Class B common stock all assets available for distribution after payment in full of creditors.

     CONVERSION

     Each share of Class B common stock is convertible at any time, at the holder's option, into one share of Class A common stock. Each share of Class B common stock converts automatically into one share of Class A common stock at the time of its sale or transfer to a party not affiliated with SFX or at the time of Mr. Sillerman's death, in the case of his or his affiliates' shares.

     OTHER PROVISIONS

     The holders of common stock do not have any preemptive or subscription rights. In any merger, consolidation or business combination, the consideration holders of Class A common stock receive must be identical to the consideration per share that holders of Class B common stock receive, except that in any such transaction in which shares of common stock are to be distributed, the distributed shares may differ as to voting rights to the extent that voting rights now differ among the Class A common stock and the Class B common stock. SFX may not subdivide or combine the outstanding shares of either class of common stock unless it proportionately subdivides or combines the outstanding shares of both classes.

     TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Class A and Class B common stock is Chase Mellon Shareholder Services, L.L.C.

PREFERRED STOCK

     As of the date of this prospectus, no shares of SFX's preferred stock are outstanding, and SFX has 25,000,000 shares of preferred stock authorized.

     The Board, without further vote or action by the stockholders, has the authority to issue preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof. If SFX issues shares of preferred stock with voting rights, then it could dilute the voting rights of the holders of common stock by increasing the number of outstanding shares having voting rights, and by creating class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, then it could potentially increase the number of shares of common stock outstanding up to the authorized amount. Also, the preferred stock could have preferences over the common stock and over other series of preferred stock with respect to dividend and liquidation rights.

                 CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS

     The following descriptions of the Certificate of Incorporation and Bylaws of SFX are summaries, and are qualified by reference to the Certificate of Incorporation and Bylaws of SFX, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

CHARTER AND BYLAW PROVISIONS

     As allowed by Delaware law, SFX's Certificate of Incorporation states that, to the fullest extent permitted by Delaware law, SFX's directors will not be liable for monetary damages for breach of their fiduciary duty of care to SFX and its stockholders. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     o  for any breach of their duty of loyalty to SFX or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of Delaware law, which relates to liability for unlawful payments of dividends and stock repurchases and redemptions; or

     o for any transaction from which the director derived an improper personal benefit.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Bylaws and certain of SFX's employment agreements also contain provisions that require SFX to indemnify its directors, officers, employees or other agents to the fullest extent permitted by Delaware law, and to advance expenses to its officers and directors as incurred.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of the SFX Certificate of Incorporation summarized in the succeeding paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     The SFX Certificate of Incorporation allows the Board to establish one or more additional series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board without any further stockholder approval. These rights, preferences, privileges and limitations could impede or discourage the acquisition of control of SFX. See "Description of Capital Stock--Preferred Stock."

     SFX is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder unless:

     o before such person became an interested stockholder, the board of directors of the corporation either approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     o upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Under Section 203, the above restrictions also do not apply to certain business combinations proposed by an interested stockholder after the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                           DESCRIPTION OF INDEBTEDNESS

NEW SENIOR CREDIT FACILITY

     The following is a summary of the anticipated material terms of the credit agreement for the New Senior Credit Facility, which SFX expects to enter into in the third quarter of 1999. This summary is not complete. In addition, no assurances can be given that the New Senior Credit Facility will be completed on the terms described in this prospectus or at all. The closing of the New Senior Credit Facility is not a condition to the closing of this offering.

     The New Senior Credit Facility is expected to provide $1.1 billion of senior secured credit facilities. The New Senior Credit Facility is expected to be comprised of a $250.0 million multi-draw, delayed draw, multi-currency term loan maturing on December 31, 2005 ("Term Loan A"), a $600.0 million single-draw, U.S. dollar term loan maturing on June 30, 2006 ("Term Loan B"), and a $250.0 million multi-currency reducing revolver maturing on December 31, 2005. Borrowings under the New Senior Credit Facility will be secured by substantially all the assets of SFX and its domestic subsidiaries, including a pledge of the outstanding stock of substantially all of its subsidiaries, and will be guaranteed by substantially all of SFX's domestic subsidiaries. In addition, in the event a foreign subsidiary of SFX is a borrower under the New Senior Credit Facility, borrowings under the New Senior Credit Facility by such foreign subsidiary will be secured by substantially all of the assets of such foreign subsidiary and will be guaranteed by SFX. As of July 30, 1999, SFX had approximately $234.0 million of indebtedness outstanding under the Old Senior Credit Facility which is expected to be refinanced with borrowings under the New Senior Credit Facility.

     GENERAL

     The New Senior Credit Facility is expected to provide for borrowings in a principal amount of up to $1.1 billion, subject to certain covenants and conditions. Borrowings under the New Senior Credit Facility may be used by SFX to finance Permitted Acquisitions (as defined in the New Senior Credit Facility), for working capital, for general corporate purposes and to repay existing bank debt. Up to $75.0 million of the revolver is expected to be available for the issuance of standby letters of credit. The Term Loan A is expected to be available for the issuance of a standby letter of credit in support of certain of SFX's future payment obligations in relation to the Apollo Acquisition. Each Permitted Acquisition must be in the same line business (or other business incidental or related thereto) as SFX and must have the prior written consent of the Required Lenders (as defined in the New Senior Credit Facility) if the cost of the Permitted Acquisition exceeds $75.0 million.

     INTEREST RATES

     In the case of U.S. dollar loans, borrowings under the New Senior Credit Facility are expected to bear interest, at SFX's option, at certain spreads over LIBOR or the greater of the Federal Funds Rate plus 0.50% or The Bank of New York's prime rate. In the case of currencies other than U.S. dollars, loans outstanding under the New Senior Credit Facility are expected to bear interest at certain spreads over LIBOR for the appropriate currency. The interest rate spreads on the term loans and the revolver are expected to be adjusted based on SFX's Total Leverage Ratio, as defined below.

     FEES

     SFX expects to pay an annual commitment fee on unused availability under the revolver according to the following schedule: 0.750% if SFX's Total Leverage Ratio is greater than or equal to 5.50, 0.625% if SFX's Total Leverage Ratio is greater than or equal to 5.00 but less than 5.50, and 0.500% if SFX's Total Leverage Ratio is less than 5.00. SFX expects to pay an annual commitment fee on unused availability under Term Loan A according to the following schedule: during the first three months following the closing of the New Senior Credit Facility, 0.750%, and thereafter 1.5625% if SFX's Total Leverage Ratio is greater than or equal to 5.50, 1.4375% if SFX's Total Leverage Ratio is greater than or equal to 5.00 but less than 5.50, 1.2500% if SFX's Total Leverage Ratio is greater than or equal to 4.50 but less than 5.00, 1.1250% if SFX's Total Leverage Ratio is greater than or equal to 4.00 but less than 4.50, 1.0000% if SFX's Total Leverage Ratio is greater than or equal to 3.50 but less than 4.0, and 0.8125% if SFX's Total Leverage Ratio is less than 3.50. SFX will also pay an annual letter of credit fee equal to the Applicable LIBOR Margin, as defined in the New Senior Credit Facility, for the revolver then in effect.

     MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS

     Commitments to lend under the revolver are expected to be reduced in equal quarterly installments commencing March 31, 2003 according to the following schedule: by 25.0% in 2003; by 25.0% in 2004; and by the remaining 50.0% upon final maturity. Term Loan A is expected to be repaid in equal quarterly installments commencing March 31, 2001 according to the following schedule:15.0% in 2001, 15.0% in 2002, 20.0% in 2003, 25.0% in 2004, and the
remaining balance of 25.0% upon maturity. Term Loan B is expected to be repaid in equal quarterly installments commencing September 30, 2001 according to the following schedule: 1.0% from September 30, 2001 to June 30, 2002, 1.0% from September 30, 2002 to June 30, 2003, 1.0% from September 30, 2003 to June 30, 2004, 1.0% from September 30, 2004 to June 30, 2005, and the remaining balance of 96% from September 30, 2005 to June 30, 2006. It is expected that amounts outstanding under the New Senior Credit Facility will be subject to, among others, the following mandatory prepayments, which will also permanently reduce commitments:

     o 100.0% of the net cash proceeds received from permitted Asset Sales (as defined in the New Senior Credit Facility), subject to standard reinvestment provisions;

     o 50.0% of Excess Cash Flow (as defined in the New Senior Credit Facility), calculated for each fiscal year beginning with the year ending December 31, 2001; and

     o 100.0% of the proceeds of casualty insurance or condemnation not used to repair or replace the properties with respect to which the loss occurred within one year from the receipt of such proceeds.

     COLLATERAL AND GUARANTEES

     Each of SFX's present and future direct and indirect domestic subsidiaries and, in the case of loans made to foreign subsidiary borrowers, SFX (the "Senior Guarantors"), is expected to be required to provide guarantees under the New Senior Credit Facility. In order to secure their obligations under the New Senior Credit Facility, it is expected that the Senior Guarantors will grant to the lenders a continuing security interest in all of their assets, (subject to certain non-material exceptions and, (a) with respect to real property, upon the demand of the administrative agent or the Required Lenders, and (b) with respect to non-U.S. assets, subject to local law, tax and cost considerations), all of the capital stock of each Senior Guarantor and not less than 66% of the capital stock of SFX's present and future foreign subsidiaries.

     The New Senior Credit Facility is expected to contain various covenants that, subject to certain specified exceptions, restrict SFX's and its subsidiaries' ability to:

     o  incur additional indebtedness and other obligations;

     o  grant liens;

     o  consummate mergers, acquisitions, investments and asset dispositions;

     o declare or pay Restricted Payments (as defined in the New Senior Credit Facility);

     o declare or pay dividends, distributions and other prepayments or repurchases of other indebtedness;

     o amend certain agreements, including SFX's organizational documents, and its outstanding senior subordinated notes and indentures;

     o  make acquisitions and dispositions;

     o  engage in transactions with affiliates;

     o  enter into partnership and joint ventures;

     o  engage in sale and leaseback transactions; and

     o  change lines of business.

The New Senior Credit Facility is expected to include covenants relating to compliance with ERISA, environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. In addition, the New Senior Credit Facility is expected to require SFX to maintain compliance with certain specified financial covenants relating to:

     o a maximum ratio (the "Total Leverage Ratio") of (a) all outstanding amounts under the New Senior Credit Facility and any other indebtedness (including capital lease obligations) of SFX and its subsidiaries, on a consolidated basis ("Total Debt"), less cash and cash equivalents in excess of $5.0 million, to (b) for the most recently completed four fiscal quarters, (i) revenues less (ii) expenses (excluding depreciation, amortization other than amortization of capitalized preproduction costs, interest expense and income tax expense), plus
        (iii) nonrecurring expense items or noncash expense items acceptable to the agent under the New Senior Credit Facility, plus (iv) the lesser of
        (a) the equity income from Unconsolidated Investments (as defined in the New Senior Credit Facility) and (b) cash dividends and other cash distributions from Unconsolidated Investments (however, the total amount determined under this clause (iv) will not exceed 10.0% of Operating Cash Flow before overhead) (the amount referred to in this clause (b), "Operating Cash Flow"); Operating Cash Flow is to be adjusted to reflect acquisitions and dispositions consummated during the calculation period as if those transactions were consummated at the beginning of the period (with adjustment, "Adjusted Operating Cash Flow");

     o a maximum ratio (the "Senior Leverage Ratio") of (a) Total Debt less the principal amount outstanding under Subordinated Debt (as defined in the New Senior Credit Facility), less cash and cash equivalents in excess of $5.0 million, to (b) Adjusted Operating Cash Flow;

     o minimum ratio (the "Pro Forma Interest Expense Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of all interest expense and commitment fees calculated for the twelve month period following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period;

     o minimum ratio (the "Debt Service Ratio") of (a) Adjusted Operating Cash Flow to (b) the sum of (i) the sum of all interest expense and commitment fees calculated for the twelve month period following the calculation quarter, giving effect to the Total Debt outstanding and the interest rates in effect as of the date of the determination and the commitment reductions and debt amortization scheduled during that period and (ii) the scheduled current maturities of Total Debt and current commitment reductions with respect to the revolver, each measured for the twelve month period immediately succeeding the date of determination, and

     o a minimum ratio (the "Fixed Charges Ratio") of: (a) the sum of Operating Cash Flow to (b) the sum of, for the twelve month period recently completed, the following paid during that period: (i) interest expense, (ii) commitment fees with respect to Total Debt, (iii) the scheduled maturities of Total Debt, (iv) cash income taxes and (v) capital expenditures.

     It is expected that the Total Leverage Ratio, for the most recently completed twelve-month period may not at any time exceed (a) 6.00x from the closing of the New Senior Credit Facility to September 29, 2000, (b) 5.50x from September 30, 2000 to September 29, 2001, (c) 5.00x from September 30, 2001 to September 29, 2002, (d) 4.50x from September 30, 2002 to September 29, 2003,
(e) 4.00x from September 30, 2003 to September 29, 2004, and (f) 3.50x on September 30, 2004 and thereafter; provided, that at any time from the closing of the New Senior Credit Facility to and including September 29, 2000 when SFX shall have consummated one or more issuances of equity securities for aggregate net cash proceeds in excess of $100,000,000, the Total Leverage Ratio for such period will be reduced to 5.75x.

     It is expected that the Senior Leverage Ratio for the most recently completed twelve-month period may not at any time exceed (a) 4.00x from the closing of the New Senior Credit Facility to September 29, 2000, (b) 3.50x from September 30, 2000 to September 29, 2001, (c) 3.00x from September 30, 2001 to September 29, 2002, and (d) 2.50x on September 30, 2002 and thereafter.

     It is expected that the Pro Forma Interest Expense Ratio may not at the end of any fiscal quarter be less than (a) 1.50x from the closing of the New Senior Credit Facility to September 29, 2000, (b) 1.75x from September 30, 2000 to September 29, 2001, and (c) 2.00x on September 30, 2001 and thereafter.

     It is expected that the Pro Forma Debt Service Ratio may not at any fiscal quarter end be less than 1.50x.

     It is expected that the Fixed Charges Ratio may not at any fiscal quarter end be less than 1.05x.

     It is expected that the New Senior Credit Facility will also prohibit prepayment of any subordinated notes.

     EVENTS OF DEFAULT

     It is expected that the New Senior Credit Facility will contain customary events of default, including payment defaults, the occurrence of a Change of Control (as defined below), the invalidity of guarantees or security documents under the New Senior Credit Facility, the breach of any representation or warranty under the New Senior Credit Facility, any cross-default to other material indebtedness of SFX and its subsidiaries and bankruptcy. The term "Change of Control" is expected to be defined in a manner consistent with the definition of such term in SFX's note indentures. It is expected that the occurrence of any event of default could result in termination of the commitments to extend credit under the New Senior Credit Facility and foreclosure on the collateral securing those obligations, each of which, individually, could have a material adverse effect on SFX.

DESCRIPTION OF THE NOTES ISSUED IN FEBRUARY 1998

     The following is a summary of the material terms contained in the indenture governing the notes issued by SFX in February 1998. This summary is not complete. It is subject to the terms of the note indenture, which is incorporated by reference in the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     On February 11, 1998, SFX consummated the private placement of $350.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008 (the "February notes"). The February notes bear interest at an annual interest rate of 9 1/8%, and interest payments are due semi-annually on February 1 and August 1 of each year. The February notes will mature on February 1, 2008. The February notes do not contain any sinking fund provision.

     RANKING

     The February notes are general unsecured obligations of SFX, subordinate in right to all Senior Debt (as defined in the February note indenture), whether outstanding on the date of the February note indenture or thereafter incurred, of SFX and senior in right of payment to or pari passu with all other indebtedness of SFX. See "Capitalization."

     SUBSIDIARY GUARANTEES

     SFX's payment obligations under the February notes are jointly and severally guaranteed on a senior subordinated basis by all of its current and future domestic subsidiaries, with certain specified exceptions.

     OPTIONAL REDEMPTION

     Except as noted below, the February notes are not redeemable at SFX's option before February 1, 2003. Thereafter, the February notes will be subject to redemption at any time at the option of SFX, in whole or in part, at specified redemption prices plus accrued and unpaid interest, if any, thereon to the applicable redemption date. In addition, at any time prior to February 1, 2001, SFX may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of the February notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of SFX. However, at least 65.0% of the original aggregate principal amount of the February notes must remain outstanding immediately after each occurrence of redemption.

     CHANGE OF CONTROL

     After the occurrence of a Change of Control (as defined in the February note indenture), SFX will be required to make an offer to repurchase the February notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

     CERTAIN COVENANTS

     The February note indenture contains certain covenants that, among other things, significantly limit the ability of SFX and its subsidiaries to (a) incur additional Indebtedness (as defined in the February note indenture), (b) issue preferred stock, (c) pay dividends, (d) make certain other restricted payments, (e) create certain Liens (as defined in the February note indenture),
(f) enter into certain transactions with affiliates, (g) sell assets of SFX or its Restricted Subsidiaries (as defined in the February note indenture), (h) issue or sell Equity Interests (as defined in the February note indenture) of SFX's Restricted Subsidiaries or (i) enter into certain mergers and consolidations. In addition, under certain circumstances, SFX will be required to offer to purchase February notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the February note indenture).

     EXCHANGE OFFER

     On July 15, 1998, SFX consummated the exchange of substantially identical publicly registered notes for all outstanding notes originally issued in the February 1998 note offering. All original February notes were tendered for exchange and were cancelled upon the issuance of the same principal amount of exchange February notes.

     CONSENT SOLICITATION

     On July 20, 1999, SFX completed a consent solicitation with respect to the February notes whereby it obtained approval from the holders to modifications of certain covenants in the indenture governing the February notes. The modifications, among other things, provide SFX with more flexibility to make investments and acquisitions internationally and permit SFX's foreign subsidiaries to incur indebtedness, subject to certain limitations. In connection with the consent solicitation, SFX paid consenting holders a fee equal to 2.5% of the principal amount of the February notes for which consents were received.

DESCRIPTION OF THE NOTES ISSUED IN NOVEMBER 1998

     The following is a summary of the material terms contained in the indenture governing the notes issued by SFX in November 1998. This summary is not complete. It is subject to the terms of the note indenture, which was incorporated by reference in the registration statement of which this prospectus is a part. See " Where You Can Find More Information."

     On November 25, 1998, SFX consummated the private placement of $200.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008 (the "November notes"). The November notes bear interest at an annual interest rate of 9 1/8%, and interest payments are due semi-annually on June 1 and December 1 of each year. The November notes will mature on December 1, 2008. The November notes do not contain any sinking fund provision.

     RANKING

     The November notes are general unsecured obligations of SFX, subordinate in right to all Senior Debt (as defined in the November note indenture), whether outstanding on the date of the November note indenture or thereafter incurred, of SFX and senior in right of payment to or pari passu with all other indebtedness of SFX. See "Capitalization."

     SUBSIDIARY GUARANTEES

     SFX's payment obligations under the November notes are jointly and severally guaranteed on a senior subordinated basis by all of its current and future domestic subsidiaries, with certain specified exceptions.

     OPTIONAL REDEMPTION

     Except as noted below, the November notes are not redeemable at SFX's option before December 1, 2003. Thereafter, the November notes will be subject to redemption at any time at the option of SFX, in whole or in part, at specified redemption prices plus accrued and unpaid interest, if any, thereon to the applicable redemption date. In addition, at any time prior to December 1, 2001, SFX may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of the November notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, with the net proceeds of one or more offerings of common equity of SFX. However, at least 65.0% of the original aggregate principal amount of the November notes must remain outstanding immediately after each occurrence of redemption.

     CHANGE OF CONTROL

     After the occurrence of a Change of Control (as defined in the November note indenture), SFX will be required to make an offer to repurchase the November notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

     CERTAIN COVENANTS

     The November note indenture contains certain covenants that, among other things, significantly limit the ability of SFX and its subsidiaries to (a) incur additional Indebtedness (as defined in the November note indenture), (b) issue preferred stock, (c) pay dividends, (d) make certain other restricted payments, (e) create certain Liens (as defined in the new note indenture), (f) enter into certain transactions with affiliates, (g) sell assets of SFX or its Restricted Subsidiaries (as defined in the November note indenture), (h) issue or sell Equity Interests (as defined in the November note indenture) of SFX's Restricted Subsidiaries or (i) enter into certain mergers and consolidations. In addition, under certain circumstances, SFX will be required to offer to purchase November notes at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the November note indenture).

     EXCHANGE OFFER

     In March 1999, SFX consummated the exchange of substantially identical publicly registered notes for all outstanding notes originally issued in the November 1998 note offering. All original November notes were tendered for exchange and were cancelled upon the issuance of the same principal amount of exchange November notes.

     CONSENT SOLICITATION

     On July 20, 1999, SFX completed a consent solicitation with respect to the November notes whereby it obtained approval from the holders to modifications of certain covenants in the indenture governing the November notes. The modifications, among other things, provide SFX with more flexibility to make investments and acquisitions internationally and permit SFX's foreign subsidiaries to incur indebtedness, subject to certain limitations. In connection with the consent solicitation, SFX paid consenting holders a fee equal to 2.5% of the principal amount of the November notes for which consents were received.

OTHER DEBT

     In addition to the amounts outstanding under the New Senior Credit Facility, the February notes and the November notes, SFX had approximately $64.2 million of long-term debt outstanding on a pro forma basis at June 30, 1999.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A common stock in the public market, or the possibility that these sales may occur, could adversely affect market prices for Class A common stock or the future ability of SFX to raise capital through an offering of equity securities. As of July 21, 1999, after giving pro forma effect to this offering and the pending Apollo acquisition, SFX will have 62,185,113 shares of Class A common stock and 2,545,557 shares of Class B common stock outstanding, not including shares issuable upon the exercise of outstanding options. Of those shares, a total of 55,241,797 shares will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of SFX (as that term is defined in Rule 144 under the Securities Act). In addition, 6,943,316 shares are "restricted" securities under the Securities Act, of which 2,859,216 shares are covered by a resale shelf registration statement. SFX believes that a substantial portion of the remaining shares that constitute restricted securities may be sold under Rule 144 under the Securities Act.

     Under the underwriting agreement and certain agreements entered into between the representatives of the underwriters and each of SFX's officers and directors (the "Lock-Up Agreements") who beneficially hold, in the aggregate 6,428,413 shares of Class A common stock and 2,545,557 shares of Class B common stock, such officers and directors will not sell any shares of SFX's common stock, without the prior written consent of Bear, Stearns & Co. Inc. and Lehman Brothers Inc., during the period commencing on the date hereof and ending 90 days after the date of this prospectus. Upon the expiration or termination of the Lock-Up Agreements, the shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144 or pursuant to an effective registration statement filed with the SEC. See "Underwriting."

     In addition, SFX has granted options and warrants to purchase up to 6,680,363 shares of Class A common stock as of July 21, 1999 and has options with respect to approximately 1,050,000 shares of Class A common stock available for issuance under its 1998 and 1999 stock option plans.

                                  UNDERWRITING

     Under the terms of, and subject to the conditions stated in the underwriting agreement dated August , 1999, the underwriters of the offering of Class A common stock in the U.S. and Canada, for whom Bear, Stearns & Co. Inc. and Lehman Brothers Inc. are acting as U.S. representatives have each agreed to purchase from SFX the respective number of shares of Class A common stock shown opposite its name below:

U.S. UNDERWRITERS                               NUMBER OF SHARES
- -----------------                               ----------------
  Bear, Stearns & Co. Inc. ...................
  Lehman Brothers Inc. .......................
  Morgan Stanley & Co. Incorporated ..........
  SG Cowen Securities Corporation ............
   Total .....................................
                                               =================

     Under the terms of, and subject to the conditions stated in the international underwriting agreement, dated August , 1999, the managers named below who, with the U.S. underwriters are the underwriters, of the concurrent offering of the shares of Class A common stock outside the U.S. and Canada, for whom Bear, Stearns International Limited and Lehman Brothers International (Europe) are acting as international representatives, have each agreed to purchase from SFX the respective number of shares of Class A common stock shown opposite its name below:

INTERNATIONAL MANAGERS                                   NUMBER OF SHARES
- ----------------------                                   ----------------
  Bear, Stearns International Limited .................
  Lehman Brothers International (Europe) ..............
  Morgan Stanley & Co. International Limited ..........
  Societe Generale ....................................
   Total ..............................................
                                                        =================

     The U.S. and international underwriting agreements provide that the obligations of the several underwriters to purchase shares of Class A common stock included in this offering depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of Class A common stock are purchased by the underwriters under the underwriting agreements, then all of the shares of the Class A common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased.

     The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by SFX to the underwriters are true in all material respects, and that SFX deliver to the underwriters customary closing documents.

     The offering price and the underwriting discounts and commissions for the U.S. offering and the international offering are identical.

     The closing of the international offering is a condition to the closing of the U.S. offering, and the closing of the U.S. offering is a condition to the closing of the international offering.

     The U.S. underwriters and the international managers have advised SFX that the U.S. underwriters and the international managers propose to offer the Class A common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less
a concession of not more than $   per share. Additionally, the U.S.
underwriters and the international managers may allow, and such dealers may
reallow, a discount of not more than $   per share on sales to certain other
dealers. After this offering, the public offering price and other selling terms may be changed by the U.S. underwriters and the international managers.

     SFX has agreed to idemnify the several U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, and to contribute under certain circumstances to payments that the U.S. underwriters and the international managers may be required to make in connection with those liabilities.

     SFX has granted to the U.S. underwriters and the international managers an option to purchase an aggregate of up to 1,125,000 additional shares of Class A common stock at the offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent that the U.S. underwriters and the international managers exercise this option, each U.S. underwriter and international manager will have a firm commitment, subject to certain conditions, to purchase a number of shares of Class A common stock proportionate to such U.S. underwriter's or international manager's purchase obligations set forth in the foregoing table.

     The U.S. underwriters and the international managers have entered into an agreement between U.S. underwriters and international managers according to which each U.S. underwriter has agreed that, as part of the distribution of the shares of Class A common stock offered in the U.S. offering,

     o it is not purchasing any of the shares of Class A common stock for the account of anyone other than a U.S. or Canadian person; and

     o it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of these shares of Class A common stock outside the United States or Canada or to anyone other than a U.S. or Canadian person.

     In addition, under the same agreement, each international manager has agreed that, as part of the distribution of the shares of Class A common stock, plus any of the shares of Class A common stock to cover over-allotments, offered in the international offering,

     o it is not purchasing any of the shares of Class A common stock for the account of any U.S. or Canadian person; and

     o it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the shares of Class A common stock in the United States or Canada or to any U.S. or Canadian person.

     The limitations described above do not apply to stabilization transactions or to certain other transactions specified in the underwriting agreement and the agreement between U.S. underwriters and international managers, including:

     o certain purchases and sales between the U.S. underwriters and the international managers;

     o certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

     o purchases, offers or sales by a U.S. underwriter who is also acting as an international underwriter or by an international underwriter who is also acting as a U.S. underwriter; and

     o other transactions specifically approved by Bear, Stearns & Co. and Lehman Brothers as representatives.

     Any offer of the shares of Class A common stock in Canada will be made only under an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement in the relevant Canadian jurisdiction where the offer is made. If an exemption is unavailable, offers will only be made by a registered dealer.

As used in the paragraphs above:

     o the term "United States" means the United States of America, including the District of Columbia, and its territories, its possessions and other areas subject to its jurisdiction;

     o the term "Canada" means Canada, its provinces, territories and possessions and other areas subject to its jurisdiction; and

     o the term "U.S. or Canadian person" means any resident or entity created or organized in or under the laws of the United States or Canada or any of their political subdivisions or any estate or trust, the income of which is subject to United States federal income taxation or Canadian income taxation regardless of its source (other than a foreign branch of any U.S. or Canadian person), and includes any United States or Canadian branch of a person who is not otherwise a U.S. or Canadian person.

     Under the agreement between U.S. underwriters and international managers, sales may be made between the U.S. underwriters and the international managers of that number of shares of Class A common stock as may be mutually agreed. Unless otherwise agreed, the price of any shares of Class A common stock so sold shall be the public offering price as then in effect for the shares of Class A common stock being sold by the U.S. underwriters and the international managers, less the selling concession allocable to such shares of Class A common stock. To the extent that there are sales between the U.S. underwriters and the international managers under the agreement between U.S. underwriters and international managers, the number of shares of Class A common stock initially available for sale by the U.S. underwriters or by the international managers may be more or less than the amount appearing on the cover page of this prospectus.

     Until the distribution of the Class A common stock is completed, rules of the Commission may limit the ability of the underwriters to bid for and purchase shares of common stock. As an exception to these rules, the U.S. and international representatives are permitted to engage in certain transactions that stabilize the price of the Class A common stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the underwriters create a short position in the common stock in connection with this offering (i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus), the U.S. and international representatives may reduce that short position by purchasing common stock in the open market. The U.S. and international representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

     The U.S. and international representatives may also impose a penalty bid on certain underwriters. This means that, if the U.S. and international representatives purchase shares of Class A common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher that it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

     Neither SFX nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither SFX nor any of the underwriters makes any representation that the U.S. and international representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Under the agreement between U.S. underwriters and international managers, each international manager has represented and agreed that:

     o it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares of Class A common stock to the international managers, will not offer or sell, by means of any document, any shares of Class A common stock to persons in the U.K.

        except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulations 1995;

     o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the U.K.; and

     o it has only issued or passed on and will only issue or pass on in the U.K. any document received by it in connection with the offering of the shares of Class A common stock to a person who is of a kind described in
        Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

     Certain officers and directors of SFX have agreed, subject to certain exceptions, that they will not, without the prior written consent of Bear, Stearns & Co. Inc. and Lehman Brothers Inc., directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock beneficially owned by them during the 90 day period following the date of this prospectus. SFX has agreed that, subject to certain exceptions, it will not offer, sell or otherwise dispose of any shares of Class A common stock for a period of 90 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. and Lehman Brothers Inc., on behalf of the U.S. underwriters and the international managers. However, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. may, in their sole discretion acting together and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     As permitted by Rule 103 of Regulation M promulgated by the Commission under the Exchange Act, certain U.S. underwriters and selling group members, if any, that are market makers, referred to as passive market makers in the Class A common stock may make bids for or purchases of the Class A common stock on the New York Stock Exchange until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that:

     o a passive market maker's net daily purchases of the Class A common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this prospectus forms a part;

     o a passive market maker may not effect transactions or display bids for the Class A common stock at a price that exceeds the highest independent bid for the Class A common stock by persons who are not passive market makers; and

     o  bids made by passive market makers must be identified as such.

     Certain of the U.S. underwriters and the international managers or their affiliates have from time to time provided investment banking and financial advisory services to SFX and its affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to provide such services to SFX and its affiliates in the future. In addition, affiliates of certain of the U.S. underwriters are lenders to SFX under the Old Senior Credit Facility, and are expected to be lenders to SFX under the New Senior Credit Facility for which they have received, or will receive, customary fees.

     The Class A common stock is listed for quotation on the New York Stock Exchange under the symbol "SFX."

                                  LEGAL MATTERS

     The validity of the shares of Class A common stock offered hereby will be passed upon for SFX by Winston & Strawn, New York, New York. Certain legal matters relating to this offering will be passed upon for the U.S. underwriters and the international managers by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited the following financial statements which are included or incorporated by reference herein, as set forth in their reports:

     o the consolidated financial statements of SFX as of and for the years ended December 31, 1997 and 1998;

     o the consolidated financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) for the year ended December 31, 1996;

     o the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September 30, 1996 and 1995;

     o the combined financial statements of Contemporary Group as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996, and 1997;

     o the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September 30, 1996 and 1997, and for the years ended September 30, 1996 and 1997;

     o the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998 and for the years ended January 31, 1996, 1997, and 1998;

     o the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and for the year ended December 31, 1997;

     o the combined financial statements of Falk Associates Management Enterprises, Inc. as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997;

     o the combined financial statements of Blackstone Entertainment LLC as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997;

     o the consolidated financial statements of The Marquee Group, Inc. as of December 31, 1997 and for the years ended December 31, 1996 and 1997;

     o the combined financial statements of Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. as of December 31, 1997 and for the period from April 11, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997;

     o the consolidated financial statements of Cambridge Holding Corporation, Inc. and subsidiary as of December 31, 1997 and for the year ended December 31, 1997; and

     o the combined financial statements of Tollin-Robbins Entertainment as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996.

     These financial statements are included or incorporated herein in reliance on their reports, given on their authority as experts in accounting and auditing.

     Arthur Andersen LLP, independent auditors, have audited the following financial statements which are incorporated by reference herein, as set forth in their reports:

     o the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997;

     o the consolidated financial statements of Pavilion Partners as of September 30, 1997 and for the year ended September 30, 1997;

     These financial statements are incorporated herein in reliance on their reports, given on their authority as experts in accounting and auditing.


     PricewaterhouseCoopers LLP, independent accountants, have audited the consolidated financial statements of Pavilion Partners and its subsidiaries for the year ended October 31, 1995, for the eleven months ended September 30, 1996 and as of September 30, 1996. These financial statements are incorporated by reference herein in reliance on their report, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our Securities and Exchange Commission filings at the commission's website at http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to our offering of common stock. This prospectus, which constitutes a part of the registration statement, does not contain all the information you can find in the registration statement on Form S-3 or its exhibits. You may read and copy the registration statement on Form S-3 and any of its supplements and amendments, including exhibits, at the Securities and Exchange Commission's public reference rooms, or request copies by writing or calling the Securities and Exchange Commission or downloading it from the Securities and Exchange Commission's website.

                         INDEX TO FINANCIAL STATEMENTS

SFX ENTERTAINMENT, INC.:

Consolidated Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998 .......   F-2

Consolidated Statements of Operations for the Three Months Ended June 30, 1999
 and 1998 (unaudited) ...................................................................   F-4

Consolidated Statements of Operations for the Six Months Ended June 30, 1999
 and 1998 (unaudited) ...................................................................   F-5

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1999
 and 1998 (unaudited) ...................................................................   F-6

Consolidated Statements of Shareholders' Equity for the Six Months Ended June 30, 1999
 and 1998 (unaudited) ...................................................................   F-7

Notes to Consolidated Financial Statements (unaudited) ..................................   F-8

Reports of Independent Auditors .........................................................   F-17

Consolidated Balance Sheets as of December 31, 1998 and 1997 ............................   F-19

Consolidated Statements of Operations for each of the Three Years in the Period Ended
 December 31, 1998 ......................................................................   F-21

Consolidated Statements of Cash Flows for each of the Three Years in the Period Ended
 December 31, 1998 ......................................................................   F-22

Consolidated Statements of Shareholders' Equity for each of the Three Years in the
 Period Ended December 31, 1998 .........................................................   F-23

Notes to Consolidated Financial Statements ..............................................   F-24

                             SFX ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                          JUNE 30, 1999   DECEMBER 31, 1998
                                                                         --------------- ------------------
ASSETS                                                                      (UNAUDITED)
Current assets:
 Cash and cash equivalents .............................................  $     99,353       $    48,021
 Accounts receivable, net ..............................................       100,841            53,162
 Prepaid event expenses ................................................        40,241            23,043
 Investments in and receivables from theatrical and other productions ..         6,504            12,222
 Notes receivables from related parties and employees ..................         2,145               972
 Other current assets ..................................................        19,474            11,313
                                                                          ------------       -----------
   Total current assets ................................................       268,558           148,733
Property and equipment, net of accumulated depreciation and
 amortization of $29,619 and $16,988 in 1999 and 1998, respectively ....       352,397           292,626
Goodwill and other intangible assets, net of accumulated amortization of
 $89,571 and $46,709 in 1999 and 1998, respectively ....................     1,221,494           898,433
Investment in and receivables from equity investees ....................        73,956            18,450
Notes receivable from related parties and employees, less current
 portion ...............................................................        18,406            12,464
Other assets ...........................................................        20,788            12,746
                                                                          ------------       -----------
   Total Assets ........................................................  $  1,955,599       $ 1,383,452
                                                                          ============       ===========
                                                                             [continues on next page]





                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       JUNE 30, 1999   DECEMBER 31, 1998
                                                                      --------------- ------------------
LIABILITIES AND SHAREHOLDERS' EQUITY                                     (UNAUDITED)
Current liabilities:
 Accounts payable ...................................................  $     23,360       $   17,712
 Accrued expenses ...................................................        59,203           50,887
 Accrued interest payable ...........................................        18,274           17,241
 Deferred revenue ...................................................       205,701           60,142
 Current portion of long-term debt ..................................         4,787            5,581
 Current portion of deferred purchase consideration .................        13,015           11,851
                                                                       ------------       ----------
   Total current liabilities ........................................       324,340          163,414
Long-term debt, less current portion ................................       809,396          768,195
Deferred purchase consideration, less current portion ...............        21,015            7,983
Deferred income taxes ...............................................        39,877           38,826
Other liabilities ...................................................         5,005            1,940
                                                                       ------------       ----------
Total liabilities ...................................................     1,199,633          980,358
Minority interest ...................................................         7,812            8,058
Temporary equity -- stock subject to redemption .....................        19,920           16,500
Shareholders' equity:
 Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued and outstanding as June 30, 1999 and December 31, 1998,
   respectively .....................................................            --               --
 Class A common stock, $.01 par value, 100,000,000 shares authorized,
   53,299,683 and 42,919,791 shares issued and outstanding as of
   June 30, 1999 and December 31, 1998, respectively ................           533              429
 Class B common stock, $.01 par value, 10,000,000 shares authorized,
   2,545,557 shares issued and outstanding as of June 30, 1999 and
   December 31, 1998, respectively ..................................            26               26
Additional paid in capital ..........................................       826,859          449,484
Deferred compensation ...............................................        (4,900)          (6,533)
Accumulated deficit .................................................       (94,284)         (64,870)
                                                                       ------------       ----------
Total shareholders' equity ..........................................       728,234          378,536
                                                                       ------------       ----------
Total liabilities and shareholders' equity ..........................  $  1,955,599       $1,383,452
                                                                       ============       ==========

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             THREE MONTHS ENDED JUNE 30,
                                                                          ---------------------------------
                                                                                1999              1998
                                                                          ---------------   ---------------
                                                                          (UNAUDITED)       (UNAUDITED)
Revenue ...............................................................   $  404,753        $  231,348
Income from equity investments ........................................        2,932             1,380
                                                                          ----------        ----------
 Total revenue ........................................................      407,685           232,728
Operating expenses:
Cost of revenues ......................................................      298,029           182,818
Selling, general and administrative expenses ..........................       53,954            28,667
Corporate expenses ....................................................        5,531             3,036
Depreciation and amortization, including $1,594 of start-up and
 integration costs in 1999 ............................................       32,928            14,746
Non-cash charges ......................................................        1,164            32,052
                                                                          ----------        ----------
                                                                             391,606           261,319
                                                                          ----------        ----------
Income (loss) from operations .........................................       16,079           (28,591)
Interest expense ......................................................      (20,004)          (11,473)
Investment income .....................................................          998             1,602
Minority interest .....................................................         (410)             (316)
                                                                          ----------        ----------
Loss before provision for income taxes ................................       (3,337)          (38,778)
Provision for income taxes ............................................       (6,715)             (850)
                                                                          ----------        ----------
Net loss ..............................................................      (10,052)          (39,628)
Accretion on stock subject to redemption ..............................         (912)             (825)
                                                                          ----------        ----------
Net loss applicable to common shares ..................................   $  (10,964)       $  (40,453)
                                                                          ==========        ==========
Basic and dilutive net loss per common share ..........................   $    (0.20)       $    (1.12)
                                                                          ==========        ==========
Weighted average basic and dilutive common shares outstanding .........   55,822,251        36,126,561
                                                                          ==========        ==========


                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              SIX MONTHS ENDED JUNE 30,
                                                                          ---------------------------------
                                                                                1999              1998
                                                                          ---------------   ---------------
                                                                             (UNAUDITED)    (UNAUDITED)
Revenue ...............................................................    $    679,900     $  292,342
Income from equity investments ........................................           3,906          1,825
                                                                           ------------     ----------
 Total revenue ........................................................         683,806        294,167
Operating expenses:
Cost of revenues ......................................................         509,158        231,665
Selling, general and administrative expenses ..........................          91,916         37,995
Corporate expenses ....................................................           9,772          4,350
Depreciation and amortization, including $3,022
 of start-up and integration costs in 1999 ............................          59,156         19,174
Non-cash charges ......................................................           2,147         32,052
                                                                           ------------     ----------
                                                                                672,149        325,236
                                                                           ------------     ----------
Income (loss) from operations .........................................          11,657        (31,069)
Interest expense ......................................................         (38,809)       (18,221)
Investment income .....................................................           1,588          2,499
Minority interest .....................................................            (494)          (398)
                                                                           ------------     ----------
Loss before provision for income taxes ................................         (26,058)       (47,189)
Provision for income taxes ............................................          (1,619)        (1,350)
                                                                           ------------     ----------
Net loss ..............................................................         (27,677)       (48,539)
Accretion on stock subject to redemption ..............................          (1,737)        (1,100)
                                                                           ------------     ----------
Net loss applicable to common shares ..................................    $    (29,414)    $  (49,639)
                                                                           ============     ==========
Basic and dilutive net loss per common share ..........................    $      (0.55)    $    (1.71)
                                                                           ============     ==========
Weighted average basic and dilutive common shares outstanding .........   53,121,386        29,072,018
                                                                          =============     ==========

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                   (UNAUDITED)




                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                   ---------------------------
                                                                                        1999          1998
                                                                                   ------------- -------------
Operating activities:
Net loss .........................................................................  $  (27,677)   $  (48,539)
Adjustment to reconcile net loss to net cash provided by operating activities:
 Depreciation and amortization ...................................................      56,134        19,174
 Income from equity investments, net of distributions received ...................       2,932         1,219
 Non-cash charges ................................................................       2,147        32,052
 Minority interest ...............................................................         494           398
Changes in operating assets and liabilities, net of amounts acquired:
 Accounts receivable, net ........................................................     (20,646)       (2,546)
 Prepaid event expenses, other prepaid expenses and other current assets .........     (13,907)      (26,691)
 Other assets and notes receivable from related parties and employees ............      (6,741)        1,867
 Accounts payable, accrued expenses and other liabilities ........................     (32,299)        2,001
 Accrued interest payable ........................................................       1,033        13,271
 Deferred revenue ................................................................     132,884        79,062
                                                                                    ----------    ----------
Net cash provided by operating activities ........................................      94,354        71,268
                                                                                    ----------    ----------
Investing activities:
 Purchases of businesses, net of cash acquired ...................................    (308,933)     (515,893)
 Purchases of property and equipment .............................................     (26,588)      (35,956)
                                                                                    ----------    ----------
Net cash used in investing activities ............................................    (335,521)     (551,849)
                                                                                    ----------    ----------
Financing activities:
 Proceeds from issuance of Senior Subordinated Notes and
   borrowings under the Senior Credit Facility ...................................     199,000       527,500
 Proceeds from sale of common stock ..............................................     260,697       330,683
 Repayment of debt ...............................................................    (166,285)      (32,428)
 Payments made to SFX Broadcasting pursuant to the Spin-Off ......................          --       (89,230)
 Other, principally debt issuance costs ..........................................        (913)      (17,485)
                                                                                    ----------    ----------
Net cash provided by financing activities ........................................     292,499       719,040
                                                                                    ----------    ----------
Net increase in cash and cash equivalents ........................................      51,332       238,459
Cash and cash equivalents at beginning of period .................................      48,021         5,979
                                                                                    ----------    ----------
Cash and cash equivalents at end of period .......................................  $   99,353    $  244,438
                                                                                    ==========    ==========
Supplemental disclosure of cash flow information:
Cash paid for interest ...........................................................  $   36,299    $    4,052
                                                                                    ==========    ==========
Cash paid for income taxes .......................................................  $    2,715    $      284
                                                                                    ==========    ==========
Supplemental disclosure of non-cash investing and financing activities:

o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note 2).


                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    CLASS A   CLASS B   ADDITIONAL                   ACCUMULATED
                                                     COMMON    COMMON     PAID-IN      DEFERRED       (DEFICIT)
                                                     STOCK     STOCK      CAPITAL    COMPENSATION     EARNINGS        TOTAL
                                                   --------- --------- ------------ -------------- -------------- -------------
Balances, January 1, 1998 ........................   $ 204      $ 15    $   98,111    $      --      $    3,814    $  102,144
Net liabilities assumed and shares issued to
 employees in the Spin-Off, principally
 income taxes ....................................      19        --      (128,564)          --              --      (128,545)
Sale of 12,075,000 shares of Class A
 common stock ....................................     121        --       328,883           --              --       329,004
Issuance of 7,951,046 of Class A
 common stock for acquisitions ...................      79        --        87,385           --              --        87,464
Issuance of Class A and B common stock
 pursuant to employment agreements ...............       3        10        34,608       (8,625)             --        25,996
Amortization of deferred compensation ............      --        --            --          198                           198
Accretion on stock subject to redemption .........      --        --         1,100           --          (1,100)           --
Net loss .........................................      --        --            --           --         (48,539)      (48,539)
                                                     -----      ----    ----------    ---------      ----------    ----------
Balances, June 30, 1998 (unaudited) ..............   $ 426      $ 25    $  421,523    $  (8,427)     $  (45,825)   $  367,722
                                                     =====      ====    ==========    =========      ==========    ==========
Balances, January 1, 1999 ........................   $ 429      $ 26    $  449,484    $  (6,533)     $  (64,870)   $  378,536
Sale of 7,423,500 shares of Class A
 common stock ....................................      75        --       260,622           --              --       260,697
Issuance of 2,925,117 shares of Class A
 common stock for acquisitions ...................      29        --       114,499           --              --       114,528
Issuance of 31,300 shares of Class A common
 stock pursuant to the exercise of employee
 stock options ...................................      --        --           517           --              --           517
Amortization of deferred compensation ............      --        --            --        1,633                         1,633
Accretion on stock subject to redemption .........      --        --         1,737           --          (1,737)           --
Net loss .........................................                --            --           --         (27,677)      (27,677)
                                                                ----    ----------    ---------      ----------    ----------
Balances, June 30, 1999 (unaudited) ..............   $ 533      $ 26    $  826,859    $  (4,900)     $  (94,284)   $  728,234
                                                     =====      ====    ==========    =========      ==========    ==========

                             See accompanying notes.

                             SFX ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     SFX Entertainment, Inc. ("SFX" or the "Company") is the world's largest diversified promoter, producer and venue operator for live entertainment events. In addition, SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX owns, partially or entirely, and/or operates under lease or exclusive booking arrangements the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 82 venues in 31 of the top 50 markets, including 16 amphitheaters in the top 10 markets. SFX operates in four major business segments within the live entertainment industry: music, theater, sports and family entertainment and other.

     SFX was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January 1997 to acquire and hold SFX Broadcasting's live entertainment operations.

     In August 1997, SFX Broadcasting agreed to the merger among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger was completed on May 29, 1998. Prior to the Spin-Off, SFX Broadcasting provided various administrative services to the Company. SFX Broadcasting allocated these expenses on the basis of direct usage. In the opinion of management, this method of allocation was reasonable and allocated expenses approximated what the Company would have incurred on a stand-alone basis. The Company recorded the Spin-Off at the historical cost of the assets and liabilities contributed by SFX Broadcasting.

     In July 1999, the Company completed a three-for-two split of SFX's Class A and Class B Common Stock. The financial information presented herein has been restated to reflect the effect of the stock split.

     Information with respect to the three and six months ended June 30, 1999 and 1998 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of the Company, for the periods presented.

2. ACQUISITIONS AND FINANCING

1999 EQUITY OFFERING

     In February 1999, SFX consummated an offering of 7,423,500 shares of the Company's Class A Common Stock at an offering price of $37.00 per share (the "1999 Equity Offering") and received net proceeds of approximately $260.7 million. SFX used the proceeds to finance certain of the 1999 Acquisitions.

1999 ACQUISITIONS

   Cellar Door

     On February 19, 1999, SFX purchased all of the issued and outstanding capital stock of the Cellar Door group of companies for a purchase price of $70.0 million in cash, 519,357 shares of Class A

                            SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Common Stock with an issue date value of $20.0 million, and $8.5 million payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, SFX agreed to issue to the seller options to purchase 150,000 shares of Class A Common Stock in equal installments over the five-year period following the closing date. SFX financed the acquisition with the proceeds of the 1999 Equity Offering.

   Nederlander

     On March 16, 1999, SFX acquired certain interests in seven venues and other assets from entities controlled by members of the Nederlander family and other persons for an aggregate purchase price of approximately $95.6 million in cash. SFX may also be required to make an additional payment to the sellers in 2000 of up to $3.2 million depending on the level of earnings generated by the operations of the Crown Arena in Cincinnati. If SFX sells or transfers any of the interests in the Crown Arena within ten years of the closing, SFX will be obligated to pay a portion of the consideration it receives to the sellers of Nederlander. In addition, the agreement relating to Mesa del Sol Centre for the Performing Arts provides for additional payments based on the financial performance of this venue. SFX financed the acquisition with the proceeds of the 1999 Equity Offering and borrowings under the Senior Credit Facility.

   Marquee

     On March 16, 1999, SFX merged with The Marquee Group, Inc. In connection with the merger, SFX issued approximately 2.1 million shares of SFX Class A Common Stock with a value of approximately $81.7 million on the date of the merger and repaid $33.5 million of Marquee's debt. SFX financed the cash portion of the acquisition with borrowings under the Senior Credit Facility.

   Other Acquisitions

     During the first quarter of 1999, SFX also completed the acquisitions of:
The Entertainment Group, Inc., a concert and theatrical producer and promoter with operations in Chicago and Mexico City; Integrated Sports International, Inc., a full-service sports marketing company; and The RZO Companies a company involved in business management and tour production in music and the performing arts. In addition, SFX entered into a long-term marketing and consulting agreement with respect to the Rosemont Horizon and Rosemont Theater in the Chicago area and purchased a theater in Denver, Colorado. The total consideration for these acquisitions and the long-term marketing and consulting agreement consisted of $68.6 million in cash and 142,766 shares of Class A Common Stock. SFX financed these acquisitions with the proceeds from the 1999 Equity Offering and borrowings under the Senior Credit Facility. In addition, SFX may be required to make additional payments of up to $13.0 million in cash and issue 75,000 shares of Class A Common Stock based on the financial performance of certain of these acquired companies.

     During the second quarter of 1999, SFX also completed the acquisitions of a fifty percent interest in A.H. Enterprises, a leading promoter of urban music and Hendricks Management Company, Inc. which represents and provides financial consulting services to team sports athletes, primarily in professional baseball. The total consideration for these acquisitions was approximately $23.2 million in cash and $4.1 million in deferred purchase consideration. SFX financed these acquisitions with borrowings under the Senior Credit Facility and cash on hand. In addition, SFX may be required to make additional payments, in shares of SFX Class A Common Stock, based on the cumulative financial performance of Hendricks Management Company, Inc. through December 31, 2002. In addition, the company invested $8.7 million in certain entertainment-related Internet companies.

1998 ACQUISITIONS

     As more fully described in SFX's 1998 Annual Report on Form 10-K, the Company completed significant acquisitions in each of its four business segments during 1998. The total purchase price for

                            SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

these acquisitions was approximately $1.0 billion, including $907.0 million in cash and assumed debt and 8.25 million shares of Class A Common Stock with a value of approximately $101.3 million. The shares of Class A Common Stock used to consummate the 1998 Acquisitions that occurred prior to the Spin-Off date were not issued until the Spin-Off date, which was April 27, 1999.

     The 1998 Acquisitions were financed through the $350.0 million Senior Subordinated Note Offering, the Senior Credit Facility and the 1998 Equity Offering.

     SFX's 1999 and 1998 Acquisitions were accounted for using the purchase method of accounting. The purchase price of certain of the 1999 and 1998 Acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change. Operating results for the 1998 and 1999 Acquisitions are included herein from their respective acquisition dates. The intangible assets created in the purchase transactions will generally be amortized over periods up to 15 years. The amount of amortization will be substantial and will continue to affect SFX's operating results in the future.

     The following unaudited pro forma summary represents the consolidated results of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 as if the 1998 Acquisitions, the 1999 Acquisitions and related financings had occurred as of January 1, 1998. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and related financings been made as of those dates or of the results which may occur in the future (in thousands, except per share data).

                                                       PRO FORMA
                                        ---------------------------------------
                                         SIX MONTHS ENDED        YEAR ENDED
                                           JUNE 30, 1999      DECEMBER 31, 1998
                                        ------------------   ------------------

Revenue .............................       $ 697,474            $1,344,074
Net loss ............................       $ (24,584)           $  (73,091)
Loss applicable to basic and dilutive
 common shares ......................       $    (.48)           $    (1.33)

3. BUSINESS SEGMENTS

     SFX classifies its operations into four major business segments in the live entertainment industry: music, theater, sports and family entertainment and other. The music segment primarily consists of the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned (partially or entirely) and/or operated by SFX and in third party venues. The theater segment develops and manages touring Broadway shows and other theatrical productions. The sports segment is as a full-service integrated marketing and management company specializing in the representation of team sports athletes, as well as promoting specialized motor sports events. The family entertainment and other segment primarily consists of the promotion and marketing of family-oriented events, marketing and consulting of local, regional and national live marketing programs, subscription or fee based radio and music industry data compilation and distribution, the creation and distribution of network radio special events and live concert programming and merchandising at live events.

     SFX's operations and revenues have been largely seasonal in nature, with generally higher revenues generated in the second and third quarters. SFX's outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. SFX's entertainment marketing and consulting in connection with musical concerts also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX's business causes, and will continue to cause, a significant variation in SFX's quarterly operating results. However, this variation may be somewhat offset with non-summer seasonal businesses such as motor

                            SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

sports, which is winter-seasonal, and touring Broadway shows, which typically tour between September and May. In addition, the acquisition of Marquee and Integrated Sports International in the first quarter of 1999 and FAME in the second quarter of 1998 are expected to lessen the seasonal variations, since these sports segment businesses generally earn revenue ratably over the year.

     The Company evaluates performance based on several factors, of which the primary financial measure is EBITDA since this measure approximates the cash flow generated by each segment. EBITDA is defined as earnings before interest, taxes, other income and depreciation and amortization. The Company also excludes non-cash charges from EBITDA. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in SFX's 1998 Annual Report on Form 10-K.

                                                   THREE MONTHS ENDED JUNE 30, 1999 (IN THOUSANDS)
                                  ----------------------------------------------------------------------------------
                                                                              FAMILY
                                                                           ENTERTAINMENT
                                      MUSIC      THEATRICAL     SPORTS       AND OTHER     CORPORATE       TOTAL
                                  ------------- ------------ ------------ -------------- ------------- -------------
Total revenue ...................  $  243,457     $ 60,593     $ 26,809      $ 76,826      $      --    $  407,685
                                   ==========     ========     ========      ========      =========    ==========
EBITDA ..........................  $   37,933     $  4,611     $  4,611      $  8,547      $  (5,531)   $   50,171
Depreciation and amortization ...      20,021        1,606        5,970         4,873            458        32,928
Non-cash charges ................          --           --           --            --          1,164         1,164
                                   ----------     --------     --------      --------      ---------    ----------
Income (loss) from operations ...  $   17,912     $  3,005     $ (1,359)     $  3,674      $  (7,153)   $   16,079
                                   ==========     ========     ========      ========      =========    ==========
Total assets as of June 30, 1999   $1,131,446     $210,651     $372,257      $176,081      $  65,164    $1,955,599
                                   ==========     ========     ========      ========      =========    ==========


                                                 THREE MONTHS ENDED JUNE 30, 1998 (IN THOUSANDS)
                                 --------------------------------------------------------------------------------
                                                                           FAMILY
                                                                        ENTERTAINMENT
                                    MUSIC     THEATRICAL     SPORTS       AND OTHER     CORPORATE       TOTAL
                                 ----------- ------------ ------------ -------------- ------------- -------------
Total revenue ..................  $151,281     $ 49,361     $  6,069      $ 26,017      $      --    $  232,728
                                  ========     ========     ========      ========      =========    ==========
EBITDA .........................  $ 11,176     $  5,195     $   (211)     $  5,083      $  (3,036)   $   18,207
Depreciation and amortization ..     8,116          918          830         2,190          2,692        14,746
Non-cash charges ...............        --           --           --            --         32,052        32,052
                                  --------     --------     --------      --------      ---------    ----------
Income (loss) from operations ..  $  3,060     $  4,277     $ (1,041)     $  2,893      $ (37,780)   $  (28,591)
                                  ========     ========     ========      ========      =========    ==========
Total assets as of December 31,
 1998 ..........................  $734,043     $223,672     $188,390      $171,246      $  66,102    $1,383,452
                                  ========     ========     ========      ========      =========    ==========


                                                              SIX MONTHS ENDED JUNE 30, 1999 (IN THOUSANDS)
                                          --------------------------------------------------------------------------------------
                                                                                        FAMILY
                                                                                     ENTERTAINMENT
                                             MUSIC       THEATRICAL      SPORTS        AND OTHER       CORPORATE        TOTAL
                                          -----------   ------------   ----------   --------------   -------------   -----------
Total revenue .........................    $353,270       $140,976      $82,697        $106,863        $      --      $683,806
                                           ========       ========      =======        ========        =========      ========
EBITDA ................................    $ 39,769       $ 12,193      $18,841        $ 11,929        $  (9,772)     $ 72,960
Depreciation and amortization .........      35,307          4,078        9,016           9,510            1,245        59,156
Non-cash charges ......................          --             --           --              --            2,147         2,147
                                           --------       --------      -------        --------        ---------      --------
Income (loss) from operations .........    $  4,462       $  8,115      $ 9,825        $ (2,419)       $ (13,164)     $ 11,657
                                           ========       ========      =======        ========        =========      ========

                             SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                        SIX MONTHS ENDED JUNE 30, 1998 (IN THOUSANDS)
                                        ------------------------------------------------------------------------------
                                                                                FAMILY
                                                                             ENTERTAINMENT
                                           MUSIC     THEATRICAL    SPORTS      AND OTHER     CORPORATE       TOTAL
                                        ----------- ------------ ---------- -------------- ------------- -------------
Total revenue .........................  $177,724      $68,463    $11,865       $36,115      $      --     $ 294,167
                                         ========      =======    =======       =======      =========     =========
EBITDA ................................  $  9,291      $ 7,821    $   792       $ 6,603      $  (4,350)    $  20,157
Depreciation and amortization .........    10,743        1,484      1,019         2,342          3,586        19,174
Non-cash charges ......................        --           --         --            --         32,052        32,052
                                         --------      -------    -------       -------      ---------     ---------
Income (loss) from operations .........  $ (1,452)     $ 6,337    $  (227)      $ 4,261      $ (39,988)    $ (31,069)
                                         ========      =======    =======       =======      =========     =========

     Certain items in the three months ended March 31, 1999 and 1998 have been reclassified to conform to the three months ended June 30, 1999 presentation. In addition, certain reclassifications have been made to the total assets as of December 31, 1998 to conform to the presentation of total assets as of June 30, 1999.

4. DILUTIVE EARNINGS PER SHARE

     Outstanding stock options at June 30, 1999 and 1998 had no dilutive effect on basic earnings per share during the three and six months ended June 30, 1999 and 1998 due to the Company's net loss position.

5. GUARANTEES BY SUBSIDIARIES

     The Company is a holding company that has no operating assets or operations of its own. Substantially all of the Company's subsidiaries are wholly owned and have jointly and severally guaranteed the Company's Senior Subordinated Notes (the "Guarantors"). A certain subsidiary which is not wholly owned (the "Non-Wholly Owned Guarantor Subsidiary") guarantees such indebtedness and certain subsidiaries (the "Non-Guarantor Subsidiaries") do not guarantee such indebtedness.

     Full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary have not been included because, pursuant to their respective guarantees, the Guarantors are jointly and severally liable with respect to the Senior Subordinated Notes and management believes that the Non-Guarantor Subsidiaries and Non-Wholly Owned Guarantor Subsidiary are not material to the Company on a consolidated basis. Accordingly, the Company does not believe that the information contained in separate full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary would be material to investors. The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary as of and for the six months ended June 30, 1999 (in thousands).

                                             SFX                                    NON-WHOLLY                         SFX
                                       ENTERTAINMENT,                    NON-          OWNED                      ENTERTAINMENT,
                                            INC.                       GUARANTOR     GUARANTOR                         INC.
                                          (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY    ELIMINATIONS     CONSOLIDATED
                                      ---------------- ------------ -------------- ------------ ---------------- ---------------
Current assets ......................    $   14,319     $  231,074      $17,888       $ 5,277     $         --      $  268,558
Property and equipment, net .........        13,524        328,419       10,384            70               --         352,397
Goodwill and other intangible
 assets, net ........................        23,725      1,162,775       25,138         9,856               --       1,221,494
Investment in subsidiaries and
 equity investees ...................     1,515,494         73,956           --            --       (1,515,494)         73,956
Other non-current assets ............         5,427         31,642        2,125            --               --          39,194
                                         ----------     ----------      -------       -------     ------------      ----------
 Total assets .......................    $1,572,489     $1,827,866      $55,535       $15,203     $ (1,515,494)     $1,955,599
                                         ==========     ==========      =======       =======     ============      ==========
Current liabilities .................    $   48,103     $  266,591      $11,475       $ 2,350     $     (4,179)     $  324,340

                             SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                               SFX                                    NON-WHOLLY                         SFX
                                         ENTERTAINMENT,                    NON-          OWNED                      ENTERTAINMENT,
                                              INC.                       GUARANTOR     GUARANTOR                         INC.
                                            (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY    ELIMINATIONS     CONSOLIDATED
                                        ---------------- ------------ -------------- ------------ ---------------- ---------------
Long-term debt, less current
 portion ..............................       784,734         24,662        7,574            --           (7,574)        809,396
Other non-current liabilities .........        50,806         15,091           --            --               --          65,897
Minority interest .....................            --          5,589           --         2,223               --           7,812
Temporary equity ......................        16,500          3,420           --            --               --          19,920
Shareholders' equity ..................       672,346      1,512,513       36,486        10,630       (1,503,741)        728,234
                                              -------      ---------       ------        ------       ----------         -------
 Total liabilities and
   shareholders' equity ...............    $1,572,489     $1,827,866      $55,535       $15,203     $ (1,515,494)     $1,955,599
                                           ==========     ==========      =======       =======     ============      ==========

                             SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                               SFX                                    NON-WHOLLY                       SFX
                                         ENTERTAINMENT,                    NON-          OWNED                    ENTERTAINMENT,
                                              INC.                       GUARANTOR     GUARANTOR                       INC.
                                            (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS    CONSOLIDATED
                                        ---------------- ------------ -------------- ------------ -------------- ---------------
Revenue ...............................    $       --     $ 665,436       $7,882       $10,488        $   --       $  683,806
Operating expenses ....................        10,067       645,225        7,077        9,780             --          672,149
Interest expense, net .................        37,417          (725)         994           --           (465)          37,221
Minority interest .....................            --           501           --             (7)          --              494
Provision for income taxes ............          (760)        2,379           --           --             --            1,619
                                           ----------     ---------       ------       --------       ------       ----------
 Net (loss) income ....................    $  (46,724)    $  18,056       $ (189)      $  715         $  465       $  (27,677)
                                           ==========     =========       ======       ========       ======       ==========
Cash flows (used in) provided by
 operating activities .................    $  (39,045)    $ 129,780       $1,105       $2,514         $   --       $   94,354
Cash flows used in investing
 activities ...........................      (260,409)      (74,227)        (810)         (75)            --         (335,521)
Cash flows provided by (used in)
 financing activities .................       306,203       (13,423)        (281)          --             --          292,499
Cash at the beginning of the
 period ...............................         3,685        44,132          111           93             --           48,021
Cash at the end of the period .........        10,434        86,262          125        2,532             --           99,353

     The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary for the three months ended June 30, 1999 (in thousands).


                                            SFX                                    NON-WHOLLY                       SFX
                                      ENTERTAINMENT,                    NON-          OWNED                    ENTERTAINMENT,
                                           INC.                       GUARANTOR     GUARANTOR                       INC.
                                         (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS    CONSOLIDATED
                                     ---------------- ------------ -------------- ------------ -------------- ---------------
Revenue ............................    $      --       $399,553       $7,077        $8,132        $   --        $ 407,685
Operating expenses .................        5,635        378,851        3,524         7,120            --          391,606
Interest expense, net ..............       19,408           (173)        (230)           --          (229)          19,006
Minority interest ..................           --            354           --            56            --              410
Provision for income taxes .........        5,681          1,034           --            --            --            6,715
                                        ---------       --------       ------        ------        ------        ---------
 Net (loss) income .................    $ (30,724)      $ 19,487       $3,783        $  956        $  229        $ (10,052)
                                        =========       ========       ======        ======        ======        =========

     The summarized consolidating balance sheet concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiaries as of December 31, 1998 is included in the Company's 1998 Annual Report on Form 10-K.

                            SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary for the six months ended June 30, 1998 (in thousands).

                                               SFX                                    NON-WHOLLY                       SFX
                                         ENTERTAINMENT,                    NON-          OWNED                    ENTERTAINMENT,
                                              INC.                       GUARANTOR     GUARANTOR                       INC.
                                            (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS    CONSOLIDATED
                                        ---------------- ------------ -------------- ------------ -------------- ---------------
Revenue ...............................    $       --     $ 291,205       $2,962          $--         $   --       $  294,167
Operating expenses ....................        40,302       281,874       3,060                           --          325,236
Interest expense, net .................        15,308           387         299            --           (272)          15,722
Minority interest .....................            --           399            (1)                        --              398
Provision for income taxes ............         1,350            --          --            --             --            1,350
                                           ----------     ---------       -------         ---         ------       ----------
 Net (loss) income ....................    $  (56,960)    $   8,545       $(396)          $--         $  272       $  (48,539)
                                           ==========     =========       =======         ===         ======       ==========
Cash flows (used in) provided by
 operating activities .................    $  (74,347)    $ 141,056       $4,559          $--         $   --       $   71,268
Cash flows used in investing
 activities ...........................      (515,893)      (35,671)       (285)           --             --         (551,849)
Cash flows provided by (used in)
 financing activities .................       723,968        (4,834)        (94)           --             --          719,040
Cash at the beginning of the
 period ...............................            --         2,915       3,064                           --            5,979
Cash at the end of the period .........       133,728       103,466       7,244            --             --          244,438

     The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary for the three months ended June 30, 1998 (in thousands).


                                            SFX                                    NON-WHOLLY                       SFX
                                      ENTERTAINMENT,                    NON-          OWNED                    ENTERTAINMENT,
                                           INC.                       GUARANTOR     GUARANTOR                       INC.
                                         (PARENT)      GUARANTORS   SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS    CONSOLIDATED
                                     ---------------- ------------ -------------- ------------ -------------- ---------------
Revenue ............................    $      --       $229,766       $2,962          $--         $   --        $ 232,728
Operating expenses .................       37,761        220,856        2,702           --             --          261,319
Interest expense, net ..............        9,922            (74)         227           --           (204)           9,871
Minority interest ..................           --            218           98                          --              316
Provision for income taxes .........          850             --           --           --             --              850
                                        ---------       --------       ------          ---         ------        ---------
 Net (loss) income .................    $ (48,533)      $  8,766       $  (65)         $--         $  204        $ (39,628)
                                        =========       ========       ======          ===         ======        =========

6. STOCK OPTIONS

     Following a recommendation of SFX's compensation committee in the fourth quarter of 1998, SFX adopted a new incentive stock option plan covering options to acquire up to 4.5 million shares of Class A Common Stock and approved the grant of options thereunder to acquire approximately 3.45 million shares of Class A Common Stock at the then fair market value on the date of approval.

7. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     While the Company is involved in several lawsuits and claims arising in the ordinary course of business, the Company is not currently a party to any legal proceeding that management believes would have a material adverse effect on its business, financial position or results of operations.

                             SFX ENTERTAINMENT, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS

PENDING ACQUISITIONS

   Apollo

     On August 2, 1999, the Company entered into an agreement to acquire Apollo Leisure Group plc, the largest live theater operator as well as one of the largest providers of entertainment and leisure management services in the U.K. The total purchase price for the acquisition is approximately $254.0 million (based on the exchange rate as of July 30, 1999) including 979,667 shares of Class A common stock with a value of approximately $45.0 million (based on an assumed market price of $46 per share). The total purchase price is subject to certain adjustments. Apollo operates, among other venues, three arenas and a network of 23 theaters. In connection with the Apollo acquisition, the Company also expects to acquire 100% of Barry Clayman Concerts, which is a leading promoter of concert and other live entertainment events in the U.K. The Company expects to close the Apollo acquisition in the third quarter of 1999.

     The non-stock portion of the purchase price will be funded by loan notes. Under the terms of the loan notes, any one or more of the selling stockholders may require payment of all or a portion of the principal amount of the loan notes (together with interest accrued thereon to the date of payment) at any time commencing nine months after the closing of the acquisition until the maturity date of the loan notes. The loan notes will bear interest at a rate equal to 90% of the three month LIBOR, calculated and paid quarterly, and mature on the sixth anniversary of the closing of the Apollo acquisition. SFX's obligations under the loan notes will be unconditionally guaranteed by certain financial institutions. In the event that any selling stockholder exercises its right to require repayment of the loan notes, such repayment is expected to be made with funds drawn under SFX's proposed New Senior Credit Facility.

   Livent

     On May 28, 1999, the Company entered into an agreement to purchase certain assets of Livent Inc. and its affiliates, including three theaters and intellectual property rights to several current and future Broadway productions, including Ragtime, Fosse, Phantom of the Opera and Seussical. The purchase price for this acquisition is approximately $114.2 million (including a $5.0 million contingent payment), subject to closing and post-closing adjustments. This transaction has been approved by the bankruptcy courts in the U.S. and Canada having jurisdiction over Livent's assets and is expected to close in the third quarter of 1999.

PROPOSED NEW SENIOR CREDIT FACILITY

     In July 1999, SFX received a commitment from its lenders for a new seven-year $1.1 billion senior credit facility which would replace the existing $350 million Senior Credit Facility and modify certain covenants. Although no assurances can be given, SFX expects to complete the transaction in the third quarter of 1999. At the time of completion, the Company expects to record an extraordinary charge of $2.7 million (net of tax of $1.7 million), in the third quarter of 1999 related to the write-off of unamortized costs of the Existing Senior Credit Facility.

CONSENT SOLICITATION

     In July 1999, SFX completed a consent solicitation with respect to its outstanding 9 1/8% senior subordinated notes whereby it obtained approval from the holders to modifications of certain covenants in the indentures governing the notes. These modifications, among other things, provide the Company with greater flexibility to pursue its operating strategy, including foreign acquisitions. Fees associated with the transaction of approximately $13.7 million will be recorded as deferred financing costs on SFX's balance sheet in the third quarter or 1999.

REGISTRATION STATEMENT

     On August 3, 1999, SFX filed a registration statement on Form S-3 to register an approximate 8.6 million shares of Class A Common Stock. No assurances can be given regarding the timing or completion of this proposed offering.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
SFX Entertainment, Inc.

     We have audited the accompanying consolidated balance sheets of SFX Entertainment, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                    ERNST & YOUNG LLP




New York, New York
February 25, 1999, except for
  Note 2 as to which the date
  is July 27, 1999

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
SFX Entertainment, Inc.

     We have audited the accompanying statements of operations and cash flows of Delsener/Slater Enterprises, Ltd. and Affiliated Companies for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Delsener/Slater Enterprises, Ltd. and Affiliated Companies for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                    ERNST & YOUNG LLP




New York, New York
October 2, 1997

                             SFX ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31,
                                                                             ----------------------------
                                                                                  1998            1997
                                                                             --------------   -----------
ASSETS
Current assets:
 Cash and cash equivalents ...............................................    $    48,021      $  5,979
 Accounts receivable, net ................................................         53,162         3,831
 Prepaid event expenses ..................................................         23,043           438
 Investments in and receivables from theatrical and other productions ....         12,222            --
 Other prepaid expenses ..................................................          4,475           770
 Noters receivables from related parties and employees ...................            972            --
 Prepaid expenses and Prepaid expenses and other current assets ..........          6,838            20
                                                                              -----------      --------
Total current assets .....................................................        148,733        11,220
Property and equipment, net ..............................................        292,626        59,685
Goodwill and other intangible assets, net ................................        898,433        60,306
Deferred acquisition costs ...............................................          2,280         6,213
Investment in and receivables from equity investees unconsolidated
 subsidiaries ............................................................         18,450           937
Notes receivable from related parties and employees, less current
 portion .................................................................         12,464           900
Other assets .............................................................         10,466         7,681
                                                                              -----------      --------
TOTAL ASSETS .............................................................    $ 1,383,452      $146,942
                                                                              ===========      ========
                                                                               (Continued on next page)




                             See accompanying notes

                             SFX ENTERTAINMENT, INC.
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 DECEMBER 31,
                                                                          ---------------------------
                                                                               1998           1997
                                                                          --------------   ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable .....................................................     $   17,712      $  1,345
 Accrued expenses .....................................................         46,670         1,284
 Accrued Interest Payable .............................................         17,241            86
 Deferred revenue .....................................................         60,142         3,603
 Income taxes payable .................................................          4,217         1,707
 Due to SFX Broadcasting ..............................................             --        11,539
 Current portion of long-term debt ....................................          5,581           923
 Current portion of deferred purchase consideration ...................         11,851         1,950
                                                                            ----------      --------
Total current liabilities .............................................        163,414        22,437
Long-term debt, less current portion ..................................        768,195        15,255
Deferred purchase consideration, less current portion .................          7,983         4,289
Deferred income taxes .................................................         38,826         2,817
Other liabilities .....................................................          1,940            --
                                                                            ----------      --------
TOTAL LIABILITIES .....................................................        980,358        44,798
Minority interest .....................................................          8,058            --
Temporary equity -- stock subject to redemption .......................         16,500            --
Commitment and contingencies                                                                      --
Shareholders' equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized,
 none issued and outstanding as of December 31, 1998 and 1997 .........             --            --
Preferred Stock, $.01 par value, 1,000 shares authorized, none
 issued and outstanding ...............................................             --            --
Class A common stock, $.01 par value, 100,000,000 shares authorized,
 42,919,791 and 20,368,536 shares issued and outstanding as of
 December 31, 1998 and 1997, respectively .............................            429           204
Class B common stock, $.01 par value, 10,000,000 shares authorized,
 2,545,557 and 1,570,555 shares issued and outstanding as of
 December 31, 1998 and 1997, respectively .............................             26            15
Additional paid in capital ............................................        449,484        98,111
Deferred compensation .................................................         (6,533)           --
Accumulated (deficit) earnings ........................................        (64,870)        3,814
                                                                            ----------      --------
Total shareholders' equity ............................................        378,536       102,144
                                                                            ----------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................     $1,383,452      $146,942
                                                                            ==========      ========

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                                                              PREDECESSOR
                                                                1998             1997            1996
                                                           --------------   --------------   ------------
Revenue ................................................    $   884,286      $    96,144       $50,362
Equity income (loss) from investments ..................          4,630              509           524
                                                            -----------      -----------       -------
 Total Revenue .........................................        888,916           96,653        50,886
Operating expenses:
Cost of revenues .......................................        678,756           73,881        41,584
Selling, general and administrative expenses ...........        111,748            9,536         9,102
Depreciation and amortization, including $2,406
 of integration and start-up costs in 1998
 Depreciation and amortization .........................         62,197            5,431           747
Corporate expenses, net of Triathlon fees of $530
 in 1998 and $1,794 in 1997.............................         11,194            2,206            --
Non-recurring charges ..................................          5,600               --            --
Non-cash compensation and other non-cash charges .......         34,051               --            --
                                                            -----------      -----------       -------
                                                                903,546           91,054        51,433
                                                            -----------      -----------       -------
Income (loss) from operations ..........................        (14,630)           5,599          (547)
Interest expense .......................................        (50,759)          (1,590)          (60)
Investment income ......................................          4,491              295           198
Minority interest ......................................         (2,036)              --            --
                                                            -----------      -----------       -------
Income (loss) before provision for income taxes ........        (62,934)           4,304          (409)
Provision for income taxes (1) .........................          3,000              490           106
                                                            -----------      -----------       -------
Net income (loss) ......................................        (65,934)           3,814       $  (515)
                                                                                               =======
Accretion on stock subject to redemption ...............          2,750               --
                                                            -----------      -----------
Net income (loss) applicable to common shares ..........    $   (68,684)     $     3,814
                                                            ===========      ===========
Basic and dilutive earnings (loss) per common share.....    $     (1.83)     $      0.18
                                                            ===========      ===========
Weighted average basic and dilutive common shares
 outstanding ...........................................     37,467,620       21,667,500
                                                            ===========      ===========

- ----------
(1) The provision for income taxes for the year ended December 31, 1997 would have been $2,540 if such provision had been calculated on a stand-alone basis (see Note 10). This increase in the provision for income taxes would have resulted in pro forma net income of $1,764 and basic and dilutive earnings per common share of $0.08.



                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                                                         PREDECESSOR
                                                                                1998           1997         1996
                                                                           -------------   ------------ ------------
OPERATING ACTIVITIES:
Net income (loss) ........................................................  $  (65,934)     $   3,814     $   (515)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
 Depreciation and amortization, exincluding $2,406 of integration
   and start-up costs in 1998 ............................................      59,791          5,431          746
 Income from equity investments, net of amounts received .................       2,809           (479)          16
 Non-cash compensation and other non-cash charges ........................      34,051             --           --
 Minority interest .......................................................       2,036             --           --
 Deferred income taxes ...................................................                       (427)          --
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net .................................................      8,0463           (923)        (159)
 Prepaid event expenses, prepaid expenses and other current assets .......     (23,496)           419         (649)
 Other assets ............................................................         882           (275)          --
 Notes receivable from related parties and employees .....................      (1,132)            --           --
   Accounts payable, and accrued expenses and other liabilities ..........      (1,550)          (325)       4,759
   Accrued interest payable ..............................................      17,204             --           --
   Income taxes payable ..................................................          --            917           --
 Deferred revenue ........................................................      (5,683)        (7,147)          16
                                                                            ----------      ---------     --------
Net cash provided by operating activities ................................      27,441          1,005        4,214
                                                                            ----------      ---------     --------
INVESTING ACTIVITIES:
 Purchase of businesses, net of cash acquired ............................    (827,147)       (71,213)          --
 Investment in GSAC Partnership ..........................................          --             --         (435)
 Purchase of property and equipment ......................................     (64,773)        (2,083)          --
                                                                            ----------      ---------     --------
Net cash used in investing activities ....................................    (891,920)       (73,296)        (435)
                                                                            ----------      ---------     --------
FINANCING ACTIVITIES:
 Capital contributed by SFX Broadcasting .................................          --         79,093           --
 Payments made to SFX Broadcasting pursuant to the Spin-Off ..............    (135,679)            --           --
 Proceeds from issuance of senior subordinated debt and
   borrowings under the credit agreement .................................     951,500             --           --
 Proceeds from sale of common stock ......................................     328,568             --           --
 Repayment of debt and capital lease obligations .........................    (215,212)          (823)          --
 Other, principally debt issuance costs ..................................     (22,656)            --       (1,431)
                                                                            ----------      ---------     --------
Net cash provided by (used in) financing activities ......................     906,521         78,270       (1,431)
                                                                            ----------      ---------     --------
Net increase in cash and cash equivalents ................................      42,042          5,979        2,348
Cash and cash equivalents at beginning of period .........................       5,979             --        2,905
                                                                            ----------      ---------     --------
Cash and cash equivalents at end of period ...............................  $   48,021      $   5,979     $  5,253
                                                                            ==========      =========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ...................................................  $   33,604      $   1,504     $     60
                                                                            ==========      =========     ========
Cash paid for income taxes ...............................................  $      501      $      --     $    106
                                                                            ==========      =========     ========

Supplemental disclosure of non-cash investing and financing activities:

o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note
     3).
o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 3).
o The balance sheet includes certain assets and liabilities which were contributed by SFX Broadcasting (Note 1).


                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  CLASS A   CLASS B   ADDITIONAL                   ACCUMULATED
                                   COMMON    COMMON     PAID-IN      DEFERRED       (DEFICIT)
                                   STOCK     STOCK      CAPITAL    COMPENSATION     EARNINGS        TOTAL
                                 --------- --------- ------------ -------------- -------------- -------------
Balances, January 1, 1997 ......   $  --      $ --    $       --    $      --      $       --    $       --
Capital contributed by SFX
 Broadcasting ..................     204        15        98,111           --              --        98,330
Net income .....................      --        --            --           --           3,814         3,814
                                   -----      ----    ----------    ---------      ----------    ----------
Balances, December 31, 1997 ....     204        15        98,111           --           3,814       102,144
Net liabilities assumed and
 shares issued to employees in
 the Spin-Off, principally
 income taxes ..................      19        --      (109,761)          --              --      (109,742)
Sale of 12,075,000 shares of
 Class A common stock for
 acquisition ...................     121        --       328,447           --              --       328,568
Issuance of 8,251,046 shares of
 Class A common stock ..........      82        --        95,516           --              --        95,598
Issuance of Class A and Class B
 common stock pursuant to
 employment agreements .........       3        11        34,421       (8,625)             --        25,810
Amortization of deferred
 compensation ..................      --        --            --        2,092              --         2,092
Accretion on stock subject to
 redemption ....................      --        --         2,750           --          (2,750)           --
Net loss .......................      --        --            --           --         (65,934)      (65,934)
                                   -----      ----    ----------    ---------      ----------    ----------
Balances, December 31, 1998 ....   $ 429      $ 26    $  449,484    $  (6,533)     $  (64,870)   $  378,536
                                   =====      ====    ==========    =========      ==========    ==========

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     SFX Entertainment, Inc. ("SFX" or the "Company") is the world's largest diversified promoter, producer and venue operator for live entertainment events. In addition, SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX owns, partially or entirely, and/or operates under lease or exclusive booking arrangements, the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 82 venues in 31 of the top 50 markets, including 16 amphitheaters in the top 10 markets. SFX operates in four major business segments within the live entertainment industry: music, theater, sports and family entertainment and other.

     SFX was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January 1997 to acquire and hold SFX Broadcasting's live entertainment operations. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and affiliated companies ("Delsener/Slater") in January 1997.

     In August 1997, SFX Broadcasting agreed to the merger among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off") (See Note 4). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger was completed on May 29, 1998. Prior to the Spin-Off, SFX Broadcasting provided various administrative services to the Company. SFX Broadcasting allocated these expenses on the basis of direct usage. In the opinion of management, this method of allocation was reasonable and allocated expenses approximated what the Company would have incurred on a stand-alone basis. The Company recorded the Spin-Off at the historical cost of the assets and liabilities contributed by SFX Broadcasting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of SFX and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, undertilizing the equity method. All intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     The Company considers all investments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 and 1997 was $0 and is $1,235,000; respectively of cash which has been deposited in a separate account and was will be used during 1998 to fund committed capital expenditures.

PREPAID EVENT EXPENSES

     Prepaid event expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events. As of December 31, 1998 and 1997, prepaid event expenses included advertising costs of $480,000 and $40,000, respectively. The Company recognized event advertising expense of approximately $51,865,000, $7,109,000, and $4,896,000 in 1998, 1997,
and 1996, respectively.

                            SFX ENTERTAINMENT, INC.

PROPERTY AND EQUIPMENT

     Land, buildings, and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements ................... 4 - 40 years
Furniture and equipment ...................... 3 - 7 years

     Leasehold improvements primarily represent the capitalized costs to renovate leased venues. the Jones Beach Theatre. These costs are being amortized over the shorter of the the useful life of the improvement or the term of their respective leases. Maintenance and repairs which do not extend the lives of the respective assets are expensed as incurred. Depreciation of assets under capital leases is included in depreciation and amortization expense.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price, including contingent purchase consideration, over the fair market value of the assets and is amortized using the straight-line method over 10-15 years. Other intangible assets, principally debt issuance costs, are amortized over the term of the related debt and included in interest expense.

     It is the Company's policy to account for goodwill and other intangible assets at the lower or amortized cost or estimated realizable value. As part of an ongoing review of the valuation and amortization of goodwill and other intangible assets of the Company and its subsidiaries, management assesses the carrying value of goodwill and other intangible assets if facts and circumstances suggest that there may be impairment. If this review indicates that goodwill and other intangible assets will not be recoverable as determined by a non-discounted cash flow analysis of the operating results over the remaining amortization period, the carrying value of the goodwill and other intangible assets would be reduced to estimated realizable value.

     Certain of the acquisition agreements require that the Company pay the sellers additional amounts based upon the achievement of a certain level of operating results as defined in the respective acquisition agreements. It is the Company's policy to record these additional amounts when, in management's opinion, it is probable that the results will be achieved. These amounts are recorded as additional purchase price or as compensation expense in accordance with EITF 95-8 "Accounting for Contingent Consideration Paid to the Shareholders for an Acquired Enterprise in a Purchase Business Combination".

OTHER ASSETS

     In 1997, other assets includes $4,928,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting, marketing and administrative services provided by the Company to Triathlon. In 1998, the Company wrote down these assets by $2.7 million, as a charge to amortization expense, to their net realizable value upon the expected sale of Triathlon to a third party in the second quarter of 1999. As of December 31, 1998, of $2,032,000 and of these costs, which the Company expects to receive in the second quarter of 1999, were recorded as reclassified to other current assets.

REVENUE RECOGNITION

 Seasonality

     The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall,

                            SFX ENTERTAINMENT, INC.

winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. However, this seasonality is somewhat offset by typically non-summer seasonal businesses such as touring Broadway Shows which typically tour between September and May and motor sports which produces revenue predominantly in the first quarter.

   Music, Theatrical and Family Entertainment

     Revenue from the presentation and production of and event is are recognized on the date of the performance. upon completion of an event. Advance ticket sales are recorded as deferred revenue until the event occurs. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the operating season during the term of the contract.

   Sports

     Revenue arises primarily from percentage fees or commissions received for the negotiation of professional sporting contracts and marketing endorsements. The Company recognizes revenue ratably over the period of the associated contract. Revenue is deferred when funds are received in advance of the performance period and is recognized over the period of performance.

   Other

     Revenue is recognized as services are performed or as goods are shipped.

RISKS AND UNCERTAINTIES

     Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. The Company has recorded an allowance for doubtful accounts of $1.7 million as of December 31, 1998 related to these accounts receivable. Management believes that no allowance for doubtful accounts wasis required at December 31, 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME (LOSS) PER COMMON SHARE

     Basic income (loss) per common share is based upon the net income (loss) applicable to common shares after the accretion of stock subject to redemption and upon the weighted average of common shares outstanding during the period. Diluted loss per common share adjusts for the effect of convertible securities and stock options only in the periods presented in which such effect would have been dilutive. As the Company incurred had there were losses in 1997 and 1998, There were no dilutive securities during the year ended December 31, 1997. For the periods prior to the Spin-Off, the calculation of income (loss) per common share reflects the recapitalization of the Company (See Note 10).

     Earnings per share for the year ended December 31, 1996 has not been presented herein since the operations for that year relates to the predecessor of the Company and such information would not be meaningful.

                            SFX ENTERTAINMENT, INC.

START-UP ACTIVITIES

     In June 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-5, the costs of start-up activities, including organizational costs, would be expensed as incurred. SOP 98-5 broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility or beginning a new operation. The initial application of SOP 98-5 is to be reported as a cumulative effect of a change in accounting principle. Management has preliminarily determined that SOP 98-5 will not have a material effect on its consolidated financial statements.

RECLASSIFICATION

     Certain amounts in 1997 and 1996 have been reclassified to conform to the 1998 presentation.

STOCK SPLIT

     On July 27, 1999, the Company completed a three-for-two split of SFX's Class A and Class B common stock. The financial information presented herein has been restated to reflect the effect of the stock split.

3. RECENT ACQUISITIONS

1997 ACQUISITIONS

     In January 1997, SFX Broadcasting acquired Delsener/Slater, a concert promotion company which has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area. Total aggregate consideration was approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid over five years and $1,000,000 to be paid without interest over ten years. In certain cases, Messrs. Delsener and Slater have rights to purchase the outstanding capital stock of Delsener/Slater for fair market value as defined in their employment agreements. In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows") (the "Meadows"), an indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 376,257 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt. In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. ("Sunshine") and certain other related companies ("Sunshine Promotions"), an owner-operator of venues and a concert promoter in the Midwest for $53,900,000 in cash, of which $2,000,000 is payable over five years, 94,188 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 in debt.

     The Delsener/Slater, Meadows, and Sunshine acquisitions are collectively referred to herein as the "1997 Acquisitions." The 1997 Acquisitions were financed through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting.

1998 ACQUISITIONS

   BGP

     On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), an owner-operator of venues for live entertainment and a promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80.3 million (including the repayment of $12.0 million in BGP debt and the issuance upon the Spin-Off of 843,960 shares of Class A Common Stock of the Company valued by the parties at $7.5 million).

                            SFX ENTERTAINMENT, INC.

   PACE

     On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), a diversified producer and promoter of live entertainment in the United States (the "PACE Acquisition"), for total consideration of approximately $150.1 million (including issuance upon the Spin-Off of 2,250,000 shares of the Company's Class A Common Stock valued by the parties at $20.0 million and assumption of approximately $20.6 million of debt). In related transactions, the Company acquired, for total consideration of $90.6 million comprised of $41.4 million in cash, the repayment of approximately $43.1 million of debt and the assumption of approximately $6.1 million of debt related to a capital lease, the 662/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

     The PACE Acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $22.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers. The stock, which is subject to redemption, has been recorded as temporary equity on the accompanying consolidated balance sheet and is being accreted over a five-year period.

     Under the terms of an employment agreement entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for its fair value. In addition, on March 25, 1998, PACE paid $4.0 million to acquire a 67% interest in certain assets and liabilities of USA Motor Sports, a producer and promoter of motor sports events. The remaining 33% interest is owned by the Contemporary Group.

   Contemporary

     On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101.4 million comprised of $72.8 million in cash, a payment for working capital of approximately $9.9 million and the issuance 1,894,275 shares of Class A Common Stock of the Company valued by the parties at $16.8 million (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $8.89 per share, then the Company will make a one-time cash payment to each individual holding such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $8.89 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company's received by such individual in the Contemporary Acquisition and owned as of such anniversary date. In May 1998, the Company and the sellers placed 210,000 of the shares issued in connection with the Contemporary Acquisition into an escrow account and reduced the aggregate purchase price accordingly (as reflected above). The Company may, at its sole discretion, cancel such shares at any time.

                            SFX ENTERTAINMENT, INC.

   Network

     On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research (the "Network Acquisition"), for total consideration of approximately $66.8 million comprised of $52.0 million in cash, a payment for working capital of approximately $1.8 million, reimbursed sellers costs of $500,000, the purchase of an office building and property for $2.5 million and the issuance upon the Spin-Off of approximately 1,125,000 shares of Class A Common Stock of the Company valued by the parties at $10.0 million. The $2.5 million purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1.8 million. The Company is also obligated to pay the sellers an additional payment in Class A Common Stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14.0 million. In 1998, the Company recorded $8.0 million related to the achievement of the operating results which is included in deferred purchase consideration in the accompanying consolidated balance sheet. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc.

   FAME

     On June 4, 1998, the Company acquired Falk Associates Management Enterprises, Inc. and Financial Advisory Management Enterprises, Inc. (collectively, "FAME"), a full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. The aggregate purchase price for FAME was approximately $82.2 million in cash (including approximately $7.9 million which the Company paid in connection with certain taxes incurred by FAME and the FAME sellers and excluding $4.7 million of taxes paid on behalf of the sellers which will be refunded to the Company in 1999) and 1.5 million shares of Class A Common Stock, valued at approximately $36.0 million (the "FAME Acquisition"). The agreement also provides for payments by the Company to the FAME sellers of additional amounts up to an aggregate of $15.0 million over 5 years contingent on the achievement of certain operating performance targets. In 1998, the Company recorded $750,000 based on the achievement of the operating performance targets ws.hich has been included in deferred purchase consideration in the accompanying consolidated balance sheet.

                            SFX ENTERTAINMENT, INC.

   Don Law

     On July 2, 1998, the Company acquired certain assets of Blackstone Entertainment, LLC ("Don Law"), a concert and theater promoter in New England, for an aggregate consideration of approximately $92.2 million, including the repayment of approximately $7.0 million in debt. Don Law currently owns and/or operates three venues in New England.

   Magicworks

     On September 11, 1998, the Company purchased all of the outstanding shares of common stock of Magicworks Entertainment Incorporated ("Magicworks"), a producer and promoter of theatrical shows, musical concerts, ice skating shows and other live entertainment events. The total consideration was $118.9 million in cash, including approximately $3.2 million in fees and expenses and the repayment of $2.4 million in convertible notes which the Company is required to repay upon presentation for conversion into Magicworks stock (the "Magicworks Acquisition").

   Other Acquisitions

     During 1998, the Company completed the acquisition of thirteen other companies in the theatrical, music and other segments, principally in the areas of programming, touring and merchandising (collectively the "Other Acquisitions"). The aggregate purchase price of the Other Acquisitions was $169.5 million in cash, approximately $11.0 million in stock (562,529 shares of the Company's Class A Common Stock), $10.0 million of deferred payments and $5.8 million in assumed debt. The Company also made a non-recourse loan to the one of the sellers in the amount of $11.4 million. In addition, the Company is required to make a loan to certain sellers in an amount equal to the taxes incurred by the sellers. in connection with one of the transactions. The Company expects that the amount of the loan will be approximately $750,000. Further, certain of the agreements also provide for payments by the Company to the certain of the sellers of additional amounts contingent on the achievement of certain operating performance targets. In 1998, the Company recorded $42.7 million related to such agreements w. hich has been included in deferred purchase consideration in the accompanying consolidated balance sheet.

     The BGP Acquisition, the PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the FAME Acquisition, the Don Law Acquisition, the Magicworks Acquisition and the Other Acquisitions are collectively referred to herein as the "1998 Acquisitions." The 1998 Acquisitions were accounted for under the purchase method of accounting and funded with the proceeds of the $350.0 Note Offering, the 1998 Equity Offering, and the Ssenior Credit fFacility (each as defined herein) and available cash. The purchase prices of the 1998 Acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change. Operating results for the 1997 Acquisitions and the 1998 Acquisitions are included herein from their respective acquisition dates.

     The following unaudited pro forma summary represents the consolidated results for the years ended December 31, 1998 and 1997 as if the acquisitions completed as of December 31, 1998 had occurred as of January 1, 1997. The pro forma summary for the year ended December 31, 1996 reflects the 1997 Acquisitions as if they had occurred as of January 1, 1996. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future (in thousands).

                            SFX ENTERTAINMENT, INC.

                                                                  PRO FORMA
                                                           YEAR ENDED DECEMBER 31,
                                                                 (UNAUDITED)
                                                   --------------------------------------
                                                       1998         1997         1996
                                                   -----------   ----------   -----------
   Total revenues .............................    $1,137,412     $883,901      $104,784
   Net loss ...................................    $  (76,143)    $(49,414)     $ (2,668)
   Loss applicable to basic and dilutive common
     shares ...................................    $    (1.77)    $  (1.17)           --

4. SPIN-OFF

     Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of the assets relating to its live entertainment businesses and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5.0 million, as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, the Company preliminarily received $2.0 million of net Working Capital (as defined in the Broadcasting Merger Agreement). Any additional payments which may be payable upon the final determination of the Working Capital will be reflected as an increase or decrease, as the case may be, to the Company's equity.

     In connection with the Spin-Off, the Company entered into a tax sharing agreement with SFX Broadcasting. Pursuant to the tax sharing agreement, as amended, the Company is responsible for certain taxes incurred by SFX Broadcasting, including income taxes imposed with respect to income generated by the Company for periods prior to the Spin-Off and taxes resulting from gain recognized by SFX Broadcasting in the Spin-Off. The Company paid $109.7 million of estimated payments related to this agreement during 1998. Management's estimates of the amount of the indemnity payments are based on assumptions which management believes are reasonable. However, upon the completion of all final tax returns, including any potential tax audits, such assumptions could be modified in a manner that would result in a significant variance in the actual amount of the tax indemnity.

5. PROPERTY AND EQUIPMENT

     The Company's property and equipment as of December 31, 1998 and 1997 consisted of the following (in thousands):

                                                               1998           1997
                                                          -------------   ------------
   Land ...............................................     $  20,379       $  8,752
   Building and improvements ..........................       145,438         44,364
   Furniture and equipment ............................        38,416          6,027
   Leasehold improvements .............................        98,483          2,676
   Assets under capital lease .........................         6,898            476
                                                            ---------       --------
                                                              309,614         62,295
   Accumulated depreciation and amortization ..........       (16,988)        (2,610)
                                                            ---------       --------
                                                            $ 292,626       $ 59,685
                                                            =========       ========

                             SFX ENTERTAINMENT, INC.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company's goodwill and other intangible assets, principally deferred financing costs, as of the December 31, 1998 and 1997 consisted of the following (in thousands):

                                                 1998           1997
                                             ------------   -----------
       Goodwill ..........................    $ 911,164      $ 56,758
       Other intangibles .................       33,978         6,293
                                              ---------      --------
                                                945,142        63,051
       Accumulated amortization ..........      (46,709)       (2,745)
                                              ---------      --------
                                              $ 898,433      $ 60,306
                                              =========      ========

7. LEASES

     The Company's leases include primarily leases with respect to venues, office space and land. The lease terms range from 3 to 11 years for operating leases and 1 to 36 years for capital leases. A number of the leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Rental expense associated with operating leases for 1998, 1997 and 1996 was $19,496,000, $2,753,000 and $875,000, respectively. Contingent rental expense associated with operating leases for 1998 was $4,282,000. There was no contingent rental expense for 1997 and 1996. Interest rates on capital leases range form 6.0% to 9.75%.

     Minimum rental commitments on long-term capital and operating leases at December 31, 1998 are as follows (in thousands):

                                         OPERATING LEASES   CAPITAL LEASES
                                        ------------------ ---------------
       1999 ...........................      $ 10,218         $   2,067
       2000 ...........................         9,321             1,892
       2001 ...........................         8,374             1,566
       2002 ...........................         8,018             1,256
       2003 ...........................         7,488             1,256
       2004 and thereafter ............        79,668            24,123
                                             --------         ---------
                                             $123,087            32,160
                                             ========
       Less: Interest .................                         (19,380)
                                                              ---------
                                                                 12,780
       Less: Current portion ..........                            (825)
                                                              ---------
                                                              $  11,955
                                                              =========

                            SFX ENTERTAINMENT, INC.

8. LONG-TERM DEBT

     As of December 31, 1998 and 1997, the Company's long-term debt consisted of the following (in thousands):

                                                             1998           1997
                                                          ---------       --------
Senior subordinated notes due February 2008 ..........    $ 350,000       $     --
Senior subordinated notes due December 2008 ..........      200,000             --
Senior credit facility ...............................      196,000             --
Other debt ...........................................       14,996         15,688
Capital lease obligations (see Note 7) ...............       12,780            490
                                                          ---------       --------
                                                            773,776         16,178
Less: current portion ................................       (5,581)          (923)
                                                          ---------       --------
                                                          $ 768,195       $ 15,255
                                                          =========       ========

   Senior Credit Facility

     On February 26, 1998, SFX entered into a $300.0 million senior secured credit facilityies (the "Senior Credit Facility"). The Senior Credit Facility was comprised of a $150.0 million eight-year term loan and a $150.0 million seven-year reducing revolver. Borrowings under the Senior Credit Facility are secured by substantially all of the assets of SFX, including a pledge of the outstanding stock of substantially all of its subsidaries, and are guaranteed by substantially all of SFX's subsidiaries. On September 10, 1998, SFX amended the Senior Credit Facility to increase its borrowing availability under the revolving portion of the facility by an additional $50.0 million to $200.0 million, which increased the aggregate amount of borrowing availability to $350.0 million. Borrowings under the Senior Credit Facility were principally used to fund certain of the 1998 Acquisitions.

     Loans outstanding under the Senior Credit Facility bear interest, at SFX's option, at certain spreads over LIBOR or the greater of the Federal Funds rate plus 0.50% or the lender's prime rate. The interest rate spreads on the term loan and the revolver are adjusted based on SFX's total leverage ratio, as defined. SFX pays an annual commitment fee ranging from 0.375% to 0.50% on the unused availability under the revolver. SFX also pays an annual letter of credit fee equal to the applicable LIBOR margin, as defined, for the revolver then in effect. Loans outstanding under the Senior Credit Facility at December 31, 1998 accrued interest at 8.36%.

     Commitments to lend under the revolver will be reduced in equal quarterly installments commencing March 31, 2000, in annual percentages of the outstanding borrowings under the revolver as of December 31, 1999 as follows:
10.0% in 2000; 15.0% in 2001; 20.0% in 2002; 25.0% in 2004; and the remaining
5.0% together with any outstanding interest upon final maturity. The term loan will be reduced by $1.0 million per year until final maturity, at which point the remaining balance together with any outstanding interest will be due and payable.

     The Senior Credit Facility contains certain covenants that, among other things, limits the ability of SFX and its subsidiaries to incur additional indebtedness, issue certain equity interests, pay dividends and sell certain assets. In addition, the Senior Credit Facility requires SFX to maintain compliance with certain specified financial covenants. The Senior Credit Facility also prohibits prepayment of any subordinated notes. SFX is currently in discussion with the lenders under the Senior Credit Facility to increase the total borrowing availability thereunder to $550.0 million. Although no assurances can be given, SFX expects to enter into this amendment during the second quarter of 1999.

   Senior Subordinated Notes

     On February 11, 1998, SFX completed an offering of $350.0 million in principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2008 (the "February 1998 Notes"). Interest is payable on

                            SFX ENTERTAINMENT, INC.

the notes on February 1 and August 1 of each year. SFX used the proceeds from the note offering to consummate certain of the Company's 1998 Acquisitions. On July 15, 1998, SFX exchanged all of the notes for substantially identical publicly registered notes. All original notes were tendered for exchange and canceled upon the issuance of the registered noted.

     On November 25, 1998, SFX completed an offering of $200.0 million in principal amount of 9 1/8% Senior Subordinated Notes due December 1, 2008 (the "November 1998 Notes" and together with the February 1998 Notes, the "Senior Subordinated Notes"). Interest is payable on the notes on June 1 and December 1 of each year. SFX used the proceeds from the note offering to repay substantially all outstanding borrowings under the revolving portion of the Senior Credit Facility. SFX has filed a registration statement with the Securities and Exchange Commission to register substantially identical notes that will be exchanged for the November 1998 Notes when the registration statement becomes effective.

     The Senior Subordinated Notes are general unsecured obligations of SFX, subordinate in right to all senior debt, whether outstanding on the date of issuance of the Senior Subordinated Nnotes or thereafter incurred, of SFX and senior in right of payment to or with all other indebtedness of the Company.

     The February 1998 Notes are not redeemable at SFX's option before February 1, 2003, and the November 1998 Notes are not redeemable at SFX's option before December 1, 2003. Thereafter, each series of notes will be subject to redemption at any time at the option of SFX, in whole or in part, at specified redemption prices plus accrued and unpaid interest, and liquidated damages (as defined), if any. In addition, at any time prior to February 1, 2001 with respect to the February 1998 Notes and December 1, 2001 with respect to the November 1998 Notes, SFX may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of each series of notes at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, with the net proceeds of one or more offerings of common equity of SFX.

     The Senior Subordinated Note indentures contain certain covenants that, among other things, significantly limit the ability of SFX and its subsidiaries to incur additional indebtedness, issue certain equity interests, pay dividends and sell certain assets.

     Principal maturities of the long-term debt, excluding capital leases, over the next five years as of December 31, 1998 are as follows (in thousands):

                                  LONG-TERM DEBT
                                  --------------
  1999 .......................       $  4,756
  2000 .......................          2,359
  2001 .......................          1,768
  2002 .......................          1,513
  2003 .......................          1,576
  2004 & Thereafter ..........        749,024
                                     --------
  Total ......................       $760,996
                                     ========

   Note Offering and Guarantees by Subsidiaries

     The Company is a holding company that has no operating assets or operations of its own. Substantially all of the Company's subsidiaries are wholly owned and have jointly and severally guaranteed the Company's Senior Subordinated Notes (the "Guarantors"). A certain subsidiary which is not wholly owned (the "Non-Wholly Owned Guarantor Subsidiary") guarantees such indebtedness and certain subsidiaries (the "Non-Guarantor Subsidiaries") do not guarantee such indebtedness

                            SFX ENTERTAINMENT, INC.

     Full financial statements of the Guarantors, Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary have not been included because, pursuant to their respective guarantees, the Guarantors are jointly and severally liable with respect to the Exchange Notes and management believes that the Non-Guarantor Subsidiaries and Non-Wholly Owned Guarantor are not material to the Company on a consolidated basis. Accordingly, the Company does not believe that the information contained in separate full financial statements of the Guarantors, or Non-Guarantor Subsidiaries or the Non-Wholly Owned Guarantor Subsidiary would be material to investors. The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors, the Non-Guarantor Subsidiaries and the Non-Wholly Owned Guarantor Subsidiary as of and for the year ended December 31, 1998 (in thousands).

                                       SFX
                                 ENTERTAINMENT,
                                      INC.                       NON-GUARANTOR
                                  CONSOLIDATED     GUARANTORS     SUBSIDIARIES
                                ---------------- -------------- ---------------
Current assets ................   $    19,587      $  122,118      $   6,836
Property and equipment,
 net ..........................        10,390         272,243          9,993
Goodwill and other
 intangible assets, net .......        24,317         844,055         19,853
Investment in subsidiaries.....     1,161,103          18,450             --
Other assets ..................         4,594          18,044          2,572
                                  -----------      ----------      ---------
Total assets ..................   $ 1,219,991      $1,274,910      $ 39,2524
                                  ===========      ==========      =========
Current liabilities ...........   $    41,071      $  118,766      $   7,541
Long-term debt, less
 current portion ..............       747,746         208,449          7,855
Other liabilities .............        36,138          12,321            290
Minority interest .............            --           5,505            428
Temporary equity ..............        16,500              --             --
Shareholders' equity ..........       378,536       1,117,869         23,140
                                  -----------      ----------      ---------
Total liabilities and
 shareholders' equity .........   $ 1,219,991      $1,274,910      $  39,254
                                  ===========      ==========      =========
Revenue .......................   $        --      $  832,606      $  25,245
Operating expenses ............        50,963         805,418         22,174
Interest expense, net .........        44,626             894          1,649
Minority interest .............            --             644            989
Income from equity
 investments ..................            --          (4,630)            --
Provision for income taxes              1,350           1,650             --
                                  -----------      ----------      ---------
Net (loss) income .............   $   (96,939)     $   28,629      $     433
                                  ===========      ==========      =========
Cash flow (used in)
 provided by operations .......   $   (44,932)     $   73,877      $    (962)
Cash flow used in
 investing activities .........      (861,341)        (30,005)          (574)
Cash flow provided by
 (used in) financing
 activities ...................       909,958          (2,021)        (1,416)
Cash at the beginning of
 the period ...................            --           2,281          3,063
Cash at the end of the
 period .......................   $     3,685      $   44,132      $     111

                                                                          SFX
                                   NON-WHOLLY,                       ENTERTAINMENT,
                                 OWNED GUARANTOR                          INC.
                                    SUBSIDIARY       ELIMINATIONS     CONSOLIDATED
                                ----------------- ----------------- ---------------
Current assets ................     $    192        $          --     $   148,733
Property and equipment,
 net ..........................           --                   --         292,626
Goodwill and other
 intangible assets, net .......       10,208                   --         898,433
Investment in subsidiaries.....           --           (1,161,103)         18,450
Other assets ..................           --                   --          25,210
                                    --------        -------------     -----------
Total assets ..................     $ 10,400        $  (1,161,103)    $ 1,383,452
                                    ========        =============     ===========
Current liabilities ...........           76        $      (4,040)    $   163,414
Long-term debt, less
 current portion ..............           --               (7,855)        768,195
Other liabilities .............           --                   --         480,749
Minority interest .............        2,125                   --           8,058
Temporary equity ..............           --                   --          16,500
Shareholders' equity ..........        8,199           (1,149,208)        378,536
                                    --------        -------------     -----------
Total liabilities and
 shareholders' equity .........     $ 10,400        $  (1,161,103)    $ 1,383,452
                                    ========        =============     ===========
Revenue .......................     $ 26,435        $          --     $   884,286
Operating expenses ............       24,991                   --         903,546
Interest expense, net .........          (33)                (869)         46,268
Minority interest .............          403                   --           2,036
Income from equity
 investments ..................           --                   --          (4,630)
Provision for income taxes                --                   --           3,000
                                    --------        -------------     -----------
Net (loss) income .............     $  1,074        $         869     $   (65,934)
                                    ========        =============     ===========
Cash flow (used in)
 provided by operations .......     $   (542)       $          --     $    27,441
Cash flow used in
 investing activities .........           --                   --        (891,920)
Cash flow provided by
 (used in) financing
 activities ...................           --                   --         906,521
Cash at the beginning of
 the period ...................          635                   --           5,979
Cash at the end of the
 period .......................           93        $          --     $    48,021

                            SFX ENTERTAINMENT, INC.

9. FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and short-term, long-term, and variable-rate debt approximate fair value. The Company estimates the fair value of its long-term, fixed-rate debt generally by obtaining the applicable market quotation. The estimated fair value of the Company's fixed rate notes ($350 million and $200 million 9 1/8% senior subordinated notes) at December 31, 1998 was $507.3 million.

10. INCOME TAXES

     During the period January 1, 1998 through April 27, 1998 the Company was a member of the SFX Broadcasting consolidated federal income tax return. Subsequent to April 27,1998, the date of the Spin-Off, the Company will file separate tax returns. The Company has provided income taxes for all of 1998 the entire period on a stand-alone basis. However, pursuant to the tax-sharing agreement with SFX Broadcasting to the extent that the Company generated a tax loss in the pre-Spin-Off period, that loss was utilized to reduce the tax sharing payment required as a result of the Spin-Off. The tax benefit associated with this loss has been recorded as an adjustment to the Company's additional paid-in capital as all taxes associated with the Spin-Off were accounted for through adjustments to the Company's equity.

     The provisions for income taxes for the years ended December 31, 1998, 1997 and 1996 are summarized as follows (in thousands):

                                            PREDECESSOR
                         1998      1997        1996
                      ---------   ------   ------------
  Current:
  Federal .........        --        --          --
  State ...........    $3,000      $420        $106
  Deferred:
  Federal .........        --        --          --
  State ...........        --        70          --
                       ------      ----        ----
  Total ...........    $3,000      $490        $106
                       ======      ====        ====

     No federal benefit was recorded in 1998 as the Company was not assured it would realize a tax benefit from the loss. No Federal income taxes were provided in 1997 as a result of the Company's inclusion in the consolidated federal income tax return with SFX Broadcasting. If the Company had filed on a stand-alone basis, its federal federal tax provision would have been approximately $2,050,000, consisting of $1,760,000 in current taxes and approximately $290,000 of deferred taxes. The Predecessor had no federal tax provision in 1996 or 1995 by virtue of the status of its profitable included companies being S Corporations. State income taxes were provided to the extent that S Corporation status was not recognized.

                             SFX ENTERTAINMENT, INC.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax asset and liabilities as of December 31, 1998 and 1997 are as follows (in thousands):

                                                1998             1997
                                              ----------       ---------
DEFERRED TAX ASSETS:
Deferred compensation ...................     $      783       $     783
Deferred revenue ........................          6,274              --
Net operating loss carryforward .........         16,010              --
Less: Valuation allowance ...............         (2,789)             --
                                              ----------       ---------
                                              $   20,278       $     783
DEFERRED TAX LIABILITIES:
Assets acquired in business
  combinations .........................        (59,104)         (3,600)
                                              ----------       ---------
Net deferred tax liability ..............     $  (38,826)      $  (2,817)
                                              ==========       =========

     The Predecessor had no deferred tax liabilities as of December 31, 1996.

     At December 31, 1998, 1997, and 1996 the effective rate varies from the statutory fFederal income tax rate as follows (in thousands):

                                                         1998            1997          1996
                                                     ------------      --------       -------
   Income taxes at the statutory rate ..........     $ (21,463398)     $  1,463       $ (139)
   Effect of Subchapter S status ...............               --            --          139
   Nondeductible Stock Compensation ............           11,513            --           --
   Nondeductible amortization ..................            3,869           800           --
   Travel and entertainment ....................              175            20           --
   Effect of consolidated return loss ..........               --        (2,283)          --
   State and local income taxes (net of federal
     benefit -- 1997 and 1996) .................            3,000           490          106
   Valuation allowance .........................            2,789            --           --
   Tax loss prior to Spin-Off ..................            3,052            --           --
                                                     ------------      --------       ------
   Total provision .............................     $      3,000      $    490       $  106
                                                     ============      ========       ======

     The Company made numerous acquisitions during 1998. As a result of the purchase accounting for these acquisitions, the Company has recorded deferred taxes of $59.1 million associated with the excess of financial statement basis over the tax basis in the acquired assets. In conjunction with the Spin-Off, the Company paid approximately $109.7 in tax of which approximately $90.2 million was recorded through equity and the remaining $19.5 million was recorded as a deferred tax asset. The deferred tax asset relates to basis differences in the assets received in the Spin-Off. As of December 31, 1998, the Company has approximately $45.0 million of net operating loss ("NOL") carryforwards. The Company's NOL carryforwards will expire in the year 2019.

11. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     While the Company is involved in several law suits and claims arising in the ordinary course of business, the Company is not currently a party to any legal proceeding that management believes would have a material adverse effect on its business, financial position or results of operations

                            SFX ENTERTAINMENT, INC.

     The Company has entered into an agreement with Ticketmaster whereby SFX granted Ticketmaster the exclusive right to sell and distribute tickets for SFX's events worldwide. The Company is currently evaluating its existing internal ticket operations, which were acquired in the 1998 Acquisitions; however the Company does not believe that its ticketing operations are material to its financial condition or results of operations.

     The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements provide for various minimum annual base compensation packages with terms varying between 1-5 years, expiring on various dates, as well as insurance coverage and discretionary bonus clauses. The future minimum payments for all noncancelable employee agreements at December 31, 1998 are as follows (in thousands):


                                   EMPLOYMENT
                                   AGREEMENTS
                                  -----------
  1999 ........................    $ 20,702
  2000 ........................      19,160
  2001 ........................      17,377
  2002 ........................      14,386
  2003 ........................       4,353
                                   --------
  2004 and thereafter .........          --
                                   --------
  Total .......................    $ 75,978
                                   ========

     Additionally, certain of these contracts, primarily those of the executive officers, contain provisions for payments in the event of a termination in employment. In the event of a change in control (as defined in the employment agreements) the Company, as of December 31, 1998, would be obligated to make cash payments of at least $14.7 million as well as grant $1.6 million fully-vested stock options.

     Pursuant to a real estate purchase agreement with the sellers of Oakdale Theater, the Company has agreed to purchase the land, building and improvements of the Oakdale Theater at the end of the Company's fifteen-year lease of the premises in June 2013 for $15.4 million. In June 1998, the Company extended an $11.4 million note receivable to the sellers which is secured by the property which has been recorded in notes receivable from related parties in the accompanying consolidated balance sheet.

     The Company has committed to construct four new amphitheaters in the Boston, Massachusetts, Seattle, Washington, Sacramento, California and the Albuquerque, New Mexico markets. which SFX expects to spend an additional $36.7 million on these projects of which approximately $19.4 million will be spent in 1999. In addition, the Company has committed to other capital projects totaling approximately $20.6 million in 1999.

     As of December 31, 1998 and 1997, outstanding letters of credit for $2,597,000 and $1,110,000, respectively, were issued by banks on behalf of the Company as security for loans and the rental of theaters.

     In 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds of $8,863,000 for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds ("GFO Bonds"). The annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual service requirements of the GFO Bonds. If the annual tax revenues are less than the annual service requirements, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual service requirements under the GFO Bonds. An operating shortfall has not existed since the inception of the CDA. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%.

                            SFX ENTERTAINMENT, INC.

     The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition. SFX is currently involved in litigation with PACE's partners.

     Pursuant to certain acquisition agreements certain sellers have the right to repurchase certain of the businesses sold to SFX (See Note 3).

12. CAPITAL STOCK

     In order to facilitate the Spin-Off, the Company revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

     In the Spin-Off, (a) 20,368,536 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A Common Stock, and Series D preferred stock, including 914,784 shares of Class A Common Stock issued upon the exercise of certain warrants of SFX Broadcasting and (b) 1,570,556 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B Common Stock. The financial statements have been retroactively adjusted to reflect this transaction.

     Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (c) as otherwise provided by law.

     The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.

     During January 1998, in connection with the expectation of certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 975,000 shares of the Company's Class B Common Stock and 285,000 shares of the Company's Class A Common Stock to certain officers for a purchase price of $1.33 per share. Such shares were issued in April 1998.

     During 1998, the Board of Directors also approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders were expected to become officers, directors and employees of the Company.

     On May 27, 1998, SFX consummated an offering of 12,075,000 shares of Class A Common Stock at an offering price of $28.83 per share and received net proceeds of approximately $329.0 million. SFX used the proceeds to consummate certain of its 1998 acquisitions, to fund $93.7 million of tax indemnity payments and to pay fees and other expenses.

13. NON-CASH AND OTHER NON-RECURRING CHARGES

     Non-cash compensation and other non-cash charges of $34.1 million consisted of (a) $23.9 million of compensation related to the sale of 975,000 shares of Class B Common Stock and 285,000 shares of

                            SFX ENTERTAINMENT, INC.

Class A Common Stock at a purchase price of $1.33 per share to certain executive officers (Note 12), (b) $7.5 million associated with the issuance of 370,766 shares of Class A Common Stock to Mr. Robert F.X. Sillerman, Executive Chairman of the Company, in connection with the repurchase of shares of SFX Broadcasting issued to the sellers of the Meadows (Note 15), (c) $2.4 million related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 528,750 shares of Class A Common Stock and (d) $300,000 related to the deferred compensation plan for each non-employee directors, adopted in January 1998, whereby each director was credited with the right to receive 8,183 shares of Class A Common Stock based upon $3.67 a stock price of per share.

     The non-recurring charges of $5.6 million consisted of certain deposits paid to Livent for the Ragtime and Showboat touring productions and certain related deferred expenses which, as a result of the Livent bankruptcy, will not be recovered.

14. STOCK OPTIONS

     During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 3,000,000 shares. Under the stock option plan, options to acquire Class A Common Stock have been granted to certain officers, key employees and other key individuals who perform services for the Company. Options granted under these plans are generally granted at option prices equal to the fair market value of the Class A Common Stock on the date of grant. Terms of the options, determined by the Company, provided that the maximum term of each option shall not exceed ten years and the options become fully exercisable within five years of continued employment with the exception of certain options which were fully vested at the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options, as opposed to the fair value accounting provided for under FAS Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net loss and loss per basic and dilutive common share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998: risk-free interest rate of 5.60%; no dividend yield; volatility factor of the expected market price of the Company's common stock of 63.7%; and a weighted-average expected life of the options from 5 to 7 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, the impact on the pro forma results of operations in 1998 may not be representative of the impact in future periods should additional options be

                            SFX ENTERTAINMENT, INC.

granted. The Company's pro forma information follows (in thousands except for loss per share information):

                                                                       1998
                                                                  --------------
Pro forma net loss applicable to common shares ...............     $  (74,477)
Pro forma loss per basic and dilutive common share: ..........     $    (1.99)

     In January 1998, the Company granted options exercisable for an aggregate of 517,500 shares of the Company's Class A Common Stock at an exercise price of $3.67 which will vest over three years and 11,250 shares of the Company's Class A Common Stock at an exercise price of $3.67 which vests over one year. The Company will record non-cash compensation charges over the three-year vesting period of approximately $3.3 million annually. In April 1998, the Company granted options exercisable for an aggregate of 771,750 shares of the Company's Class A Common Stock at an exercise price of $19.42 which will vest over 5 years. Between May April and November 1998, the Company granted options exercisable for an aggregate of 1,692,999 shares of Class A Common Stock at exercise prices ranging from $23.00 to $30.58 which will vest over 5 years. The weighted average fair value of the options granted during the year estimated on the date of grant using the Black-Scholes option pricing model was $14.43 for all options. For those options granted with the stock price equal to exercise prices, the weighted average fair value and exercise prices were $17.07 and $25.76, respectively. For those options granted with the stock price in excess of the exercise price, the weighted average fair value and exercise prices were $17.87 and $3.67, respectively. During 1998, there were no options outstanding at the beginning of the year and no options exercisable at the end of the year. In addition there were no options that were repurchased, exercised or cancelled.

     Following a recommendation of SFX's compensation committee, SFX has, subject to stockholder approval, adopted a new incentive stock option plan covering options to acquire up to 4.5 million shares of Class A Common Stock and approved the grant of options thereunder to acquire 3.45 million shares of Class A Common Stock at their fair market value. SFX anticipates that the proposed stock option plan will be submitted to a vote of the stockholders at SFX's first annual meeting scheduled to be held in the spring of 1999.

15. RELATED PARTY TRANSACTIONS

     Relationship between Howard J. Tytel and Baker & McKenzie

     Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary, Member of the Office of the Chairman and a director of SFX, was "Of Counsel" to the law firm of Baker & McKenzie from the inception of the Company to May 31, 1998. Mr. Tytel was also an executive vice president, the general counsel and a director of SFX Broadcasting. Baker & McKenzie served as counsel to SFX Broadcasting and Marquee and currently serves as counsel to SFX, Marquee and certain other affiliates of Mr. Sillerman. Baker & McKenzie formerly compensated Mr. Tytel based, in part, on the fees it received from providing legal services to SFX Broadcasting, SFX, Marquee, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel. Baker & McKenzie has agreed to a severance arrangement with Mr. Tytel, which is not based on fees received by Baker & McKenzie. In 1997, the Company incurred fees of approximately $2.9 million for legal services. Such fees were funded by SFX Broadcasting on behalf of the Company. In February 1998, the Company reimbursed SFX Broadcasting for these fees. From April 27, 1998, the date of the Spin-Off, until May 31, 1998, SFX incurred and paid Baker & McKenzie approximately $1.5 million for legal services. Management believes that this arrangement was as fair to SFX as any that could have been obtained from an unrelated party on an arms-length basis.

   Triathlon Fees

     SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded

                            SFX ENTERTAINMENT, INC.

company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide marketing services to Triathlon until June 1, 2005, for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect consulting and marketing services to Triathlon until June 1, 2005, for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. The Company recorded fees of $3,000,000 for the year ended December 31, 1996, fees of $1,794,000 for the year ended December 31, 1997 and fees of $530,000 for the year ended December 31, 1998. These fees vary above the minimum annual fee of $500,000 depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to SFX Broadcasting. Pursuant to the terms of the distribution agreement, SFX Broadcasting assigned its rights to receive these fees to SFX. All services provided by SCMC are provided by employees of SFX. Triathlon has announced that it has agreed to be acquired by a third party. Triathlon will pay a fee to SFX in connection with such acquisition. When Triathlon is acquired, it will cease paying consulting fees for SCMC's services.

   Meadows Repurchase

     In connection with the acquisition of the Meadows Acquisition, SFX Broadcasting obtained an option to repurchase 370,766 shares of its Class A Common Stock for $8.2 million. Pursuant to the terms of the Broadcasting Merger Agreement, if the Meadows Shares were outstanding at the effective time of the Bbroadcasting Mmerger, working capital paid to SFX would be decreased by approximately $10.3 million. However, SFX Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions.

     In January 1998, Robert F.X. Sillerman, the Executive Chairman of SFX, financed the $8.2 million exercise price of the Meadows Repurchase to offset the $10.35 million reduction to working capital. In consideration, Mr. Sillerman and received the Class A shares in the Spin-Off.

16. BUSINESS SEGMENTS

     SFX classifies its operations into four major business segments in the live entertainment industry: music, theater, sports, and family entertainment and other. The music segment primarily consists of the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned (partially or entirely) and/or operated by SFX and in third party venues. The theater segment develops and manages touring Broadway shows and other theatrical productions. The sports segment acts as a full-service marketing and management company specializing in the representation of team sports athletes, as well as promoting specialized motor sports events. The family entertainment and other segment primarily consist of the promotion and marketing of family-oriented events, marketing and consulting of local, regional and national live marketing programs, the subscription or fee based radio and music industry data compilation and distribution , the creation and distribution of network radio special events and live concert programming and merchandising at live events.

     The Company evaluates performance based on several factors, of which the primary financial measure is Adjusted EBITDA, including the equity in earnings of investees and excluding non-cash compensation, other non-cash charges and non-recurring charges. Since this measure closely approximates the cash flow generated by each segment. EBITDA is defined as earnings before interest, taxes, other income, net equity income (loss) from investees and depreciation and amortization. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The segment performance for 1997 and 1996 is not presented as the Company did not have operations other than the music segment during those periods.

                            SFX ENTERTAINMENT, INC.

                                                                   YEAR ENDED DECEMBER 31, 1998
                                        -----------------------------------------------------------------------------------
                                                                                    FAMILY
                                                                                 ENTERTAINMENT
                                            MUSIC     THEATRICAL      SPORTS       AND OTHER     CORPORATE        TOTAL
                                        ------------ ------------ ------------- -------------- ------------- --------------
Revenues ..............................  $ 588,915    $ 150,970     $  24,899      $ 124,132    $       --    $   888,916
                                         =========    =========     =========      =========    ==========    ===========
EBITDA, including equity in
 earnings of investees ................  $  61,204    $  15,576     $   2,466      $  19,166    $  (11,194)   $    87,218
Depreciation and amortization .........     35,534        2,280         5,293          9,071        10,019         62,197
Non-cash and non-recurring
 charges ..............................         --        5,600            --             --        34,051         39,651
                                         ---------    ---------     ---------      ---------    ----------    -----------
Income (loss) from operations .........  $  24,598    $   4,419     $  (2,897)     $  10,095    $  (50,845)   $   (14,630)
                                         =========    =========     =========      =========    ==========    ===========
Total assets ..........................  $ 841,139    $ 220,865     $ 134,810      $ 122,262    $   64,376    $ 1,383,452
                                         =========    =========     =========      =========    ==========    ===========

17. DEFINED CONTRIBUTION PLAN

     The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The plan presently provides for discretionary employer contributions. There were no contributions in 1997 and 1998. During 1998, each subsidiary maintained its own pension/ profit sharing plan. The amounts changed to operations under these separate plans in 1998 was $627,870.

     On January 1, 1999 the Company adopted a Profit Sharing Plan pursuant to section 401(a) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the code.

18. SUBSEQUENT EVENTS

1999 EQUITY OFFERING

     On February 18, 1999, SFX consummated an offering of 7,423,500 shares of the Company's Class A Common Stock at an offering price of $37.00 per share (the "1999 Equity Offering") and received net proceeds of approximately $263.7 million. SFX used the proceeds to finance certain of the 1999 Acquisitions.

                            SFX ENTERTAINMENT, INC.

1999 ACQUISITIONS

   Cellar Door

     On February 19 1999, SFX purchased all of the issued and outstanding capital stock of the Cellar Door group of companies for a purchase price of $70.0 million in cash payable at closing, less an amount equal to Cellar Door's "secured fund" indebtedness and capitalized leases, shares of Class A Common Stock with a value of $20.0 million, and $8.5 million payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, SFX issued to the seller options to purchase 150,000 shares of Class A Common Stock. SFX financed the acquisition with the proceeds of the 1999 Equity Offering.

   Nederlander

     On March 16, 1999, SFX acquired certain interests in seven venues and other assets of Nederlander for an aggregate purchase price of approximately $95.6 million in cash. The agreement relating to the venues in Cincinnati requires SFX to make an earn-out payment to the sellers in 2000 of up to $3.2 million depending on the level of earnings generated by operation of the Crown Arena. If SFX sells or transfers any of the interests in the Crown Arena within ten years of the closing, SFX will be obligated to pay a portion of the consideration it receives to the sellers of Nederlander. The agreement relating to Mesa del Sol Centre for the Performing Arts provides for earn-out payments based on the financial performance of this venue. SFX financed the acquisition with the proceeds of the 1999 Equity Offering and borrowings under the Senior Credit facility.

   Marquee

     On March 16, 1999, a wholly owned subsidiary of SFX was merged with and into Marquee and Marquee became a wholly owned subsidiary of SFX. In connection with the merger, SFX issued approximately 2.1 million shares of SFX Class A Common Stock with a value of approximately $84.0 million and repaid $33.5 million of Marquee's debt. SFX financed the acquisition with borrowings under the Credit facility.

   Other Acquisitions

     During the first quarter of 1999, SFX also completed the acquisitions of:
The Entertainment Group, Inc., a concert and theatrical producer and promoter with operations in Chicago and Mexico City; Integrated Sports International, Inc., a full-service sports marketing company; and a company involved in business management and tour production in music and the performing arts. In addition, SFX entered into a long-term marketing and consulting agreement with respect to the Rosemont Horizon and Rosemont Theater. The total consideration for these acquisitions and the long-term marketing and consulting agreement consisted of $67.0 million in cash and 142,766 shares of Class A Common Stock. SFX financed these acquisitions with the proceeds from its 1999 equity offering and borrowings under the Senior Credit Facility. In addition, SFX may be required to make additional payments of up to $13.0 million in cash and 75,000 shares of Class A Common Stock based on the financial performance of certain of these acquired companies. SFX financed the acquisitions with the proceeds of the 1999 Equity Offering.

                                7,500,000 SHARES




                                [GRAPHIC OMITTED]



                              CLASS A COMMON STOCK




                     --------------------------------------

                                   PROSPECTUS

                                 AUGUST   , 1999

                     --------------------------------------




               Joint Global Coordinators and Book-Running Managers




BEAR, STEARNS & CO. INC.                                       LEHMAN BROTHERS


                              -------------------


MORGAN STANLEY DEAN WITTER                                            SG COWEN

(SIDEBAR)
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
(END SIDEBAR)

                  SUBJECT TO COMPLETION, DATED AUGUST   , 1999

            [INTERNATIONAL PROSPECTUS--ALTERNATE FRONT COVER PAGE]

PROSPECTUS


                                7,500,000 SHARES


                               [GRAPHIC OMITTED]


                             SFX ENTERTAINMENT, INC.
                              CLASS A COMMON STOCK
- --------------------------------------------------------------------------------
We are selling all of the offered shares of our Class A common stock. Of the 7,500,000 shares being offered, the international managers are initially
offering         shares outside of the United States and Canada, and the U.S.
underwriters are initially offering shares in the United States and Canada.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The economic rights of each class of common stock are identical, but the voting rights differ in that the holders of Class A common stock are entitled to one vote per share while the holders of Class B common stock are generally entitled to ten votes per share on most matters submitted to a vote of the stockholders.

The Class A common stock is quoted on the New York Stock Exchange under the symbol "SFX." The last reported sales price of our shares on the New York Stock Exchange on July 30, 1999 was $4413/16 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE   .

                                                  PER SHARE     TOTAL
                                                 -----------   ------
Public Offering Price ........................       $         $
Underwriting Discount ........................       $         $
Proceeds to SFX Entertainment, Inc. ..........       $         $

We have granted the underwriters the right to purchase up to 1,125,000 additional shares of Class A common stock on the same terms and conditions set forth within 30 days solely to cover over-allotments, if any. The underwriters expect to deliver the shares against payment in New York, New York on
 , 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

              Joint Global Coordinators and Book-Running Managers


BEAR, STEARNS INTERNATIONAL LIMITED                            LEHMAN BROTHERS

                               ----------------

MORGAN STANLEY DEAN WITTER                                    SOCIETE GENERALE




                , 1999.

             [INTERNATIONAL PROSPECTUS - ALTERNATE BACK COVER PAGE]







                                7,500,000 SHARES




                               [GRAPHIC OMITTED]



                              CLASS A COMMON STOCK


                    --------------------------------------

                                   PROSPECTUS

                                AUGUST  , 1999

                    --------------------------------------


              Joint Global Coordinators and Book-Running Managers




BEAR, STEARNS INTERNATIONAL LIMITED                            LEHMAN BROTHERS

                              -------------------

MORGAN STANLEY DEAN WITTER                                    SOCIETE GENERALE

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the NYSE listing fee and the NASD fee.

SEC Registration Fee .............................    $  111,496
NYSE Listing Fee .................................        59,000
NASD Fee .........................................        30,500
Transfer Agent and Registrar Fees ................        10,000
Accounting Fees and Expenses .....................       300,000
Legal Fees and Expenses ..........................       600,000
Blue Sky Fees and Expenses .......................        10,000
Printing, Engraving and Mailing Expenses .........       500,000
Miscellaneous ....................................       379,004
                                                      ----------
TOTAL ............................................    $2,000,000
                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     SFX's Certificate of Incorporation provides that no director of SFX will be personally liable to SFX or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to SFX or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o   under Section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of SFX is not personally liable as set forth above, no director will be liable to SFX or its stockholders to such further extent as permitted by any law enacted after the date of SFX's Certificate of Incorporation, including any amendment to the Delaware General Corporation Law.

     SFX's Certificate of Incorporation requires SFX to indemnify any person who was, is, or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he (a) is or was a director or officer of SFX or (b) is or was serving at the request of SFX as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. This indemnification is to be to the fullest extent permitted by Delaware law. The right to indemnification will be a contract right and, as such, will run to the benefit of any director or officer who is elected and accepts the position of director or officer of SFX or elects to continue to serve as a director or officer of SFX while this provision of SFX's Certificate of Incorporation is in effect. The right to indemnification includes the right to be paid by SFX for expenses incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under Delaware law. If a claim for indemnification or advancement of expenses is not paid in full by SFX within 60 days after a written claim has been received by SFX, the claimant may, at any time thereafter, bring suit against SFX to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting his claim. It will be a defense to any such action that the requested indemnification or advancement of costs of defense are not permitted under Delaware law, but the burden of proving this defense will be on SFX. The rights described above do not exclude any other right that any person may have or acquire under any statute, by-law, resolution of stockholders or directors, agreement or otherwise.

     The Bylaws of SFX require SFX to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law. The Bylaws also require SFX to pay expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is/was a director (or was serving at SFX's request as a director or officer of another corporation) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director to repay the advance if it ultimately is determined that the director is not entitled to be indemnified by SFX as authorized by relevant sections of Delaware law. The indemnification and advancement of expenses provided in the Bylaws are not to be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 16. EXHIBITS

 (a) Exhibits:

EXHIBIT
NO.                                          DESCRIPTION OF EXHIBIT
- ---                                          ----------------------
 **1.1     Form of U.S. Underwriting Agreement

 **1.2     Form of International Underwriting Agreement

   2.1     Distribution Agreement between SFX Entertainment, SFX Broadcasting and SFX Buyer
           (incorporated by reference to Amendment No. 1 to Form S-1 (File No. 333-50079) filed with the SEC on May 5, 1998)

   2.2     Amended and Restated Tax Sharing Agreement between SFX Entertainment, SFX
           Broadcasting and SBI Holding Corporation (incorporated by reference to Amendment No. 1 to Exhibit 1.1 to Current Report on Form 8-K (File No. 000-24017) filed with the SEC on
           June 3, 1998)

   2.3     Employee Benefits Agreement between SFX Entertainment and SFX Broadcasting
           (incorporated by reference to Amendment No. 1 to Form S-1 (File No. 333-50079) filed with the SEC on May 5, 1998)

   2.4     Amendment No. 1 to Distribution Agreement among SFX Entertainment, Inc., SFX
           Broadcasting, Inc. and SBI Holding Corporation (incorporated by reference to Exhibit 2.1 to
           Form 8-K (File No. 000-24017) filed with the SEC on June 3, 1998)

EXHIBIT
NO.                                               DESCRIPTION OF EXHIBIT
- ---                                               ----------------------
   3.1   Amended and Restated Certificate of Incorporation of SFX Entertainment (incorporated by reference to Amendment No. 1 to Form S-1 (File No. 333-50079) filed with the SEC on
         May 5, 1998)

   3.2   Bylaws of the SFX Entertainment (incorporated by reference to Amendment No. 2 to Form
         S-1 (File No. 333-43287) filed with the SEC on February 2, 1998)

   4.1   Indenture, dated February 11, 1998, by and among SFX Entertainment, certain of its subsidiaries and The Chase Manhattan Bank (incorporated by reference to Exhibit 4.1 to
         Current Report on Form 8-K of SFX Broadcasting (File No. 000-22486) filed with the SEC on
         February 18, 1998)

   4.2   Indenture, dated November 25, 1998, by and among SFX Entertainment, certain of its subsidiaries and The Chase Manhattan Bank (incorporated by reference to Exhibit 4.2 to
         Registration Statement on Form S-4 (File No. 333-71195) filed with the SEC on January 26,
         1999)

   4.3   Supplemental Indenture No. 14 dated July 20, 1999, by and among SFX Entertainment, certain of its subsidiaries and The Chase Manhattan Bank (incorporated by reference to SFX's
         Form 10-Q for the quarter ended June 30, 1999).

   4.4   Supplemental Indenture No. 3 dated July 20, 1999, by and among SFX Entertainment, certain of its subsidiaries and The Chase Manhattan Bank (incorporated by reference to SFX's Form
         10-Q for the quarter ended June 30, 1999).

 **5.1   Opinion of Winston & Strawn

**12.1   Statement regarding computation of ratios

**23.1   Consent of Winston & Strawn (included in Exhibit 5.1)

 *23.2   Consent of Ernst & Young LLP

 *23.3   Consents of Arthur Andersen LLP

 *23.4   Consents of PricewaterhouseCoopers LLP

 *24.1   Power of Attorney (included on signature page)

- ----------
*     Filed herewith.
**    To be filed by amendment

ITEM 17. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 2, 1999.



                                        SFX ENTERTAINMENT, INC.



                                        By: /s/ Howard J. Tytel
                                            ------------------------------------
                                                Howard J. Tytel

                                                Executive Vice President,
                                                General Counsel,
                                                Secretary and Member of the
                                                Office of the Chairman


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature on this Registration Statement appears below hereby appoints Robert F.X. Sillerman or Howard J. Tytel, and each of them, as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this Registration Statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, which amendment or amendments or registration statement may make such changes and additions as such attorney-in-fact may deem necessary or appropriate, and to perform any acts necessary to be done in order to file any such amendment or registration statement.

           SIGNATURE                        TITLE                   DATE
           ---------                        -----                   ----
  /s/ Robert F.X. Sillerman          Executive Chairman,        August 2, 1999
- -----------------------------        Member of the Office of
   Robert F.X. Sillerman             the Chairman and
                                     Director (principal
                                     executive officer)

    /s/ Michael G. Ferrel            Director                   August 2, 1999
- -----------------------------
     Michael G. Ferrel

      /s/ Brian Becker               Director                   August 2, 1999
- -----------------------------
        Brian Becker

                                     Director                           , 1999
- -----------------------------
           David Falk

      /s/ Howard J. Tytel            Director                   August 2, 1999
- -----------------------------
        Howard J. Tytel

           SIGNATURE                        TITLE                     DATE
           ---------                        -----                     ----
    /s/ Thomas P. Benson             Chief Financial Officer,     August 2, 1999
- -----------------------------        Senior Vice President and
      Thomas P. Benson               Director (principal
                                     financial and accounting
                                     officer)

    /s/ Richard A. Liese             Director                     August 2, 1999
- -----------------------------
      Richard A. Liese

  /s/ D. Geoffrey Armstrong          Director                     August 2, 1999
- -----------------------------
    D. Geoffrey Armstrong

  /s/ James F. O'Grady, Jr.          Director                     August 2, 1999
- -----------------------------
   James F. O'Grady, Jr.

      /s/ Paul Kramer                Director                     August 2, 1999
- -----------------------------
       Paul Kramer

    /s/ Edward F. Dugan              Director                     August 2, 1999
- -----------------------------
         Edward F. Dugan

     /s/ John D. Miller              Director                     August 2, 1999
- -----------------------------
       John D. Miller
